AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998
                                                      REGISTRATION NO. 333-53077
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 PRE-EFFECTIVE
                                 AMENDMENT NO.1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        DOVER DOWNS ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                      7993                     51-0357525
     (STATE OR OTHER            (PRIMARY STANDARD            (I.R.S. EMPLOYER
     JURISDICTION OF                INDUSTRIAL            IDENTIFICATION NUMBER)
     INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                  NUMBER)

                            ------------------------

           1131 NORTH DUPONT HIGHWAY, DOVER, DE 19901 (302) 674-4600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           KLAUS M. BELOHOUBEK, ESQ.
                        DOVER DOWNS ENTERTAINMENT, INC.
             2200 CONCORD PIKE, WILMINGTON, DE 19803 (302) 426-2806
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

  JOSEPH L. SEILER III, ESQ.                        BARRY L. DASTIN, ESQ.
   LEBOEUF, LAMB, GREENE &                         KAYE, SCHOLER, FIERMAN,
        MACRAE, L.L.P.                               HAYS & HANDLER, LLP
     125 WEST 55TH STREET                          1999 AVENUE OF THE STARS
      NEW YORK, NY 10019                            LOS ANGELES, CA 90067

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: A soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        DOVER DOWNS ENTERTAINMENT, INC.
                             1131 N. DUPONT HIGHWAY
                             DOVER, DELAWARE 19901

Dear Holders of Common Stock and Class A Common Stock of Dover Downs Entertainment, Inc.:

     You are cordially invited to attend the Special Meeting (the "Dover Special Meeting") of the stockholders of Dover Downs Entertainment, Inc., a Delaware corporation ("Dover"), which will be held at 1209 Orange Street, First Floor, Wilmington, Delaware, on June 30, 1998 at 9:00 A.M. (Eastern Daylight Savings
Time).

     At the Dover Special Meeting, you will be asked to consider and vote upon
(i) the approval of the Agreement and Plan of Merger, dated as of March 26, 1998 (the "Merger Agreement"), by and among Dover, FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix"), (ii) the merger proposed in the Merger Agreement and (iii) certain transactions relating to the Merger Agreement. The foregoing proposals are described more fully in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix (the "Merger"), whereupon Grand Prix will become a wholly-owned subsidiary of Dover. At the effective time of the Merger (the "Effective Time"), each share of common stock, no par value per share, of Grand Prix ("Grand Prix Common Stock"), issued and outstanding immediately prior to the Effective Time (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined below) will be converted into the right to receive 0.63 fully paid and non-assessable shares (the "Exchange Ratio") of common stock, par value $.10 per share, of Dover ("Dover Common Stock") and 0.63 of a common stock purchase right (as further discussed in the Joint Proxy Statement/Prospectus), subject to certain adjustments if the average closing sales price of Dover Common Stock during the fifteen (15) consecutive business days prior to the Effective Time is greater than $32.00 per share or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholders would otherwise be entitled. Each option to purchase Grand Prix Common Stock outstanding immediately prior to the Effective Time shall become, at the Effective Time, an option to purchase, on the same terms and conditions as were applicable under Grand Prix's stock option plans (each a "Grand Prix Option"), that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest full cent.

     Under Chapter 13 of the California General Corporation Code any holder of Grand Prix Common Stock who objects to the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to dissent from the Merger and seek a determination of, and receive payment for, the "fair market value" of such shareholder's shares ("Dissenting Shares"). However, no Grand Prix shareholder will have dissenters' rights unless Dissenting Shares represent at least 5% of the outstanding shares of Grand Prix Common Stock.

     Consummation of the proposed Merger is subject to, among other things, (a) approval of the Merger by the holders of a majority of the outstanding shares of Grand Prix Common Stock, (b) the affirmative vote of a majority of the voting power of Dover Common Stock and the Class A Common Stock, par value $.10 per share, of Dover present in person or represented by proxy at the Dover Special Meeting, in favor of the issuance of additional Dover Common Stock in connection with the

Merger, and (c) the approval for listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued pursuant to the Merger. The Merger will be consummated shortly after such stockholder and other approvals are obtained and the other conditions to the Merger are satisfied or waived. If the requisite approvals of the stockholders of Grand Prix and Dover are received, the Merger is expected to be consummated on or about July 1, 1998.

     Stockholders are urged to review carefully the information contained in the Joint Proxy Statement/Prospectus prior to deciding how to vote their shares at the Dover Special Meeting.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, DOVER AND DOVER'S STOCKHOLDERS. ACCORDINGLY, THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF DOVER COMMON STOCK IN CONNECTION WITH THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF DOVER VOTE FOR APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF DOVER COMMON STOCK IN CONNECTION WITH THE MERGER.

     Whether or not you expect to attend the Dover Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Dover Special Meeting you may vote in person, even if you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          /s/ John W. Rollins, Sr.
                                          -----------------------------------
                                          John W. Rollins, Sr.
                                          Chairman of the Board of Directors

Wilmington, Delaware
May 21, 1998

                        DOVER DOWNS ENTERTAINMENT, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1998

            TO THE HOLDERS OF COMMON STOCK AND CLASS A COMMON STOCK
                       OF DOVER DOWNS ENTERTAINMENT, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Stockholders of Dover Downs Entertainment, Inc. ("Dover"), a Delaware corporation, will be held on June 30, 1998 on the First Floor, 1209 Orange Street, Wilmington, Delaware, starting at 9:00 A.M. (Eastern Daylight Savings
Time), for the purpose of considering and voting upon the following matters:

          1. To approve the Agreement and Plan of Merger, dated as of March 26, 1998 (the "Merger Agreement"), by and among Dover, FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix") and the merger proposed in the Merger Agreement. Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix with Grand Prix surviving as a wholly-owned subsidiary of Dover (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of common stock, no par value per share, of Grand Prix ("Grand Prix Common Stock") issued and outstanding immediately prior to the Effective Time, (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined in the Joint Proxy Statement/Prospectus) shall be converted into the right to receive 0.63 fully paid and non-assessable shares (the "Exchange Ratio") of common stock, $.10 par value per share, of Dover ("Dover Common Stock") and
     0.63 of a common stock purchase right (as further discussed in the Joint Proxy Statement/Prospectus), subject to certain adjustments if the average closing sales price of Dover Common Stock during the fifteen (15) consecutive business days prior to the Effective Time is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholder would otherwise be entitled.

          2. To approve the issuance of up to 2,793,946 shares of Dover Common Stock in order to effect the Merger.

          3. To approve the assumption of the stock options issued by Grand Prix under Grand Prix's stock option plans that are outstanding immediately prior to the Effective Time.

          4. To amend and restate the Certificate of Incorporation of Dover to
     (a) increase the number of directors to serve on the Board to ten (10), consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three
     (3) members and Class III to have three (3) members, (b) to increase the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares, and (c) to increase the number of shares of Class A Common Stock, par value $.10 per share, of Dover authorized for issuance from 30,000,000 shares to 55,000,000 shares.

          5. To elect one additional Class I Director to the Board of Directors of Dover for the remainder of a three (3) year term expiring in 2000.

          6. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Detailed information concerning the Merger Agreement, the Merger and other important matters are set forth in the accompanying Joint Proxy
Statement/Prospectus, which you are urged to read carefully.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, DOVER AND DOVER STOCKHOLDERS. ACCORDINGLY, THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT, THE ISSUANCE

OF SHARES OF DOVER COMMON STOCK IN CONNECTION WITH THE MERGER, THE ASSUMPTION OF THE GRAND PRIX OPTIONS, THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND THE ELECTION OF ONE ADDITIONAL CLASS I DIRECTOR TO THE BOARD OF DIRECTORS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AFOREMENTIONED PROPOSALS.

     ONLY STOCKHOLDERS OF RECORD OF COMMON STOCK OR CLASS A COMMON STOCK OF DOVER AT THE CLOSE OF BUSINESS ON MAY 18, 1998 WILL BE ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE DOVER SPECIAL MEETING.

     Whether or not you expect to attend the Dover Special Meeting, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Dover, by subsequently filing another proxy or by attending the Dover Special Meeting and voting in person.

                                          By Order of the Board of Directors,

                                          Michael B. Kinnard
                                          Vice President -- General Counsel

May 21, 1998
Wilmington, Delaware

                    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE,
                   SIGN AND PROMPTLY RETURN YOUR PROXY CARD.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                              3000 PACIFIC AVENUE
                          LONG BEACH, CALIFORNIA 90806

Dear Holders of Common Stock of
Grand Prix Association of Long Beach, Inc.:

     You are cordially invited to attend the Special Meeting (the "Grand Prix Special Meeting") of the shareholders of Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix"), which will be held at the Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California on June 30, 1998, at 4:00 PM, Pacific Daylight Savings Time.

     At the Grand Prix Special Meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of March 26, 1998 (the "Merger Agreement"), by and among Dover Downs Entertainment, Inc., a Delaware corporation ("Dover"), FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix and the merger proposed in the Merger Agreement. The foregoing proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus and a copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix (the "Merger"), whereupon Grand Prix will become a wholly-owned subsidiary of Dover. At the effective time of the Merger (the "Effective Time"), each share of Common Stock, no par value per share, of Grand Prix ("Grand Prix Common Stock"), issued and outstanding immediately prior to the Effective Time (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined below) will be converted into the right to receive 0.63 fully paid and non-assessable shares (the "Exchange Ratio") of common stock, par value $.10 per share, of Dover ("Dover Common Stock") and 0.63 of a common stock purchase right (as further discussed in the Joint Proxy Statement/Prospectus), subject to certain adjustments if the average closing sales price of Dover Common Stock during the fifteen (15) consecutive business days prior to the Effective Time is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than
0.6963 nor less than 0.5929. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholders would otherwise be entitled. Each option to purchase Grand Prix Common Stock outstanding immediately prior to the Effective Time shall become, at the Effective Time, an option to purchase, on the same terms and conditions as were applicable under Grand Prix's stock option plans (each a "Grand Prix Option"), that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest full cent.

     Under Chapter 13 of the California General Corporation Code, holders of Grand Prix Common Stock who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to dissent from the Merger and seek a determination of, and receive payment for, the "fair market value" of such shareholder's shares ("Dissenting Shares"). However, no Grand Prix shareholder will have dissenters' rights unless Dissenting Shares represent at least 5% of the outstanding shares of Grand Prix Common Stock.

     Consummation of the proposed Merger is subject to, among other things, (a) the approval of the Merger by the holders of a majority of the outstanding shares of Grand Prix Common Stock, (b) the approval by holders of a majority of the shares of Dover capital stock entitled to vote, present and voting at the meeting of holders of Dover capital stock of the issuance of additional Dover Common Stock in connection with the Merger and (c) the approval for listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued pursuant to the Merger. The Merger will be consummated shortly after such shareholder approvals are obtained and the other conditions to the Merger are satisfied or waived. If the requisite approvals of the shareholders of Grand Prix and Dover are received, the Merger is expected to be consummated on or about July 1, 1998.

     Shareholders are urged to review carefully the information contained in the Joint Proxy Statement/Prospectus prior to deciding how to vote their shares at the Grand Prix Special Meeting.

     THE GRAND PRIX BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, GRAND PRIX AND GRAND PRIX'S SHAREHOLDERS. ACCORDINGLY, THE GRAND PRIX BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE MERGER AGREEMENT, AND RECOMMENDS THAT THE SHAREHOLDERS OF GRAND PRIX VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Whether or not you expect to attend the Grand Prix Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Grand Prix Special Meeting you may vote in person, even if you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          /s/ Christoper R. Pook
                                          ------------------------------------
                                          Christopher R. Pook
                                          Chairman and Chief Executive Officer

May 21, 1998
Long Beach, California

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 30, 1998

                       TO THE HOLDERS OF COMMON STOCK OF
                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Grand Prix Special Meeting") of Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix"), will be held on June 30, 1998 at 4:00 PM, Pacific Daylight Savings Time, at the Long Beach Hilton Hotel, Two World Trade Center, Long Beach, CA for the purpose of considering and voting upon the following matters:

          1. To approve the Agreement and Plan of Merger, dated as of March 26, 1998 (the "Merger Agreement"), by and among Dover Downs Entertainment, Inc., a Delaware corporation ("Dover"), FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix and the merger proposed in the Merger Agreement. Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix with Grand Prix surviving as a wholly-owned subsidiary of Dover (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of common stock, no par value, of Grand Prix ("Grand Prix Common Stock") issued and outstanding immediately prior to the Effective Time (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined in the Joint Proxy Statement/Prospectus) shall be converted into the right to receive 0.63 fully paid and non-assessable shares (the "Exchange Ratio") of common stock, $.10 par value per share, of Dover ("Dover Common Stock") and 0.63 of a common stock purchase right (as further discussed in the Joint Proxy Statement/Prospectus), subject to certain adjustments if the average closing sales price of Dover Common Stock during the fifteen (15) consecutive business days prior to the Effective Time is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholder would otherwise be entitled.

          2. Such other business as may properly come before the Grand Prix Special Meeting or any adjournments or postponements thereof.

     Detailed information concerning the Merger Agreement, the Merger and other important matters are set forth in the accompanying Joint Proxy
Statement/Prospectus and the Annexes thereto, which you are urged to read carefully.

     THE GRAND PRIX BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, GRAND PRIX AND GRAND PRIX SHAREHOLDERS. ACCORDINGLY, THE GRAND PRIX BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AFOREMENTIONED PROPOSAL.

     ONLY SHAREHOLDERS WHO WERE HOLDERS OF RECORD OF COMMON STOCK OF GRAND PRIX AT THE CLOSE OF BUSINESS ON MAY 18, 1998 WILL BE ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE GRAND PRIX SPECIAL MEETING.

     Whether or not you expect to attend the Grand Prix Special Meeting, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Grand Prix, by subsequently filing another proxy or by attending the Grand Prix Special Meeting and voting in person.

                                          By Order of the Board of Directors,

                                          Gemma A. Bannon
                                          Secretary

May 21, 1998
Long Beach, California

                    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE,
                   SIGN AND PROMPTLY RETURN YOUR PROXY CARD.
                SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
FORWARD-LOOKING STATEMENTS..................................    5
SUMMARY.....................................................    6
  The Parties to the Merger.................................    7
  The Stockholder Meetings..................................    8
  The Merger................................................   11
  Effective Time............................................   13
  Transactions in Connection with the Merger................   13
  Nominations to the Grand Prix Board of Directors..........   14
  Nominations to the Dover Board of Directors...............   14
  Employment Agreements.....................................   14
  Exchange of Stock Certificates............................   14
  Conditions to the Merger..................................   15
  Termination...............................................   15
  Termination Fees; Expenses................................   15
  Opinions of Financial Advisors............................   16
  Treatment of Grand Prix Options...........................   17
  Interests of Certain Persons in the Merger................   17
  Regulatory Approvals......................................   18
  Dissenters' Rights........................................   18
  Accounting Treatment......................................   18
  Federal Income Tax Consequences...........................   18
  Comparative Rights of Stockholders........................   18
  Risk Factors..............................................   19
  Markets and Market Prices.................................   19
RISK FACTORS................................................   21
  Risks Common to Both Companies............................   21
  Risks Related to Dover....................................   24
  Risks Related to Grand Prix...............................   27
THE STOCKHOLDER MEETINGS....................................   30
  Introduction..............................................   30
  Dover Sppecial Meeting....................................   30
  Principal Stockholders of Dover...........................   34
  Grand Prix Special Meeting................................   35
  Principal Shareholders of Grand Prix......................   37
COMPARATIVE PER SHARE DATA..................................   40
DOVER SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION...............................................   41
GRAND PRIX SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION...............................................   42
  Pro Forma Condensed Combined Consolidated
   Balance Sheet as of March 31, 1998.......................   43
  Pro Forma Condensed Combined Statement of
   Earnings for the Year Ended June 30, 1997 ...............   44
  Pro Forma Condensed Combined Statement of Earnings for the
   Nine Month Periods Ended March 31, 1998 .................   45
UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................   46
  Accounting Treatment of the Merger........................   46
  Basis of Presentation of Pro Forma Financials.............   46
  Pro Forma Adjustments.....................................   47
INFORMATION CONCERNING THE COMPANIES........................   49
  Dover.....................................................   49

                                                              PAGE
                                                              ----
  Directors and Executive Officers of Dover.................   51
  Committees of Dover's Board of Directors..................   53
  Dover Director Compensation...............................   53
  Dover Executive Officer Compensation......................   54
  Grand Prix................................................   55
  Directors and Executive Officers of Grand Prix............   57
  Directors and Officers of Merger Sub......................   58

DESCRIPTION OF DOVER CAPITAL STOCK..........................   60
  Dover Common Stock and Dover Class A Common Stock.........   60
  Dover Preferred Stock.....................................   61
  Possible Limitations on Transferability of Shares.........   61
  Stock Purchase Rights.....................................   62
  Anti-takeover Effects of Provisions of the Certificate of
     Incorporation, Bylaws and Delaware Law.................   64
  Transfer Agent............................................   66

DESCRIPTION OF GRAND PRIX CAPITAL STOCK.....................   67
  Grand Prix Common Stock...................................   67
  Grand Prix Preferred Stock................................   67
  Dividend Policy...........................................   67
  Bonds.....................................................   67

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............   68
  Background of the Merger..................................   68
  Joint Reasons for the Merger..............................   72
  Recommendations of the Dover Board of Directors...........   72
  Recommendations of the Grand Prix Board of Directors......   72
  Opinion of Financial Advisor to Dover.....................   74
  Opinion of Financial Advisor to Grand Prix................   80
  Interests of Certain Persons in the Merger................   84
  Dissenters' Rights........................................   85

THE MERGER AGREEMENT........................................   86
  Effective Time............................................   86
  Conversion of Shares......................................   86
  Fractional Shares.........................................   86
  Effect on Stock Options...................................   86
  Effect on Warrant.........................................   87
  Exchange of Certificates..................................   87
  Corporate Matters.........................................   88
  Stock Exchange Listing of Dover Common Stock..............   88
  Representations and Warranties............................   88
  Conduct of Business Pending the Merger....................   89
  Indemnification; Directors' and Officers' Insurance.......   91
  Conditions to Consummation of the Merger..................   92
  Termination; Termination Fees and Expenses................   93
  Amendment of the Merger Agreement.........................   94
  Expenses and Fees.........................................   95

STOCK PURCHASE AGREEMENT AND REGISTRATION RIGHTS
  AGREEMENT.................................................   95

DISSENTERS' RIGHTS..........................................   96

ACCOUNTING TREATMENT OF THE MERGER..........................   97

FEDERAL SECURITIES LAW CONSEQUENCES OF THE MERGER...........   97

                                                              PAGE
                                                              ----
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   98
  General...................................................   98
  Exchange of Grand Prix Common Stock for Dover Common
     Stock..................................................   98
  Cash Received in Lieu of Fractional Shares of Dover Common
     Stock..................................................   99
  Grand Prix Shareholders Who Exercise Dissenters' Rights...   99
  Grand Prix, Dover and Merger Sub..........................   99
  Capital Gain or Loss......................................   99
  Backup Withholding........................................   99
  Filing with the IRS.......................................   99
COMPARISON OF RIGHTS OF HOLDERS OF DOVER COMMON STOCK AND
  HOLDERS OF GRAND PRIX COMMON STOCK........................  100
  Mergers and Consolidations................................  100
  Anti-Takeover Provisions..................................  101
  Appraisal Rights..........................................  102
  Special Meetings..........................................  102
  Actions Without A Meeting.................................  103
  Proxy Requirements........................................  103
  Derivative Actions........................................  103
  Dividends.................................................  104
  Indemnification...........................................  104
  Fiduciary Duties of Directors.............................  105
  Limitation of Liability...................................  105
  Cumulative Voting for Directors...........................  106
  Filling Vacancies on the Board of Directors...............  106
  Removal of Directors......................................  106
  Inspection of Books and Records...........................  107
AMENDMENTS TO DOVER'S CERTIFICATE OF INCORPORATION..........  107
  Increase in Authorized Dover Capital Stock................  107
  Required Vote.............................................  108
ELECTION OF DIRECTOR........................................  108
DOVER BENEFIT PLANS.........................................  109
  Pension Plans.............................................  109
  401(k) Retirement Plan....................................  109
DOVER MANAGEMENT'S DISCUSSION AND ANALYSIS..................  110
GRAND PRIX MANAGEMENT'S DISCUSSION AND ANALYSIS.............  115
EXPERTS.....................................................  121
LEGAL MATTERS...............................................  121
STOCKHOLDER PROPOSALS.......................................  121
OTHER MATTERS...............................................  121
FINANCIAL STATEMENTS........................................  F-1

ANNEXES
Annex A  Agreement and Plan of Merger
Annex B  Opinion of Gerard Klauer Mattison & Co., Inc.
Annex C Opinion of L.H. Friend, Weinress, Frankson & Presson, Inc. Annex D Pertinent Statutory Provisions of the California General
         Corporation Code

                        JOINT PROXY STATEMENT/PROSPECTUS

                       SPECIAL MEETING OF STOCKHOLDERS OF
                        DOVER DOWNS ENTERTAINMENT, INC.

                       SPECIAL MEETING OF SHAREHOLDERS OF
                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                   DOVER DOWNS ENTERTAINMENT, INC. PROSPECTUS
                     COMMON STOCK, PAR VALUE $.10 PER SHARE

     This Joint Proxy Statement/Prospectus is being furnished to (i) holders of Common Stock, par value $.10 per share, of Dover ("Dover Common Stock") and Class A Common Stock, par value $.10 per share, of Dover ("Dover Class A Common Stock") in connection with the solicitation of proxies by the Board of Directors of Dover Downs Entertainment, Inc., a Delaware corporation ("Dover"), for the Special Meeting of Stockholders to be held on June 30, 1998 and any adjournment or postponement thereof (the "Dover Special Meeting") and (ii) holders of Grand Prix Common Stock (as defined below) in connection with the solicitation of proxies by the Board of Directors of Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix"), for the Special Meeting of Grand Prix Shareholders to be held on June 30, 1998 and any adjournment or postponement thereof (the "Grand Prix Special Meeting," and together with the Dover Special Meeting, the "Stockholder Meetings").

     The Agreement and Plan of Merger, dated as of March 26, 1998 (the "Merger Agreement"), by and among Dover, FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix contemplates that, upon the satisfaction or waiver of certain conditions to the closing set forth therein, Merger Sub will be merged with and into Grand Prix (the "Merger"), with Grand Prix surviving as a wholly-owned subsidiary of Dover (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock, no par value, of Grand Prix ("Grand Prix Common Stock") issued and outstanding immediately prior to the Effective Time (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined below), will be converted into the right to receive 0.63 (the "Exchange Ratio") fully paid and non-assessable shares of Dover Common Stock and 0.63 of a purchase right issued with each share of Dover Common Stock (each, a "Right"), subject to appropriate adjustment in the event of any dividend other than regular quarterly cash dividends on the Dover Common Stock (which do not differ materially from prior dividends), stock split, stock dividend, reclassification, subdivision, recapitalization, combination or exchange of shares or similar transaction with respect to Dover Common Stock or Grand Prix Common Stock and subject to certain adjustments if the average closing sales price of Dover Common Stock, as reported on the New York Stock Exchange, during the fifteen (15) consecutive business days prior to the date of the Effective Time is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. References to the shares of Dover Common Stock issuable in the Merger shall be deemed to include the associated Rights.
                                                        (Continued on next page)

                               ------------------
      THE SHARES OF DOVER COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE
       MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT
              PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

SEE "RISK FACTORS" COMMENCING ON PAGE 21 FOR A DISCUSSION OF CERTAIN MATTERS
     THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF DOVER AND GRAND PRIX
                          WITH RESPECT TO THE MERGER.

DOVER DOWNS                                               GRAND PRIX ASSOCIATION
ENTERTAINMENT, INC.                                          OF LONG BEACH, INC.
1131 N. DUPONT HIGHWAY                                       3000 PACIFIC AVENUE
DOVER, DELAWARE 19901                               LONG BEACH, CALIFORNIA 90806

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 21, 1998.

(Continued from previous page)

     Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholders would otherwise have been entitled. At the Effective Time, each outstanding option to purchase Grand Prix Common Stock (a "Grand Prix Option") shall be assumed by Dover and shall become an option to purchase, on the same terms and conditions as were applicable under Grand Prix's stock option plans (the "Stock Option Plans"), that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such Grand Prix Option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest full cent.

     The respective obligations of Dover, Grand Prix and Merger Sub to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. These conditions include, but are not limited to, the approval by Dover stockholders of the Issuance Proposal (as defined below), and the approval for listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued in the Merger.

     At the Dover Special Meeting, holders of Dover Capital Stock (as defined below) will vote on proposals (i) to approve the Merger Agreement and the Merger (the "Merger Proposal"), (ii) to issue up to an aggregate of 2,793,946 shares of Dover Common Stock in order to effect the Merger (the "Issuance Proposal"),
(iii) to approve the assumption by Dover of the Grand Prix Options outstanding immediately prior to the Effective Time, (iv) to amend the Dover Certificate of Incorporation to (a) increase the number of directors serving on the Board of Directors to ten (10) consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members, (b) increase the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares and (c) increase the number of shares of Dover Class A Common Stock authorized for issuance from 30,000,000 shares to 55,000,000 shares and (v) to elect one (1) additional Class I Director to the Dover Board of Directors for the remainder of a three year term expiring in 2000.

     At the Grand Prix Special Meeting, holders of Grand Prix Common Stock will vote on a proposal to approve the Merger Agreement and to approve the Merger Proposal.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Dover under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of Dover Common Stock in connection with the Merger. Dover Common Stock is traded on the New York Stock Exchange under the symbol "DVD." All information in this Joint Proxy Statement/Prospectus relating to Dover has been furnished by Dover, and all information in this Joint Proxy Statement/Prospectus relating to Grand Prix has been furnished by Grand Prix.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Dover and Grand Prix stockholders on or about May 21, 1998.

     Under Chapter 13 of the California General Corporation Law (the "California Code"), a Grand Prix shareholder who objects to the Merger can assert statutory dissenters' rights to dissent from and obtain payment of the "fair market value" of his, her or its Grand Prix Common Stock by strict compliance with the requirements of the California Code. See "DISSENTERS' RIGHTS" in this Joint Proxy Statement/Prospectus for a more detailed description of dissenters' rights with respect to the Merger. The entire text of Sections 1300-1312 of the California Code is attached as Annex D to this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

     Both Dover and Grand Prix are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy and information statements and other information filed by Dover and Grand Prix can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov. Dover Common Stock is listed on the New York Stock Exchange and such reports, proxy and information statements and other information concerning Dover referred to above are also available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York, N.Y. 10005. Grand Prix Common Stock is traded on the NASDAQ National Market, and the reports, proxy and information statements and other information concerning Grand Prix referred to above can also be inspected at the offices of NASDAQ Operations, 1753 K Street, N.W. Washington, D.C. 20006. After consummation of the Merger, Grand Prix will no longer file reports, proxy and information statements or other information with the SEC or the NASDAQ National Market. Instead, such information will be provided, to the extent required, in filings made by Dover.

     Dover has filed a registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part (herein, together with all amendments and exhibits, referred to as the "Registration Statement"), under the Securities Act with the Commission covering a maximum of 2,793,946 shares of Dover Common Stock to be issued in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus, as to the contents of any contract or other document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports filed by Dover or Grand Prix with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Stockholder Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such Joint Proxy Statement/Prospectus and such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCORPORATE DOCUMENTS BY REFERENCE WHICH MAY BE FILED BY DOVER OR GRAND PRIX WITH THE COMMISSION SUBSEQUENT TO THE DATE HEREOF OR WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOVER HEREBY UNDERTAKES TO PROVIDE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION). SUCH REQUESTS FOR INFORMATION SHOULD BE DIRECTED TO DOVER DOWNS ENTERTAINMENT, INC., 1131 N. DUPONT HIGHWAY, DOVER, DE 19901, ATTENTION: TIMOTHY R. HORNE; TELEPHONE NUMBER (302) 674-4600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE STOCKHOLDER SPECIAL MEETINGS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DOVER, GRAND PRIX OR ANY OF THEIR AFFILIATES. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER UNDER ANY CIRCUMSTANCES IS INTENDED TO CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EITHER DOVER OR GRAND PRIX OR THE INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

     This Joint Proxy Statement/Prospectus contains trademarks of Dover and Grand Prix as well as trademarks of other companies. "Dover Downs" and "Monster Mile" are registered trademarks of Dover. "NASCAR," "Grand National," and "Winston Cup" are registered trademarks of the National Association for Stock Car Auto Racing, Inc. ("NASCAR"). "Caesars" is a registered trademark of Caesars World, Inc. "CART" is a registered trademark and service mark of Championship Auto Racing Teams, Inc. "NHRA" is the registered trademark and service mark of National Hot Rod Association. "Sears" and "Craftsman" are the registered trademarks of Sears, Roebuck & Co.. "Motorola" is the registered trademark of Motorola, Inc. "Pennzoil" is the registered trademark of Pennzoil Company. "CARQUEST" is the registered trademark of CARQUEST Corp. "Busch" is the registered trademark and service mark of Anheuser Busch, Inc. "Winston" is the registered trademark of R.J. Reynolds Tobacco Company. "AutoZone" is the registered trademark of Autozone Corp. "FedEx" is the registered trademark and service mark of Federal Expess Corporation.

                           FORWARD-LOOKING STATEMENTS

     THIS JOINT STATEMENT/PROSPECTUS CONTAINS AND MAY INCORPORATE BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO, AMONG OTHER THINGS, THE RESULTS OF OPERATIONS, BUSINESSES AND PROSPECTS OF DOVER AND GRAND PRIX, THE REASONS FOR THE MERGER, STATEMENTS ABOUT THE EXPECTED IMPACT OF THE MERGER ON DOVER'S AND GRAND PRIX'S BUSINESSES AND FINANCIAL PERFORMANCE AND CONDITION ("FORWARD-LOOKING STATEMENTS"). CERTAIN RISKS AND UNCERTAINTIES MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED OR PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDING, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) FAILURE TO ACHIEVE THE BENEFITS THAT DOVER AND GRAND PRIX BELIEVE MAY RESULT FROM THE MERGER; (ii) HEIGHTENED COMPETITION AND THE ENTRY OF NEW COMPETITORS; (iii) FAILURE TO OBTAIN NEW SPONSORS OR CUSTOMERS OR RETAIN EXISTING SPONSORS OR CUSTOMERS; (iv) INABILITY TO CARRY OUT MARKETING AND/OR EXPANSION PLANS; (v) LOSS OF KEY EXECUTIVES; (vi) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED;
(vii) UNANTICIPATED CHANGES IN INDUSTRY TRENDS; (viii) GREATER THAN EXPECTED COSTS OR DIFFICULTIES RELATING TO THE INTEGRATION OF DOVER AND GRAND PRIX; (ix) GREATER THAN EXPECTED COSTS OR DIFFICULTIES IN DEVELOPING AND MAINTAINING PROPRIETARY RIGHTS; AND (x) THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. NEITHER DOVER NOR GRAND PRIX UNDERTAKES ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Annex A to this Joint Proxy Statement/Prospectus, and reference is made thereto for a complete description of the Merger, as hereinafter defined. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Annexes.

     This Joint Proxy Statement/Prospectus relates to the proposed transaction between Dover Downs Entertainment, Inc. a Delaware corporation ("Dover") and Grand Prix Association of Long Beach, Inc., a California corporation ("Grand Prix"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 26, 1998, by and among Dover, FOG Acquisition Corp., a California corporation and a wholly-owned subsidiary of Dover ("Merger Sub"), and Grand Prix. Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix, as a result of which the separate corporate existence of Merger Sub shall cease and Grand Prix shall continue as a wholly-owned subsidiary of Dover (the "Surviving Corporation"). Upon the effectiveness of the Merger (the "Effective Time"), each share of Common Stock, no par value, of Grand Prix ("Grand Prix Common Stock") issued and outstanding immediately prior to the Effective Time (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares, as defined below) will be converted into the right to receive 0.63 fully paid and non-assessable shares (the "Exchange Ratio") of Common Stock, par value $.10 per share, of Dover ("Dover Common Stock") and 0.63 of a Right. In the event that the average of the closing sale prices of the Dover Common Stock during the fifteen (15) consecutive business days prior to the Effective Time, as reported on the New York Stock Exchange ("the Average Closing Price"), is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (a) if the Average Closing Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four (4) decimal places; or (b) if the Average Closing Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four (4) decimal places; and (c) provided that the Exchange Ratio shall not be greater than 0.6963 nor less than
0.5929. References to the shares of Dover Common Stock issuable in the Merger shall be deemed to include the associated Rights.

     Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholders would have been entitled. At the Effective Time, each option to purchase Grand Prix Common Stock (a "Grand Prix Option") outstanding immediately prior to the Effective Time shall be assumed by Dover and shall become an option to purchase that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such Grand Prix Option at the Effective Time, divided by the Exchange Ratio, rounded up to the nearest full cent.

     The respective obligations of Dover, Grand Prix and Merger Sub to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. These conditions include, but are not limited to, the approval by holders of Dover Capital Stock (as defined below) of the Issuance Proposal, the approval by holders of Grand Prix Common Stock of the Merger Proposal and the approval for listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued pursuant to the Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

     A copy of the Merger Agreement is attached hereto as Annex A, and the terms of the Merger Agreement are summarized herein. See "THE MERGER AGREEMENT."

THE PARTIES TO THE MERGER

     Dover. Dover owns and operates Dover Downs International Speedway, Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 825 acres of land owned by Dover in Dover, Delaware.

     Dover Downs International Speedway offers a modern, state-of-the-art, concrete super speedway for top-rated National Association for Stock Car Auto Racing, Inc. ("NASCAR") and Indy Racing League ("IRL") events. Dover Downs Raceway offers traditional harness horse racing -- horse races in which the horses are harnessed to a carriage or other vehicle and not mounted by a jockey -- and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse racing from regional and national tracks. Dover also simulcasts live races at Dover Downs Raceway to tracks and other off-track betting locations across North America. Dover expanded into video lottery (slot) machine gaming in December of 1995. Video lottery (slot) machines use spinning reels or video displays, or both, where customers deposit bills, coins or tokens to play a game of chance in which the results are randomly and immediately determined by the machine. The video lottery operations are managed by Caesars World Gaming Development Corporation ("Caesars").

     The Dover facility offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR Winston Cup/Busch Series (NASCAR's premier racing circuits) stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery (slot) machine gaming.

     Dover also owns and operates the historic NASCAR racing facility at the Tennessee State Fairgrounds in Nashville, Tennessee ("Nashville Speedway"). Nashville Speedway, which hosted its first race in 1904, is one of the oldest tracks in the country. Nashville Speedway's current racing schedule includes events in the NASCAR Busch Grand National Series, NASCAR Craftsman Truck Series, NASCAR Slim Jim All-Pro Series and weekly NASCAR Winston Racing Series.

     Dover was organized in 1996 under the laws of the State of Delaware. Dover's executive offices are located at 1131 N. DuPont Highway, Dover, Delaware 19901, telephone (302) 674-4600.

     Grand Prix. Grand Prix organizes and promotes automobile racing events. Grand Prix developed and operates the Grand Prix of Long Beach (the "Grand Prix Event"), an annual temporary circuit professional motorsports event which has been run in the streets of Long Beach, California for 24 years. The Grand Prix Event has the second highest paid attendance of any Indy car race, second only to the Indianapolis 500, attracting in excess of 200,000 paid spectators in each of the past six (6) years.

     Grand Prix also owns two permanent motorsports facilities, Gateway International Raceway ("Gateway"), in Madison, Illinois (near St. Louis, Missouri), and Memphis Motorsports Park ("Memphis"), in Millington, Tennessee (near Memphis, Tennessee). Since it acquired the Gateway facility, Grand Prix has put in place a new infrastructure, including electrical service, a sanitation system, a ground water drainage system, ingress and egress roads for new parking facilities, a new drag strip, a 1 1/4 mile oval track and road course, a drag strip tower, an oval suite tower, walkways, concession stands and grandstands capable of presently hosting 55,000 spectators per event and eventually 85,000 per event at the oval and 30,000 at the drag strip. The Memphis facility currently has a regulation National Hot Rod Association ("NHRA") drag strip, a road course, a 1/4-mile dirt track, ten corporate suites, and is capable of seating approximately 16,000 people at the drag strip utilizing permanent grandstands, supplemented by Grand Prix's portable grandstands. In addition, work continues on the completion of the 3/4 mile paved oval which will seat up to 35,000 people in permanent and portable grandstands.

     Both Gateway International Raceway and Memphis Motorsports Park have the capability of hosting major stock car and Indy car races. Both facilities have national caliber NHRA 1/4 mile drag strips. Gateway will host the NHRA Sears Craftsman Nationals, the Motorola 300 FedEx Championship Series race sanctioned by Championship Auto Racing Teams, Inc. ("CART"), the CARQUEST Auto Parts 250 NASCAR Busch Series Grand National Division race, and a NASCAR Craftsman Series Truck race. In 1998, Memphis will host the NHRA Pennzoil Nationals, presented by

AutoZone, a NASCAR Craftsman Series Truck race, and a combined Automobile Racing Club of America ("ARCA") and United States Auto Club ("USAC") Silver Crown event.

     Grand Prix's main business strategy, which is expected to continue after the Merger, is to maintain the Grand Prix Event as one of the motorsports industry's premier events and to maximize its return on assets while using the experience and expertise of its senior management team to locate and develop other motorsports venues. In furtherance of this strategy, Grand Prix seeks to locate, acquire, develop and operate venues which it believes are underdeveloped or underutilized; are located in major metropolitan areas; can be acquired, improved and developed at a reasonable cost; and can be operated as multi-purpose motorsports facilities.

     Grand Prix was formed in 1974 as a California corporation. Grand Prix's executive offices are located at 3000 Pacific Avenue, Long Beach, California 90806, telephone (562) 981-2600.

     FOG Acquisition Corp. FOG Acquisition Corp., a wholly-owned subsidiary of Dover, was incorporated in California in March, 1998 solely for the purpose of effecting the Merger. FOG Acquisition Corp. has not conducted any business to date.

THE STOCKHOLDER MEETINGS

     Dover. The Special Meeting of Stockholders of Dover will be held on June 30, 1998 on the First Floor, 1209 Orange Street, Wilmington, Delaware starting at 9:00 A.M. (Eastern Daylight Savings Time). At the Dover Special Meeting, holders of Dover Capital Stock will be asked to consider and vote upon (i) the Merger Proposal, (ii) a proposal to issue up to an aggregate of 2,793,946 shares of Dover Common Stock in order to effect the Merger (the "Issuance Proposal"),
(iii) a proposal to approve the assumption of the Grand Prix Options outstanding immediately prior to the Effective Time (the "Option Proposal"), (iv) a proposal to amend and restate the Certificate of Incorporation to (a) increase the number of directors serving on the Board of Directors to ten (10) consisting of three
(3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members, (b) increase the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares and (c) increase the number of Dover Class A Common Stock authorized for issuance from 30,000,000 shares to 55,000,000 shares, (v) a proposal to elect one (1) Class I Director to the Board of Directors for a term expiring in 2000, and (vi) such other business as may properly come before the Dover Special Meeting or any adjournment or postponement thereof.

     The five proposals being considered at the Dover Special Meeting are:

  Proposal 1 -- The Merger Proposal

     This proposal contemplates that, upon satisfaction or waiver (where permissible) of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Grand Prix pursuant to the Merger Agreement, with Grand Prix surviving as a wholly-owned subsidiary of Dover. The Board of Directors of Dover has considered this proposal and concluded by a unanimous vote that the Merger is fair to, and in the best interest of, Dover and its stockholders and recommends that Dover's stockholders vote in favor of the Merger Proposal.

  Proposal 2 -- The Issuance Proposal

     The Issuance Proposal authorizes the Board of Directors of Dover to issue up to a maximum of 2,793,946 shares of Dover Common Stock to shareholders of Grand Prix pursuant to the terms of the Merger Agreement. The Board of Directors of Dover has considered this proposal and concluded by a unanimous vote that the Issuance Proposal is fair to, and in the best interest of, Dover and its stockholders and recommends that Dover's stockholders vote in favor of the Issuance Proposal.

  Proposal 3 -- Option Proposal

     This is a proposal to approve the assumption by Dover of the Grand Prix Options outstanding immediately prior to the Effective Time. At the Effective Time, each Grand Prix Option will be converted, without any further action on the part of the holder of such Grand Prix Option, into an option to purchase that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such Grand Prix option at the Effective Time, divided by the Exchange Ratio, rounded up to the nearest full cent.

     The Board of Directors of Dover has considered this proposal and concluded by a unanimous vote that it is fair to, and in the best interest of, Dover and its stockholders and recommends that Dover stockholders vote in favor of the Option Proposal.

  Proposal 4 -- Proposal to Amend Dover's Certificate of Incorporation

     Dover stockholders will be asked to approve the following amendments to Dover's Certificate of Incorporation:

          (a) an increase of the number of directors serving on the Dover Board of Directors to ten (10), consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members;

          (b) an increase of the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares; and

          (c) an increase of the number of shares of Dover Class A Common Stock from 30,000,000 shares to 55,000,000 shares.

     This proposal will expand the Board of Directors so as to allow for an opening on the Board of Directors to which Christopher R. Pook, Chairman and Chief Executive Officer of Grand Prix, can be nominated, as contemplated by the Merger Agreement. See Proposal 5 below. In connection with the Merger, Dover anticipates issuing a substantial portion of its currently authorized, but unissued Dover Common Stock. Accordingly, Dover proposes to amend its Certificate of Incorporation to increase the amount of authorized Dover Common Stock from 35,000,000 shares to 75,000,000 shares in order to continue to have in the future the flexibility it now has to issue Dover Common Stock. In addition, Dover proposes to increase the amount of authorized Dover Class A Common Stock to provide similar flexibility in the future with respect to that class of stock. See "AMENDMENTS TO DOVER'S CERTIFICATE OF INCORPORATION -- Increase in Authorized Dover Capital Stock."

     The Board of Directors of Dover has considered this proposal and concluded by a unanimous vote that it is fair to, and in the best interest of, Dover and its stockholders and recommends that Dover's stockholders vote in favor of the proposal to amend the Certificate of Incorporation as detailed above.

  Proposal 5 -- The Nomination Proposal

     The Board of Directors has nominated Christopher R. Pook for election as a Class I Director of Dover for the remainder of a three-year term, as contemplated by the Merger Agreement.

     The Board of Directors of Dover has considered this proposal and concluded by a unanimous vote that the election of Mr. Pook to the Dover Board of Directors is fair to, and in the best interest of, Dover and its stockholders and recommends that Dover's stockholders vote in favor of the proposal to elect Mr. Pook to the Dover Board of Directors.

     See "THE STOCKHOLDER MEETINGS -- Dover Special Meeting" for a more complete description of the proposals to be considered, the votes necessary for approval and the voting and proxy requirements and procedures.

     Only holders of record of Dover Common Stock and Dover Class A Common Stock (collectively, the "Dover Capital Stock") at the close of business on May 18, 1998 (the "Dover Record Date") are entitled to notice of and to vote at the Dover Special Meeting or any adjournment or postponement thereof. At the close of business on the Dover Record Date, there were outstanding and entitled to vote 2,998,950 shares of Dover Common Stock and 12,249,380 shares of Dover Class A Common Stock. Each holder of record of Dover Common Stock is entitled to cast one (1) vote per share, and each holder of record of Dover Class A Common Stock is entitled to cast ten (10) votes per share, on any matter that may properly come before the Dover Special Meeting. A majority of the issued and outstanding shares of Dover Capital Stock entitled to vote at the Dover Special Meeting must be represented at the Dover Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business at the Dover Special Meeting. The affirmative vote of a majority of the voting power of Dover Capital Stock present in person or represented by proxy is required to approve the Merger Proposal, the Issuance Proposal and the Option Proposal. The election of Christopher R. Pook, the Class I nominee to the Dover Board of Directors, will be determined by a plurality of the votes cast by the shares entitled to vote at the election. The amendments to Dover's Certificate of Incorporation require (i) the approval of a majority of the holders of Dover Common Stock, voting as a class and (ii) the approval of a majority of the holders of Dover Class A Common Stock, voting as a class, as outstanding on the Dover Record Date.

     As of the Dover Record Date, the directors and executive officers of Dover owned or had voting control over an immaterial amount of shares of Dover Common Stock, and owned or had voting control over an aggregate of 10,891,680 shares of Dover Class A Common Stock, representing approximately 88.9% of the total amount of Dover Class A Common Stock issued and outstanding as of such date, collectively representing, in the aggregate, approximately 86.8% of the votes entitled to be cast at the Dover Special Meeting. Each of the directors and executive officers of Dover has advised Dover that such director intends to vote or direct the vote of all outstanding shares of Dover Capital Stock over which such director has voting control in favor of the approval of the Merger Proposal, the Issuance Proposal, the Option Proposal, and the amendments to the Certificate of Incorporation and in favor of the election of Christopher R. Pook as a Class I Director. Moreover, two (2) stockholders of Dover owning a majority of the outstanding Dover Class A Common Stock, John W. Rollins, Sr., beneficial owner of 5,983,930 shares of Dover Class A Common Stock, representing approximately 48.9% of the outstanding Dover Class A Common Stock, and Henry B. Tippie, beneficial owner of 1,600,000 shares of Dover Class A Common Stock, representing approximately 13.1% of the outstanding Dover Class A Common Stock, and collectively representing in the aggregate approximately 60.4% of the vote to be cast at the Dover Special Meeting, entered into a Support Agreement on March 26, 1998 with Grand Prix pursuant to which each such stockholder, among other things, agreed to vote their shares of Dover Capital Stock in favor of the Merger Proposal, the Issuance Proposal, the Option Proposal, the amendments to the Certificate of Incorporation in connection with the increase of the size of the Dover Board of Directors and the election of Christopher R. Pook as a director of Dover and against certain transactions, and to appoint a person to be designated by Grand Prix as his proxy to vote in such manner (the "Dover Support Agreement").

     Grand Prix. A Special Meeting of the shareholders of Grand Prix will be held at the Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, on June 30, 1998, at 4:00 p.m., (Pacific Daylight Savings Time). At the Grand Prix Special Meeting, holders of Grand Prix Common Stock will be asked to consider and vote upon (i) the Merger Proposal and (ii) such other matters as may properly come before the Grand Prix Special Meeting or any adjournment or postponement thereof. This proposal contemplates that, upon satisfaction or waiver (where permissible) of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Grand Prix, with Grand Prix surviving as a wholly-owned subsidiary of Dover. At the Effective Time, each share of Grand Prix Common Stock (except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares) will be converted into the right to receive Dover Common Stock based on the Exchange Ratio, as adjusted for certain conditions, as discussed more fully in other sections of this Joint Proxy Statement/Prospectus.

     The Board of Directors of Grand Prix has considered this proposal and concluded by a unanimous vote (with two abstentions) that the Merger is fair to, and in the best interest of, Grand Prix and its shareholders and recommends that Grand Prix's shareholders vote in favor of the Merger Agreement and the Merger Proposal.

     Only holders of record of Grand Prix Common Stock at the close of business on May 18, 1998 (the "Grand Prix Record Date") will be entitled to receive notice of and to vote at the Grand Prix Special Meeting or any adjournment or postponement thereof. As of the close of business on the Grand

Prix Record Date, there were 222 shareholders of record holding an aggregate of approximately 4,677,187 shares of Grand Prix Common Stock and there were no shareholders holding Grand Prix Preferred Stock, no par value ("Grand Prix Preferred Stock"). Each share of Grand Prix Common Stock entitles the holder thereof to one vote on any matter that may properly come before the Grand Prix Special Meeting. A majority of the issued and outstanding shares of Grand Prix Common Stock must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Grand Prix Special Meeting. The approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Grand Prix Common Stock.

     As of the Grand Prix Record Date, the directors and executive officers of Grand Prix owned or had voting control of over an aggregate of 892,915 shares of Grand Prix Common Stock, representing approximately 19.1% of the votes entitled to be cast at the Grand Prix Special Meeting. Each of the directors and executive officers of Grand Prix has advised Grand Prix that such director intends to vote or direct the vote of all outstanding shares of Grand Prix Common Stock over which such director has voting control in favor of the approval of the Merger Proposal. Certain shareholders of Grand Prix, including various directors and executive officers of Grand Prix, representing approximately 38% of outstanding Grand Prix Common Stock on a fully-diluted basis (which when combined with the shares of Grand Prix Common Stock owned by Dover constitutes in the aggregate more than 50% of the fully-diluted shares of Grand Prix Common Stock), have entered into Support Agreements on March 26, 1998 with Dover and Merger Sub pursuant to which such shareholders, among other things, agreed to vote their respective shares of Grand Prix Common Stock in favor of the Merger Proposal, in favor of the election of up to three nominees of Dover to the Board of Directors of Grand Prix, and against certain transactions, and appointed an individual designated by Dover as their proxy, to vote in such manner (the "Grand Prix Support Agreements", and together with the Dover Support Agreement, the "Support Agreements"). Moreover, under the Grand Prix Support Agreement, each shareholder who is a party thereto, granted to Dover an irrevocable option (the "Irrevocable Option") to purchase the Grand Prix Common Stock owned by each such shareholder under certain circumstances specified in the agreement. The Irrevocable Option may be exercised by Dover at any time commencing upon the termination of the Merger Agreement in certain situations for a period terminating in accordance with the terms of the Grand Prix Support Agreement. See "THE MERGER AGREEMENT -- Termination." Thus, in certain circumstances, including the withdrawal of the approval of the Grand Prix Board of Directors, if the Merger Agreement is terminated, Dover has the Irrevocable Option to acquire approximately 38% of the outstanding Grand Prix Common Stock on a fully diluted basis, which purchase would be in addition to Dover's current approximately 14.5% ownership of Grand Prix Common Stock.

THE MERGER

     General. Pursuant to the Merger Agreement, it is contemplated that Merger Sub will be merged with and into Grand Prix. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Grand Prix will continue as the Surviving Corporation. Each then outstanding share of Grand Prix Common Stock, except for any such shares held by Grand Prix or any subsidiary of Grand Prix, any such shares held by Dover or any subsidiary of Dover and any Dissenting Shares will be converted into the right to receive shares of Dover Common Stock and the associated Common Stock Purchase Rights based on the Exchange Ratio, subject to appropriate adjustment in the event of any dividend other than regular quarterly cash dividends on the Dover Common Stock (which shall not differ materially from prior dividends), stock split, stock dividend, reclassification, subdivision, recapitalization, combination or exchange of shares or similar transaction with respect to Grand Prix Common Stock or Dover Common Stock and subject to further adjustments if the Average Closing Price is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholder would otherwise be entitled. Each outstanding Grand Prix Option will be converted into an option to purchase Dover Common Stock based on the Exchange Ratio. The terms of the Merger Agreement are more fully described in "THE MERGER AGREEMENT." The terms of the conversion of shares of Grand Prix Common Stock into Dover Common Stock and the assumption of Grand Prix Options by Dover are more fully described in "THE MERGER AGREEMENT -- Conversion of Shares of Grand Prix Common Stock Pursuant to the Merger; Treatment of Options."

     Exchange Ratio. The Merger Agreement provides for the Grand Prix Common Stock at the Effective Time to be converted into the right to receive 0.63 fully paid and non-assessable shares of Dover Common Stock, except for Grand Prix Common Stock as to which dissenters' rights are perfected and Grand Prix Common Stock held by Grand Prix or any subsidiary of Grand Prix or any Grand Prix Common Stock held by Dover or any subsidiary of Dover. Each share of Dover Common Stock issued to holders of Grand Prix Common Stock shall be issued together with one associated Common Stock Purchase Right. In the event that the Average Closing Price is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (i) if the Average Closing Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four (4) decimal places; or (ii) if the Average Closing Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four (4) decimal places; provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. Thus the Exchange Ratio varies inversely with the Dover trading price within two $2.00 ranges between $32.00 and $34.00 and between $19.00 and $21.00. Accordingly, the value of the consideration received by Grand Prix shareholders in the Merger will vary depending on the market price per share of Dover Common Stock on the New York Stock Exchange during the price measurement period.

     No Termination Right. The Merger is not subject to termination in the event that the Average Closing Price increases above or decreases below any level. In the event that the Average Closing Price declines to a point below $19.00 per share, the dollar value of the consideration to be received by Grand Prix shareholders would decline because the Exchange Ratio would not be adjusted beyond 0.6963. Similarly, if the Average Closing Price reaches a level above $34.00, at which point the Exchange Ratio, without the limitations contained therein, would dip below 0.5929, the Grand Prix shareholders will receive a higher dollar value of Dover Common Stock per share of Grand Prix Common Stock because the Exchange Ratio will not be adjusted below 0.5929. The table below illustrates the Exchange Ratio determined at various illustrative Average Closing Prices and the value per share of Grand Prix Common Stock at each such illustrative price.

                                                                                       APPROXIMATE
                                                                         DOLLAR       TOTAL NUMBER
                                                                      VALUE OF EACH   OF SHARES OF
                                           ILLUSTRATIVE                 SHARE OF          DOVER
                                           AVERAGE DOVER               GRAND PRIX        COMMON
                                             NYSE PER      EXCHANGE      COMMON       STOCK ISSUED
                                            SHARE PRICE     RATIO         STOCK       IN THE MERGER
                                           -------------   --------   -------------   -------------
Exchange Ratio fixed at minimum..........       $35         .5929        $20.75         2,362,848
                                                $34         .5929        $20.16         2,362,848
                                                $33         .6109        $20.16         2,434,582
                                                $32         .6300        $20.16         2,510,700
                                                $31         .6300        $19.53         2,510,700
                                                $30         .6300        $18.90         2,510,700
                                                $29         .6300        $18.27         2,510,700
                                                $28         .6300        $17.64         2,510,700
                                                $27         .6300        $17.01         2,510,700
                                                $26         .6300        $16.38         2,510,700
                                                $25         .6300        $15.75         2,510,700
                                                $24         .6300        $15.12         2,510,700
                                                $23         .6300        $14.49         2,510,700
                                                $22         .6300        $13.86         2,510,700
                                                $21         .6300        $13.23         2,510,700
                                                $20         .6615        $13.23         2,636,235
                                                $19         .6963        $13.23         2,774,921
                                                $18         .6963        $12.53         2,774,921

EFFECTIVE TIME

     The Merger will become effective at the time and on the date that an Agreement of Merger is filed with the Secretary of State of the State of California. It is presently contemplated that the Effective Time will occur as soon as practicable after the requisite approvals of the stockholders of Dover and Grand Prix are obtained and other conditions to the Merger set forth in the Merger Agreement are satisfied or, where permissible, waived. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

TRANSACTIONS IN CONNECTION WITH THE MERGER

     Stock Purchase Agreements. On March 27, 1998, pursuant to stock purchase agreements (collectively, the "Stock Purchase Agreements") entered into with Penske Motorsports, Inc. ("Penske") and Midwest Facility Investments, Inc. ("Midwest"), respectively, Dover acquired an aggregate of 680,000 shares of Grand Prix Common Stock at $15.50 per share in cash (the "Grand Prix Acquired Shares"). Penske and Midwest each sold Dover all of their respective holdings, 340,000 shares of Grand Prix Common Stock each, at $15.50 per share in cash for an aggregate purchase price of $10,540,000. As a result of these purchases, Dover owns approximately 14.6% of the currently outstanding Grand Prix Common Stock.

     The Stock Purchase Agreements also contain a standstill provision (the "Standstill Provision") which prohibits Penske and Midwest and Midwest's affiliates, including International Speedway Corporation ("International Speedway"), from (a) purchasing or offering to purchase any of Grand Prix's Common Stock or (b) conducting a proxy contest to obtain control of Grand Prix's Board of Directors. This Standstill Provision shall remain in effect with respect to Penske and Midwest, respectively, until the Merger Agreement is consummated, provided that Dover retains ownership of at least eighty percent (80%) of the Grand Prix Acquired Shares.

     In addition, the Stock Purchase Agreements provided that upon Dover's acquisition of the Grand Prix Acquired Shares, H. Lee Combs and Gregory W. Penske, members of the Grand Prix Board of Directors nominated by Midwest and Penske respectively, would resign as directors of Grand Prix, which resignations were submitted effective March 27, 1998.

     Effectuation of Dover's purchase of the Grand Prix Acquired Shares required the consent of Christopher R. Pook and James P. Michaelian, as representatives of the Grand Prix shareholders who were parties to the Right of First Refusal Agreement, dated as of August 8, 1997, with Penske and Midwest (the "ROFR"). As a condition to such consents, Penske and Midwest agreed that upon the sale of the Grand Prix Acquired Shares to Dover, the ROFR Agreement would terminate and that Dover's purchase of such shares would not be an event terminating the standstill provision of the stock purchase agreements, dated August 8, 1997, pursuant to which Penske and Midwest acquired their Grand Prix Common Stock from Grand Prix.

     Registration Rights Agreement. In connection with Dover's acquisition of the Grand Prix Acquired Shares, a Registration Rights Agreement (the "Registration Rights Agreement") was entered into between Dover and Grand Prix. The Registration Rights Agreement provides that Dover shall have certain rights (the "Registration Rights") to cause the Grand Prix Acquired Shares, and any additional shares of Grand Prix Common Stock acquired by Dover, to be registered under the Securities Act. Not later than sixty (60) days after the termination of the Merger Agreement, pursuant to certain specified provisions, Dover has the right, subject to certain limitations, to cause Grand Prix to file a shelf registration statement under the Securities Act to register such securities and to maintain the effectiveness of such registration statement for up to three (3) years. Grand Prix has the right to prohibit sales pursuant to such shelf registration in certain circumstances. Pursuant to the Registration Rights Agreement, Dover also has the right, within three (3) years from the date of the Registration Rights Agreement, to cause registrable securities to be included in any registration statement under the Securities Act filed by Grand Prix, other than a Registration Statement on Forms S-4 or S-8.

     See "STOCK PURCHASE AGREEMENTS AND REGISTRATION RIGHTS AGREEMENT."

NOMINATIONS TO THE GRAND PRIX BOARD OF DIRECTORS

     The Merger Agreement provides that Grand Prix shall use its reasonable efforts to appoint three (3) nominees of Dover to the Board of Directors of Grand Prix and shall use all reasonable efforts to nominate for election such three (3) nominees to the Board of Directors of Grand Prix for the period commencing upon the execution of the Agreement and terminating upon the earlier of one (1) year after the date of the Merger Agreement or the date upon which Dover ceases to beneficially own at least eighty (80%) of the Grand Prix Acquired Shares.

     H. Lee Combs and Gregory W. Penske resigned, effective March 27, 1998, from the Grand Prix Board of Directors, as required by the Stock Purchase Agreements and on April 13, 1998, the Grand Prix Board of Directors decreased the size of the Board to nine (9) members. In addition, on such date it elected Denis McGlynn, President and Chief Executive Officer of Dover, Eugene W. Weaver, Senior Vice President -- Administration of Dover, and Timothy R. Horne, Vice President -- Finance of Dover to the Grand Prix Board of Directors. Messrs. McGlynn, Weaver and Horne replace three (3) resigning directors of Grand Prix, Neil Matlins, John R. Queen III and James Sullivan, who had previously notified the Board of Directors that they would not stand for re-election at the Annual Meeting of Shareholders of Grand Prix, which meeting has been postponed indefinitely in light of the proposed Merger.

NOMINATIONS TO THE DOVER BOARD OF DIRECTORS

     The Merger Agreement provides that Dover will increase its Board of Directors to ten (10) members and that Dover will use its best efforts to nominate Christopher R. Pook, the Chairman and Chief Executive Officer of Grand Prix, for election as a Class I Director of Dover for the remainder of a three
(3) year term, all subject to the approval of Dover's stockholders. If Mr. Pook is employed at the end of such three (3) year term, Dover has agreed to use its best efforts to nominate Mr. Pook for re-election as a director for an additional three-year term, again subject to the approval of the Dover stockholders. Mr. Pook's election to the Dover Board of Directors will be voted on at the Dover Special Meeting. See "THE STOCKHOLDER MEETINGS -- Dover Special Meeting."

EMPLOYMENT AGREEMENTS

     Christopher R. Pook and James P. Michaelian, the Chief Operating Officer of Grand Prix, each entered into five (5) year employment agreements, dated as of March 26, 1998, with Dover (the "Pook Employment Agreement" and the "Michaelian Employment Agreement" respectively, and collectively the "Employment Agreements") effective as of the Effective Time. The Pook Employment Agreement provides that Mr. Pook will be employed as Chairman and Chief Executive Officer of Grand Prix and the Michaelian Employment Agreement provides that Mr. Michaelian will be employed as the Chief Operating Officer of Grand Prix. The Employment Agreements include covenants not to compete and restrictions on the amount of Dover Common Stock Messrs. Pook and Michaelian may sell in any calendar year. See "EMPLOYMENT AGREEMENTS."

EXCHANGE OF STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, instructions with regard to the surrender of Grand Prix stock certificates, together with a letter of transmittal to be used for this purpose, will be furnished to Grand Prix shareholders for use in exchanging their Grand Prix stock certificates for the shares of Dover Common Stock and cash for fractional shares they will be entitled to receive as a result of the Merger. GRAND PRIX SHAREHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. See "THE MERGER -- Exchange of Certificates."

CONDITIONS TO THE MERGER

     The respective obligations of Dover, Grand Prix and Merger Sub to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions set forth in the Merger Agreement. These conditions include, but are not limited to, the approval by holders of Dover Capital Stock of the Issuance Proposal, the approval by holders of Grand Prix Capital Stock of the Merger Proposal, and the approval for listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued in the Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

TERMINATION

     The Merger Agreement may be terminated (i) at any time prior to the Effective Time by the mutual consent of Dover and Grand Prix, (ii) by either Dover or Grand Prix if the Merger shall not have been consummated by August 30, 1998 or if the Effective Time shall not have occurred because of the failure of certain conditions set forth in the Merger Agreement to occur by September 30, 1998, (iii) by either Dover or Grand Prix if Grand Prix's shareholders have not approved the Merger Agreement and the transactions contemplated thereby at the applicable Stockholders' Meeting, (iv) by Grand Prix if Dover's stockholders have not approved the Issuance Proposal at the applicable Stockholders' Meeting,
(v) by either Dover or Grand Prix if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order prohibiting the Merger, (vi) by Dover if the Grand Prix Support Agreement shall fail to continue in full force and effect or if the Grand Prix Support Agreement shall, when aggregated with the Grand Prix Common Stock owned or acquired by Dover, fail to represent a majority of the voting power of Grand Prix on a fully-diluted basis and such failure has not been cured within fourteen (14) days of Grand Prix's receipt of written notice from Dover of such failure, (vii) by either Dover or Grand Prix, if the other shall have breached any material representation, warranty or covenant set forth in the Merger Agreement which would have a Material Adverse Effect on such entity and such breach shall not have been cured within thirty (30) days of notification to the breaching party of such breach, (viii) by Dover, if Grand Prix's Board of Directors withdraws or adversely modifies its approval of the Merger Agreement or the Merger or shall recommend an Alternative Proposal (as defined below) to its shareholders, and
(ix) by Grand Prix, if it receives an Alternative Proposal (as defined below) which its Board believes to be superior from a financial point of view to the Merger and reasonably likely to be consummated and the Board believes that terminating the Merger Agreement is necessary to comply with its fiduciary duties. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses."

TERMINATION FEES; EXPENSES

     Grand Prix may be required to pay Dover, subject to certain conditions, three million dollars ($3,000,000) (the "Termination Fee") upon termination of the Merger Agreement, and in no event later than the day of consummation of the Alternative Proposal (as defined below), in the following circumstances: (i) an Alternative Proposal is made, Grand Prix's shareholders fail to approve the Merger Agreement or the transactions contemplated thereby, either party terminates the Merger Agreement and within 12 months thereafter such Alternative Proposal is consummated; (ii) an Alternative Proposal is made, the Board of Directors of Grand Prix withdraws or modifies its recommendation of the Merger Agreement to the Grand Prix shareholders in a manner adverse to Dover, Dover terminates the Merger Agreement and within 12 months thereafter any Alternative Proposal is consummated; (iii) the Board of Directors of Grand Prix receives an Alternative Proposal and recommends it to the Grand Prix shareholders, Dover terminates the Merger Agreement and within 12 months thereafter any Alternative Proposal is consummated; or (iv) Grand Prix receives an Alternative Proposal that its Board of Directors believes is superior from a financial point of view to the Merger and is reasonably likely to be consummated, the Board of Directors of Grand Prix believes termination is necessary to comply with its fiduciary duties, Grand Prix terminates the Merger and within 12 months thereafter any Alternative Proposal is consummated. The Termination Fee shall be payable only if the Alternative Proposal is superior from a financial point of view to the Merger. An

"Alternative Proposal" shall mean any proposal or offer (including without limitation, any proposal or offer to shareholders) with respect to a merger, sale, consolidation or similar transaction involving the purchase of all or any significant portion of the assets or equity securities of Grand Prix and its subsidiaries, taken as a whole. In addition, if the Merger Agreement is terminated because of an uncured breach of a representation, warranty or covenant, then the non-breaching party is entitled to pursue any remedy at law or in equity, including costs and expenses and damages incurred in connection with the Merger Agreement, from the breaching party. See "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses.

OPINIONS OF FINANCIAL ADVISORS

     Opinion of Dover's Financial Advisor. Dover selected Gerard Klauer Mattison & Co., Inc. ("Gerard Klauer"), as its financial advisor with respect to the Merger because Gerard Klauer is a recognized investment banking firm that has significant experience in the motorsports, gaming and entertainment industry and is familiar with Dover and Grand Prix and their respective businesses. As part of its investment banking business, Gerard Klauer is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, divestitures, restructuring, recapitalization, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     As part of its role as financial advisor to Dover, Gerard Klauer was asked to render an opinion to the Board of Directors of Dover as to the fairness to holders of Dover Common Stock of the Exchange Ratio. On March 26, 1998 Gerard Klauer delivered to the Board of Directors of Dover its written opinion (the "Gerard Klauer Opinion") to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, (i) the cash consideration paid to Penske and Midwest for the Grand Prix Acquired Shares and
(ii) the consideration to be paid by Dover to holders of Grand Prix Common Stock, based on the Exchange Ratio, was fair to the holders of Dover Common Stock from a financial point of view.

     The full text of the Gerard Klauer Opinion is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated herein by reference.
Holders of Dover Common Stock are urged to read the Gerard Klauer Opinion in its entirety for the assumptions made, the matters considered and the limits of the review undertaken by Gerard Klauer in connection with such opinion.

     The opinion of Gerard Klauer is directed to the Dover Board of Directors, addresses only the fairness to the holders of Dover Common Stock (i) of the consideration paid for the Grand Prix Acquired Shares, from a financial point of view, and (ii) of the consideration to be paid to holders of Grand Prix
Common Stock, based on the Exchange Ratio, from a financial point of view, and does not constitute a recommendation to any stockholder to vote in favor of the Merger at the Dover Special Meeting.

     Gerard Klauer received a fee upon the delivery of the Gerard Klauer Opinion. Gerard Klauer may, from time to time, in the future perform certain financial advisory services for Dover for which it may receive a fee. In the ordinary course of business, Gerard Klauer may actively trade the securities of Dover for its own account and for the accounts of its customers and, accordingly, may at any time hold a short or long position in such securities. Dover has agreed to indemnify Gerard Klauer for certain liabilities that may arise out of the rendering of, or in connection with, the services rendered by Gerard Klauer to Dover. See "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Opinion of Dover's Financial Advisor."

     Opinion of Grand Prix's Financial Advisor. L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") was selected by Grand Prix to act as its financial advisor in connection with the Merger. In connection with such engagement, Grand Prix requested that L.H. Friend evaluate the fairness, from a financial point of view, to the holders of Grand Prix Common Stock with the exception of Midwest, Penske, Dover or Merger Sub (the "Non-Participating Shareholders"), of the consideration to be received by such holders in the Merger. On March 26, 1998, L.H. Friend delivered its written opinion to the Board of Directors of Grand Prix to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Transaction (as defined in the L.H. Friend opinion), was fair, from a financial point of view, to the holders of Grand Prix Common Stock, other than the Non-Participating Shareholders (the "L.H. Friend Opinion").

     Grand Prix retained L.H. Friend because of its qualifications, experience, expertise and reputation as an investment banking and advisory firm. L.H. Friend, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the course of its trading activities, L.H. Friend may, from time to time, have a long or short position in, and buy and sell, securities of Dover or Grand Prix. In addition, on June 24, 1996, in connection with the placement of Grand Prix Series A Convertible Preferred Stock, Grand Prix granted to L.H. Friend a warrant to purchase an aggregate of 31,250 shares of Series A Convertible Preferred Stock, which, upon the initial public offering of Grand Prix Common Stock converted into the right to purchase 31,250 shares of Grand Prix Common Stock at an exercise price of $10.00 per share (the "Warrant"). As of the Effective Time, the Warrant will be converted into a right to purchase, upon exercise of the new warrant, on the same terms and conditions as were applicable under the Warrant, that numbers of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock to be purchased under the Warrant by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price of $10.00 divided by the Exchange Ratio, rounded up, to the nearest full cent. The Warrant is exercisable until June 24, 2001. Grand Prix paid L.H. Friend a fee for its services, including rendering the L.H. Friend Opinion and has agreed to indemnify L.H. Friend for certain liabilities that may arise out of the rendering of the L.H. Friend Opinion.

     The full text of the L.H. Friend Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference and should be read carefully in its entirety. Grand Prix shareholders are urged to, and should, read the L.H. Friend Opinion carefully and in its entirety. The L.H. Friend Opinion is directed only to the fairness of the Transactions (as defined in the L.H. Friend Opinion attached hereto as Annex C) from a financial point of view to the holders of Grand Prix Common Stock, other than Dover, Midwest and Penske, and it does not constitute a recommendation as to how any holder of Grand Prix Common Stock should vote with respect to the Merger at the Grand Prix Special Meeting. In addition, L.H. Friend has not expressed any opinion as to the prices at which Dover Common Stock may trade in the future. See "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Opinion of Grand Prix's Financial Advisor."

TREATMENT OF GRAND PRIX OPTIONS

     All options to purchase Grand Prix Common Stock issued pursuant to Grand Prix's Stock Option Plans and outstanding immediately prior to the Effective Time shall be assumed by Dover and shall become an option to purchase, on the same terms and conditions as were applicable under Grand Prix's Stock Option Plans, that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option by the Exchange Ratio rounded up to the nearest whole share, at an exercise price equal to the exercise price of such Grand Prix Option at the Effective Time, divided by the Exchange Ratio, rounded up to the nearest full cent. See "THE MERGER AGREEMENT -- Treatment of Grand Prix Options."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Dover Board of Directors and the Grand Prix Board of Directors, stockholders of Dover and Grand Prix should be aware that certain directors and members of management of Grand Prix may be deemed to have interests in the Merger that are in addition to or different from the interests of Grand Prix shareholders generally. See "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger."

REGULATORY APPROVALS

     Dover and Grand Prix are not aware of any governmental or regulatory requirements relating to the consummation of the Merger, other than compliance with applicable federal and state securities laws. In accordance with the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Dover filed notification on April 1, 1998 and Grand Prix filed notification on April 7, 1998. On April 20, 1998, Dover and Grand Prix received notice of early termination of the waiting period under the HSR Act. See "THE MERGER -- Regulatory Approvals."

DISSENTERS' RIGHTS

     Under Chapter 13 of the California Code, holders of Grand Prix Common Stock who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to dissent from the Merger and seek a determination of, and receive payment for, the "fair market value" of their shares. A complete copy of Chapter 13 of the California Code is attached hereto as Annex D and incorporated herein by this reference. The failure of such a dissenting shareholder to follow such procedures, described more fully elsewhere in this Joint Proxy Statement/Prospectus, may result in termination or waiver of such dissenters' rights. However, no Grand Prix shareholder will have dissenters' rights unless Dissenting Shares represent at least five percent (5%) of the outstanding shares of Grand Prix Common Stock. Stockholders of Dover are not entitled to any statutory appraisal rights in connection with the Merger. See "DISSENTERS' RIGHTS" and Annex D to this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a purchase for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP"). See "ACCOUNTING TREATMENT OF THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger qualifies, in general, no gain or loss will be recognized for United States federal income tax purposes in connection with the exchange of Grand Prix Common Stock for Dover Common Stock except with respect to (i) holders of Grand Prix Common Stock exercising dissenters' rights or (ii) holders who receive cash in lieu of a fractional share of Dover Common Stock (to the extent of such cash received). See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" for a more complete discussion of the federal income tax consequences of the Merger.

COMPARATIVE RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of Grand Prix Common Stock will be exchanging their shares of a California corporation, which is governed by the California Code and Grand Prix Articles of Incorporation and By-Laws, as amended and restated from time to time, for shares of Dover Common Stock issued by a Delaware corporation, which is governed by the Delaware General Corporation Law ("DGCL") and Dover's Certificate of Incorporation and By-Laws, as amended and restated from time to time. Holders of Grand Prix Common Stock should be aware that certain significant differences exist between the rights of a shareholder of a California corporation and those of a stockholder of a Delaware corporation. There are certain differences between California corporate law and Delaware corporate law, as well as between Grand Prix's By-Laws and Articles of Incorporation and Dover's Bylaws and Certificate of Incorporation. See "COMPARISON OF RIGHTS OF HOLDERS OF DOVER COMMON STOCK AND HOLDERS OF GRAND PRIX COMMON STOCK." In particular, because holders of Dover Class A Common Stock are entitled to 10 votes per share on any matter submitted to a vote of Dover's stockholders, the directors and executive officers of Dover, who as of the Dover Record Date owned or had voting control over an aggregate of 10,891,680 shares of Dover Class A Common Stock, collectively held shares representing in the aggregate approximately 86.8% of the combined voting power of all Dover Capital Stock. Assuming that Dover issues 2,793,946 shares of Common Stock in connection with the Merger, the shares held by these directors and executive officers will, immediately after the Effective Time, represent in the aggregate approximately 84.9% of the combined voting power of all Dover Capital Stock.

RISK FACTORS

     Certain factors should be considered in evaluating the Merger Proposal and the Issuance Proposal and the ownership of Dover Common Stock to be issued in the Merger. See "RISK FACTORS."

MARKETS AND MARKET PRICES

     Dover Common Stock has been traded on the New York Stock Exchange under the symbol "DVD" since October 3, 1996. Grand Prix Common Stock has been traded on the NASDAQ National Market under the symbol "GPLB" since June 25, 1996. The following tables set forth the average high and low closing prices per share, calculated on a quarterly basis, of (a) Dover Common Stock as reported on the New York Stock Exchange and (b) Grand Prix Common Stock as reported on the NASDAQ National Market during the respective periods set forth below. In addition, quarterly dividends declared on Dover Common Stock are also set forth. The equivalent Grand Prix price per share at each specified date represents the high and low price of a share of Dover Common Stock during the prescribed period multiplied by 0.63 which is assumed to be the Exchange Ratio. See "THE MERGER AGREEMENT -- Conversion of Shares of Grand Prix Common Stock Pursuant to the Merger; Treatment of Options."

     Because the market price of both Dover Common Stock and Grand Prix Common Stock are subject to fluctuation and the Exchange Ratio is fixed within a certain range, the market value of the shares of Dover Common Stock that holders of Grand Prix Common Stock will receive in the Merger may increase or decrease prior to the Merger. Stockholders of Dover and Grand Prix are urged to obtain current market prices for each stock.

     Apart from the publicly disclosed information concerning Dover which is included in this Joint Proxy Statement/Prospectus, Dover cannot state with certainty what factors account for changes in the stock price of the Dover Common Stock.

  Dover.

     Prior to Dover's initial public offering on October 3, 1996 there was no public market for Dover Common Stock. The following table sets forth the high and low closing sale prices of Dover Common Stock for the periods indicated.

                       DOVER COMMON STOCK CLOSING PRICES

                                                                      EQUIVALENT
                                                                      GRAND PRIX
                                                                    PRICE PER SHARE
                                                                    ---------------
                                        HIGH     LOW     DIVIDEND    HIGH     LOW
                                       ------   ------   --------   ------   ------
Fiscal Year Ended June 30, 1997
     Second Quarter (ended
        12/31/96)....................  $26.87   $17.25     $ --     $16.93   $10.87
     Third Quarter (ended 3/31/97)...  $20.50   $16.62     $.08     $12.92   $10.47
     Fourth Quarter (ended
        6/30/97).....................  $19.87   $16.13     $.08     $12.52   $10.16
Fiscal Year Ending June 30, 1998
     First Quarter (ended 9/30/97)...  $21.13   $16.75     $.08     $13.31   $10.55
     Second Quarter (ended
        12/31/97)....................  $23.56   $19.44     $.08     $14.84   $12.25
     Third Quarter (ended 3/31/98)...  $30.00   $21.31     $.08     $18.90   $13.43
     Fourth Quarter (through
        5/18/98).....................  $33.44   $28.75     $.08     $21.07   $18.11

     On March 25, 1998, the last full trading day before the announcement of the execution of the Merger Agreement, the closing sale price of Dover Common Stock as reported by the New York Stock Exchange was $29.00 per share. On May 18, 1998, the last practicable trading day prior to the date of printing this Joint Proxy Statement/Prospectus, the closing sale price of Dover Common Stock as reported by the New York Stock Exchange was $31.44 per share.

     Dover declared a quarterly dividend of $.08 per share on all classes of Dover Capital Stock in the third and fourth quarters of fiscal 1997 as well as in the first three quarters of fiscal 1998. However, any future declaration and payment of dividends will be (i) dependent upon Dover's results of operations, financial condition, capital requirements and other factors considered relevant by the Dover Board of Directors, (ii) subject to the discretion of the Board of Directors of Dover and (iii) payable only out of Dover's surplus or current net profits in accordance with the DGCL. See "DESCRIPTION OF DOVER CAPITAL STOCK."

  Grand Prix.

     Prior to Grand Prix's initial public offering on June 25, 1996, there was no public market for Grand Prix's Common Stock. The following table sets forth the high and low closing sale prices on Grand Prix's Common Stock for the periods indicated.

                     GRAND PRIX COMMON STOCK CLOSING PRICES

                                                       HIGH     LOW
                                                      ------   ------
Fiscal Year Ended June 30, 1996(1)
  Fourth Quarter (ended 6/30/96)....................  $ 9.50   $ 9.38
Fiscal Year Ended November 30, 1996(1)
  First Quarter (ended 9/30/96).....................  $ 9.63   $ 8.13
  Second Quarter (ended 11/30/96)...................  $10.13   $ 8.00
Fiscal Year Ended November 30, 1997
  First Quarter.....................................  $10.75   $ 9.13
  Second Quarter....................................  $13.63   $10.00
  Third Quarter.....................................  $15.50   $11.50
  Fourth Quarter....................................  $17.75   $13.25
Fiscal Year Ending November 30, 1998
  First Quarter.....................................  $16.00   $13.00
  Second Quarter (through 5/18/98)..................  $19.25   $16.63

------------------
(1) In December 1996 Grand Prix changed its fiscal year from June 30 to November 30.

     On March 25, 1998, the last full trading day before the announcement of the execution of the Merger Agreement, the closing sale price of Grand Prix Common Stock as reported by the NASDAQ National Market was $15.88 per share. On May 18, 1998, the last practicable trading day prior to the date of printing this Joint Proxy Statement/Prospectus, the closing sale price of Grand Prix Common Stock as reported by the NASDAQ National Market was $19.00 per share.

     Historically, Grand Prix had sporadically paid dividends on its Grand Prix Common Stock. However, no dividends have been paid since 1992 and Grand Prix does not contemplate the payment of cash dividends in the foreseeable future. See "DESCRIPTION OF GRAND PRIX CAPITAL STOCK -- Dividend Policy."

                                  RISK FACTORS

     Approval of the Merger and the resulting investment in Dover Common Stock by Grand Prix shareholders entails the consideration of a number of factors. In addition to the other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully (i) by Grand Prix shareholders in evaluating an investment in the shares of Dover Common Stock offered by this Joint Proxy Statement/Prospectus that would result from approval of the Merger Proposal and consummation of the Merger and (ii) by Dover stockholders in considering the Merger Proposal and the Issuance Proposal.

RISKS COMMON TO BOTH COMPANIES

     Uncertainties Relating to Operations as a Combined Company. The Merger is not being undertaken on the basis of savings from elimination of duplicative costs or the benefits of synergies, and Grand Prix and Dover are expected to initially operate and manage their events separately. Combining Grand Prix and Dover into a single group, however, could produce unanticipated expenses or reductions in income that could have an adverse impact on Dover's business, financial condition and results of operations.

     Financial Impact of Bad Weather. Both Dover and Grand Prix sponsor and promote outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although Dover and Grand Prix sell tickets well in advance of their respective outdoor events and such tickets are non-refundable, poor weather conditions may adversely affect ticket sales, which could have an adverse effect on the business, financial condition and results of operations of both companies.

     Competition. Motorsports, harness horse racing, pari-mutuel wagering, simulcasting, and video lottery (slot) machine gaming are all competitive industries, as discussed more fully below:

          Motorsports Competition. Both Dover and Grand Prix compete with other auto speedways for the patronage of motor racing spectators as well as for promotions and sponsorships. Moreover, racing events sanctioned by different organizations are often held on the same dates at different tracks. All of Dover's and Grand Prix's events compete with other sports and recreational events scheduled on the same dates. The quality of the competition, type of racing event, caliber of the events, sight lines, ticket pricing, location and customer conveniences, among other things, distinguish the motorsports facilities. With regard to Dover, the two closest speedways that currently sponsor Winston Cup races are in Richmond, Virginia (approximately four hours to the South) and Pocono International Raceway in Long Pond, Pennsylvania (approximately three and a half hours to the North). Nazareth Speedway in Nazareth, Pennsylvania (approximately two hours to the North) currently conducts Busch Series, NASCAR Craftsman Truck and CART races. Based on historical data, management does not believe that any of these facilities significantly impact operations at Dover or Grand Prix. In recent years, Dover's NASCAR-sanctioned Winston Cup events have all sold out well in advance of the race.

     Grand Prix's agreement with CART grants it the exclusive right to conduct a CART-sanctioned FedEx Championship Series race in Southern California; however, the agreement allows CART to grant a sanctioned event to California Speedway, which was recently constructed approximately 60 miles from Long Beach in Fontana, California, as long as such race is not held within a specific period before or after the Grand Prix Event, which is traditionally held in April. The California Speedway has scheduled a CART-sanctioned race for November 1, 1998, and is scheduled to host several NASCAR events in 1998. These events could have a material adverse impact on attendance at, sponsorships of and revenues from the Grand Prix Event. Other developments could affect Grand Prix's Gateway and Memphis facilities. It was recently announced that the Route 66 Raceway, a new track under construction 23 miles southwest of Chicago, Illinois will host a NHRA national event in late May, and an AMA Superbike Tour event in August, 1998. International Speedway recently announced that it is building a track in Kansas City capable of hosting oval track events including Winston Cup and Busch Grand National races which it expects will be completed in two years. It was also recently announced that a one mile oval speedway is being built ten (10) miles west of Chicago which will host a CART sanctioned Championship car race in late 1999. Furthermore, NASCAR President Bill France and IRL President Tony George, are in the process of seeking permits to construct a 1.5 mile, 70,000 seat oval track to host NASCAR and IRL races in Plano, IL, 30 miles west of Chicago. The conduct of such competing events could have a material adverse impact on attendance at, sponsorships of and revenues from events held at Gateway International Raceway and Memphis Motorsports Park.

          Gaming. Dover competes in local and regional markets with horse tracks, off-track betting parlors, state run lotteries, casinos, and other gaming facilities. Many of these competitors have resources that exceed those of Dover. Dover also competes locally with other sports and entertainment businesses, many of which have resources that exceed those of Dover. There can be no assurances that Dover will maintain or improve its position in light of such competition.

     The legalization of additional casino and other gaming venues in states close to Delaware, particularly Maryland, Pennsylvania and New Jersey, may have a material adverse effect on Dover's business. From time to time, legislation has been introduced in these states that would further expand gambling opportunities, including video lottery (slot) machines at horse-tracks. Approval of such legislation could increase competition for Dover in the future and could have a material adverse effect on Dover's business, financial condition and results of operations.

     At present, video lottery (slot) machines are only permitted at two other locations in Delaware: Delaware Park and Harrington Raceway. Delaware Park and Harrington Raceway presently have in operation 1,000 and 580 machines, respectively. The neighboring states of Pennsylvania and Maryland do not presently permit video lottery operations. Pennsylvania, Maryland and New Jersey all have state-run lotteries. Atlantic City, located approximately 100 miles from Dover, is not a direct competitor of Dover given that Dover does not offer the same range of casino gaming products.

     Competition in horse racing is varied since race tracks in the surrounding area differ in many respects. Some tracks only offer thoroughbred or harness horse racing; others have both. Tracks have live racing seasons that may or may not overlap with neighboring tracks. Live harness racing also competes with simulcasts of thoroughbred and harness racing. All race tracks in the region are involved with simulcasting. In addition, a number of off-track betting parlors compete with track simulcasting activities. With respect to Dover simulcasting its live harness races to tracks and other locations, its simulcast signals are in direct competition with live races at the receiving track and other races being simulcast to the receiving location. Although within the State of Delaware, Dover faces little direct live competition from the State's other two tracks. The neighboring states of Pennsylvania, Maryland and New Jersey all have harness and thoroughbred racing and simulcasting. Dover competes with Rosecroft Raceway in Maryland, Philadelphia Park in Pennsylvania, Garden State Park and the Meadowlands in New Jersey and a number of other race tracks in the surrounding area.

     Dependence on Key Personnel. The success of each of Dover and Grand Prix depends upon the availability and performance of its senior management, particularly John W. Rollins, Sr., the Chairman of the Board of Dover, Denis McGlynn, Dover's President and Chief Executive Officer, and Christopher R. Pook, Grand Prix's Chairman and Chief Executive Officer. Their reputation, experience and contacts within the gaming, motorsports and entertainment industry will continue to be of considerable importance to Dover and Grand Prix. The loss of any of Dover's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on Dover's operations and business plans. In addition, Grand Prix's agreement with Toyota Motor Sales USA, Inc. ("Toyota") for title sponsorship of the Grand Prix Event is cancelable at the option of Toyota should Mr. Pook cease to be Chairman or Chief Executive Officer of Grand Prix.

     Year 2000 Issues. Both Dover and Grand Prix are aware of the issues related to the approach of the year 2000 and have assessed and investigated what steps must be taken to ensure that their critical systems and equipment will function appropriately after the turn of the century. The assessments included a review of what systems and equipment need to be changed or replaced in order to function correctly within Dover and Grand Prix and with other entities. Both Dover and Grand Prix believe their accounting and ticketing hardware and software are year 2000 compliant and no corrections will be needed to those systems as a result of the year 2000. The Delaware State Lottery has advised Dover that the systems employed in Dover's lottery operations will be made year 2000 compliant. Neither Dover nor Grand Prix places substantial reliance on any other systems, and no systems have been found to need substantial correction. However, Dover and Grand Prix rely heavily on computer technology and any unforeseen year 2000 problems could have a material adverse impact on the business, financial conditions or results of operations of Dover and/or Grand Prix.

     Seasonality. The businesses of both Dover and Grand Prix have been, and are expected to remain, seasonal given that Grand Prix depends on a limited number of outdoor events for the majority of its revenue while Dover depends on its outdoor events for a substantial portion of its revenues.

     Dover derives a substantial portion of its total revenues from admissions and event-related revenue attributable to four NASCAR-sanctioned events which are currently held in May and September, and from live harness horse racing. This has been offset to some degree by the year-round video lottery (slot) machine gaming operations and year-round simulcasting and by Grand Prix's events, but quarterly earnings may vary. The Grand Prix Event is held one weekend each year. Although Grand Prix sells most tickets well in advance of the Grand Prix Event and does not have a "raincheck policy" for the Grand Prix Event, poor weather conditions on the weekend of the Grand Prix Event could adversely affect walk-up ticket sales, concessions and merchandising, among other things, which could have a material adverse effect on Grand Prix's results of operations.

     Neither Dover nor Grand Prix maintains weather-related insurance for their major events. In addition, both Dover and Grand Prix's permanent circuit facilities could be impacted by bad weather conditions which tend to keep attendance down at outdoor events. Grand Prix has instituted a "raincheck policy" at nationally sanctioned events hosted by Gateway International Raceway and Memphis Motorsports Park. Due to the importance of clear visibility and safe driving conditions to motorsports racing events, outdoor racing events may be significantly affected by weather patterns and seasonal weather changes. Any unanticipated weather changes could impact Dover's and Grand Prix's ability to stage events and could have a material adverse effect on the business, financial condition and result of operations of both entities.

     Importance of Sanctioned Events. The success of both Dover and Grand Prix in motorsports has been and will continue to be dependent upon attracting and retaining national racing events sanctioned by the principal governing bodies of motorsports such as NASCAR, CART, IRL and NHRA ("Sanctioned Events"). The Sanctioned Events are issued regularly and awards depend, in large part, on maintaining good working relationships with the sanctioning bodies. By awarding a Sanctioned Event or a series of Sanctioned Events, the sanctioning bodies do not warrant, either expressly or by implication, nor are they responsible for, the financial success of any Sanctioned Event. Moreover, no existing sanction agreement, unless expressly provided, can be construed to require the sanctioning body to enter into a sanction agreement or to issue a sanction for any other event in the future.

     As of May 11, 1998, Grand Prix has been able to secure four (4) Sanctioned Events for Gateway and three (3) for Memphis. For Gateway, Grand Prix entered into a four (4) year agreement with CART for annual events starting in 1997, a three (3) year lease with NHRA for an annual national event starting in 1997 with options for an additional ten (10) years, and a one (1) year agreement with NASCAR for a 1998 Craftsman Truck Series and a Busch Series, Grand National Division event. With respect to Memphis, Grand Prix has one (1) year remaining on its agreement with the NHRA for an annual event (1998) and a one year agreement with NASCAR for a 1998 Craftsman Truck Series event. Memphis has a one
(1) year agreement with ARCA for a national championship stock car event, and it also has two (2) years remaining on its agreement with USAC for a Silver Crown Championship series annual event. Grand Prix has options through the year 2000 on its sanction agreement with CART for the Grand Prix Event.

     Although NASCAR does not grant multi-year sanctions, Dover has held NASCAR Sanctioned Events, Winston Cup and Busch Series races, for thirty (30) consecutive years. Management believes that its relationship with NASCAR remains good. Dover currently holds sanctions to conduct two (2) Winston Cup races and two (2) Busch Series races in 1998. Dover is currently sanctioned by IRL to conduct its inaugural Indy-car Series race in July 1998. In addition, as a result of its recent purchase of the Nashville Speedway, Dover holds a one year agreement to conduct a NASCAR Busch Series race and a NASCAR Craftsman Truck Series race.

     The inability of either Dover or Grand Prix to obtain Sanctioned Events in the future and to maintain sanction agreements at current levels would likely result in lower than anticipated revenues from admissions, sponsorships, hospitality, concessions, and merchandise, which could have a material adverse effect on the business, financial condition and results of operations of Dover and Grand Prix.

     Sponsorship Contracts. Grand Prix derives a substantial portion of its annual revenues from sponsorship agreements, including the sponsorship of its various events, sponsorship of its permanent venues, and "official product" sponsorships. Grand Prix's title sponsorship agreements include a contract with Toyota Motor Sales U.S.A. for title sponsorship of the Grand Prix through the year 2000; a three year agreement with Motorola for title sponsorship of Gateway's CART FedEx Championship Series race; a three year agreement with CARQUEST to act as the title sponsor of the Busch Series Grand National NASCAR event at Gateway; a two year agreement with NHRA for Sears Craftsman to be the sponsor of the NHRA event at Gateway; and an agreement with the NHRA for Pennzoil to be the sponsor of the NHRA event at Memphis through the 1998 event. Similarly, Dover derives a substantial portion of its motorsports revenues from sponsorship agreements. Loss of these title sponsors or other major sponsorship agreements or failure to secure such sponsorship agreements in the future could have a material adverse effect on Grand Prix's or Dover's revenues.

     Government Regulation of Sponsors. Grand Prix and Dover derive a significant portion of their revenues from sponsorship and advertising by various companies. Tobacco and liquor companies have traditionally sponsored motorsports events. In June 1997, major tobacco companies entered into an agreement with federal negotiators and various states attorneys general whereby the tobacco companies agreed to give up certain advertising and promotional activity in exchange for liability limits in pending and future lawsuits. New laws passed as a result of this or other agreements or settlements entered into by tobacco and/or liquor companies could have a material adverse effect on the tobacco or liquor industry's, as applicable, motorsports sponsorship and advertising expenditures, potentially eliminating an estimated $200 million in annual racing sponsorships. Government regulations and restrictions on advertising by tobacco companies, liquor companies and other potential sponsors could adversely impact Grand Prix's or Dover's revenues, as well as that of the motorsports industry as a whole, and there is no assurance that alternate sponsors could be obtained.

     Insurance. Grand Prix and Dover maintain insurance policies that provide coverage within limits that are sufficient, in the opinion of their respective managements, to protect them from material financial loss incurred in the ordinary course of business. Grand Prix and Dover also purchase special event insurance for motorsports events to protect against race related liability. Grand Prix maintains "key man" insurance on its key corporate executives. However, there can be no assurance that such insurance will be adequate at all times and in all circumstances. If Grand Prix or Dover is held liable for damages beyond the scope of its insurance coverage, including punitive damages, its business, financial condition and results of operations could be materially and adversely affected.

RISKS RELATED TO DOVER

  Government Regulation and Taxation

          General. Dover is a "Licensed Agent" authorized to conduct video lottery operations under the Delaware State Lottery Code. Dover also holds a license from the Delaware Harness Racing Commission by which it is authorized to hold harness race meetings on its premises and to conduct pari-mutuel wagering. Dover's video lottery and pari-mutuel wagering operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As forms of gambling, video lottery machines and pari-mutuel wagering are subject to extensive regulation and could be subjected at any time to additional or more restrictive regulations, or be banned entirely.

          Control Over Video Lottery Equipment and Technology. Dover does not own or lease the video lottery machines or computer systems used in connection with its video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery machines and computer systems (the "Technology Providers"). Equipment is provided to the State by sale or lease and all Technology Providers must be licensed by the Director. There are also limitations on the number of video lottery machines that may be used at any one facility that are supplied by the same Technology Provider. The operations of Dover could be disrupted in the event that a licensed Technology Provider in any way breaches its agreement with the State or ceases to be properly licensed for any reason. Such an event would be outside of the control of Dover and could have a material adverse effect on revenues from gaming.

          Yearly Harness Racing Licensing Requirement. Dover's license from the Delaware Harness Racing Commission must be renewed on a yearly basis. The Commission has broad discretion to reject any application for a license. In order to maintain its license for video lottery (slot) machine gaming, Dover is required to maintain its license for harness horse racing with the Delaware Harness Racing Commission and, pursuant to legislation enacted in January 1998, must conduct a minimum of eighty (80) live race days each racing season, subject to the availability of racing stock. Dover also has an on-going contract with the Delaware Standardbred Owners Association, Inc. to conduct an additional forty (40) days of live racing over and above the legislatively mandated days, subject to certain conditions. Dover has received an annual license from the Delaware Harness Racing Commission for the past twenty-nine (29) consecutive years and management believes that its relationship with the Commission remains good. However, there can be no assurances that Dover will continue to be licensed in the future.

          Revocation, Suspension or Modification of Licenses. The Director of the Delaware State Lottery Office may revoke or suspend the license of a Licensed Agent, such as Dover, for "cause." "Cause" is broadly defined and could potentially include an unintentional violation of any federal, state or local law. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to extensive background investigations. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the license. The Director also has broad discretion to modify the terms of a license already granted. The Delaware Harness Racing Commission also has broad discretion to suspend or revoke a license once issued.

     Any modification or termination of existing legislation or any revocation, suspension or modification of Dover's licenses could have a material adverse effect on Dover's business, financial condition and results of operations. Various operational aspects of the video lottery operations are subject to regulation by the Director of the Delaware State Lottery Office. Various operational aspects of harness racing are subject to regulation by the Delaware Harness Racing Commission and the United States Trotting Association, each outside Dover's control.

          Taxation. Dover believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. Dover pays substantial taxes and fees with respect to its gaming operations. From time to time, federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Recent proposals have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items. It is not possible to determine with certainty the likelihood of possible changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on Dover's financial condition and results of operations.

          Compliance with Other Laws. The sale of alcoholic beverages at Dover's facilities is subject to licensing, control and regulation by applicable local authorities. All licenses are revocable and are not transferable. Dover's facilities are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. Dover believes that its facilities are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which could have a material adverse effect upon Dover's business, financial condition and results of operations.

     Dependence on Relationship with Caesars. The success of Dover's video lottery operations has been and will remain dependent to a significant extent upon maintaining a good working relationship with Caesars. Dover and Caesars are parties to a management agreement under which Caesars is Dover's exclusive agent to supervise, manage and operate Dover's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office in order to perform these functions. Management believes that its relationship with Caesars is good. However, should Caesars cease to be licensed by the Delaware State Lottery Office or should Dover be unable to continue its present relationship with Caesars, such events could have a material adverse effect on Dover's business, financial condition and results of operations.

     Losses from Harness Racetrack Operations; Declining On-track Betting Handle. Since the 1970s, and through the 1994-1995 racing season, Dover's harness horse racing operations experienced regular declines in daily average on-track attendance and in the total amount bet on live events at the track ("on-track betting handle"). However, over the past three (3) racing seasons, Dover has enjoyed improvement in on-track betting handle and has increased the purses -- the amount distributed to the owners, trainers and harness horse drivers for any particular race -- for its live races, both from pari-mutuel and proceeds from simulcasting -- the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks -- and from a dedicated percentage of the revenues from its video lottery operations. Dover began transmission of live horse racing from Dover to other race tracks and off-track betting facilities in November of 1996. This action has increased harness horse racing revenues. However, there can be no assurance that Dover will be able to keep its purses at a competitive level or that higher purses will translate into long term increases in on-track attendance and handle.

     Possible Limitations on Transferability of Shares. Dover is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license ninety (90) days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, ten percent (10%) or more of the Licensed Agent or if more than twenty percent (20%) of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Delaware State Lottery Commission may require extensive background investigations of any new owner acquiring a ten percent (10%) or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of Dover's Capital Stock including shares held by former Grand Prix shareholders and could have an adverse effect on the market for Dover's securities.

     Pursuant to Dover's Bylaws, (a) any holders of Dover Capital Stock including former Grand Prix shareholders, found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock and (b) any holder of Dover Capital Stock intending to acquire ten percent (10%) or more of the outstanding Dover Capital Stock must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Dover Capital Stock are legend to reflect these requirements.

     Anti-takeover Provisions. Certain provisions of Dover's Certificate of Incorporation and Bylaws establish a dual class structure with super majority voting provisions in Dover Class A Common Stock, authorize the issuance of "blank check" preferred stock, stagger the election of directors, establish advance notice requirements for director nominations and actions to be taken at stockholder meetings, and require special approvals for certain business combinations involving Dover and any person owning twenty (20%) or more of Dover's voting stock. Dover has adopted rights plans, as discussed further herein, relative to the Dover Common Stock and the Dover Class A Common Stock which could act to dilute the ownership and control of certain persons that seek to acquire ten percent (10%) or more of the outstanding Dover Common Stock and Dover Class A Common Stock or engage in a tender offer. Dover also is subject to the provisions of Section 203 of the DGCL. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of Dover, which transaction might be viewed favorably by minority stockholders. In addition, if the proposed amendment to Dover's Certificate of Incorporation to increase the number of shares of Dover Capital Stock authorized for issuance is adopted by the stockholders of Dover, the Board of Directors could, in the future, authorize the issuance of any authorized but unissued shares of Dover Common Stock and Dover Class A Common Stock on terms determined by it without further action by the stockholders, unless the shares were issued in a transaction such as a merger or consolidation, which action would require stockholder approval. This means that Dover could sell the majority interest in Dover Common Stock and Dover Class A Common Stock to any party it deems appropriate and by doing so significantly dilute the rights of holders of outstanding shares of Dover Capital Stock. (See "DESCRIPTION OF DOVER CAPITAL STOCK.")

RISKS RELATED TO GRAND PRIX

     Reliance on Single Racing Event. Grand Prix derives a substantial portion of its revenues from the Grand Prix Event. Until 1996, Grand Prix had obtained in excess of eighty percent (80%) of its annual revenues from the Grand Prix Event. This reliance diminished in 1997 and should further diminish as additional races are added at Gateway and Memphis. However, the reliance is still significant with approximately thirty-nine percent (39%) of its revenues in 1997 and seventy-two percent (72%) of its revenues in 1996 being derived from the Grand Prix Event. Although Grand Prix has operated a racing event on the streets of Long Beach for twenty-three (23) years, there can be no assurance that the Grand Prix Event will continue to be successful. Although Grand Prix has an agreement with the City of Long Beach to operate the Grand Prix Event through 2010, and with CART to sanction the Grand Prix Indy Car race through 1998, which agreement may be extended to 2000 at the option of Grand Prix, the loss or cancellation of either of these agreements would have a material adverse effect on the financial viability of Grand Prix. In addition, the loss of public interest in the Grand Prix Event, and corresponding losses in revenues that would ensue from losses in ticket sales, rentals of suites and tents, merchandising and concessions, would have a material adverse effect on the business, financial condition and results of operations of Grand Prix.

     Ability to Meet Payment Obligations on SWIDA Loan. In order to finance the redevelopment of Gateway, Grand Prix entered into a loan agreement with Southwest Illinois Development Authority ("SWIDA"), which agreed to fund a loan to Grand Prix by issuing municipal bonds in the aggregate principal amount of $21,500,000 designated as the "Taxable Sports Facility Revenue Bonds, Series 1996 (Gateway International Motorsports Corporation Project)" (the "Bonds"). The Bonds are unconditionally guaranteed by Grand Prix. The closing of the sale of the Bonds occurred on June 21, 1996. The Bonds were offered by SWIDA on a private placement basis in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act.

     SWIDA has loaned all of the proceeds from the Bond offering to Grand Prix for the purpose of the development, construction and expansion of Gateway, and the funds so obtained were irrevocably committed to complete all planned construction of Gateway.

     The Bonds are enhanced by the moral obligation of the State of Illinois and have a 20-year maturity. Grand Prix issued a 20-year $21,500,000 promissory note to SWIDA which bears interest at an effective rate of approximately 9.1% per annum (the "SWIDA Loan"). Payments of interest are made semi-annually, and began in February 1997, with interest payments through February 1998 derived from an interest reserve fund described below, and principal payments will begin in February 2000. All proceeds from the SWIDA Loan are required to be dedicated by Grand Prix to the redevelopment of Gateway and debt service obligations with respect to the SWIDA Loan.

     As required pursuant to the financing arrangement, Grand Prix established a $2,550,000 interest reserve fund (from the proceeds of the SWIDA Loan). In addition, Grand Prix established a $2,300,000 debt service reserve fund from the net proceeds of its $2,500,000 private placement of its Series A

Convertible Preferred Stock. In January, 1998, Grand Prix substituted an irrevocable standby letter of credit from First Tennessee Bank National Association for the cash on deposit in the debt service reserve fund. (See "Encumbrance of Assets.")

     Additionally, Grand Prix is required to impose a 5% ticket surcharge on all nationally sanctioned motorsports events at Gateway to establish an additional debt service reserve fund for the Bonds. Once $2,000,000 has been accumulated in this fund, excess funds then accumulating will be used to redeem Bonds annually commencing February 1, 2002.

     Although Grand Prix's obligations for interest payments on the SWIDA Loan through February 1998, were reserved out of the proceeds of the SWIDA Loan and were held in an interest reserve fund for the purpose of making those payments, future payments on the SWIDA Loan are intended to be made primarily from the revenues from the operations of Gateway. Although Grand Prix is current on its obligation and expects to meet its future debt payment obligations out of the revenues from Gateway, and although Grand Prix will receive certain assistance from the City of Madison, Illinois in the form of a tax increment finance fund which should assist it in meeting its debt burdens, there can be no assurance that earnings from the future operations of Gateway will be sufficient to meet Grand Prix's debt service obligations. If Grand Prix is unable to meet these obligations, the resulting default could result in the foreclosure on the assets of Gateway, and the acceleration of Grand Prix's obligation to make payment of the full principal amount and all interest due on the SWIDA Loan. If Grand Prix is unable to meet these obligations from its available cash, it would be forced to either borrow funds to repay such obligations or sell assets. Any such event will have a material adverse effect on the business, financial conditions and results of operations of Grand Prix.

     Encumbrance of Assets. In January, 1998, Grand Prix and each of its subsidiaries, signed Guaranty Agreements, co-obligating themselves for the $2,501,825 contingent liability of Gateway International Motorsports Corporation ("Gateway Motorsports"), to First Tennessee Bank National Association under a Reimbursement Agreement pursuant to which First Tennessee Bank National Association issued an irrevocable standby Letter of Credit to secure Gateway Motorsports' obligation to maintain the debt service reserve fund referred to above in connection with its agreement with SWIDA (see "Ability to Meet Payment Obligations on SWIDA Loan"). As further security for the standby letter of credit, Grand Prix's subsidiary, Memphis signed a deed of trust covering the Memphis facility. The Guaranty Agreements, Reimbursement Agreement and Deed of Trust contain various covenants limiting the signatory's financial, debt and financing ratios, which could have the effect of limiting Grand Prix's ability to raise capital by asset financing. Grand Prix's default under its agreement to maintain the debt reserve fund, would result in a draw on the letter of credit and could result in foreclosure on Memphis and trigger Grand Prix's and each subsidiary's obligation to pay all obligations of Gateway Motorsports under the Letter of Credit. If Grand Prix is unable to meet the obligations from its available cash, it would be forced to either borrow funds to repay such obligations or sell assets. Any such event will have a material adverse effect on the business, financial conditions and results of operations to Grand Prix.

     Government Approvals. Operation of the Grand Prix Event is dependent upon obtaining a permit from the City of Long Beach allowing Grand Prix to hold the race on city streets. Grand Prix has such a permit through the year 2010. Traditionally, the city has been cooperative in working with Grand Prix with respect to the terms of the permit and in extending the term thereof. There is no assurance, however, that the City of Long Beach will extend the permit after the year 2010.

     Interest of Certain Persons in the Merger. Certain members of the management of Grand Prix have certain interest in the Merger that are different from or in addition to, the interests of Grand Prix shareholders generally. These certain interests include the likely appointment of Christopher R. Pook to the Dover Board of Directors, the Pook Employment Agreement and the Michaelian Employment Agreement. See "APPROVAL OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger."

     Possible Adverse Tax Effects to Grand Prix Shareholders Resulting from the Merger. The Merger has been structured to qualify as a tax-free "reorganization" under the applicable provisions of the Code, and if the Merger so qualifies, no gain or loss would be recognized for federal income tax purposes by Grand Prix shareholders who receive Dover Common Stock in the Merger (except with respect to cash received in lieu of a fractional share of Dover Common Stock). Irrespective of whether the merger qualifies as a "reorganization," Grand Prix shareholders who exercise dissenters' rights and receive cash as payment of "fair market value" for their Grand Prix Common Stock will recognize gain or loss for income tax purposes. See "DISSENTERS' RIGHTS."

     If, however, the parties determine for whatever reason prior to the Merger that the Merger would not qualify as a tax-free "reorganization," then, at any time prior to the Merger, the parties could either (a) agree to restructure the Merger, as currently contemplated, in a manner which would qualify as a tax-free Reorganization or (b) permit the Merger to result in Grand Prix shareholders recognizing gain or loss with respect to each share of Grand Prix Common Stock surrendered. Such gain or loss would be equal to the difference between such shareholder's basis in its share(s) of Grand Prix Common Stock and the fair market value, as of the Effective Time, of the Dover Common Stock received in exchange thereof. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

     Based on the information available as of the date of this Joint Proxy Statement/Prospectus and current stock prices, Dover and Grand Prix currently intend to report the Merger as a tax-free "reorganization" on their respective federal income tax returns. However, because no ruling has been requested from the IRS, no assurance can be given that the IRS will not take a contrary position. Finally, characterization of the Merger as a tax-free "reorganization" under the Code is not certain because it depends upon the satisfaction of both several legal and factual requirements, some of which cannot be established until the Effective Time and some of which require subjective characterization of complex legal situations. No opinion of counsel has been obtained concerning any federal, state, local or foreign tax consequences of the Merger. Accordingly, each Grand Prix shareholder is strongly advised to seek and rely upon independent, professional tax advice with respect to the specific federal, state, local or foreign tax consequences to such shareholder resulting from the Merger, the ownership and disposition of Dover Common Stock, and the possible effects of changes in federal or other tax laws. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

     Rights of Shareholders of Grand Prix under California and Delaware Law. If the Merger is consummated, the shareholders of Grand Prix, a California corporation, will become stockholders of Dover, a Delaware corporation. The rights of shareholders of California corporations and Delaware corporations differ with respect to, among other things, (i) voting rights, (ii) calling special stockholders meetings, (iii) amending corporate articles and bylaws,
(iv) approving certain corporate transactions, (v) receiving dividends, (vi) electing and removing directors and (vii) the ability to bring stockholder derivative suits. Grand Prix shareholders should keep in mind that in certain respects, Delaware law may be more restrictive than California law and, accordingly, their stockholder rights with respect to Dover Common Stock may be more limited than their rights with respect to Grand Prix Common Stock. Grand Prix shareholders should read and consider carefully the disclosure regarding the material differences in California and Delaware law set forth in "COMPARISON OF RIGHTS OF HOLDERS OF DOVER COMMON STOCK AND HOLDERS OF GRAND PRIX COMMON STOCK." However, neither the summary outlined in this risk factor or the section referenced above are intended to be a complete description of the significant provisions of California and Delaware law pertaining to stockholders' rights and, accordingly, all such disclosure is qualified in its entirety by the corporation laws of California and Delaware, to which Grand Prix shareholders are referred.

                            THE STOCKHOLDER MEETINGS

INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Dover and Grand Prix in connection with the Merger and for the purposes set forth below. The Merger will be effected on the terms and conditions described elsewhere in this Joint Proxy Statement/Prospectus pursuant to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. See "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS" and "THE MERGER AGREEMENT."

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy will first be mailed to stockholders of Dover and Grand Prix on or about May 21, 1998.

     THE MATTERS TO BE CONSIDERED AT THE STOCKHOLDER MEETINGS ARE OF GREAT IMPORTANCE. STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     GRAND PRIX SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXIES. See "THE MERGER -- Exchange of Certificates" for more information regarding such exchange.

DOVER SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is being furnished to holders of Dover Capital Stock as of the Dover Record Date in connection with the solicitation of proxies by the Dover Board of Directors for use at the Dover Special Meeting to be held on June 30, 1998 on the First Floor, 1209 Orange Street, Wilmington, Delaware, starting at 9:00 A.M. (Eastern Daylight Savings
Time), and at any meeting held upon adjournment or postponement thereof, in connection with each of the proposals set forth below.

     At the Dover Special Meeting, holders of Dover Capital Stock will be asked to consider and vote upon (i) the Merger Proposal, (ii) the Issuance Proposal,
(iii) the Option Proposal, (iv) a proposal to amend and restate the Dover Certificate of Incorporation to (a) increase the number of directors serving on the Board of Directors to ten (10) consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members, (b) increase the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares and (c) increase the number of shares of Dover Class A Common Stock authorized for issuance from 30,000,000 shares to 55,000,000 shares, (v) a proposal to elect Christopher R. Pook to serve as a Class I director to the Board of Directors for the remainder of a three (3) year term expiring in the Year 2000, and (vi) such other business as may properly come before the Dover Special Meeting or any adjournment or postponement thereof.

     Merger Proposal. Although not required by either the DGCL or the New York Stock Exchange Listing Requirements (the "Listing Requirements"), the Board of Directors has opted to seek the approval of the Merger and the Merger Agreement from holders of Dover's Capital Stock. The Board of Directors, however, has concluded by a unanimous vote that the Merger is fair to, and in the best interests of, Dover and its stockholders and recommends that stockholders vote in favor of the Merger Proposal. See "APPROVAL OF THE MERGER -- Recommendations of the Dover Board of Directors."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT THE DOVER STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

     Issuance Proposal. The Issuance Proposal is being submitted to the stockholders of Dover for approval in accordance with the Listing Requirements. Among other things, such Listing Requirements generally require that Dover's stockholders approve an acquisition of the stock of another company in exchange for Dover Common Stock if the number of shares of Dover Common Stock to be issued is or will be equal to or in excess of twenty percent (20%) of the number of shares of Dover Common Stock outstanding before the issuance of Dover Common Stock in such transaction. Because the number of shares of Dover Common Stock to be issued pursuant to the Merger Agreement would exceed twenty percent (20%) of the number of shares of Dover Common Stock currently outstanding, the Issuance Proposal is being submitted to Dover stockholders for approval. It is a condition to consummating the Merger that Dover obtain the approval of the New York Stock Exchange to list the Dover Common Stock to be issued pursuant to the Merger. The New York Stock Exchange has granted approval subject to shareholder vote and notice of issuance.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS OF DOVER VOTE FOR THE ISSUANCE PROPOSAL.

     Option Proposal. In connection with the Merger, Dover has agreed to assume the Grand Prix Options outstanding immediately prior to the Effective Time issued under the 1993 Stock Option Plan. The assumption of the Grand Prix Options is being submitted to Dover stockholders for their approval. At the Effective Time, each outstanding option to purchase Grand Prix Common Stock shall be assumed by Dover and shall become an option to purchase that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock subject to such Grand Prix Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price equal to the exercise price of such Grand Prix Option at the Effective Time, divided by the Exchange Ratio, rounded up to the nearest full cent.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OPTION PROPOSAL AND RECOMMENDS THAT THE DOVER STOCKHOLDERS VOTE FOR THE OPTION PROPOSAL.

     Amendment and Restatement of Certificate of Incorporation. The Dover Board of Directors has approved amendments to the Certificate of Incorporation that would (a) increase the number of directors serving on the Board of Directors to ten (10), consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members. This increase will allow Christopher R. Pook, Chairman and Chief Executive Officer of Grand Prix to be nominated as a Class I Director to the Dover Board of Directors, as agreed in the Merger Agreement.

     The Board of Directors has also approved an increase in the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares and an increase in the number of shares of Dover Class A Common Stock authorized for issuance from 30,000,000 shares to 55,000,000 shares. After consummation of the Merger, the authorized but unissued shares of Dover Capital Stock will be available for issuance by Dover from time to time, as determined by the Board of Directors, for any proper corporate purpose, which could include raising capital, paying stock dividends, providing compensation or benefits to employees or, among other things, acquiring other companies or businesses.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOREGOING PROPOSED AMENDMENTS AND RECOMMENDS THAT THE DOVER STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION THAT WOULD INCREASE THE NUMBER OF DIRECTORS AND INCREASE THE AMOUNT OF AUTHORIZED DOVER CAPITAL STOCK.

     Election of Directors.  The Dover Board of Directors is divided into three
(3) classes, with the term of office of one class expiring each year. Christopher R. Pook has been nominated by the Dover Board of Directors for election as a Class I director at the Dover Special Meeting for the remainder of a three (3) year term expiring in the year 2000. The Merger Agreement requires that the Dover Board of Directors submit to Dover stockholders for their approval the increase of the Dover Board of Directors to ten (10) directors. In addition, the Merger Agreement provides that Dover will use its best efforts to nominate Christopher R. Pook as a Class I Director of Dover.

     Christopher R. Pook, age 57, founded Grand Prix and has served as Chairman of its Board of Directors, Chief Executive Officer and President since its inception in 1974. Mr. Pook is a former member of the Board of Governors of California State University, Long Beach; was a California delegate appointed by President Clinton to the White House Conference on Travel and Tourism; was Co-Chair, with Long Beach Mayor Beverly O'Neill, of Long Beach Strategic Marketing, Inc.; is a Board Member of the Long Beach Area Convention and Visitors Bureau; is past Chairman of the Great Los Angeles World Trade Center Association; was four-time Fund Raising Chairman of California State University; and is a Board Member of the Long Beach Symphony. He is a past recipient of the Salesman of the Year award from Sales and Marketing Executives; he was recently presented with the first annual Entrepreneur of the Year Award by the Long Beach Chamber of Commerce. On two occasions he has been awarded a key to the City of Long Beach for his efforts on behalf of the community and is a past Chairman of the Board of Directors of the Greater Long Beach Area Chamber of Commerce. Mr. Pook is one of the original developers of the concept of modern-day racing through city streets in the United States.

     Unless otherwise indicated, the proxy holders will vote the proxies received by them for Christopher R. Pook. If Christopher R. Pook is unable or declines to serve as a director at the time of the Dover Special Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors. It is not expected that Christopher R. Pook will be unable or will decline to serve as a director.

     THE DOVER BOARD OF DIRECTORS HAS UNANIMOUSLY NOMINATED MR. POOK AND RECOMMENDS THAT THE DOVER STOCKHOLDERS VOTE FOR CHRISTOPHER R. POOK AS A CLASS I DIRECTOR OF DOVER.

     Quorum; Voting Rights. Only holders of record of Dover Common Stock and Dover Class A Common Stock at the close of business on May 18, 1998 are entitled to notice of and to vote at the Dover Special Meeting or any adjournment or postponement thereof. At the close of business on the Dover Record Date, there were outstanding and entitled to vote 2,998,950 shares of Dover Common Stock and 12,249,380 shares of Dover Class A Common Stock. Each holder of record of Dover Common Stock is entitled to cast one vote per share, and each holder of record of Dover Class A Common Stock is entitled to cast ten votes per share, on any matter that may properly come before the Dover Special Meeting. The holders of Dover Common Stock and Dover Capital Stock will vote together with regard to the Merger Proposal, the Issuance Proposal, the Option Proposal and the election of the Class I Director. However, as required by the DGCL, holders of the Dover Common Stock and holders of Dover Class A Common Stock will vote separately on the amendments to Dover's Certificate of Incorporation.

     A majority of the issued and outstanding shares of Dover Capital Stock entitled to vote at the Dover Special Meeting must be represented at the Dover Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The affirmative vote of a majority of the voting power of the issued and outstanding Dover Capital Stock is required to approve the Merger Proposal, the Issuance Proposal and the Option Proposal. Any amendment to Dover's Certificate of Incorporation requires the affirmative vote of the majority of the shares of Dover Common Stock, voting as a class, and the affirmative vote of the majority of the shares of Dover Class A Common Stock, voting as a class, outstanding on the Dover Record Date. The election of the Dover Class I nominee to the Dover Board of Directors named herein will be determined by a plurality of the votes cast by the shares of Dover Capital Stock entitled to vote at the election.

     As of the Dover Record Date, the directors and executive officers of Dover owned or had voting control over an aggregate of 10,894,730 shares of Dover Capital Stock, representing approximately 86.8% of the voting power of the votes entitled to be cast at the Dover Special Meeting. Each of the directors and executive officers of Dover has advised Dover that he or she intends to vote or direct the vote of all the outstanding shares of Dover Capital Stock over which he or she has voting control in favor of the approval of the Merger Proposal, the Issuance Proposal, the Option Proposal, the approval of the proposed amendments to the Certificate of Incorporation, and the election of Christopher R. Pook to the Dover Board of Directors. Moreover, pursuant to the Dover Support Agreement, more than a majority of the Dover Capital Stock voting power will be voted by proxy by a person designated by Grand Prix in favor of the Merger Proposal, the Issuance Proposal, the Option Proposal and the proposed amendments to the Certificate of Incorporation, in favor of the election of Christopher R. Pook as a director of Dover and against certain transactions. (See "THE MERGER -- Transactions in Connection with the Merger" and "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger.")

     Proxies. All proxies in the enclosed form that are properly executed and returned to Dover will be voted at the Dover Special Meeting or any adjournments or postponements thereof, in accordance with any instructions thereon, or, if no instructions are made, will be voted FOR the approval of the Merger Proposal, FOR approval of the Issuance Proposal, FOR the approval of the Option Proposal, FOR the approval of the proposed amendments to the Certificate of Incorporation, and FOR the election of Christopher R. Pook to the Dover Board of Directors. Stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. Any Dover stockholder may revoke a proxy at any time before it is voted by submitting a later dated proxy, by appearing in person at the Dover Special Meeting and voting thereat, or by delivering a written notice to the Secretary of Dover stating that the proxy is revoked. If a stockholder is not the registered holder of his, her or its shares, such stockholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

     If an executed proxy is returned by a broker holding shares of Dover Common Stock in a street name and indicates that the broker does not have discretionary authority as to certain shares to vote on a certain matter (a "broker non-vote"), such shares will be counted for purposes of determining whether there is a quorum but will not be considered as present and entitled to vote with respect to that matter. If an executed proxy is returned by a stockholder and the stockholder has abstained from voting on a matter listed in the proxy, such shares will be counted for purposes of determining the presence or absence of a quorum and for purposes of determining the aggregate voting power and number of shares represented at the Dover Special Meeting. Accordingly, because the Merger Proposal, the Issuance Proposal and the Option Proposal each require the approval of a majority of the voting power of Dover Capital Stock issued and outstanding as of the Dover Record Date, abstentions will have the same effect as a no vote and broker non-votes will have no effect on the outcome of such proposals, assuming a quorum otherwise exists. The proposed amendments to Dover's Certificate of Incorporation, which proposal will be voted on by class, requires the approval of a majority of the issued and outstanding shares of Dover Common Stock and a majority of the issued and outstanding shares of Dover Class A Common Stock, each as issued and outstanding on the Dover Record Date and abstentions and broker non-votes will have the same effect as a no vote. Because the election of the Class I Dover director will be determined by a plurality of the vote, abstentions and broker non-votes will have no effect on the outcome of such proposal, assuming a quorum otherwise exists.

     The Dover Board of Directors does not know of any matters other than those set forth in the Notice of Dover Special Meeting and in this Joint Proxy Statement/Prospectus which may come before the Dover Special Meeting. If any other matters are properly presented at the Dover Special Meeting for action, including, among other things, consideration of a motion to adjourn the Dover Special Meeting to another place and/or time (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the applicable form of proxy and acting thereunder will have the discretion to vote in accordance with their best judgment on such matters, unless such authorization is withheld.

     Solicitation of Proxies; Expenses. All expenses related to Dover's solicitation of proxies, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be split equally by Dover and Grand Prix. In addition to solicitation by mail, proxies may be solicited by directors, officers and regular employees of Dover by telephone or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Dover Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

PRINCIPAL STOCKHOLDERS OF DOVER

     As of May 18, 1998, only eight (8) persons were known to Dover to own beneficially more than five percent (5%) of the outstanding shares of Dover Common Stock or Dover Class A Common Stock. The following table sets forth the name and address of each such person as well as information regarding such person's ownership of Dover Capital Stock as well as the beneficial ownership of all executive officers, directors and director nominees, individually and as a group. Individuals have sole voting and investment power over the shares shown, unless otherwise indicated in the footnotes. See "INFORMATION CONCERNING THE COMPANIES" for a listing of executive officers, directors and director nominees of Dover, a brief description of each individual so named, committees of Dover's Board of Directors and compensation of Dover executive officers.

                                                                         NUMBER OF SHARES AND
NAME AND ADDRESS                                        TITLE OF         NATURE OF BENEFICIAL   PERCENT OF
OF BENEFICIAL OWNERS                                     CLASS               OWNERSHIP(1)         CLASS
--------------------                                    --------         --------------------   ----------
John W. Rollins, Sr.(2)  .......................      Common Stock             --                   --
  One Rollins Plaza                               Class A Common Stock         5,983,930(3)       48.9%
  Wilmington, DE 19803
Henry B. Tippie ................................      Common Stock             --                   --
  P.O. Box 26557                                  Class A Common Stock         1,600,000          13.1%
  Austin, TX 78755
Eugene W. Weaver ...............................      Common Stock             --                   --
  One Rollins Plaza                               Class A Common Stock           780,000(4)        6.4%
  Wilmington, DE 19803
Gary W. Rollins ................................      Common Stock             --                   --
  2170 Piedmont Street, NE                        Class A Common Stock         1,015,000           8.3%
  Atlanta, GA 30301
R. Randall Rollins(2) ..........................      Common Stock             --                   --
  2170 Piedmont Street, NE                        Class A Common Stock         1,015,000           8.3%
  Atlanta, GA 30301
Jeffrey W. Rollins(2) ..........................      Common Stock             --                   --
  One Rollins Plaza                               Class A Common Stock           658,750(5)        5.4%
  Wilmington, DE 19803
Melvin L. Joseph ...............................      Common Stock             --                   --
  One Rollins Plaza                               Class A Common Stock           362,500           3.0%
  Wilmington, DE 19803
Denis McGlynn ..................................      Common Stock                   100            --
  1131 North DuPont Highway                       Class A Common Stock           254,500           2.1%
  Dover, DE 19901
John W. Rollins, Jr.(2)  .......................      Common Stock                   450            --
  One Rollins Plaza                               Class A Common Stock           237,000(6)        1.9%
  Wilmington, DE 19803
Robert M. Comollo ..............................      Common Stock                 1,000            --
  1131 North DuPont Highway                       Class A Common Stock         --                   --
  Dover, DE 19901
Patrick J. Bagley ..............................      Common Stock                   500            --
  One Rollins Plaza                               Class A Common Stock         --                   --
  Wilmington, DE 19803
Michael B. Kinnard .............................      Common Stock                 1,000(7)         --
  One Rollins Plaza                               Class A Common Stock         --                   --
  Wilmington, DE 19803

                                                                         NUMBER OF SHARES AND
NAME AND ADDRESS                                        TITLE OF         NATURE OF BENEFICIAL   PERCENT OF
OF BENEFICIAL OWNERS                                     CLASS               OWNERSHIP(1)         CLASS
--------------------                                    --------         --------------------   ----------
Timothy R. Horne ...............................      Common Stock             --                   --
  One Rollins Plaza                               Class A Common Stock         --                   --
  Wilmington, DE 19803
Christopher R. Pook ............................      Common Stock             --                   --
  3000 Pacific Avenue                             Class A Common Stock         --                   --
  Long Beach CA 90806
T. Rowe Price ..................................      Common Stock               150,000(8)        5.0%
  100 East Pratt Street                           Class A Common Stock         --                   --
  Baltimore, MD 21202
PNC Bank Corp. .................................      Common Stock               174,125(9)        5.8%
  One PNC Plaza                                   Class A Common Stock                --            --
  249 Fifth Avenue
  Pittsburgh, PA 15222-2707
All Directors and Officers as a Group (13             Common Stock                 3,050            --
  persons) .....................................  Class A Common Stock        10,891,680          88.9%

------------------
(1) As to officers and directors, shares are owned directly and of record. Class A Common Stock is convertible, at any time, on a share-for-share basis into Dover Common Stock at the option of the holders thereof. As a result, pursuant to Rule 13d of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Dover Common Stock which such stockholder may acquire upon conversion of the Class A Common Stock. In order to avoid overstatement, the amount of Dover Common Stock beneficially owned does not take into account such shares of Dover Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Dover Class A Common Stock held by a stockholder). The above numbers exclude the following shares of Dover Common Stock subject to options granted under Dover's 1996 Stock Option Plan which the listed beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d of the Exchange Act: Denis McGlynn, 5,000 shares; Eugene W. Weaver, 2,500 shares; and all directors and officers as a group, 12,000 shares. The above numbers also exclude the following shares of Dover Class A Common Stock subject to options granted under Dover's 1991 Stock Option Plan which the listed beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d of the Exchange Act: Denis McGlynn, 90,000 shares and Melvin L. Joseph, 22,500 shares.

(2) John W. Rollins, Sr. is the uncle of R. Randall Rollins and the father of John W. Rollins, Jr. and Jeffrey W. Rollins.

(3) Does not include 9,200 shares of Dover Class A Common Stock held by his wife and 7,600 shares of Dover Common Stock held by his wife as Custodian for his minor children, as to which Mr. Rollins disclaims any beneficial interest.

(4) Does not include 20,000 shares of Dover Class A Common Stock held by his wife and 300,000 shares of Dover Class A Common Stock owned by a partnership over which Mr. Weaver has sole voting power, as to which Mr. Weaver disclaims any beneficial interest.

(5) Does not include 450 shares of Dover Class A Common Stock held by his wife and 2,700 shares held by his wife as Custodian for his minor children, as to which Mr. Rollins disclaims any beneficial interest.

(6) Does not include 450 shares of Dover Common Stock held by his wife and 950 shares of Dover Common Stock held as trustee, as to which Mr. Rollins disclaims any beneficial interest.

(7) Does not include 1,000 shares of Dover Common Stock held by his wife and 1,000 shares of Dover Common Stock held by his wife as Custodian for his minor children, as to which Mr. Kinnard disclaims any beneficial interest.

(8) Shares are owned by the T. Rowe Price New Horizons Fund for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser. Price Associates has sole dispositive power for the entire holding of 150,000 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information stated herein is based solely upon the most recent Report of Beneficial Ownership on Schedule 13G filed by T. Rowe Price.

(9) Based upon the most recent Report of Beneficial Ownership on Schedule 13G filed by PNC Bank Corp.

GRAND PRIX SPECIAL MEETING

     At the Grand Prix Special Meeting, the holders of Grand Prix Common Stock will consider and vote upon (i) the approval of the Merger Proposal and (ii) such other matters as may properly come before the Grand Prix Special Meeting or any adjournments or postponements thereof.

     Merger Proposal. As required by the California Code, the Board of Directors is hereby submitting the Merger Proposal to the holders of Grand Prix Common Stock for their approval. In the event that a majority of Grand Prix's shareholders do not approve the foregoing, the proposed transaction with Dover will not be consummated as contemplated. The Grand Prix Board of Directors however has concluded that the Merger is fair to, and in the best interests of, Grand Prix and its shareholders and recommends that shareholders vote in favor of the Merger Proposal. See "APPROVAL OF THE MERGER -- Recommendations of the Grand Prix Board of Directors."

THE BOARD OF DIRECTORS RECOMMENDS THAT THE GRAND PRIX SHAREHOLDERS VOTE FOR THE MERGER PROPOSAL.

     Quorum; Voting Rights. Holders of record of Grand Prix Common Stock at the close of business on May 18, 1998 are entitled to notice of, and to vote at, the Grand Prix Special Meeting or any adjournment or postponement thereof. As of the Grand Prix Record Date, there were 222 shareholders of record holding an aggregate of approximately 4,677,187 shares of Grand Prix Common Stock. The holders of record on the Grand Prix Record Date of shares of Grand Prix Common Stock are entitled to one vote per share of Grand Prix Common Stock on each matter submitted to a vote at the Grand Prix Special Meeting. A majority of the issued and outstanding shares of Grand Prix Common Stock entitled to vote at the Grand Prix Special Meeting must be represented at the Grand Prix Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business. The approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Grand Prix Common Stock.

     As of the Grand Prix Record Date, the directors and executive officers of Grand Prix owned or had voting control over an aggregate of 892,915 shares of Grand Prix Common Stock. Each of the directors and executive officers of Grand Prix has advised Grand Prix that he or she intends to vote or direct the vote of all outstanding shares of Grand Prix Common Stock over which he or she has voting control in favor of the approval of the Merger Proposal. Pursuant to the Grand Prix Support Agreement, dated as of March 26, 1998, by and among Dover and certain shareholders of Grand Prix, certain shareholders have agreed that all of their shares of Grand Prix Common Stock will be voted in favor of the Merger Proposal at the Grand Prix Special Meeting by a proxy appointed by Dover. Approximately 38% of the shareholders of Grand Prix are parties to the Support Agreement, constituting a majority of the voting power of Grand Prix on a fully diluted basis when combined with the shares of Grand Prix owned by Dover. See "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Interests of Certain Persons in the Merger."

     Proxies. All shares of Grand Prix Common Stock represented by properly executed proxies received at or prior to the Grand Prix Special Meeting that have not been revoked will be voted at the Grand Prix Special Meeting in accordance with the instructions contained therein. If no instructions are indicated, such shares of Grand Prix Common Stock will be voted in favor of the Merger Proposal. Grand Prix does not know of any matters other than as described in the accompanying Notice of Grand Prix Special Meeting and in this Joint Proxy Statement/Prospectus that are to come before the Grand Prix Special Meeting. A shareholder voting by proxy pursuant to this proxy solicitation may revoke a proxy (i) by submitting at any time prior to the vote on the approval of the applicable proposal a later dated proxy with respect to the same shares, (ii) by delivering written notice of revocation to the Secretary of Grand Prix at any time prior to such vote or (iii) by attending the Grand Prix Special Meeting and voting in person. Mere attendance at the Grand Prix Special Meeting will not in and of itself revoke a proxy. If a Grand Prix shareholder is not the registered direct holder of his or her shares, such shareholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

     If an executed proxy is returned by a broker holding shares of Grand Prix Common Stock in a street name and indicates that the broker does not have discretionary authority as to certain shares to vote on a certain matter, such shares will be counted for purposes of determining whether there is a quorum but will not be considered as present and entitled to vote with respect to that matter. If an executed proxy is returned by a shareholder and the shareholder has abstained from voting on a matter listed in the proxy, such shares will be counted for purposes of determining the presence or absence of a quorum and for purposes of determining the aggregate voting power and number of shares represented at the Grand Prix Special Meeting. Accordingly, because the Merger Proposal requires the affirmative vote of a majority of issued and outstanding shares of Grand Prix Common Stock, abstentions and broker non-votes will have the same effect as a vote against such proposals.

     The Grand Prix Board of Directors does not know of any matters other than those set forth herein which may come before the Grand Prix Special Meeting. If any other matters are properly presented at the Grand Prix Special Meeting for action, including, among other things, consideration of a motion to adjourn the Grand Prix Special Meeting to another place and/or time (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the applicable form of proxy and acting thereunder will have the discretion to vote in accordance with their best judgment on such matters, unless such authorization is withheld.

     Solicitation of Proxies; Expenses. All expenses related to Grand Prix's solicitation of proxies will be borne by Grand Prix. In addition to solicitation by mail, directors, officers and employees of Grand Prix may solicit proxies by telephone or otherwise. Such directors, officers and employees of Grand Prix will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Grand Prix Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

PRINCIPAL SHAREHOLDERS OF GRAND PRIX

     As of May 18, 1998, only six (6) persons were known to Grand Prix to own beneficially more than five percent (5%) of the outstanding shares of Grand Prix Common Stock. The table below sets forth the name of each such person as well as information regarding the ownership of Grand Prix Common Stock by each executive officer and director of Grand Prix and by all officers and directors as a group. Individuals have sole voting power over the shares shown, unless otherwise indicated in the footnotes.

     On March 26, 1998 pursuant to separate Stock Purchase Agreements entered into with Penske and Midwest, Dover acquired an aggregate of 680,000 shares of Grand Prix Common Stock. Penske and Midwest each sold Dover all of their respective holdings, 340,000 shares of Grand Prix Common Stock each. As a result of these purchases, Dover owns 14.54% of the outstanding Grand Prix Common Stock. However, according to the terms of the Merger Agreement, shares of Grand Prix Common Stock held by Dover will not be exchanged for Dover Common Stock. As a shareholder, Dover is entitled to and intends to vote its shares in favor of the Merger Proposal.

                                                                         NUMBER OF
                                                     TITLE OF      SHARES AND NATURE OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                  CLASS       BENEFICIAL OWNERSHIP(1)      CLASS(2)
------------------------------------               ------------   -----------------------   --------------
Christopher R. Pook(3)...........................  Common Stock            515,558              10.70%
  3000 Pacific Avenue
  Long Beach, California 90806
James P. Michaelian(4)...........................  Common Stock            263,459               5.53%
  3000 Pacific Avenue
  Long Beach, California 90806
Dwight R. Tanaka(5)..............................  Common Stock             65,619               1.40%
  3000 Pacific Avenue
  Long Beach, California 90806
Ronald C. Shirley................................  Common Stock                 --                  --
  3000 Pacific Avenue
  Long Beach, California 90806
Michael S. Clark(6)..............................  Common Stock             38,535               0.82%
  3000 Pacific Avenue
  Long Beach, California 90806
Kevin O'Brien....................................  Common Stock                 --                  --
  3000 Pacific Avenue
  Long Beach, California 90806
Joseph Ainge(7)..................................  Common Stock             57,978               1.24%
  3000 Pacific Avenue
  Long Beach, California 90806
Daniel S. Gurney(8)..............................  Common Stock             82,792               1.77%
  3000 Pacific Avenue
  Long Beach, California 90806
Wayne Kees(8)....................................  Common Stock             57,978               1.24%
  3000 Pacific Avenue
  Long Beach, California 90806
George Pellin(7).................................  Common Stock             71,146               1.52%
  3000 Pacific Avenue
  Long Beach, California 90806
Denis McGlynn....................................  Common Stock                 --                  --
  1131 N. DuPont Highway
  Dover, Delaware 19901
Timothy R. Horne.................................  Common Stock                 --                  --
  1131 N. DuPont Highway
  Dover, Delaware 19901
Eugene W. Weaver.................................  Common Stock                 --                  --
  1131 N. DuPont Highway
  Dover, Delaware 19901
Dover Downs Entertainment, Inc...................  Common Stock            680,000              14.54%
  1131 N. DuPont Highway
  Dover, Delaware 19901
Nicholas Company Inc.(9).........................  Common Stock            251,000               5.37%
  700 North Water Street
  Suite 1010
  Milwaukee, WI 53202
Wellington Management Company, LLP...............  Common Stock            328,000               7.01%
  75 State Street, 19th Floor
  Boston, MA 02109
Laifer Capital Management, Inc.(10)..............  Common Stock            264,041               5.65%
  45 West 45th St., 9th Floor
  New York, NY 10036
All executive officers and directors as a group
  (16 persons)(11)...............................  Common Stock          1,187,078              25.38%

                                                                              (Footnotes on next page)

------------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Grand Prix Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from May 18, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) Based on 4,677,187 shares of Grand Prix Common Stock outstanding, subject to the second sentence of footnote 1 above.

 (3) Includes options to purchase 139,548 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998. Includes 65,805 shares of Grand Prix Common Stock owned by Ellen Pook, the spouse of Mr. Pook.

 (4) Includes options to purchase 86,961 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998.

 (5) Includes options to purchase 10,415 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998.

 (6) Includes options to purchase 6,345 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998.

 (7) Includes options to purchase 11,951 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998.

 (8) Includes options to purchase 8,964 shares of Grand Prix Common Stock exercisable within 60 days of May 18, 1998.

 (9) Said 251,000 shares of Grand Prix Common Stock are held by Nicholas Company, Inc. an investment advisor which has dispositive power over the shares invested in Nicholas Limited Edition, Inc. which has voting power over the shares.

(10) Laifer Capital Management, Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940. It has shared voting power over 90,341 shares and sole voting power over 173,700 shares.

(11) Includes all executive officers and current directors of Grand Prix.

     See "INFORMATION CONCERNING THE COMPANIES" for a listing of Grand Prix's executive officers and directors and a brief description of each individual named.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share data of Dover and Grand Prix on a historical and on an unaudited pro forma basis and unaudited equivalent pro forma basis, after giving effect to the Merger. The pro forma combined per share data give effect to the Merger at the estimated Exchange Ratio of 0.63 shares of Dover Common Stock for each outstanding share of Grand Prix Common Stock. The actual number of shares of Dover Common Stock to be issued in the Merger will be determined at the Effective Time based on the Exchange Ratio at the Effective Time. The unaudited pro forma combined per share data do not purport to represent what Dover's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Dover's financial position or results of operations for any future date or period.

     This data should be read in conjunction with the historical consolidated financial statements of Dover and the historical consolidated financial statements of Grand Prix and the pro forma financial information included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                   GRAND
                                                                                    PRIX
                                                          HISTORICAL     DOVER   ----------
                                                         -------------   -----   EQUIVALENT
                                                                 GRAND    PRO       PRO
                                                         DOVER   PRIX    FORMA     FORMA
                                                         -----   -----   -----   ----------
Net earnings (loss) per common share for the:
  Year ended June 30, 1997 (basic).....................  $1.11     .45    .96        .60
  Year ended June 30, 1997 (diluted)...................   1.08     .42    .93        .59
  Nine Months ended March 31, 1998 (basic).............    .90    (.48)   .59        .37
  Nine Months ended March 31, 1998 (diluted)...........    .87    (.48)   .57        .36

Book value per common share:
  at June 30, 1997.....................................   3.57    5.45   7.71       4.86
  at March 31, 1998....................................   4.22    6.17   7.92       5.13

Cash dividends per common share:
  for the year ended June 30, 1997.....................    .16      --    .16        .10
  for the nine months ended March 31, 1998.............    .24      --    .24        .15

          DOVER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

FIVE-YEAR SELECTED FINANCIAL DATA
(in thousands, except per share data)

                                           NINE        NINE
                                          MONTHS      MONTHS
                                           ENDED       ENDED                 YEAR ENDED JUNE 30
                                         MARCH 31,   MARCH 31,   -------------------------------------------
                                           1998        1997       1997      1996     1995     1994     1993
                                         ---------   ---------   -------   ------   ------   ------   ------
                                              (UNAUDITED)                         (AUDITED)
Revenues:
Motorsports............................   $12,194      9,515      20,516   18,110   16,282   13,561   11,984
Gaming.................................    84,324     56,641      81,162   31,980    1,250      796    2,058
  Total revenues.......................    96,518     66,156     101,678   50,090   17,532   14,357   14,042
Earnings before income taxes...........    23,437     15,892      28,239   15,593    7,239    5,791    4,791
Net earnings                               13,646      9,272      16,472    9,196    4,284    3,562    2,908
Earnings per common share (basic)......       .90        .63        1.11      .66      .31      .26      .21
Earnings per common share (diluted)....       .87        .61        1.08      .63      .30      .26      .21

                                            AT          AT
                                         MARCH 31,   MARCH 31,
                                           1998        1997                      AT JUNE 30
                                         ---------   ---------   -------------------------------------------
Total assets...........................   $87,776     65,410      71,261   42,311   25,422   19,776   17,208
Long-term debt.........................       746        761         760      766      698      776      878
Shareholders' equity...................    64,319     48,201      54,300   23,715   14,225    9,923    6,361

       GRAND PRIX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

FIVE-YEAR SELECTED FINANCIAL DATA
(000's Omitted, except for Per Share Amounts)

                             THREE MONTHS       NINE MONTHS                  FIVE
                                ENDED              ENDED          YEAR      MONTHS               YEARS ENDED
                             FEBRUARY 28,      FEBRUARY 28,      ENDED      ENDED                 JUNE 30,
                           ----------------   ---------------   NOV. 30,   NOV. 30,   ---------------------------------
OPERATING RESULTS DATA      1998      1997     1998     1997      1997     1996(1)     1996     1995     1994     1993
----------------------     -------   ------   ------   ------   --------   --------   ------   ------   ------   ------
  Revenues:
  Motorsports............  $   433      403   12,731    4,013    30,909      1,960    15,251   11,626   10,624   10,389
  Gaming.................       --       --       --       --        --         --        --       --       --       --
    Total revenues.......      433      403   12,731    4,013    30,909      1,960    15,251   11,626   10,624   10,389
  Earnings (loss) before
    income taxes.........   (2,366)  (1,211)  (3,508)  (3,480)    3,032     (2,140)    2,275    1,777    1,145      626
  Net earnings (loss)....   (1,372)    (764)  (2,034)  (2,180)    1,671     (1,387)    1,320    1,012      941      288


PER SHARE DATA
-------------------------
  Earnings (loss) per
  common share (basic)...    ($.29)    (.22)    (.48)    (.60)      .43       (.38)      .66      .52      .52      .18
  Earnings (loss) per
    common share
    (diluted)............     (.29)    (.22)    (.48)    (.60)      .42       (.38)      .64      .52      .52      .18

BALANCE SHEET DATA
-------------------------
  Total assets...........  $62,116   53,271   62,116   53,271    58,156     46,886    48,087    6,632    5,372    4,673
  Long-term debt.........   23,666   22,932   23,666   22,932    23,693     22,932    23,030    1,691    1,694    1,756
  Shareholders' equity...   28,778   16,706   28,778   16,706    30,042     17,483    18,870    3,248    2,231    1,484

------------------
(1) In December 1996 Grand Prix changed its fiscal year end from June 30 to November 30.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                ($000'S OMITTED)
                                  (UNAUDITED)

                                             HISTORICAL       PRO FORMA ADJUSTMENTS
                                HISTORICAL     GRAND          ----------------------            PRO FORMA
                                  DOVER         PRIX           DEBIT         CREDIT             COMBINED
                                ----------   ----------       -------       --------            ---------
ASSETS
Current assets:
Cash and cash equivalents.....   $13,263       $5,594                                            $18,857
Accounts receivable...........     3,085        1,726                                              4,811
Due from State of Delaware....     2,161           --                                              2,161
Inventory.....................       305          366                                                671
Prepaid expenses and other....     1,241        1,639                                              2,880
Prepaid income taxes..........        --        2,064                                              2,064
Deferred income taxes.........       315          207                                                522
                                 -------       ------         ------        -------              -------
     Total current assets.....    20,370       11,596                                             31,966
Property, plant & equipment,
  net.........................    53,935       45,251         15,330(1)                          114,516
Restricted cash...............        --        3,757                                              3,757
Intangibles, net..............     2,931           --         53,392(2)                           56,323
Long term investments.........    10,540           --                        10,540(5)                --
Other assets..................        --        1,512                                              1,512
                                 -------       ------         ------        -------              -------
     Total assets.............    87,776       62,116         68,722         10,540              208,074
                                 =======       ======         ======        =======              =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
Accounts payable..............   $ 2,425         $712                                            $ 3,137
Purses due horsemen...........       996           --                                                996
Income taxes payable..........        14           --                                                 14
Accrued liabilities...........     3,553          169                           355(4)             4,077
Deferred revenue..............    14,983        7,482                                             22,465
Notes payable current.........        19          194                                                213
                                 -------       ------         ------        -------              -------
     Total current
        liabilities...........    21,990        8,557                           355               30,902
                                 -------       ------         ------        -------              -------
Notes payable long term.......       746       23,666                                             24,412
Other long term liabilities...        --          200                                                200
Deferred income taxes.........       721          915                         6,285(3)             7,921
SHAREHOLDERS' EQUITY:
  Common stock................       300       26,644         26,644(7)         251(6)               551
  Class A common stock........     1,225           --                                              1,225
  Additional paid in
     capital..................    21,109           --                        80,069(6)           101,178
  Retained earnings...........    41,685        2,492          2,492(7)                           41,685
  Shareholders' notes.........        --         (358)                          358(7)                --
                                 -------       ------         ------        -------              -------
     Total shareholders'
        equity................    64,319       28,778         29,136         80,678              144,639
                                 -------       ------         ------        -------              -------
     Total liabilities and
        shareholders'
        equity................    87,776       62,116         29,136         87,318              208,074
                                 =======       ======         ======        =======              =======

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                        FOR THE YEAR ENDED JUNE 30, 1997
                 ($000'S OMITTED, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                 PRO FORMA ADJUSTMENTS
                                     HISTORICAL   GRAND PRIX    -----------------------       PRO FORMA
                                       DOVER      (UNAUDITED)   DEBIT            CREDIT       COMBINED
                                     ----------   -----------   ------           ------       ---------
Revenues
  Motorsports......................   $20,516       $23,908     $   --            $ --         $44,424
  Gaming...........................    81,162            --         --              --          81,162
                                      -------       -------     ------            ----         -------
                                      101,678        23,908         --              --         125,586
                                      -------       -------     ------            ----         -------

Expenses
  Operating........................    68,559        14,013         --              --          82,572
  Depreciation and amortization....     2,084         1,527      1,786(8)(9)        --           5,397
  General and administrative.......     3,065         5,177         --              --           8,242
                                      -------       -------     ------            ----         -------
Operating earnings.................    27,970         3,191      1,786              --          29,375
Interest (income) expense..........      (269)          200         --              --             (69)
                                      -------       -------     ------            ----         -------
Earnings before income taxes.......    28,239         2,991      1,786              --          29,444
Income taxes.......................    11,767         1,256         --             185(11)      12,838
                                      -------       -------     ------            ----         -------
Net earnings.......................    16,472         1,735      1,786             185          16,606
Series B preferred dividends.......        --          (104)        --             104(10)           0
                                      -------       -------     ------            ----         -------
Net earnings.......................   $16,472       $ 1,631     $1,786            $289         $16,606
                                      =======       =======     ======            ====         =======

Earnings per common share
        -basic.....................   $  1.11                                                  $   .96
        -diluted...................   $  1.08                                                  $   .93

Weighted average shares
  outstanding......................
        -basic.....................    14,863                                                   17,374
        -diluted...................    15,275                                                   17,941

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                 ($000'S OMITTED, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  HISTORICAL    PRO FORMA ADJUSTMENTS
                                     HISTORICAL     GRAND      ------------------------      PRO FORMA
                                       DOVER       PRIX(1)      DEBIT            CREDIT      COMBINED
                                     ----------   ----------   -------           ------      ---------
Revenues
  Motorsports......................   $12,194      $12,731     $    --           $  --        $24,925
  Gaming...........................    84,324           --          --              --         84,324
                                      -------      -------     -------           -----        -------
                                       96,518       12,731          --              --        109,249
                                      -------      -------     -------           -----        -------

Expenses
  Operating........................    68,370        6,547          --              --         74,917
  Depreciation and amortization....     1,962        1,238       1,340(12)(13)      --          4,540
  General and administrative.......     3,239        6,975          --              --         10,214
                                      -------      -------     -------           -----        -------
Operating earnings (loss)..........    22,947       (2,029)      1,340              --         19,578
Interest (income) expense..........      (490)       1,357          --              --            867
Other expense......................        --          122          --              --            122
                                      -------      -------     -------           -----        -------
Earnings (loss) before income
  taxes............................    23,437       (3,508)      1,340              --         18,589
Income taxes.......................     9,791       (1,474)         --             139(15)      8,178
                                      -------      -------     -------           -----        -------
Net earnings (loss)................    13,646       (2,034)      1,340             139         10,411
Series B preferred dividends.......        --          (36)         --              36(14)         --
                                      -------      -------     -------           -----        -------
Net earnings (loss) applicable to
  common stock.....................   $13,646      $(2,070)    $ 1,340           $ 175        $10,411
                                      =======      =======     =======           =====        =======

Earnings per common share
        basic......................   $  0.90                                                 $   .59
        diluted....................   $  0.87                                                 $   .57

Weighted average shares outstanding
        basic......................    15,245                                                  17,756
        diluted....................    15,597                                                  18,263

------------------
(1) The nine month period presented above excludes the three month period from March 1, 1997 through May 31, 1997. Grand Prix's business is highly seasonal, and therefore, the results of the nine month period are not necessarily representative of a twelve month period. Net earnings for the three month period ended May 31, 1997 were $3,159,000.

                     UNAUDITED SELECTED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

ACCOUNTING TREATMENT OF THE MERGER

     If the Merger is consummated, it will be accounted for using the purchase method of accounting applied in accordance with GAAP. Consequently, the assets and liabilities of Grand Prix will be recorded at their estimated fair value, with any difference between the amount of such fair value and the Grand Prix acquisition purchase price being recorded as goodwill. The operating results of the combined company will include the results of operations of the Surviving Corporation.

     The Grand Prix pro forma acquisition purchase price of $91,215,000 was determined by applying a price per share of $29.10 (being the average closing market price on the NYSE-Composite Transactions for the five trading days surrounding March 27, 1998, the date of the announcement of the Merger Agreement) to the Grand Prix shares currently outstanding less the 680,000 shares of Grand Prix Common Stock previously acquired by Dover and adding an amount equal to $15.50 multiplied by the 680,000 shares previously acquired by Dover and an amount for the fair value of the Grand Prix options that will convert to options to purchase Dover Common Stock. The purchase price has been allocated to the assets acquired and liabilities assumed based on fair value at February 28, 1998. The fair value of assets acquired and liabilities assumed is summarized as follows (in thousands):

Current assets....................................  $ 11,389
Property and equipment............................    60,581
Other assets......................................     5,269
Goodwill..........................................    53,392
Current liabilities...............................    (8,557)
Deferred income taxes.............................    (6,993)
Notes and bonds payable...........................   (23,666)
Other long-term liabilities.......................      (200)
                                                    --------
Pro forma Purchase Price..........................  $ 91,215
                                                    ========

BASIS OF PRESENTATION OF PRO FORMA FINANCIALS

     The preceding unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on March 31, 1998. The unaudited pro forma condensed combined statements of earnings for the nine months ended March 31, 1998 and the year ended June 30, 1997 give effect to the Merger as if it had occurred as of July 1, 1997 and July 1, 1996, respectively.

     The pro forma combined balance sheet at March 31, 1998 includes the balance sheet of Dover at March 31, 1998 and the balance sheet of Grand Prix at February 28, 1998. The pro forma combined statements of earnings for the year ended June 30, 1997 and the nine months ended March 31, 1998 include for Dover the year ended June 30, 1997 and the nine months ended March 31, 1998 and for Grand Prix the twelve months ended June 30, 1997 and the nine months ended February 28, 1998. The period June 30, 1997 is therefore shown twice in the Grand Prix amounts as it is included in the year ended June 30, 1997 and the nine months ended February 28, 1998. The revenues and net income for the month of June of 1997 were $3,307,000 and $548,000, respectively.

     The effects of the Merger have been presented using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair value. The preliminary allocation of the purchase price will be subject to further adjustments as Dover finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The excess of the purchase price over the estimated fair value of the net assets acquired is being amortized over 40 years on a straight-line basis. The pro forma adjustments related to the purchase price allocation of the Merger represent management's best estimate of the effects of the Merger.

     The condensed combined financial statements do not purport to be indicative of the combined financial position or combined results of operations of Dover and Grand Prix that might have occurred, nor are they indicative of future financial position or results of operation.

     The condensed pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Dover and the notes thereto and the historical consolidated financial statements of Grand Prix and notes thereto included elsewhere herein.

PRO-FORMA ADJUSTMENTS ($000 OMITTED, EXCEPT PER SHARE AMOUNTS)

  March 31, 1998 Combined Balance Sheet

 1) To adjust Grand Prix property and equipment to fair
    value based upon independent appraisals
           Write up property and equipment having fair value
            in excess of historical net book value             $15,342
           Write down of property and equipment having fair
            value below historical net book value                  (12)
                                                               -------
           Total Adjustment                                     15,330

 2) To record goodwill resulting from the Merger                53,392

 3) To record the incremental change in the deferred tax
    liability which results from the adjustment of assets
    and liabilities to fair value utilizing the federal
    statutory rate of 35% and an effective state
    rate of 6%.                                                 (6,285)

 4) To record accrued expenses for direct costs of the
    Merger and registration costs associated with the
    issuance of securities                                        (355)

 5) To eliminate the investment in Grand Prix for shares
    previously acquired by Dover                               (10,540)

 6) To record the fair value of equity securities and
    options issued in the merger transaction:
          Issuance of 2,510,700 shares of Dover Common Stock      (251)
          Additional paid in capital                           (80,069)

 7) To eliminate Grand Prix historical equity
        Common stock                                            26,644
        Shareholder notes                                         (358)
        Retained earnings                                        2,492

  Fiscal Year ended June 30, 1997 Combined Statement of Earnings

   8) To reflect a full year of amortization of newly
      created goodwill over 40 years                             1,335

   9) To reflect a full year of increased depreciation
      related to the adjustment of Grand Prix assets to
      their fair value utilizing a 28 year life                    451

  10) To eliminate the preferred dividends paid in the
      twelve month period ended June 30, 1997                     (104)

  11) To record the tax effect of depreciation in the period for adjustments made to reflect assets and liabilities
      at their fair value                                         (185)

  Nine Months Ended March 31, 1998 Combined Statement of Earnings

  12) To reflect nine months of amortization of newly
      created goodwill over 40 years                             1,001

  13) To reflect nine months of increased depreciation
      related to the adjustment of Grand Prix assets to
      their fair value utilizing a 28 year life                    339

  14) To eliminate the preferred dividends paid in the nine
      month period ended March 31, 1998                            (36)

  15) To record the tax effect of depreciation in the period for adjustments made to reflect assets and liabilities
      at their value                                              (139)

                      INFORMATION CONCERNING THE COMPANIES

     The discussion in this Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Both Dover's and Grand Prix's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and in the sections entitled "RISK FACTORS" and "DESCRIPTION OF GRAND PRIX CAPITAL STOCK" and "DESCRIPTION OF DOVER CAPITAL STOCK" as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus.

DOVER

     General. Dover owns and operates Dover Downs International Speedway, Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 825 acres of land owned by Dover in Dover, Delaware.

     Dover Downs International Speedway offers a modern, state-of-the-art, concrete superspeedway for top-rated NASCAR and IRL sanctioned auto racing events with one of the largest and most comfortable seating capacities in its market. Dover Downs Raceway offers traditional harness horse racing and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse races from regional and national tracks. Dover also transmits its live harness races via satellite to other race tracks and off-track betting parlors across North America. Dover has expanded into video lottery (slot) machine gaming, which operations are managed by Caesars. Using Caesars' expertise and marketing skills in the gaming industry, Dover has created a stylish gaming facility with attractive decor, dining and nightly entertainment.

     Dover offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR-sanctioned Winston Cup/Busch Series stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery (slot) machine gaming.

     Dover also operates the historic NASCAR racing facility, called Nashville Speedway, at the Tennessee State Fairgrounds in Nashville, Tennessee. Nashville Speedway, which hosted its first race in 1904, is one of the oldest tracks in the country. Nashville Speedway's current racing schedule includes events in the NASCAR Busch Grand National Series, NASCAR Craftsman Truck Series, NASCAR Slim Jim All-Pro Series and weekly NASCAR Winston Racing Series.

     Motorsports. Dover has presented NASCAR-sanctioned racing events for thirty (30) consecutive years. Dover currently conducts four (4) major NASCAR-sanctioned events per year at Dover Downs. Two (2) races are associated with the Winston Cup professional stock car racing circuit and two (2) races are associated with the Busch Series, Grand National Division racing circuit. Dover has added an IRL event to be held in July 1998.

     Each of the Busch Series events at Dover's tracks is conducted on the day before a Winston Cup event. Dover is one of only six (6) speedways in the country that presents two (2) Winston Cup events and also conducts two (2) Busch Series events each year. The June and September dates have historically allowed Dover to hold the first and last Winston Cup events in the Maryland to Maine region each year.

     All races are conducted on a recently resurfaced, high-banked, one mile long, concrete superspeedway known by NASCAR race fans as the "Monster Mile". The Dover track is currently the only superspeedway made of concrete that conducts NASCAR-sanctioned events. The concrete surface provides several advantages over the traditional asphalt paving employed by other tracks. It offers a fast racing surface yet remains cooler than asphalt. It has a longer useful life and is considered by management to be safer for the drivers. Current seating capacity at Dover is approximately 107,000 seats. Unlike some speedways, substantially all grandstand seats at Dover, including indoor, air-conditioned grandstand and skybox seats, offer an unobstructed view of the entire track.

     In recent years, attendance, television coverage and corporate sponsorship have significantly increased for NASCAR-sanctioned events. Dover's NASCAR-sanctioned events are currently televised live by TNN to a nationwide audience and broadcast nationally to a network of over 450 radio stations affiliated with the Motor Racing Network (over 250 stations for Busch Series events).

     The increasing corporate presence in autosports has resulted in significant demand for premier seating in skyboxes and for corporate hospitality services. Dover has one of the largest corporate hospitality programs associated with NASCAR-sanctioned events. Over six (6) acres of its facility are dedicated to corporate hospitality villages consisting of temporary pavilions erected for entertaining at race events. All pavilions are presently filled to capacity at Winston Cup events.

     Gaming. Dover has presented harness horse racing events for thirty (30) consecutive years. On December 29, 1995, Dover introduced video lottery (slot) machines to its entertainment mix.

     Under an agreement with Dover, Caesars, a leader in the gaming industry, supervises, manages, markets and operates Dover's video lottery operations. The newly-expanded, air-conditioned "video lottery casino" housing the gaming operations was designed and built using expertise from Caesars. The 41,000 square foot facility features a stylish video lottery casino area with a hand-painted mural of the sky on its dome ceiling and murals of floral design which adorn the surrounding walls. A total of 1,000 lottery machines are currently in operation; 2,000 is the maximum presently permitted by law. The casino is open every day of the year, except Christmas and Easter.

     Dover is permitted by law to set its payout to customers between 87% and 95%. Prior approval from the Director of the Delaware State Lottery Office would be required for any payout in excess of 95%. Since inception of its operations on December 29, 1995, Dover has maintained an average payout of 90%.

     By law, video lottery operations in Delaware are limited to the three locations in the State where thoroughbred horse racing or harness horse racing was held in 1993. In addition to the Dover complex in Dover, Delaware, there are only two other locations permitted by law: Delaware Park, a northern Delaware thoroughbred track; and Harrington Raceway, a south central Delaware fairgrounds track. Dover and Delaware Park began video lottery operations in December 1995; Harrington Raceway began video lottery operations in August 1996.

     The harness horse racing track is a five-eighths mile track and is lighted for nighttime harness horse racing. The track is located inside the one-mile auto racing superspeedway. The configuration offers turns with a wider than normal turning radius and 4 degree banking. This allows trotting and pacing horses to remain in full stride through the turns. The result has been higher than normal speeds attained by horses in competition and numerous track and world records being set at the Raceway. For the harness horseracing season which began in November and ends in April, Dover scheduled 120 live racing dates. Live harness horse races are held on Wednesday, Thursday, Friday and Saturday and Sunday afternoons. With the start of the race season beginning November 1996, live harness races conducted at Dover were simulcast to tracks and other off-track betting locations across North America.

     Dover has facilities for pari-mutuel wagering on both live harness horse racing and on simulcast thoroughbred and harness horse racing received from numerous tracks across North America. Within the main grandstand is the simulcast parlor where patrons can wager on harness and thoroughbred races received by satellite into Dover. Television monitors throughout the parlor area provide views of all races simultaneously and the parlor's betting windows are tied into a central computer allowing bets to be received on all races from all tracks.

     With the recent expansion of its simulcasting operations, pari-mutuel wagering is now available on a year-round basis. For the fiscal years ended June 30, 1995, 1996, and 1997, Dover had 90,201 and 363 simulcast racing dates, respectively. With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses, Dover has experienced a dramatic increase in the size of its purses and has attracted higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. Management believes that larger purses and better horses should increase attendance and wagering and have also had a positive impact on the number of markets that may wish to receive Dover's racing signal for simulcasting. Dover began its live race season in November 1997 with a daily purse distribution of over $110,000, representing more than a ten-fold increase over the daily purse distribution prior to the introduction of video lottery (slot) machines.

     Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission (the "Delaware Commission"). Dover holds a license from the Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. Pari-mutuel wagering refers to pooled betting or wagering on harness horse racing by means of a totalizator. Through pooled betting, the wagering public, not the track, determines the odds and the payoff. The track retains a percentage of the amount wagered. Simulcasting refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

DIRECTORS AND EXECUTIVE OFFICERS OF DOVER

     The name and age of each of the directors, his principal occupation, the period during which he has served as a director, together with the number of shares of Dover Common Stock and Dover Class A Common Stock beneficially owned by him, directly or indirectly, and the percentage of outstanding shares that ownership represents, all as at the close of business May 18, 1998, are set forth below.

                                DOVER DIRECTORS

                                                                  SERVICE                                 PERCENT OF
NAME OF                                                              AS              SHARES OF CAPITAL    OUTSTANDING
DIRECTORS                       PRINCIPAL OCCUPATION(1)           DIRECTOR   AGE         STOCK(2)           SHARES
---------                       -----------------------           --------   ---     -----------------    -----------
CLASS I (TERM
  EXPIRES 2000)

Henry B. Tippie        Vice Chairman of the Board; Chairman of    1996 to    71        Dover Common
                         the Executive Committee and Vice           date                  Stock:              --
                         Chairman of the Board, Rollins Truck                               --
                         Leasing Corp.; Chairman of the                               Class A Common
                         Executive Committee and Director,                                Stock:             13.1%
                         Matlack Systems, Inc.; Chairman of the                          1,600,000
                         Board and Chief Executive Officer,
                         Tippie Services, Inc.

R. Randall Rollins     Chairman of the Board and Chief Executive  1996 to    66        Dover Common
                         Officer, Rollins, Inc.; Chairman of the    date                  Stock:              --
                         Board and Chief Executive Officer, RPC,                            --
                         Inc.(3)                                                      Class A Common
                                                                                          Stock:             8.3%
                                                                                         1,015,000

Patrick J. Bagley      Vice President -- Finance, Treasurer and   1996 to    51        Dover Common
                         Director, Rollins Truck Leasing Corp.;     date                  Stock:          immaterial
                         Vice President -- Finance, Treasurer                               500
                         and Director, Matlack Systems, Inc.                          Class A Common
                                                                                          Stock:              --
                                                                                            --

CLASS II (TERM
  EXPIRES 1998)

John W. Rollins, Jr.   President, Chief Operating Officer and     1996 to    55        Dover Common
                         Director, Rollins Truck Leasing Corp.;     date                  Stock:          immaterial
                         Chairman of the Board, Matlack Systems,                          450(4)
                         Inc.(3)                                                      Class A Common
                                                                                          Stock:             1.9%
                                                                                          237,000

Eugene W. Weaver       Senior Vice President -- Administration;   1971 to    65        Dover Common
                         Financial Vice President, John W.          date                  Stock:              --
                         Rollins & Associates; Vice Chairman and                            --
                         Financial Vice President, Rollins                            Class A Common
                         Jamaica, Ltd.; Financial Vice President                          Stock:             6.4%
                         and Director, Brandywine Sports, Inc.                          780,000(5)

                                                                  SERVICE                                 PERCENT OF
NAME OF                                                              AS              SHARES OF CAPITAL    OUTSTANDING
DIRECTORS                       PRINCIPAL OCCUPATION(1)           DIRECTOR   AGE         STOCK(2)           SHARES
---------                       -----------------------           --------   ---     -----------------    -----------
Melvin L. Joseph       Vice President and Director of Auto        1969 to    76        Dover Common
                         Racing, Dover Down International           date                  Stock:              --
                         Speedway, Inc.; President, Melvin                                  --
                         Joseph Construction Company                                  Class A Common
                                                                                          Stock:             3.0%
                                                                                          362,500
CLASS III (TERM
  EXPIRES 1999)
John W. Rollins, Sr.   Chairman of the Board; Chairman of the     1967 to    81        Dover Common
                         Board and Chief Executive Officer,         date                  Stock:              --
                         Rollins Truck Leasing Corp.(3)                                     --
                                                                                      Class A Common
                                                                                          Stock:             48.9%
                                                                                       5,983,930(6)
Denis McGlynn          President and Chief Executive Officer      1979 to    52        Dover Common
                                                                    date                  Stock:          immaterial
                                                                                            100
                                                                                      Class A Common
                                                                                          Stock:             2.1%
                                                                                          254,500
Jeffrey W. Rollins     Vice President -- Operations, Brandywine   1993 to    32        Dover Common
                         Center Management, L.L.C.(3)               date                  Stock:              --
                                                                                            --
                                                                                      Class A Common
                                                                                          Stock:             5.4%
                                                                                        658,750(7)

------------------
(1) Except as noted, the directors have held the positions of responsibility set out in the above column (but not necessarily their present titles) for more than five years. In addition to the directorships listed in the above column, the following individuals also serve on the board of directors of the following companies: John W. Rollins, Rollins, Inc., Matlack Systems, Inc., Laidlaw Environmental Services, Inc., RPC, Inc. and FPA Corp.; Henry
    B. Tippie, Rollins, Inc., RPC, Inc., Laidlaw Environmental Services, Inc.;
    R. Randall Rollins, SunTrust Banks Inc. and SunTrust Banks of Georgia; and John W. Rollins, Jr., Laidlaw Environmental Services, Inc. and Safety-Kleen Corp. Eugene B. Weaver is an advisor to the Board of Directors, WSFS Financial Corp. Jeffrey W. Rollins has been Vice President -- Operations for Brandywine Center Management, L.L.C. since 1997. Previously, he was Vice President of the Eastern Region of Rollins Environmental, Inc., a subsidiary of Laidlaw Environmental Services, Inc. John W. Rollins, Sr. has been a director and major stockholder of Dover since 1967 and was appointed to the newly created position of Chairman of the Board of Directors in 1996. Rollins Truck Leasing Corp. is engaged in the business of truck leasing and logistics. Matlack Systems, Inc. provides transportation services. Rollins, Inc. is a consumer services company engaged in residential and commercial termite and pest control and security systems. Laidlaw Environmental Services, Inc. and Safety-Kleen Corp. are engaged in the business of industrial waste disposal. RPC, Inc. is a diversified company engaged in oil and gas field services and boat manufacturing. WSFS Financial Corp., SunTrust Banks Inc. and SunTrust Banks of Georgia are all financial institutions. John W. Rollins & Associates and Tippie Services, Inc. provide management services. Rollins Jamaica, Ltd., Brandywine Sports, Inc. and Brandywine Center Management, L.L.C. are involved in real estate development or management.
(2) All shares are owned directly and of record. Dover Class A Common Stock is convertible, at any time, on a share-for-share basis into Dover Common Stock at the option of the holders thereof. As a result, pursuant to Rule 13d of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Dover Common Stock which such stockholder may acquire upon conversion of the Dover Class A Common Stock. In order to avoid overstatement, the amount of Dover Common Stock beneficially owned does not take into account such shares of Dover Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Dover Class A Common Stock held by a stockholder). The above numbers exclude the following shares of Dover Common Stock, which the listed beneficial owner has the right to acquire beneficial ownership of, pursuant to Rule 13d of the Exchange Act: Denis McGlynn, 5,000; Eugene W. Weaver, 2,500; and Melvin
    L. Joseph, 22,500. The above numbers also exclude the following shares of Dover Class A Common Stock subject to options granted under Dover's 1991 Stock Option Plan which the listed beneficial owner has the right to acquire beneficial ownership, as specified in Rule 13d of the Exchange Act: Denis McGlynn, 90,000 shares and Melvin L. Joseph, 2,500.
(3) John W. Rollins, Sr. is the uncle of R. Randall Rollins and the father of John W. Rollins, Jr. and Jeffrey W. Rollins.
(4) Does not include 450 shares of Dover Common Stock held by his wife and 950 shares of Dover Common Stock held as trustee, as to which Mr. Rollins disclaims any beneficial interest.
(5) Does not include 20,000 shares of Dover Class A Common Stock held by his wife and 300,000 shares of Dover Class A Common Stock owned by a partnership over which Mr. Weaver has sole voting power, as to which Mr. Weaver disclaims any beneficial interest.
(6) Does not include 9,200 shares of Dover Class A Common Stock held by his wife and 7,600 shares of Dover Common Stock held by his wife as Custodian for his minor children, as to which Mr. Rollins disclaims any beneficial interest.
(7) Does not include 450 shares of Dover Common Stock held by his wife and 2,700 shares of Dover Common Stock held as Custodian for his minor children, as to which Mr. Rollins disclaims any beneficial interest.

     As of May 18, 1998, the Executive Officers of Dover were:

                            DOVER EXECUTIVE OFFICERS

NAME                                      POSITION                   AGE   TERM OF OFFICE
----                                      --------                   ---   --------------
Robert M. Comollo          Treasurer, Assistant Secretary and        50    11/81 to date
                           Chief Accounting Officer
Timothy R. Horne           Vice President -- Finance and Chief       32    11/96 to date
                           Financial Officer
Michael B. Kinnard         Vice President -- General Counsel and     40     6/94 to date
                           Secretary
Denis McGlynn              President and Chief Executive Officer     52    11/79 to date
John W. Rollins, Sr.       Chairman of the Board                     81    10/96 to date
Eugene W. Weaver           Senior Vice President -- Administration   65    10/96 to date
                           and Vice President -- Finance                   1970 to 10/96

     Robert M. Comollo has been employed by Dover for 16 years, of which 15 years have been in the capacity of Treasurer.

     Timothy Horne has been employed as Vice-President -- Finance of Dover since 1996. From 1988-1996, Mr. Horne was employed by KPMG Peat Marwick LLP, where he most recently served as an assurance senior manager.

     Michael B. Kinnard has been Vice President -- General Counsel to Dover since 1995 and Secretary since 1997. Mr. Kinnard also serves as Vice President -- General Counsel and Secretary to Matlack Systems, Inc., Vice President -- General Counsel and Secretary to Rollins Truck Leasing Corp. Prior to 1995, Mr. Kinnard was a partner in the law firm of Baker, Worthington, Crossley, Stansberry & Woolf (now known as Baker, Donelson, Bearman & Caldwell).

     See "Dover Directors" for a description of Denis McGlynn, John W. Rollins, Sr. and Eugene W. Weaver.

COMMITTEES OF DOVER'S BOARD OF DIRECTORS

     Audit Committee. The Audit Committee consists of Patrick J. Bagley, Chairman, and Henry B. Tippie. The Committee's functions include consulting with Dover's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.

     Executive Committee. The Executive Committee consists of John W. Rollins, Sr., Chairman, Denis McGlynn, and Eugene W. Weaver. The Executive Committee has the power to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of Dover in accordance with the provisions of the Bylaws of Dover and the DGCL.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee consists of Henry B. Tippie, Chairman, and John W. Rollins, Sr. The Compensation and Stock Option Committee performs all of the functions of a compensation committee of the Board of Directors and administers Dover's outstanding Stock Option Plans including the granting of options to various employees of Dover and its subsidiaries.

     Dover does not have a nominating committee of the Board of Directors.

DOVER DIRECTOR COMPENSATION

     Directors who are not full-time employees of Dover or any of its subsidiaries are each paid an annual retainer for Board service of $10,000 and an attendance fee of $1,000 for each Board of Directors or committee meeting attended.

DOVER EXECUTIVE OFFICER COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to Dover for the fiscal year ended June 30, 1997, of those persons who were, at June 30, 1997, (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of Dover whose total annual salary and bonus exceeded $100,000 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                  ----------------------------------------------
                                  ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                         --------------------------------------   ---------------------   -------
                                                        OTHER     RESTRICTED
                                                       ANNUAL       STOCK       STOCK
NAME AND PRINCIPAL              SALARY    INCENTIVE     COMP.       AWARDS     OPTIONS/    LTIP      ALL OTHER
POSITION                 YEAR     ($)         $           $           $          SARS     PAYOUTS   COMPENSATION
------------------       ----   -------   ---------   ---------   ----------   --------   -------   ------------
Denis McGlynn..........  1997   320,000    289,659         --           --      31,764         --          --
President and CEO        1996   350,000    314,351         --           --          --         --          --

Eugene W. Weaver.......  1997    91,667     37,958         --           --      15,000         --          --
Senior Vice President
-- Administration        1996    59,584    337,970         --           --          --         --          --


Robert M. Comollo......  1997   114,583     47,447         --           --      12,000         --          --
Treasurer and Secretary  1996    86,920    337,970         --           --          --         --          --

        OPTION AND STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

     The following table sets forth stock options granted in the fiscal year ending June 30, 1997 to each of Dover's Named Executives. Employees of Dover and its subsidiaries are eligible for stock option grants based on individual performance. Dover did not issue any stock appreciation rights. The table also sets forth the hypothetical gains that would exist for the options at the end of their eight-year terms, assuming compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of Dover's Common Stock. All option exercise prices are based on the market price on the grant date.

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES OF
                                                                                    STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS (1)                    FOR OPTION TERM (2)
                                 ----------------------------------------------   ----------------------------
                                            % OF TOTAL
                                             OPTIONS
                                 OPTIONS    GRANTED TO    EXERICSE
                                 GRANTED   EMPLOYEES IN    PRICE     EXPIRATION
NAME                               (#)     FISCAL YEAR     ($/SH)       DATE       0%       5%         10%
----                             -------   ------------   --------   ----------   ----   --------   ----------
Denis McGlynn..................   31,764      28.2%        $17.00     08/04/04      --   $257,823   $  617,525
Eugene W. Weaver...............   15,000      13.3%        $17.00     08/04/04      --   $121,752   $  291,615
Robert M. Comollo..............   12,000      10.6%        $17.00     08/04/04      --   $ 97,402   $  233,292
All employees as a group (3)...  112,764     100.0%        $17.00     08/04/04      --   $922,447   $2,209,402
                                                            to          to
                                                           $18.00     11/04/04

------------------
(1) Options for the Named Executive were granted on August 5, 1996.

(2) These amounts, based on assumed appreciation rate of 0% and the 5% and 10% rate prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of Dover's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting.

(3) Based on 97,764 options granted on August 5, 1996 and 15,000 options granted on November 4, 1996. All options relate to shares of Dover Common Stock and have an exercise price ranging from $17.00 to $18.00.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes option exercises during the eleven months ended June 30, 1997(1) by Dover's Named Executive and the value of the option held by such persons as of June 30, 1997. Dover has not granted and does not have any Stock Appreciation Rights outstanding.

                                                                                    VALUE OF
                                                                   NUMBER OF      UNEXERCISED
                                                                  UNEXERCISED     IN-THE-MONEY
                                          SHARES                  OPTIONS AT       OPTIONS AT
                                         ACQUIRED      VALUE      FY-END (#)       FY-END ($)
                                        ON EXERCISE   REALIZED   EXERCISABLE/     EXERCISABLE/
               NAME(2)                      (#)        ($)(3)    UNEXERCISABLE   UNEXERCISABLE
               -------                  -----------   --------   -------------   --------------
Denis McGlynn.........................    112,500     $782,103    -0-/301,764    -0-/$4,531,773
Eugene W. Weaver......................     22,000     $372,100    -0-/ 15,000    -0-/$   15,000
Robert M. Comollo.....................         --          -0-    -0-/ 12,000    -0-/$   12,000

------------------
(1) In 1997, Dover changed its fiscal year end from July 31 to June 30. Accordingly, the numbers for 1997 reflect option exercises for eleven months.

(2) John W. Rollins Sr. and Henry B. Tippie did not acquire or have any outstanding Incentive Stock Options.

(3) Fair market value of underlying security at exercise date less the exercise price. Shares acquired were shares of Dover Class A Common Stock. Shares of Dover Class A Common Stock are convertible at any time into shares of Dover Common Stock on a share-for-share basis at the option of the holders thereof. Dover Class A Common Stock does not trade on any securities exchange and does not have a readily ascertainable market value. For purposes of this table, the fair market value of Dover Common Stock was used.

(4) The value of Dover's Common Stock on June 30, 1997 was $18.00 per share based upon the closing price on that date on the New York Stock Exchange.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     There were no Long-Term Incentive Plan Awards to the Named Executives during fiscal year 1997.

GRAND PRIX

     Grand Prix is the developer, owner and operator of the Grand Prix Event, a temporary circuit professional motorsports event which since 1975 has been run on the streets of the City of Long Beach, California. Motorsports is among the most popular and fastest growing spectator sports in the United States, and the Grand Prix Event, which is currently part of the FedEx Championship Series sanctioned by CART, is one of the motorsports industry's premier annual events. The Grand Prix Event weekend has the second highest paid attendance of any Indy car motorsports event, surpassed only by the Indianapolis 500.

     The Grand Prix Event weekend has attracted in excess of 200,000 paid spectators in each of the past six years, and is currently televised to over 125 countries throughout the world. A significant percentage (80% in each year through 1995, 72% in 1996 and 39% in 1997) of the Grand Prix's annual revenues have been derived from ticket sales, hospitality (including the rental of corporate suites, tents and chalets), sponsorships, merchandising, concessions, television production services and other related event revenues from the Grand Prix Event. Major sponsors of the Grand Prix Event have included Toyota, Snap-On Tools, Texaco Refining and Marketing, Inc., Philip Morris Incorporated, Anheuser-Busch, Inc., Bridgestone/Firestone, MCI, and FedEx.

     The Grand Prix Event weekend has become an "event" in Southern California, offering spectators the opportunity to enjoy a major Indy car race as well as a full weekend of entertainment, including four additional races, practice and qualifying rounds for all races, an exposition at the Long Beach Convention and Entertainment Center featuring automobile and general entertainment displays, and an opportunity for businesses to both entertain their customers and reward their employees by use of the hospitality viewing areas and services offered by Grand Prix. Grand Prix attempts to maximize its resources by applying its operating, promotional and marketing capabilities which have been successful at the Grand Prix Event to the other activities it engages in throughout the year.

     Grand Prix's strategy is to continue to maintain the Grand Prix Event as one of the motorsports industry's premier annual events, and to capitalize upon the experience and expertise of its senior management team, which has been actively involved in promoting and operating professional motorsports events for more than 24 years through the development of other motorsports venues. To that end, Grand Prix seeks to locate, acquire, develop and operate venues which Grand Prix believes are underdeveloped or underutilized; are located in major metropolitan areas; can be acquired, improved and developed at a reasonable cost; and can be operated as multi-purpose motorsports facilities. Such a multi-purpose facility might include an oval track for Indy car and stock car events of the types sanctioned by CART, USAC and NASCAR; a drag strip for races of the types sanctioned by the NHRA; and road courses for sports car races sanctioned by the Sports Car Club of America ("SCCA") and Professional Sports Car Racing ("PCSR").

     In furtherance of this strategy, in November 1994, Grand Prix acquired Gateway International Raceway, and in June 1996, Grand Prix acquired Memphis Motorsports Park.

     Gateway International Raceway is located on approximately 154 acres of land in Madison, Illinois, five miles from the St. Louis Arch, of which Grand Prix owns 9 acres and has three long term leases (expiring in 2025, 2026, and 2070) for the remaining 145 acres, with purchase options. Grand Prix also owns 111 acres of the property adjacent to Gateway International Raceway. Grand Prix is also a party to a ten year lease (with four five-year renewals) of twenty acres for the purpose of providing overflow parking for major events on a neighboring golf course, and a five year lease commencing March 1, 1997 of approximately 14 acres for major event parking. Grand Prix is in the process of negotiating relationships with the City of Madison and neighboring land owners to fulfill its major event parking needs. Grand Prix has granted a first mortgage lien on all the real property owned and a security interest in all property leased by Grand Prix at Gateway to SWIDA as security for the repayment of principal and interest on its $21.5 million loan from SWIDA. Using the SWIDA loan proceeds and certain proceeds from Grand Prix's initial public offering, Grand Prix extensively reconfigured Gateway into a major regional multipurpose motorsports facility capable of hosting top-tier events, as well as continuing to host a variety of local and regional events. Since it acquired the Gateway facility Grand Prix has put in place a new infrastructure, including electrical service; a sanitation system; a ground water drainage system; ingress and egress roads for new parking facilities; a new drag strip; 1.25 mile oval track and road course; a drag strip tower; an oval suite tower; walkways; concession stands and grandstands capable of presently hosting 55,000 spectators per event and eventually 85,000 per event at the oval and 30,000 at the drag strip. Grand Prix is in the process of adding restrooms and concessions and improving ingress, egress and parking.

     On June 28, 1996, Grand Prix acquired Memphis Motorsports Park, located on 374 acres of land approximately ten miles northeast of downtown Memphis, Tennessee with part of the proceeds from its IPO. The facility is being renovated to include a regulation NHRA drag strip, a road course, a 3/4 mile paved oval track, a 1/4 mile dirt oval track, ten corporate suites, 5,500 permanent grandstand seats and the use of approximately 20,000 portable grandstand seats. The facility is encumbered by a first trust deed to First Tennessee Bank for purpose of securing the standby letter of credit issued by First Tennessee Bank to Gateway Motorsports to secure its obligation to SWIDA in connection with the Bonds to maintain a debt service reserve fund.

DIRECTORS AND EXECUTIVE OFFICERS OF GRAND PRIX

     The following table sets forth information as of May 18, 1998 regarding the directors and officers of Grand Prix.

                  GRAND PRIX EXECUTIVE OFFICERS AND DIRECTORS

NAME                                                        POSITION                       AGE
----                                                        --------                       ---
Christopher R. Pook..................  Chairman of the Board, Chief Executive Officer and
                                       President                                           57
James P. Michaelian..................  Chief Operating Officer and Director                55
Ronald C. Shirley....................  Chief Financial Officer                             47
Dwight R. Tanaka.....................  Vice President of Operations                        49
Michael S. Clark.....................  Vice President of Marketing                         44
Kevin O'Brien........................  Vice President of Communications and Public
                                       Relations                                           54
Joseph F. Ainge......................  Director                                            68
Daniel S. Gurney.....................  Director                                            67
Wayne Kees...........................  Director                                            75
George S. Pellin.....................  Director                                            58
Denis McGlynn........................  Director                                            52
Timothy R. Horne.....................  Director                                            32
Eugene W. Weaver.....................  Director                                            65

     Christopher R. Pook founded Grand Prix in 1974 and since then has been the Chairman of the Board, Chief Executive Officer and President of Grand Prix. In addition, Mr. Pook currently serves as the Co-chair with Long Beach Mayor Beverly O'Neill of Long Beach Strategic Marketing, Inc. and is a board member of the Long Beach Area Convention and Visitors Bureau. Through the Grand Prix Event and its predecessors, Mr. Pook was one of the original developers of the concept of modern-day racing through city streets in the United States. For more information on Mr. Pook, please see "Stockholders Meetings -- Dover Special Meeting Election Proposal."

     James P. Michaelian has been employed by Grand Prix since its inception in 1974 in various executive capacities and has been the Executive Vice President of Grand Prix since 1988, Chief Operating Officer since May 1996 and a Director since 1975. Mr. Michaelian also serves as the Executive Producer of Grand Prix Teleproductions, a division of Grand Prix which is responsible for providing television broadcast services for the Grand Prix Event on ABC and ESPN.

     Ronald C. Shirley joined the Company in March 1997 as Chief Financial Officer. Mr. Shirley served as Vice President, Treasurer and Chief Financial Officer for the California Angels from December 1991 to May 1996. In addition, prior to December 1991, he was with the accounting and consulting firm of Arthur Andersen LLP for nine years. He received a Bachelor's degree in Business with a major in accounting from California State University at Long Beach and has been a certified public accountant since 1981.

     Dwight R. Tanaka has been employed by Grand Prix for the past nineteen years and has been the Vice President of Operations of Grand Prix since 1984. In addition, Mr. Tanaka is the President of Grand Prix's subsidiary which is responsible for the grandstand rental and installation business of Grand Prix.

     Michael S. Clark has been employed by Grand Prix since 1988 and has served as Vice President of Marketing for Grand Prix since 1991. Mr. Clark also serves as the Vice President of Marketing for Competitive Promotional Solutions, a division of Grand Prix responsible for providing promotion, marketing and public relations services primarily for organizations involved in the motorsports industry. Mr. Clark holds a B.S. degree in Communications from the University of Texas.

     Kevin O'Brien joined the Company on January 12, 1998 as Vice President of Communications and Public Relations. From 1994 through 1997, Mr. O'Brien was Vice President of Marketing for

Sports Car Club of America ("SCCA") Pro Racing. In 1993 Mr. O'Brien served as Vice President of Marketing and Communications for the International Motorsports Association ("IMSA"). He spent 1991 and 1992 with the Quarton Group in Detroit as working on publications for the National Basketball Association, Professional Golfers Association and National Hockey League's Detroit Red Wings. From 1986 to 1990 he acted as Director of Marketing for Championship Auto Racing Teams, Inc.
(CART). Mr. O'Brien has a degree in Business Management from Western Michigan University.

     Joseph F. Ainge has been a Director of Grand Prix since 1975. Mr. Ainge has been Vice President of the Prime Electro Products Company, a company which supplies electrical parts, since 1990.

     Daniel S. Gurney has been involved with Grand Prix since its inception and has served as a Director of Grand Prix since 1975. Since 1964, Mr. Gurney has been the owner and Chief Executive Officer of All American Racers Incorporated, a company which designs race cars, located in Santa Ana, California. Mr. Gurney is a former professional race car driver.

     Wayne Kees has served as a Director of Grand Prix since 1975. Mr. Kees is now retired.

     George S. Pellin has been a Director of Grand Prix since 1988. Since 1984, Mr. Pellin has been the owner and general manager of Pellin Automotive Products Company, Inc. in Los Angeles, California. Mr. Pellin is also the owner of George Pellin & Associates, a company involved in the sale of automotive equipment and parts.

     Timothy R. Horne became a Director of Grand Prix in March, 1998. Mr. Horne has been employed by Dover as Vice President -- Finance since November 1996. From 1988-1996, Mr. Horne was employed by KPMG Peat Marwick LLP, where he most recently served as an assurance senior manager.

     Denis McGlynn became a Director of Grand Prix in March, 1998. Mr. McGlynn has been employed by Dover as President since 1979 and has served on the Dover Board of Directors since 1979. He was elected to the position of Chief Executive Officer of Dover in 1996.

     Eugene W. Weaver became a Director of Grand Prix in March, 1998. Mr. Weaver has been employed by Dover in various financial positions since 1970 and has been a Director since 1971.

DIRECTORS AND OFFICERS OF MERGER SUB

     The following table sets forth information as of May 18, 1998 regarding the directors and officers of Merger Sub. None of the executive officers and directors have any beneficial ownership of Merger Sub; Dover is the sole shareholder.

                  MERGER SUB EXECUTIVE OFFICERS AND DIRECTORS

                                                                          CURRENT POSITION WITH DOVER
        NAME                         POSITION                 AGE                OR GRAND PRIX
---------------------  -------------------------------------  ----  ---------------------------------------
Denis McGlynn          Director                                52   Dover-President and Chief
                                                                    Executive Officer
Christopher R. Pook    Director & Chief Executive              57   Grand Prix-Director, President and
                       Officer                                      Chief Executive Officer
Timothy R. Horne       Director & Chief Financial              32   Dover-Vice President-Finance
                       Officer                                      and Chief Financial Officer
Klaus M. Belohoubek    Secretary                               38   Dover-Assistant Secretary and
                                                                    Assistant General Counsel
James P. Michaelian    Chief Operating Officer                 55   Grand Prix-Director and Chief
                                                                    Operating Officer

     Denis McGlynn has been a director of Merger Sub since its formation in 1998. Mr. McGlynn has been employed by Dover since 1972, has been a Director since 1979, and has been President since 1979. He was elected to the newly created position of Chief Executive Officer in 1996.

     Christopher R. Pook has been director and Chief Executive Officer of Merger Sub since its formation in 1998. Mr. Pook founded Grand Prix in 1974 and since then has been the Chairman of the

Board, Chief Executive Officer and President of Grand Prix. In addition, Mr. Pook currently serves as the Co-chair with Long Beach Mayor Beverly O'Neill of Long Beach Strategic Marketing, Inc. and as a board member of the Long Beach Area Convention and Visitors Bureau. Through the Grand Prix Event and its predecessors, Mr. Pook was one of the original developers of the concept of modern-day racing through city streets in the United States.

     Timothy R. Horne has been a director and Chief Financial Officer of Merger Sub since its formation in 1998. Mr. Horne has been employed as Vice-President -- Finance of Dover since 1996. From 1988-1996, Mr. Horne was employed by KPMG Peat Marwick LLP, where he most recently served as an assurance senior manager.

     Klaus M. Belohoubek has been Secretary of Merger Sub since its formation in 1998. He has been Assistant Secretary and Assistant General Counsel of Dover since 1996. Mr. Belohoubek also serves as Vice President - General Counsel to Matlack, Inc. and Assistant General Counsel to Rollins Truck Leasing Corp., positions he has held in excess of five (5) years.

     James P. Michaelian has been Chief Operating Officer of Merger Sub since its formation in 1998. Mr. Michaelian has been employed by Grand Prix since its inception in 1974 in various executive capacities and has been the Executive Vice President of Grand Prix since 1988, Chief Operating Officer since May 1996 and a Director since 1975. Mr. Michaelian also serves as the Executive Producer of Grand Prix Teleproductions, a division of Grand Prix which is responsible for providing television broadcast services for the Grand Prix on ABC and ESPN.

                       DESCRIPTION OF DOVER CAPITAL STOCK

     Dover's authorized capital stock consists of 35,000,000 shares of Dover Common Stock, par value $.10 per share, 30,000,000 shares of Dover Class A Common Stock, par value $.10 per share, and 1,000,000 shares of Dover Preferred Stock, par value $.10 per share (the "Dover Preferred Stock"). The stockholders of Dover are being asked to vote on a proposal to amend Dover's Certificate of Incorporation to authorize 75,000,000 shares of Dover Common Stock and 55,000,000 shares of Dover Class A Common Stock. As of May 18, 1998, there were 2,998,950 shares of Dover Common Stock, 12,249,380 shares of Dover Class A Common Stock, and no shares of Dover Preferred Stock issued and outstanding. There are currently ten (10) holders of Dover Class A Common Stock. All of the issued and outstanding shares of Dover Common Stock and Dover Class A Common Stock are fully paid and nonassessable.

DOVER COMMON STOCK AND DOVER CLASS A COMMON STOCK

     Voting. Each holder of Dover Common Stock is entitled to one vote for each share of Dover Common Stock held and each holder of Dover Class A Common Stock is entitled to ten votes for each share of Dover Class A Common Stock held, except to the extent that voting by class is required by law. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or Dover's Certificate of Incorporation or Bylaws. Under the DGCL, holders of Dover Common Stock and Dover Class A Common Stock are entitled to vote as a class with respect to certain matters, including mergers and amendments to the Certificate of Incorporation of Dover which would have certain specified effects on the Dover Common Stock and Dover Class A Common Stock, respectively. There is no cumulative voting with respect to the election of directors (or any other matter). Because Dover's Board of Directors is classified, the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.

     Dividend Policy. Holders of Dover Common Stock and Dover Class A Common Stock are entitled to receive ratably all such dividends, payable in cash or otherwise, as may be declared by the Board of Directors out of assets or funds legally available; provided that the Board of Directors may, in its discretion, pay to the holders of Dover Common Stock a cash dividend greater than the dividend, if any, paid to the holders of Dover Class A Common Stock; and provided further that in the event of a stock dividend or stock split, only shares of Dover Common Stock may be distributed with respect to Dover Common Stock and only shares of Dover Class A Common Stock may be distributed with respect to Dover Class A Common Stock. The payment by Dover of dividends, if any, rests within the discretion of its Board of Directors and depends upon Dover's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

     Liquidation Rights. Owners of Dover Common Stock and Dover Class A Common Stock are equal and have the same rights with respect to distributions in connection with a partial or complete liquidation of Dover.

     Mergers and Consolidations. Each holder of Dover Common Stock and Dover Class A Common Stock is entitled to receive the same per share consideration in a merger or consolidation of Dover (whether or not Dover is the surviving corporation).

     Preemptive Rights. Neither the Dover Common Stock nor the Dover Class A Common Stock carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Dover or any other securities convertible into shares of any class of stock of Dover.

     Convertibility. Shares of Dover Class A Common Stock are convertible at any time into shares of Dover Common Stock on a share for share basis at the option of the holders thereof.

     Certain Dover Class A Common Stock Transfer Restrictions. Dover's Bylaws restrict the sale, transfer or disposition of Dover Class A Common Stock except to existing Dover Class A Common

Stock stockholders and members of their families, or corporations, trusts or general or limited partnerships owned by holders of Dover Class A Common Stock. This restriction may be amended only by stockholders owning 75% or more of the outstanding shares of Dover Class A Common Stock. All Dover Class A Common Stock stockholders retain the ability to convert Dover Class A Common Stock to Dover Common Stock. Dover Common Stock is not subject to this transfer restriction.

     Exchange Listing. Shares of Dover Common Stock are listed on the New York Stock Exchange. Dover Class A Common Stock has not been registered with the Securities and Exchange Commission or listed on any national securities exchange. Dover has no present intention to register or list the Dover Class A Common Stock.

     State Statutes. Due to the dual class voting structure, some state securities statutes contain provisions which may restrict offerings of equity securities by Dover or the secondary trading of its equity securities in such states. Because of the availability of applicable exemptions from such restrictions and because such restrictions would only apply to offers or sales made in a limited number of states, Dover does not believe that such provisions will materially adversely affect the aggregate amount of equity securities which Dover will be able to offer, the price obtainable for its equity securities in such offerings, or the secondary trading market for its equity securities.

     Investments by Institutions. The holding of limited voting equity securities such as the Dover Common Stock may not be permitted or may be discouraged by the investment policies of certain institutional investors, but Dover does not believe that such restrictions will materially adversely effect the aggregate amount of equity securities which Dover will be able to offer, the price obtainable for its equity securities in such offerings or the secondary trading market for its equity securities.

DOVER PREFERRED STOCK

     No shares of Dover Preferred Stock are outstanding. Dover's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of Dover Preferred Stock in one or more series, or without series, and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of Dover. The issuance of Dover Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Dover Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of Dover.

     The issuance of any series of Dover Preferred Stock and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of Dover, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Dover Preferred Stock. At the date of this Joint Proxy Statement/Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

POSSIBLE LIMITATIONS ON TRANSFERABILITY OF SHARES

     Dover Downs is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under the Delaware State Lottery Code, a change of ownership of a Licensed Agent will automatically terminate its license ninety (90) days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after an application process to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent, or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Delaware State Lottery Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of Dover's Common Stock and could have an adverse effect on the market for Dover's securities.

    Pursuant to Dover's Bylaws, (a) any holders of Dover Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock, and
(b) any holder of Dover Common Stock intending to acquire 10% or more of the outstanding Dover Common Stock must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Dover Common Stock of Dover are legend and reflect these requirements with the following legend:

    "Any and all shares of Common Stock of the Corporation are held subject to the condition that if (a) any regulatory authority should request, determine or otherwise advise that the holder or owner is disqualified, or unsuitable, must qualify for or obtain a license, or must submit an application and satisfy a review process, including background checks, in order for the Corporation or any subsidiary to obtain or retain a license or a relicense, or otherwise avoid significant penalties or business disadvantage, and (b) such holder or owner shall fail to submit to qualification within fifteen
    (15) days following such request, determination or advice, or fail to be found qualified or suitable, then (c) such holder or owner, at the request of the Corporation or the appropriate regulatory authority, shall promptly dispose of such holder's or owner's interest in the Corporation's Dover Common Stock and shall be subject to any order of such regulatory body limiting such holder's or owner's rights pending such disposition. Without limiting the foregoing, any holder or owner that intends to acquire, directly or indirectly, ten percent (10%) or more of the outstanding common stock of the Corporation (regardless of class or series) shall first notify the Corporation and obtain prior written approval from the Delaware State Lottery Office. Since money damages are inadequate to protect the Corporation, it shall be entitled to injunctive relief to enforce the foregoing provision."

STOCK PURCHASE RIGHTS

     Dover Common Stock. On June 14, 1996, the Board of Directors of Dover authorized and declared the issuance of one Dover Common Stock Purchase Right for each share of Dover Common Stock issued thereafter, subject to certain limitations (each, a "Right"). Each Right entitles the registered holder to purchase from Dover one share of Dover Common Stock at a Purchase Price of $250 per share subject to adjustment in certain circumstances as described below. The description and terms of the Rights are set forth in the Dover Rights Agreement dated as of June 14, 1996, as amended, between Dover and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), Dover's transfer agent, as Rights Agent (the "Rights Agreement"). Under the Rights Agreement each share of Dover Common Stock issued pursuant to the Merger Agreement shall also include one Right until such date as the Rights become exercisable.

     Until the close of business on the Distribution Date (as defined below), which will occur on the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding combined equity of Dover Common Stock and Dover Class A Common Stock (such public announcement date referred to herein as the "Stock Acquisition Date") or (ii) a date fixed by the Board of Directors of Dover which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer which would result in the ownership of 10% or more of the outstanding combined equity of Dover Common Stock and Dover Class A Common Stock (the "Distribution Date"), the Rights are represented by and transferred with, and only with, the Dover Common Stock. Certificates issued for Dover Common Stock contain a legend incorporating the Dover Rights Agreement by reference, and the surrender for transfer of any of Dover's Dover Common Stock certificates will also constitute the transfer of the Rights associated with the Dover Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of Dover Common Stock as of the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

     The Rights are not exercisable until an event occurs which gives rise to a Distribution Date. The Rights will expire at the close of business on June 13, 2006, unless earlier redeemed by Dover as described below. Dover Common Stock issued after the Distribution Date will be issued with Rights, if such Dover Common Stock certificates are issued pursuant to the exercise of stock options or under an employee benefit plan.

     The Purchase Price payable, and the number of shares of Dover Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Dover Common Stock, (ii) upon the grant to holders of the Dover Common Stock of certain rights or warrants to subscribe for Dover Common Stock or convertible securities at less than the current market price thereof at the time of grant or
(iii) upon the distribution to holders of the Dover Common Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Dover Common Stock) or of subscription rights or warrants (other than those referred to above).

     Unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, Dover were to be acquired in a Merger or other business combination (in which any shares of Dover's Dover Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Dover and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of Dover Common Stock of the acquiring company having a market value at the time of such transaction equal to approximately two times the Purchase Price.

     In the event (i) any Person becomes the beneficial owner of 10% or more of the then outstanding combined equity of Dover Common Stock and Dover Class A Common Stock, other than pursuant to an all-cash tender offer on the same terms for all outstanding shares of Dover Common Stock and Dover Class A Common Stock pursuant to which no purchases of Dover Common Stock or Dover Class A Common Stock are made for at least 60 days from the date of commencement thereof and which is accepted by holders of not less than the number of shares of Dover Common Stock and Dover Class A Common Stock that, when aggregated with the number of shares of Dover Common Stock and Dover Class A Common Stock owned by the person making the offer (and its affiliates or associates), equals or exceeds 75% of the outstanding Dover Common Stock and Dover Class A Common Stock, (a "Permitted Tender Offer"), or (ii) any Acquiring Person or any of its affiliates or associates engages in one or more "self-dealing" transactions as described in the Dover Rights Agreement, then each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, a number of shares of Dover Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person, if, while there is an Acquiring Person, there occurs any reclassification of securities, any recapitalization of Dover, or any Merger or consolidation or other transaction involving Dover or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest in Dover or any of its subsidiaries which is owned or controlled by the Acquiring Person. To the extent that insufficient shares of Dover Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise, shares of Dover Common Stock to the extent available and then cash, property or other securities of Dover (which may be accompanied by a reduction in the Purchase Price), in proportions determined by Dover, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed by the Board of Directors of Dover, as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

     Any Person that is the beneficial owner of 10% or more of the outstanding combined equity of Dover Common Stock and Dover Class A Common Stock prior to the adoption of the Rights Plan will not be deemed an Acquiring Person. John W. Rollins, Sr. and Henry B. Tippie are, therefore, excluded from the definition of Acquiring Person.

     No fractional shares of Dover Common Stock or other Dover securities will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Dover Common Stock or other Dover securities.

     At any time until ten days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Board of Directors may cause Dover to redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. Upon expiration of such ten day period, the Rights shall no longer be exercisable. Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the holders of Rights will only be entitled to receive the Redemption Price without any interest thereon.

     For as long as the Rights are then redeemable, Dover may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, Dover may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of Dover, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group who attempts to acquire Dover on terms not approved by the Board of Directors of Dover. The Rights were not declared in response to any specific effort to acquire control of Dover, and the Board of Directors of Dover is not aware of any such effort. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Dover since they may be redeemed by Dover at $.01 per Right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 10% or more of the outstanding shares of Dover Common Stock and Dover Class A Common Stock of Dover.

       Dover Class A Common Stock. A separate Dover Rights Agreement applies to all shares of Dover Class A Common Stock and has substantially the same terms as the Dover Rights Agreement with respect to Dover Common Stock, except that the Dover Class A Common Stock Purchase Right is for the purchase of one share of Dover Class A Common Stock at the same $250 per share Purchase Price and exercisable on the same triggering events for Dover Common Stock or Dover Class A Common Stock. In both Rights Agreements, the triggering events are based on calculations involving the combined equity of Dover Capital Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certain provisions of the DGCL and of Dover's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest, removal of incumbent directors or management, takeover attempt or other transactions involving control of Dover that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. The adoption of the Rights Plan also has certain anti-takeover effects.

     The anti-takeover measures described below were proposed by the Board of Directors and approved by the sole stockholder of Dover in 1996. At that time, the Board expressed its confidence in the continued leadership of John W. Rollins, Sr. and existing management, viewing that leadership as an important factor in Dover's growth and success. Certain provisions contained in the Certificate of Incorporation and Bylaws are an effective means of assuring John
W. Rollins, Sr. and existing management the opportunity to maintain majority voting control of Dover. They are also an effective means of assuring companies with which Dover has had long-term relationships, such as sponsors, and various regulatory authorities, such as the Delaware Harness Racing Commission, that deal with Dover on a day-to-day basis, that continuity of leadership and management is more secure than it might be without such measures.

     The dual class structure and super majority voting of Dover Class A Common Stock should facilitate continued ownership of a substantial portion of the voting securities of Dover by John W. Rollins, Sr. and existing management, even if one or more of the members of management should find it necessary to sell a significant block of stock for diversification, for tax obligations or for other reasons. This should enable Dover to continue to be managed based on long-term objectives, something which Dover's Board of Directors considers to be a significant benefit to Dover and its stockholders.

     Delaware Anti-takeover Law. Dover, a Delaware corporation, is subject to the provisions of the DGCL, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203 or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and the term "interested stockholder" refers to a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although
Section 203 permits a corporation to elect not to be governed by its provisions, Dover to date has not made this election.

     Classified Board of Directors. Dover's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The over-all effect of the provision in the Certificate of Incorporation with respect to a classified Board of Directors may be to render more difficult a change in control of Dover or the removal of incumbent management.

     Removal of Directors; Filling Vacancies. The Bylaws and Certificate of Incorporation of Dover provide that directors may be removed by stockholders of Dover only for cause by a vote of 75% or more of the shares entitled to vote for the election of directors. The Bylaws provide that vacant directorships may be filled by the Board of Directors acting by vote of a majority of the directors then in office even if less than a quorum.

     Special Meetings of Stockholders. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of Dover may be called only by (i) the Chairman of the Board of Directors, (ii) the Vice Chairman of the Board of Directors, (iii) the Chairman of the Executive Committee, or (iv) the President. Special meetings may not be called by the stockholders.

     Stockholder Action by Written Consent. Dover's Bylaws provide that action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and stockholders shall have the power to consent in writing, without a meeting, to the taking of any action, except where prohibited by law or the rules and regulations of the New York Stock Exchange.

     Certain Business Combinations. Dover's Certificate of Incorporation provides that the affirmative vote of holders of a least 75% of the outstanding shares of capital stock of Dover entitled to vote in the election of directors is required to approve certain business combinations involving Dover and any person owning more than 20% of Dover's outstanding voting stock (an "Interested Stockholder"), including any merger, consolidation or similar business combination, any issuance or transfer of securities by Dover or its subsidiary to any Interested Stockholder or its affiliate in exchange for cash, securities or other property having an aggregate fair market value of $5,000,000 or more, the transfer or other disposition of assets by Dover or its subsidiary to an Interested Stockholder

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or its affiliate having an aggregate fair market value of $5,000,000 or more, the adoption of any plan or proposal for liquidation or dissolution of Dover, and any reclassification or recapitalization which would increase the proportionate shareholdings of any class of stock owned by an Interested Stockholder or an affiliate of such Interested Stockholder.

     Amendment to Certain Provisions of the Certificate of Incorporation and Bylaws. Subject to the DGCL, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the DGCL and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the Dover Capital Stock, (ii) the classification of the Board of Directors, (iii) certain business combinations and (iv) amendments to the Certificate of Incorporation and the Bylaws relating to special stockholder meetings' requires the affirmative vote of the holders of at least 75% of the holders of Dover Capital Stock then entitled to vote in the election of directors unless the majority of the Board of Directors has already recommended to the stockholders for adoption such amendment, modification or repeal, in which case only the approval of a majority of the outstanding shares of Dover Capital Stock entitled to vote would be necessary.

     The stockholders may make, alter or repeal any bylaws whether or not adopted by them, provided, that any such additional bylaws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of Dover Capital Stock entitled to vote in the election of directors, unless such additional bylaws, alterations or repeal have been recommended to the stockholders for adoption by a majority of the Board of Directors, in which event such additional bylaws, alterations or repeal may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Dover Capital Stock entitled to vote in the election of directors.

TRANSFER AGENT

     The transfer agent and registrar for the Dover Common Stock is ChaseMellon Shareholder Services, L.L.P. Its address for such purposes is 450 West 33rd Street, 15th Floor, New York, New York 10001-2697 and its telephone number at that address is 212-946-8494.

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                    DESCRIPTION OF GRAND PRIX CAPITAL STOCK

GRAND PRIX COMMON STOCK

     The Grand Prix Articles of Incorporation authorizes the issuance of 20,000,000 shares of Grand Prix Common Stock, of which 4,677,187 shares were issued and outstanding as of May 18, 1998. On any matter other than the election of directors holders of shares of Grand Prix Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares of Grand Prix Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Grand Prix, the holders of shares of Grand Prix Common Stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities and after full payment of all liquidation preferences of the holders of any preferred stock then issued and outstanding. Holders of Grand Prix Common Stock have no preemptive rights to purchase Grand Prix's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to Grand Prix's Common Stock. All of the outstanding shares of Grand Prix Common Stock are fully paid and non-assessable. As of May 18, 1998 there were 222 record holders of Grand Prix Common Stock.

GRAND PRIX PREFERRED STOCK

     Grand Prix is authorized to issue 10,000,000 shares of preferred stock, no par value ("Grand Prix Preferred Stock"). No shares of Grand Prix Preferred Stock are currently outstanding. The Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but undesignated Grand Prix Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights and other rights to such series.

DIVIDEND POLICY

     Grand Prix has not paid any dividends on its Grand Prix Common Stock since 1992. Any decision concerning payment of dividends on the Grand Prix Common Stock will depend on the results of operations, financial condition and capital expenditure plans of Grand Prix as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant.

BONDS

     SWIDA has issued Bonds in the aggregate principal amount of $21,500,000. The Bonds are unconditionally guaranteed by Grand Prix. The closing of the sale of the Bonds occurred on June 21, 1996. The Bonds were offered by SWIDA on a private placement basis in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act. SWIDA has loaned all of the proceeds from the Municipal Bond Offering to Grand Prix for the purpose of the development, construction and expansion of Gateway, and the funds so obtained were used to complete construction of Gateway, to create a $2,550,000 interest reserve fund and to pay for the cost of issuance of the Bonds. The Bonds are enhanced by the moral obligation of the State of Illinois and have a 20-year maturity. The Bonds offered an effective yield of approximately 9.1% with varying rates of interest ranging from 8.35% to 9.25%, and received an A- rating from Standard & Poor's based upon receiving the moral obligation of the State of Illinois.

     The Bonds provide for a 20-year amortization, with the final maturity of the Bonds to be no later than 20 years from the date of issuance. Interest only payments on the Bonds, payable on February 1 and August 1 of each year commenced February 1, 1997 and will be made during the first 30 months after the issuance of the Bonds, and, thereafter, approximately level debt service will begin on the Bonds in 2000 and will remain in effect until the maturity of the Bonds. The Bonds are secured by a first mortgage lien on the real estate and other assets of the subsidiaries of Grand Prix which hold the assets of Gateway. The SWIDA Loan obligated Grand Prix to complete the redevelopment of Gateway with its own funds in the event the proceeds of the SWIDA Loan were insufficient.

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     In order to meet its payment obligations under the SWIDA Loan, which payment obligations correspond to the payment obligations of SWIDA under the Bonds, Grand Prix was required to establish a special reserve and redemption fund into which will be deposited a "ticket surcharge" equal to five percent of the gross spectator revenues received by Grand Prix from all nationally sanctioned professional motorsports events at Gateway. Once $2,000,000 has been accumulated in this fund, all excess funds, in increments of $5,000, will be used pursuant to the SWIDA Loan to redeem Bonds annually commencing February 1, 2002.

     In January 1996, the City of Madison, Illinois designated the site on which Gateway is located, together with certain surrounding properties, as a "tax increment financing district". Pursuant to a Redevelopment Agreement dated February 27, 1996 between the City of Madison and Grand Prix (the "Redevelopment Agreement"), the City of Madison has agreed to reimburse Grand Prix for the cost of any portion of the development of Gateway that qualifies for tax increment financing, in an amount not to exceed $12,000,000. Grand Prix currently expects such costs to exceed $12,000,000. Under the Redevelopment Agreement the City of Madison has agreed to reimburse such costs from 70% of the net incremental increases in real estate taxes generated by Gateway as, when and if such tax increments are received by the City of Madison over the next 20 years. These tax revenues will be pledged by the City of Madison to the annual retirement of debt service, thereby reducing the stated maturity of the Bonds. In the event Gateway is damaged or destroyed, Grand Prix must either repair or restore the facility or pay off the SWIDA Loan in full. In addition, Grand Prix's payment obligations under the SWIDA Loan may be accelerated if Grand Prix is in default under any long-term debt in excess of $50,000.

     As a condition to the issuance of the Bonds, SWIDA required that Grand Prix establish a fully funded debt service reserve equivalent to the maximum annual debt service in any year of the bond repayment schedule, or approximately $2,400,000. Grand Prix conducted a private placement in April and May 1996 to raise an aggregate of approximately $2,300,000 in net proceeds to Grand Prix from the sale of Grand Prix's Series A Convertible Preferred Stock (the "Private Placement"), which funds were deposited by Grand Prix into the required debt service reserve fund. In January 1998 Grand Prix substituted an irrevocable standby letter of credit secured by the Memphis facility and the guaranty of Grand Prix and its subsidiaries for the cash on deposit in the debt service reserve fund.

     Warrant. Grand Prix granted to L.H. Friend a warrant to purchase an aggregate of 31,250 shares of Series A Preferred Stock which upon the consummation of Grand Prix's initial public offering converted into the right to purchase 31,250 shares of Grand Prix Common Stock at an exercise price of $10.00 per share. The Warrant is exercisable until June 24, 2001. Grand Prix also agreed to grant L.H. Friend certain registration rights with respect to the Grand Prix Common Stock underlying the Warrant.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     In March 1997, Denis McGlynn, President and Chief Executive Officer of Dover, approached Christopher R. Pook, President and Chief Executive Officer of Grand Prix, on an informal basis at a securities analyst conference and raised the possibility of a strategic transaction between the two companies.

     In June 1997, at Mr. McGlynn's invitation, Mr. Pook visited Dover's facility in Dover, Delaware.

     Discussions were terminated by Grand Prix while it negotiated and completed a sale of shares of Grand Prix Common Stock to Penske and Midwest in August 1997.

     On October 16, 1997, Mr. McGlynn, Timothy R. Horne, Vice President-Finance and Jerry Dunning, General Manager of Dover Downs, visited both Gateway and Memphis.

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


     On October 22, 1997, Mr. Pook advised the Executive Committee of the Grand Prix Board of the status of the discussions with Dover. The Executive Committee authorized and directed Mr. Pook to continue the discussions with Dover and also authorized and directed Mr. Pook to enter into a non-disclosure agreement with Dover in order for the companies to begin preliminary due diligence on each other.

     On October 24, 1997, representatives of Dover and Grand Prix negotiated and executed a confidentiality agreement.

     In December 1997, at another securities analyst conference held in New York City, Mr. McGlynn suggested that formal discussions be commenced between Dover and Grand Prix in connection with a possible strategic transaction. During such discussions, Mr. Pook informed Dover that any proposed transaction would require a premium for Grand Prix's shareholders.

     At the end of January 1998, Mr. McGlynn informed Mr. Pook that Dover wanted to enter into serious discussions concerning a possible strategic merger of Dover and Grand Prix. Grand Prix and its advisors indicated to Dover that any such transaction would require a premium to current stock prices and that a transaction should promptly be pursued or abandoned. Several discussions then ensued among representatives of Dover, Grand Prix and L.H. Friend.

     On February 20, 1998, in St. Louis, Missouri, representatives of Dover and Grand Prix met to discuss the potential transaction. Present for Grand Prix were Christopher Pook, James Michaelian and representatives from L.H. Friend and Kaye, Scholer, Fierman, Hays & Handler, LLP, Grand Prix's outside counsel ("Kaye, Scholer"). Present for Dover were Denis McGlynn, Timothy Horne, Henry B. Tippie, Vice Chairman of the Board of Dover, and Klaus M. Belohoubek, Assistant Secretary and Assistant General Counsel to Dover. During such meeting, the parties negotiated the Exchange Ratio and certain of the principal terms of the Merger, subject to due diligence, negotiation and execution of definitive agreements and board approvals.

     On February 23, 1998, drafts of the Merger Agreement and the Support Agreements were delivered to Grand Prix, L.H. Friend and Kaye, Scholer for their review.

     Over the next few days, representatives of Dover, Grand Prix and Kaye, Scholer held numerous telephonic discussions to begin negotiations of the terms of the Merger Agreement and the ancillary documents.

     On March 4, March 5, and March 6, 1998, representatives of Dover and Grand Prix met to conduct due diligence on the other.

     On March 5, 1998, representatives of Dover, Grand Prix, L.H. Friend and Kaye, Scholer met at the Hyatt Regency Hotel in Long Beach to continue the negotiation of the terms of the Merger Agreement and the ancillary documents.

     Over the next few days, representatives of Dover and Kaye, Scholer held numerous telephonic discussions to continue the negotiation of the terms of the Merger Agreement and the ancillary documents.

     On March 16, 1998, the Grand Prix Board held a special meeting at the Long Beach Hilton where the Board was informed of the discussions regarding a proposed transaction with Dover. All directors of Grand Prix were present in person or by telephone. Messrs. Combs and Penske informed the Board that certain employees of Midwest and Penske, with whom they were affiliated, were in separate discussions with Dover for Dover to acquire such entities' shares of Grand Prix Common Stock for cash. Mr. Combs informed the Board that he believed that he should not participate in the discussions on this matter and left the meeting. At the meeting, the Board heard a detailed presentation by representatives of Kaye, Scholer with respect to the Board's fiduciary duties, the terms of the proposed Merger Agreement and the Support Agreements, the legal diligence performed and certain of the factors to be considered by the Board in their deliberations. The Board heard a presentation from representatives of L.H. Friend with respect to the financial terms of the proposed transaction and that, based upon the terms of the current transaction, L.H. Friend was prepared to deliver to the Board an

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opinion that the transaction was fair to Grand Prix and its shareholders from a financial point of view. The Board reviewed and discussed with Grand Prix's management, representatives of Kaye Scholer and representatives of L.H. Friend the Merger Agreement and the Support Agreements, the transactions contemplated thereby and the potential conflict of interest of certain directors. The Board also reviewed the terms of the proposed employment agreements between Dover and Messrs. Pook and Michaelian, as to which such officers were represented by separate counsel in their negotiations with Dover.

     On March 17, and March 18, 1998, representatives of Dover and Kaye, Scholer held numerous telephonic discussions to continue the negotiation of the terms of the Merger Agreement and the ancillary documents.

     On March 18, 1998, the Grand Prix Board held a special meeting at the Long Beach Hilton where the Board received an update of the discussions regarding the proposed transaction with Dover. All directors of Grand Prix were present in person or by telephone other than Mr. Neil Matlins who was present through a representative. Mr. Combs informed the Board that he had retained independent counsel to advise him on the transaction and had been advised that it was appropriate for him to attend the Board meeting. The Board was informed that in connection with the requirement by Midwest and Penske for an immediate stock sale to Dover, Dover had certain requirements as to Grand Prix in connection with a proposal that it was preparing to make to Midwest and Penske. Such requirements included the right to nominate three individuals to serve on the Board (in lieu of Midwest's and Penske's two director seats), inclusion of a substantial breakup fee, maintaining the balance of the Support Agreements and certain registration rights with respect to the shares of Common Stock it would acquire from Midwest and Penske. The Board discussed these matters among themselves and with Grand Prix's management and advisors. The Board authorized Mr. Pook and legal counsel to continue negotiations with Dover over its demands, including agreeing to a substantially smaller breakup fee if Dover would agree to adjust the collars for the agreed-upon exchange ratio in light of the recent appreciation of Dover Common Stock.

     The Grand Prix Board discussed the proposed transaction and alternatives reasonably available to Grand Prix among themselves and with Grand Prix's management and advisors and asked numerous questions of management and such advisors. Messrs. Combs and Penske were asked whether their respective companies would be interested in acquiring Grand Prix at the current valuations. Each stated that, on behalf of their respective companies, they were not interested in acquiring Grand Prix. Mr. Pook polled each director. Each director expressed his belief that the transaction was in the best interests of Grand Prix and its shareholders.

     On March 18, 1998, Dover held a special meeting of its Board of Directors at Dover's main corporate offices in Wilmington, Delaware to consider the merger of Grand Prix with Merger Sub. Mr. Dominic Petito of Gerard Klauer was present at the meeting to advise the Board regarding the proposed transaction and gave a detailed presentation (i) outlining the financial terms and conditions of the proposed Merger and (ii) explaining the financial analysis previously distributed to all members of the Board in advance of the meeting. The presentation concluded with the delivery of an oral opinion by Gerard Klauer that, subject to the assumptions made, matters considered and limits on the review undertaken, the consideration to be paid by Dover to holders of Grand Prix Common Stock, based on the Exchange Ratio, was fair to the holders of Dover Common Stock, from a financial point of view. The Board members discussed these matters and unanimously adopted resolutions to (i) approve the Agreement and Plan of Merger (in draft form as provided to all members of the Board in advance of the meeting), with such changes as are approved by the Executive Committee and are satisfactory to counsel of Dover, (ii) approve the issuance of Dover Common Stock, pursuant to the Merger, (iii) authorize the exchange of options to acquire Grand Prix Common Stock for options to acquire Dover Common Stock under Dover's 1996 Stock Option Plan, based on the Exchange Ratio, (iv) negotiate and close the acquisition of the 680,000 shares of Grand Prix Common Stock owned by Penske and Midwest at its market price, (v) amend Dover's Certificate of Incorporation to increase the size of the Board of Directors by adding an additional Class I Director, (vi) amend Dover's Certificate of Incorporation to increase the number of shares of Dover Capital Stock authorized for issuance,

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(vii) designate Christopher R. Pook as the nominee for election as a Class I director for a term expiring in 2000, (viii) grant options to purchase specified amounts of Dover Common Stock, provided the Merger is consummated, to Christopher R. Pook and James P. Michaelian, (ix) list on the New York Stock Exchange the shares of Dover Common Stock to be issued pursuant to the Merger, and (x) authorize appropriate officers to take all other acts and execute and deliver all such other instruments and documents as deemed appropriate to carry out fully the intent and purpose of the aforementioned resolutions.

     Over the next few days, representatives of Dover and Kaye, Scholer held numerous telephonic discussions to finalize the negotiation of the terms of the Merger Agreement and the ancillary documents.

     On March 24, 1998, the Grand Prix Board held a regular meeting at the Grand Prix offices in Long Beach where the Board received a further update of the discussions regarding the proposed transaction with Dover. All directors of Grand Prix were present in person or by telephone other than Mr. Daniel Gurney. Mr. Pook informed the Board that Dover had insisted upon the inclusion of a breakup fee and refused to modify the collars set forth in the proposed agreements. Mr. Pook informed the Board that they were successful in reducing the breakup fee to $3 million and that such fee would be limited to circumstances where an alternative deal is actually completed within a specified period after the termination of the proposed transaction under certain limited circumstances. A representative of Kaye, Scholer described the provisions of the proposed Merger Agreement and the Support Agreements in detail. The Board discussed the proposed transaction among themselves and with Grand Prix's management and advisors.

     On March 25, 1998, Dover entered into the Stock Purchase Agreements pursuant to which it acquired from Penske and Midwest the Grand Prix Acquired Shares for cash. Gerard Klauer delivered an updated opinion on March 26, 1998 to the Dover Board of Directors to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken, the cash consideration to be paid to Penske and Midwest for the Grand Prix Acquired Shares and the consideration to be paid to holders of Grand Prix Common Stock, based on the Exchange Ratio, was fair to the holders of Dover Common Stock, from a financial point of view. A copy of the Gerard Klauer Opinion is attached to this Joint Proxy Statement/Prospectus as Annex B hereto and is incorporated herein by reference.

     On March 26, 1998, the Grand Prix Board held a special meeting at the Grand Prix offices in Long Beach where the Board received a final update of the discussions regarding the proposed transaction with Dover. All directors of Grand Prix were present in person or by telephone. Mr. Pook informed the Grand Prix Board that shareholders representing over 38% of the Grand Prix Common Stock on a fully-diluted-basis had signed the Grand Prix Support Agreement in favor of the Merger which, when combined with the shares of Grand Prix Common Stock Dover had agreed to acquire from Midwest and Penske, would represent an aggregate of greater than 50% of the shares of Grand Prix Common Stock on a fully-diluted basis. Mr. Pook informed the Board that Midwest and Penske had agreed to sell their respective shares of Grand Prix Common Stock to Dover at $15.50 per share, in cash, representing the closing bid price of the Grand Prix Common Stock on the date the parties reached agreement. Mr. Pook explained to the Board that he and Mr. James Michaelian, as shareholder representatives under that certain Right of First Refusal Agreement, dated August 8, 1997, among certain shareholders of Grand Prix, Midwest and Penske (the "ROFR Agreement"), had consented to the proposed sale by each of Midwest and Penske to Dover subject to (i) the termination of the ROFR Agreement and (ii) the preservation of the standstill provisions contained in those certain Stock Purchase Agreements, dated August 8, 1997, between Grand Prix and each of Midwest and Penske. Mr. Shirley reported to the Board favorably on Grand Prix's due diligence with regard to the financial position of Dover. Members of the Board were informed that Dover had advised the Company that the "sunset" limitations on Dover's gaming authority had been removed that day by the Delaware legislature and the other provisions of the proposed gaming bill had been adopted. Representatives of L.H. Friend delivered to the Board an opinion that the transaction is fair to Grand Prix and its shareholders, other than Dover, Midwest and Penske, from a financial point of view. The Board

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discussed the proposed transaction among themselves and with Grand Prix's management and advisors asking numerous questions of such advisors.

     Based upon such discussions, presentations and opinions, the Grand Prix Board unanimously (with abstentions by Messrs. Combs and Penske) (i) determined that the Merger is advisable and fair to and in the best interest of Grand Prix and its shareholders, (ii) approved and adopted the Merger and the transactions contemplated in the Merger Agreement, (iii) recommended the approval of the Merger Agreement and the Merger by the holders of Grand Prix Common Stock, (iv) directed that the Merger be submitted for consideration by Grand Prix's shareholders at the meeting of the shareholders held for such purpose and (v) authorized and directed the officers of Grand Prix to take any actions necessary or appropriate in consummating the Merger.

     Later that same day (i) representatives of Dover, Merger Sub and Grand Prix signed the Merger Agreement, (ii) simultaneously therewith, a representative of Grand Prix and certain shareholders of Dover entered into the Dover Support Agreement, (iii) simultaneously therewith, a representative of Dover and Mr. Pook entered into the Pook Employment Agreement, and (iv) simultaneously therewith, a representative of Dover and Mr. Michaelian entered into the Michaelian Employment Agreement.

JOINT REASONS FOR THE MERGER

     The Merger is a strategic combination and will create an entertainment company with a broad spectrum of events in geographically diversified markets and relationships with a wide array of sanctioning bodies, sponsors, broacasters and advertisers. For Grand Prix, the Merger presents an opportunity for its shareholders to participate in a combined entity with greater financial resources and greater diversification, and an opportunity to realize a premium over historic market prices for Grand Prix Common Stock. For Dover, the Merger is consistent with its strategy of diversification and seeking growth through strategic acquisitions and alliances. Dover management also believes that the companies' senior management teams have complementary strengths and operating philosophies, particularly in the areas of marketing and promotion.

RECOMMENDATIONS OF THE DOVER BOARD OF DIRECTORS

     The Dover Board of Directors has carefully reviewed and considered the terms and conditions of the Merger. The Dover Board of Directors has concluded that the Merger is fair to and in the best interests of Dover and its stockholders. Accordingly, the Dover Board of Directors has approved, by a unanimous vote, the Merger Proposal and the Issuance Proposal, and recommends that the stockholders of Dover vote FOR the approval of the Merger Proposal and the Issuance Proposal. In reaching its determination, the Dover Board of Directors consulted with Dover's management, as well as its financial and legal advisors, and considered a number of factors.

RECOMMENDATIONS OF THE GRAND PRIX BOARD OF DIRECTORS

     The Grand Prix Board of Directors has carefully considered, discussed and reviewed the proposed terms and conditions set forth in the Merger Agreement. In addition to consulting with legal advisors of Grand Prix, the Grand Prix Board of Directors considered and reviewed the opinion of L.H. Friend regarding the fairness, from a financial point of view, of the proposed consideration to be paid to the shareholders of Grand Prix in the Merger (other than Dover, Penske and Midwest). The Board of Directors of Grand Prix also considered that certain shareholders of Grand Prix representing (when combined with the Grand Prix Acquired Shares) a majority of the outstanding shares of Grand Prix Common Stock supported the Merger and agreed to vote for it, as evidenced by their execution and delivery of the Grand Prix Support Agreement. The Grand Prix Board of Directors further considered the knowledge of Grand Prix's management and Board of Directors, Grand Prix's and Dover's respective businesses and the current economic, financial and business climate impacting those businesses. The Grand Prix Board of Directors has determined that the Merger is advisable and fair to and in the best interests of Grand Prix and its shareholders, and therefore approved and adopted the

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Merger and the other transactions contemplated in the Merger Agreement and recommends the approval of the Merger Agreement and the Merger by the shareholders of Grand Prix.

     The Grand Prix Board of Directors gave significant consideration to the following factors and believes that the Merger will be beneficial to Grand Prix and its shareholders for the following reasons:

          -- The Merger consideration represents an equity value for Grand Prix which includes a premium of 11.8% based upon the respective values of the Grand Prix Common Stock and Dover Common Stock as of March 26, 1998.

          -- The Merger would provide the shareholders of Grand Prix with greater future value for their shares through ownership in the combined companies.

          -- The Merger represents a strategic combination of two complementary companies in the field of motorsports that would allow increased utilization of, among other things, strategic relationships with sanctioning bodies, sponsors and other motorsports companies.

          -- A combination of the two companies presents a number of potential synergies including, but not limited to, synergies of management, marketing, promotion, ticket sales and liquidity.

          -- The combination of sites in the areas of Dover, Delaware, Long Beach, California, Nashville, Tennessee, Memphis, Tennessee and St. Louis, Missouri is expected to create a nationwide company with increased opportunities for expansion on a national scale.

          -- The philosophies and corporate cultures of the companies are very similar, providing an easier transition to a combined company.

          -- The management of both companies provide expertise that complement each other.

          -- The Merger would provide significant benefits above those that could be achieved through available combinations with other parties or from Grand Prix continuing as an independent company.

          -- The Merger would allow the shareholders of Grand Prix to continue to participate in Grand Prix's motorsports business while diversifying to include Dover's motorsports business and substantial cash flow from gaming.

          -- The Merger Agreement eliminates the covenants made by Grand Prix in certain right of first refusal agreements, which had limited Grand Prix's use of equity financing mechanisms for future growth.

     In addition, during the course of its consideration of the Merger, the Grand Prix Board of Directors also deliberated with respect to the following potentially negative factors concerning the Merger:

          -- The combined entity may not be able to achieve the potential synergies that would provide significant value in a merger.

          -- There may be adverse effects to the combined company due to one-time charges expected to be incurred in connection with the costs of the Merger and the subsequent transition to a combined company.

          -- Key employees of both companies may decide not to continue employment with the combined company after the consummation of the Merger.

          -- Financial value and other benefits sought to be achieved in the Merger may not be obtained.

     After duly considering all of the above mentioned factors among others, the Grand Prix Board of Directors determined that the potential benefits available to Grand Prix and its shareholders, when combined with the financial value of the Merger, outweigh such negative factors. The Board of Directors of Grand Prix therefore approved the Merger as described above.

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     The foregoing discussion of the information and factors considered by the
Board of Directors of Grand Prix is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors of Grand Prix. In view of the complexity and variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of Grand Prix did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors of Grand Prix may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO DOVER

     Dover retained Gerard Klauer to render an opinion to the Dover Board of Directors as to whether the total amount of consideration to be offered by Dover in the Merger is fair, from a financial point of view, to the holders of Dover Common Stock. On March 18, 1998, Gerard Klauer rendered its oral opinion, subsequently confirmed in writing, to the Dover Board of Directors that, as of such date and based upon and subject to certain considerations and assumptions, the Exchange Ratio to be paid by Dover as specified in the draft of the Merger Agreement dated March 9, 1998 was fair, from a financial point of view, to the holders of Dover Common Stock. In view of the changes that were made to the terms of the Merger as originally set forth in the draft Merger Agreement dated March 9, 1998, on March 26, 1998, Gerard Klauer rendered an updated opinion, subsequently confirmed in writing to the Dover Board of Directors, that, as of such date and based upon and subject to certain considerations and assumptions, the total consideration to be paid by Dover as specified in the draft of the Merger Agreement dated March 24, 1998 was fair, from a financial point of view, to the holders of Dover Common Stock, which opinion superseded their previously rendered opinion dated March 18, 1998. References herein to the "Gerard Klauer Opinion" or similar references refer to the written opinion of Gerard Klauer dated March 26, 1998. The full text of the Gerard Klauer Opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by Gerard Klauer in rendering its opinion, is attached to this Joint Proxy Statement/Prospectus as Annex B hereto and is incorporated herein by reference. THE FOLLOWING DESCRIPTION OF THE GERARD KLAUER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. DOVER STOCKHOLDERS ARE URGED TO READ CAREFULLY THE OPINION OF GERARD KLAUER IN ITS ENTIRETY. NO LIMITATIONS WERE IMPOSED BY DOVER ON GERARD KLAUER WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED IN RENDERING THIS OPINION.

     In conducting its analysis and arriving at its opinion, Gerard Klauer reviewed and analyzed, among other things: (i) a draft dated March 24, 1998 of the Merger Agreement, and assumed that the final form of such agreement would not vary in any regard that is material to their analysis; (ii) the Stock Purchase Agreements; (iii) certain publicly available Commission filings made by Dover and Grand Prix, including Form 10-Ks, Form 10-Qs, proxy statements and prospectuses; (iv) certain internal business, operating and financial information, including financial forecasts and projections, furnished to Gerard Klauer by Dover and Grand Prix; (v) the pro forma impact of the Merger on Dover's results of operations, earnings per share, consolidated capitalization and certain financial ratios; (vi) the historical and projected financial results and financial condition of Dover and Grand Prix and compared them with those of other companies and businesses that Gerard Klauer deemed relevant;
(vii) the reported prices and trading activity of Dover's and Grand Prix's Common Stock and compared their performance with those of other publicly traded companies that Gerard Klauer deemed relevant; and (viii) the financial terms of the Merger and compared them with the financial terms, to the extent publicly available, of certain other recent transactions that Gerard Klauer deemed relevant. In addition, in conducting its analysis and arriving at its opinion, Gerard Klauer also held discussions with Dover's and Grand Prix's managements regarding the business, operations, financial condition and prospects of Dover and Grand Prix, respectively, as well as other matters Gerard Klauer considered relevant to its inquiry. Gerard Klauer also conducted such other analyses and performed such other investigations and considered such other matters as it deemed necessary to arrive at its opinion, including its assessment of general economic, market and monetary conditions.

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     In rendering its opinion, Gerard Klauer relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or furnished or otherwise communicated to Gerard Klauer. With respect to the financial forecasts, projections and other information provided to or otherwise reviewed by Gerard Klauer, Gerard Klauer relied upon the assurances of the management of Dover and Grand Prix that such forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Dover's and Grand Prix's managements as to the expected future competitive, operating and financial performance of Dover and Grand Prix, and the benefits Dover and Grand Prix expect to receive from the Merger. Gerard Klauer assumes no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they are based. Gerard Klauer further assumed that the final form of Merger Agreement would not vary in any regard that is material to its analysis and that such agreement and Stock Purchase Agreements will be consummated in accordance with their respective terms. Gerard Klauer has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Dover or Grand Prix, and Gerard Klauer has not made a physical inspection of the properties or assets of Dover or Grand Prix. Furthermore, Gerard Klauer assumed the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for accounting purposes, the Merger is intended to be accounted for as a purchase.

     Gerard Klauer's opinion is necessarily based upon information made available to it and business, market, economic, monetary and other conditions as they exist on, and can be evaluated as of, the date of the Gerard Klauer Opinion and does not address the underlying business decision of Dover to effect the Merger or any other transaction in which Dover might engage. In addition, Gerard Klauer expressed no opinion as to the value of the Dover Common Stock upon issuance to Grand Prix's shareholders pursuant to the Merger, or the price at which the Dover Common Stock would trade prior to or subsequent to the closing of the Merger. Gerard Klauer's opinion does not constitute a recommendation to any holder of Dover Common Stock as to whether such holder should continue to hold such securities. Furthermore, Gerard Klauer's opinion does not constitute a recommendation by Gerard Klauer to any stockholders to vote in favor of the Merger. Gerard Klauer relied as to all legal matters on Dover.

     Gerard Klauer believes that its analyses must be considered in the aggregate, and that selecting portions of its analysis or the factors considered by it, without considering all factors and analyses considered by Gerard Klauer could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Gerard Klauer did not attribute any particular weight to any one analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. In its analyses, Gerard Klauer made numerous implicit assumptions about industry and general economic conditions, and other matters, many of which are beyond the control of Dover or Grand Prix. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Dover, Grand Prix, Gerard Klauer or any other person assumes responsibility for their accuracy.

     The following is a brief summary of the financial analyses utilized by Gerard Klauer in rendering its opinion. Such summary does not purport to be a complete description of all of the analyses performed by, or all the factors considered by, Gerard Klauer in connection with its opinion.

  Analyses Relating to Dover.

     Comparable Transaction Analysis. Gerard Klauer evaluated publicly available information regarding nine acquisitions of selected motorsports and entertainment complex companies (the "Acquired Entertainment Companies"). Gerard Klauer also evaluated publicly available information regarding eighteen acquisitions of selected pari-mutuel/gaming companies (the "Acquired Gaming

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Companies"). Gerard Klauer calculated EBITDA multiples based on the ratio of the enterprise value (total common shares outstanding multiplied by closing market price per share, plus total debt, preferred stock and minority interests, minus cash and cash equivalents) to the latest twelve month (previous reported four quarters, or "LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") (calculated immediately prior to such acquisition) for each Acquired Entertainment Company and each Acquired Gaming Company. These LTM EBITDA multiples for the Acquired Entertainment Companies ranged from 11.3x to 21.7x, and these LTM EBITDA multiples for the Acquired Gaming Companies ranged from 4.6x to 13.5x. Gerard Klauer applied the median of each of the foregoing multiple ranges to the applicable LTM EBITDA for Dover's respective motorsports and pari-mutuel/gaming segments to arrive at a total enterprise value. After subtracting Dover's total debt obligations and adding its total cash at December 31, 1997, this analysis yielded a range of implied equity values for Dover of between $17.65 per share and $39.20 per share of Dover Common Stock.

     None of such acquisitions, however, took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the Acquired Entertainment Companies and Acquired Gaming Companies is distinguishable from Dover in certain respects. Accordingly, an analysis of the results of the foregoing is not mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect results.

     Comparable Company Analysis. Gerard Klauer compared selected historical, current and projected financial and operating results of Dover with the publicly reported operating results of selected publicly traded motorsports and pari-mutuel/gaming companies that, in Gerard Klauer's judgment, were most closely comparable to Dover (the "Dover Comparable Companies"). The Dover Comparable Companies were chosen by Gerard Klauer as companies that, based upon publicly available data, possess general business, operating and financial characteristics representative of companies in the industries in which Dover operates, although Gerard Klauer recognized that each of the Dover Comparable Companies is distinguishable from Dover in certain respects. The Dover Comparable Companies were divided into two groups: motorsports ("Comparable Motorsports Companies") and pari-mutuel/gaming ("Comparable Pari-Mutuel/Gaming Companies"). Such Comparable Motorsports Companies included: International Speedway; Speedway Motorsports; and Penske. Such Comparable Pari-Mutuel/Gaming Companies included: MTR Gaming; Penn National Gaming; and Hollywood Park. Gerard Klauer considered with respect to the Dover Comparable Companies, among other things, (i) selected balance sheet data; (ii) LTM EBITDA and estimated 1998 and 1999 EBITDA (adjusted for a calendar year end), (iii) LTM earnings per share ("EPS") and 1998 and 1999 estimated EPS (adjusted for a calendar year end). All 1998 and 1999 estimates were based on publicly available estimates.

     Gerard Klauer calculated a range of market multiples for the Dover Comparable Companies by dividing the enterprise value (total common shares outstanding multiplied by closing market price per share, plus total debt, preferred stock and minority interests, minus cash and cash equivalents) as of March 25, 1998 for each Dover Comparable Company by, among other things, such company's LTM EBITDA, estimated 1998 EBITDA and estimated 1999 EBITDA. For the Comparable Motorsports Companies such LTM EBITDA multiples ranged from 13.1x to 20.2x, such estimated 1998 EBITDA multiples ranged from 10.4x to 16.4x, and such estimated 1999 EBITDA multiples ranged from 9.7x to 13.9x. For the Comparable PariMutuel/Gaming Companies such LTM EBITDA multiples ranged from 6.4x to 13.8x, such estimated 1998 EBITDA multiples ranged from 7.3x to 8.2x, and the estimated 1999 EBITDA multiple was 6.5x. Gerard Klauer also calculated price to earnings ("P/E") multiples by dividing each of the Dover Comparable Companies' closing sale price per share on March 25, 1998 by the respective LTM EPS, estimated 1998 EPS and estimated 1999 EPS. For the Comparable Motorsports Companies, such LTM P/E multiples ranged from 26.1x to 41.8x, such estimated 1998 P/E multiples ranged from 23.5x to 34.5x, and such estimated 1999 P/E multiples ranged from 20.4x to 29.6x. For the Comparable Pari-Mutuel/Gaming Companies, such LTM P/E multiples ranged from 16.9x to 31.6x, the estimated 1998 P/E multiple was 19.1x, and the estimated 1999 P/E multiple was

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13.8x. Gerard Klauer applied the median of each of the foregoing multiple ranges or multiples to the applicable LTM and estimated EBITDA and net income for Dover's respective motorsports and pari-mutuel/gaming segments. Based on EBITDA multiples, this analysis yielded a range of implied equity values for Dover (after subtracting Dover's total debt and adding its total cash for the respective year) of between $26.44 per share and $28.26 per share of Dover
Common Stock. Based on P/E multiples, this analysis yielded a range of implied equity values for Dover of between $31.44 per share and $33.06 per share of Dover Common Stock.

     Because of the inherent differences in the business, operations and prospects of Dover and the business, operations and prospects of the Dover Comparable Companies, Gerard Klauer believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning the differences between the financial and operating characteristics and prospects of Dover and the Dover Comparable Companies that would affect the public trading values of each.

     Discounted Cash Flow Analysis. Gerard Klauer performed a discounted cash flow analysis of Dover based upon projections prepared by management of Dover for calendar years ending December 31, 1998 through December 31, 2002 (the "DCF Projections"). Gerard Klauer discounted the projected free cash flows (earnings before interest and taxes ("EBIT") less taxes, capital expenditures, and changes in net working capital plus depreciation) plus the terminal value (calculated as a multiple of future EBITDA) to arrive at a present value ("DCF Present Value") for Dover. Gerard Klauer utilized multiples of EBITDA ranging from 8.0x to 10.0x, which represented the weighted average multiple of the Comparable Motorsports Companies and the Comparable Gaming Companies. From this DCF Present Value, Gerard Klauer subtracted all debt obligations appearing on Dover's balance sheet at December 31, 1997 and added the excess cash balance on such balance sheet to arrive at an equity value ("DCF Equity Value") for Dover. Gerard Klauer performed sensitivity analyses using different discount rates (representing the weighted average cost of capital) and terminal value multiples. Such analyses were performed using discount rate assumptions ranging from 11% to 15%, based upon assumptions regarding such factors as inflation rates, interest rates, Dover's cost of capital, and the inherent business risk of Dover, as well as of the motorsports and pari-mutuel/gaming industries as a whole. Based on the DCF Projections, the discounted cash flow analysis yielded a range of DCF Equity Values of $26.73 to $37.46 per share of Dover Common Stock.

     Dividend Discount Valuation. Gerard Klauer performed a dividend discount analysis of Dover based upon projections prepared by management of Dover for calendar years ending December 31, 1998 through December 31, 2001 (the "DDA Projections"). Gerard Klauer discounted the projected dividends plus the terminal equity value (calculated as a multiple of future EBITDA and subtracting all future debt obligations and adding the excess future cash balance) to arrive at a present equity value ("DDA Equity Value") for Dover. Gerard Klauer utilized multiples of EBITDA ranging from 8.0x to 10.0x, which represented the weighted average multiple range for the Comparable Motorsports Companies and the Comparable Gaming Companies. Gerard Klauer performed sensitivity analyses using different discount rates and terminal value multiples. Such analyses were performed using equity discount rate assumptions ranging from 11% to 15%, based upon assumptions regarding such factors as inflation rates, interest rates, Dover's cost of capital, and the inherent business risk of Dover, as well as of the motorsports and pari-mutuel/gaming industries as a whole. Based on the DDA Projections, the dividend discount analysis yielded a range of DDA Equity Value of $24.76 to $34.45 per share of Dover Common Stock.

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  Analyses Relating to Grand Prix.

     Comparable Transaction Analysis. Gerard Klauer applied the median LTM EBITDA multiple for the Acquired Entertainment Companies to Grand Prix's LTM EBITDA to arrive at a total enterprise value. After subtracting Grand Prix's total debt obligations and adding its total cash at November 31, 1997, this analysis yielded a range of implied equity values for Grand Prix of between $12.61 per share and $26.85 per share of Grand Prix Common Stock.

     None of such acquisitions, however, took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the Acquired Entertainment Companies is distinguishable from Grand Prix in certain respects. Accordingly, an analysis of the results of the foregoing is not mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect results.

     Comparable Company Analysis. Gerard Klauer compared selected historical, current and projected financial and operating results of Grand Prix with the publicly reported operating results of selected publicly traded motorsports companies that, in Gerard Klauer's judgment, were most closely comparable to Grand Prix (the "Grand Prix Comparable Companies"). The Grand Prix Comparable Companies were chosen by Gerard Klauer as companies that, based upon publicly available data, possess general business, operating and financial characteristics representative of companies in the industries in which Grand Prix operates, although Gerard Klauer recognized that each of the Grand Prix Comparable Companies is distinguishable from Grand Prix in certain respects. The Grand Prix Comparable Companies were the same as the Comparable Motorsports Companies discussed above (See "Analyses Relating to Dover Comparable Company Analysis"). Gerard Klauer considered with respect to the Grand Prix Comparable Companies, among other things, (i) selected balance sheet data; (ii) LTM EBITDA and estimated 1998 and 1999 EBITDA (adjusted for a calendar year end) and (iii) LTM EPS and 1998 and 1999 estimated EPS (adjusted for a calendar year). All 1998 and 1999 estimates were based on publicly available estimates.

     Gerard Klauer calculated a range of market multiples for the Grand Prix Comparable Companies by dividing the enterprise value (total common shares outstanding multiplied by closing market price per share, plus total debt, preferred stock and minority interests, minus cash and cash equivalents) as of March 25, 1998 for each Grand Prix Comparable Company by, among other things, such company's LTM EBITDA, estimated 1998 EBITDA and estimated 1999 EBITDA. Gerard Klauer applied the median of each of the multiple ranges (see "Analyses Relating to Dover Comparable Company Analysis") to Grand Prix's LTM and estimated EBITDA and net income. Based on EBITDA multiples, this analysis yielded a range of implied equity values for Grand Prix (after subtracting Grand Prix's total debt and adding its total cash for the respective year) of between $18.05 per share and $21.29 per share of Grand Prix Common Stock. Based on P/E multiples, this analysis yielded a range of implied equity values for Grand Prix of between $14.98 per share and $20.60 per share of Grand Prix Common Stock.

     Because of the inherent differences in the business, operations and prospects of Grand Prix and the business, operations and prospects of the Grand Prix Comparable Companies, Gerard Klauer believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning the differences between the financial and operating characteristics and prospects of Grand Prix and the Grand Prix Comparable Companies that would affect the public trading values of each.

     Discounted Cash Flow Analysis. Gerard Klauer performed a discounted cash flow analysis of Grand Prix based upon projections prepared by management of Grand Prix for calendar years ending November 30, 1998 through November 30, 2002 (the "DCF Projections"). Gerard Klauer discounted the projected free cash flows (EBIT less taxes, capital expenditures, and changes in net working capital plus depreciation) plus the terminal value (calculated as a multiple of future EBITDA) to arrive at a present value ("DCF Present Value") for Grand Prix. Gerard Klauer utilized multiples of EBITDA

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ranging from 10.0x to 12.0x, which represented the multiple range for the Grand
Prix Comparable Companies. From the DCF Present Value, Gerard Klauer subtracted all debt obligations appearing on Grand Prix's balance sheet at November 30, 1997 and added the excess cash balance on such balance sheet to arrive at an equity value ("DCF Equity Value") for Grand Prix. Gerard Klauer performed sensitivity analyses using different discount rates (representing the weighted average cost of capital) and terminal value multiples. Such analyses were performed using discount rate assumptions ranging from 11% to 15%, based upon assumptions regarding such factors as inflation rates, interest rates, Grand Prix's cost of capital, and the inherent business risk of Grand Prix, as well as of the motorsports industry as a whole. Based on the DCF Projections, the discounted cash flow analysis yielded a range of DCF Equity Values of $17.87 to $26.14 per share of Grand Prix Common Stock.

     Discounted Share Price Analysis. Gerard Klauer performed a discounted share price analysis of Grand Prix based upon projections prepared by management of Grand Prix for calendar year ending December 31, 2001 (the "Grand Prix Projection"). Gerard Klauer discounted the projected terminal equity value (calculated as a multiple of future EBITDA and subtracting all future debt obligations and adding the excess future cash balance) to arrive at a present equity value (the "Share Equity Value") for Grand Prix. Gerard Klauer utilized multiples of EBITDA ranging from 10.0x to 12.0x, which represented the multiple range for the Comparable Motorsports Companies. Gerard Klauer performed sensitivity analyses using different discount rates and terminal value multiples. Such analyses were performed using equity discount rate assumptions ranging from 13.5% to 16.5%, based upon assumptions regarding such factors as inflation rates, interest rates, Grand Prix's cost of capital, and the inherent business risk of Grand Prix, as well as of the motorsports industry as a whole. Based on the Grand Prix Projection, the discounted share price analysis yielded a Share Equity Value of $15.52 to $21.11 per share of Grand Prix Common Stock.

  Analyses Relating to Dover and Grand Prix

     Stock Performance Analysis. For comparison purposes, Gerard Klauer reviewed and analyzed (i) the historical trading prices and volume for Dover's and Grand Prix's Common Stock from March 24, 1997 to March 25, 1998; (ii) indexed share prices of Dover, Grand Prix, the S&P 500 and a group of comparable public companies from October 4, 1996 to March 25, 1998; and (iii) the relative ratio of Dover's actual share price to Grand Prix's actual share price from October 4, 1996 to March 25, 1998. Gerard Klauer noted that the mean and median ratios of Grand Prix's stock price to Dover's stock price for the period from October 4, 1996 to March 25, 1998 were 0.6236 and 0.6309, respectively.

     Implied Exchange Ratio Analysis. Gerard Klauer calculated ranges of implied exchange ratios using the implied share prices derived from the comparable transaction analyses, comparable company analyses, discounted cash flow analyses and dividend discount/share price analyses discussed above. Based on applied LTM EBITDA multiples, the comparable transaction analyses implied an exchange ratio range of 0.6848 to 0.8067. Based on applied LTM, estimated 1998 and estimated 1999 EBITDA multiples, the comparable company analyses implied an exchange ratio range of 0.6829 to 0.7536. Based on applied LTM, estimated 1998 and estimated 1999 P/E multiples, the comparable company analyses implied an exchange ratio range of 0.4588 to 0.6553. The discounted cash flow analyses implied an exchange ratio range of 0.6684 to 0.6978, and the dividend discount/share price analyses implied an exchange ratio of 0.6053 to 0.6347.

     Relative Contribution Analysis. Gerard Klauer examined certain historical and projected financial information for Dover, Grand Prix and the pro forma combined entity resulting from the Merger. Gerard Klauer analyzed the relative pro forma contribution of Grand Prix to Dover's pro forma actual and projected revenue, EBITDA and net income (before amortization of new goodwill created by the Merger) for the calendar year ended December 31, 1997 and the calendar year ending December 31, 1998 and 1999 utilizing management projections (without giving effect to synergies or cost savings). This analysis indicated that, for the year ended December 31, 1997, Grand Prix would have contributed approximately 20.2%, 16.3% and 12.1% to the revenue, EBITDA and net income, respectively, of the pro forma combined entity. For the year ending December 31, 1998, Grand Prix is projected to contribute approximately 20.8%, 19.1% and 13.2% to the revenue, EBITDA and net

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income, respectively, of the pro forma combined entity. For the year ending
December 31, 1999, Grand Prix is projected to contribute approximately 21.7%, 19.7% and 14.6% to the revenue, EBITDA and net income, respectively, of the pro forma combined entity. The results of this contribution analysis are not necessarily indicative of what the actual contributions of the respective businesses to the combined entity would have been or will be in the future.

     Earnings Dilution Analysis. Gerard Klauer noted that, based on the combined Dover and Grand Prix management projections, the Merger would be 8.6% dilutive on an EPS basis (excluding any transaction costs associated with the Merger), to stockholders of the combined company in both fiscal years ending June 30, 1998 and June 30, 1999, before any post-Merger synergies, cost savings or revenue enhancements.

  Other Factors

     Gerard Klauer, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructuring, recapitalization, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Gerard Klauer has been engaged to render the financial opinion as described herein and received a fee upon the delivery of this opinion. Gerard Klauer also, from time to time, may in the future perform certain financial advisory services for Dover for which it may receive a fee. In the ordinary course of business, Gerard Klauer may actively trade the securities of Dover for its own account and for the accounts of its customers and, accordingly, may at any time hold a short or long position in such securities. Dover has agreed to indemnify Gerard Klauer for certain liabilities that may arise out of the rendering of this opinion.

     Pursuant to the terms of an engagement letter, Dover paid Gerard Klauer $150,000 for the delivery of the opinion. Dover also has agreed to reimburse Gerard Klauer for its out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Gerard Klauer and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Gerard Klauer under the engagement letter. The terms of the fee arrangement with Gerard Klauer were negotiated at arm's length between Dover and Gerard Klauer.

OPINION OF FINANCIAL ADVISOR TO GRAND PRIX

     Grand Prix engaged L.H. Friend on October 22, 1997, to assist it in consideration and evaluation of a possible merger transaction with Dover. L.H. Friend assisted Grand Prix's senior management, Executive Committee and Board of Directors in their review of, and participated in the negotiation of, the Merger. In March 1998, L.H. Friend was requested to render an opinion to the Board of Directors of Grand Prix as to the fairness of the Merger to the shareholders of Grand Prix from a financial point of view. No limitations were placed by the Executive Committee or senior management of Grand Prix with respect to the investigations made or the procedures followed by L.H. Friend in preparing or rendering its opinion.

     L.H. Friend provided to the Board of Directors its oral opinion on March 16, 1998, which it reiterated on March 26, 1998, that, as of the respective dates, the terms of the Merger were fair to Grand Prix's shareholders from a financial point of view. L.H. Friend's oral opinion was subsequently confirmed in a written opinion dated March 26, 1998. The full text of the opinion of L.H. Friend, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders are urged to read the opinion carefully and in its entirety. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. L.H. FRIEND'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF GRAND PRIX, WITH THE EXCEPTION OF MIDWEST, PENSKE AND DOVER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF GRAND PRIX AS TO HOW TO VOTE AT THE GRAND PRIX SPECIAL MEETING.

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     In rendering its opinion, among other things, L.H. Friend: (i) reviewed the
Agreement between Grand Prix and Dover dated March 26, 1998; (ii) reviewed Grand Prix's Annual Report to Shareholders on Form 10-KSB for the fiscal years ended November 30, 1997, November 30, 1996, and June 30, 1996, Quarterly Reports on Form 10-QSB for the periods ended August 31, 1997 and May 31, 1997 and February 28, 1997 and its Proxy Statement dated October 21, 1996; (iii) reviewed Dover's Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 1997, and Quarterly Reports on Form 10-Q for the periods ended December 31, 1997 and September 30, 1997, and its Proxy Statement dated September 24, 1997; (iv) examined certain operating and financial information and financial projections of Grand Prix and/or Dover provided to L.H. Friend by Grand Prix's management;
(v) reviewed the historical market prices and trading volume of the Grand Prix Common Stock and Dover Common Stock; (vi) analyzed publicly available financial and market data regarding certain companies in the auto racing industry and compared them to Grand Prix's and Dover's financial and market data; (vii) conducted limited interviews with certain members of Grand Prix's and Dover's management teams; and (viii) performed such other studies, analyses, inquires and investigations as it deemed appropriate.

     In rendering its opinion, L.H. Friend relied upon the accuracy and completeness of all financial and other information that was supplied to L.H. Friend and assumed that there has been no material change in the assets, financial condition and business prospects of Grand Prix and Dover since the date of the most recent financial statements made available to L.H. Friend. With respect to financial projections for Grand Prix, L.H. Friend assumed that such projections were reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of Grand Prix.

     The following is a brief summary of the various financial information analyzed or otherwise considered by L.H. Friend in connection with rendering its opinion:

     Comparison with Selected Companies. L.H. Friend reviewed and compared selected historical stock market and financial statistics for Grand Prix to the corresponding data and statistics of three publicly traded companies in the automobile racing industry; International Speedway, Penske and Speedway Motorsports, Inc. (the "Comparable Group"). L.H. Friend examined certain publicly available financial data and statistics of the Comparable Group and Grand Prix, including revenue, earnings before interest and taxes plus depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), pre-tax income, net income, earnings per share, book value, gross profit margins, EBIT margins, EBITDA margins, pretax margins, net income margins and the multiple of Total Enterprise Value (defined as the market value of the common equity, plus total debt, less cash and equivalents) to revenue, gross profit, EBIT and EBITDA. In addition, L.H. Friend examined the multiples of total market value of common equity to book value and the stock price per share divided by earnings per share (the "P/E ratio"). All of the multiple comparisons were done for the latest 12 months of reported results. In addition, P/E ratios were analyzed for the latest 12 months of reported results as well as for publicly available brokerage analysts' estimates of earnings per share for each company's next fiscal year and the following fiscal year.

     The indicated average and median Total Enterprise Value multiple ranges for the Comparable Group were 6.6 times and 6.8 times revenue, 17.1 times and 15.5 times EBITDA, and 21.0 and 19.1 times EBIT. The common equity multiple average and median values for the Comparable Group were 5.3 times and 6.1 times book value, 32.3 and 30.1 times latest 12 months earnings per share, 28.3 and 26.0 times next fiscal year earnings per share and 24.1 and 22.0 times the following fiscal year earnings per share. L.H. Friend then compared these multiples to Grand Prix's current multiples and the multiples based upon the share price to be received by Grand Prix's shareholders in Dover Common Stock in the Merger. Total Enterprise Value multiple ranges based on its current price and merger price were 2.9 times and 3.5 times revenue, 17.3 times and 20.4 times EBITDA, and 23.9 and 28.3 times EBIT, respectively. The common equity multiples base on current and merger prices were 2.7 times and 3.2 times book value, 39.0 and 43.7 times current earnings per share, 27.3 and 30.5 times next fiscal year earnings per share and 22.4 and 25.1 times following fiscal year earnings per share.

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     With respect to the comparison with selected public companies L.H. Friend noted that Grand Prix was trading at multiples of profitability, including EBITDA, EBIT and earnings per share, which were consistent with or above those of the Comparable Group at its then current price prior to announcement of the Merger. In addition, L.H. Friend further noted that when considering the same profitability multiples at the share price to be received in Dover Common Stock, those of Grand Prix were higher than those of the Comparable Group. L.H.
Friend focussed more heavily on profitability measures and placed relatively less emphasis on revenue or book value because, in its opinion, motorsports companies are generally valued in the public markets more on profitability measures than either revenue or underlying net asset values.

     Selected Mergers and Acquisitions Transactions -- Multiples Analysis. L.H. Friend reviewed the consideration paid in selected acquisition transactions of companies in the automobile racing industry. Specifically, L.H. Friend reviewed the following transactions; the acquisition of Bristol International Raceway by Speedway Motorsports, Inc., the acquisition of Memphis by Grand Prix, the acquisition of Sears Point International Raceway, California by Speedway Motorsports, Inc., the acquisition of North Carolina Motor Speedway by Penske, and the acquisition of Phoenix International Raceway by International Speedway. L.H. Friend calculated Enterprise Value to sales, EBITDA, EBIT multiples and market value of common equity to net income and book value multiples. The indicated average and median Enterprise Value multiples were 3.1 times and 2.7 times sales, 14.4 and 15.5 times EBITDA, 16.8 times and 18.0 times EBIT, respectively. The market value of common equity multiples were 23.2 and 24.0 times net income and 7.0 and 7.1 times book value, respectively.

     L.H. Friend then compared these multiples to the Enterprise Value to sales, EBITDA and EBIT multiples and common equity value to net income and book value multiples based on the terms of the Merger. L.H. Friend calculated Grand Prix's Enterprise Value multiples to be 3.5 times sales, 20.4 times EBITDA, 28.3 times EBIT and its market value of common equity multiples to be 43.7 times net income and 3.2 times book value.

     With respect to the selected mergers and acquisitions analysis, L.H. Friend noted that the consideration to be received in the Merger by Grand Prix, when considered on a relative multiples basis was higher in all cases when compared to the comparable group of transactions with the exception of book value. L.H. Friend placed relatively less emphasis on book value because, in its opinion, motorsports companies are generally valued more on their profitability than on the value of their underlying net assets.

     Premiums Paid Analysis. L.H. Friend reviewed the stock price premiums paid (the percent change in price from the closing price in the indicated periods to purchase price per share) one day prior to the announcement date of the transaction, one week prior to the announcement date of the transaction, and four weeks prior to the announcement date of the transaction in recent stock for stock merger transactions with Enterprise Values between $50 million and $150 million and in which the acquiror had a market capitalization of between $250 and $550 million which closed from January 1993 to March 1998. Of the 34 transactions included in the group, the indicated average and median premiums paid were 41.8% and 37.8% for the date four weeks prior to the announcement date of the transaction, 34.1% and 28.2% for the date one week prior to the announcement date of the transaction, and 33.3% and 26.5% for the date one day prior to the announcement date of the transaction. These premiums were then compared to those of this Merger which were 12.9% for the date four weeks prior to the announcement date of the transaction, 22.9% for the date one week prior to the announcement date of the transaction, and 11.8% for the date one day prior to the announcement date of the transaction.

     In analyzing the premiums paid in similar stock for stock merger transactions L.H. Friend noted that the premium being paid for Grand Prix was lower than the average or median values of the comparable group of transactions, however there were a considerable number of transactions in the group which had premiums lower than those of this Merger. In addition, L.H. Friend noted that Grand Prix's profitability multiples based upon its stock price on March 26, 1998 exceeded the profitability multiples for all the Selected Merger and Acquisition Transactions discussed previously.

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    Contribution Analysis.  L.H. Friend, as part of its analysis, reviewed certain historical and projected financial information for the combined companies in order to analyze the relative contributions of Grand Prix and Dover to the proposed business combination. This analysis was performed for the fiscal year ended November 30, 1997 for Grand Prix and the latest twelve months ended December 31, 1997 for Dover and for the projected twelve months ended May 31, 1998 for Grand Prix and the projected fiscal year ending June 30, 1998 for Dover, using the average of several brokerage firms analysts' estimates of such results. The analysis was performed assuming no pro forma transaction adjustments and indicated that as of the historical periods ended November 30, 1997 and December 31, 1997 Grand Prix was contributing 20.2% of revenue, 12.8% of EBITDA, 10.2% of EBIT, 8.2% of pre-tax income, 8.1% of net income and 31.5% of book value to the combination compared to 17.3% of the combined companies shares based on the exchange ratio of .63 Dover shares for each Grand Prix share. The analysis of the projected periods ending May 31, 1998 for Grand Prix and June 30, 1998 for Dover also assume no pro forma transaction adjustments and indicate that Grand Prix is contributing 21.5% of revenue, 13.3% of EBITDA, 9.7% of EBIT, 5.1% of pre-tax income, 5.8% of net income and 26.7% of book value to the combination compared to 17.3% of the combined companies shares based on the exchange ratio of .63 Dover shares for each Grand Prix share. For the purposes of this analysis, its was assumed that the shares sold by Midwest and Penske to Dover on March 27, 1998 would also be exchanged for 0.63 shares of Dover Common Stock.

     With respect to this analysis L.H. Friend noted that Grand Prix was receiving a higher percentage of the ownership of combined companies than it was contributing with respect to the measures of profitability, including EBITDA, EBIT, pre-tax income and net income.

     Discounted Cash Flow Analysis. L.H. Friend performed a discounted cash flow analysis of Grand Prix based on two versions of projections provided to it by Grand Prix. One of such versions assumed Grand Prix did not host a NASCAR Winston Cup event (a "Winston Cup") in the year 2000 at its St. Louis facility and the other assumed that it did host a Winston Cup. L.H. Friend calculated the present values of the estimated free cash flows of Grand Prix through the fiscal year ended November 30, 2000 and the estimated terminal value of Grand Prix at the end of such date. In calculating the estimated terminal value, L.H. Friend utilized the average of the average and median EBITDA multiples of the selected automobile racing merger and acquisition transactions. The average multiple was
15.0 times and L.H. Friend's calculations utilized multiples 13.5 times, 15.0 times and 16.5 times. In calculating the present values of estimated free cash flows and estimated terminal value, L.H. Friend used implied discount rates of 23.0%, 25.0% and 27.0% respectively. These calculations implied a present value of the equity of Grand Prix of between $85 and $118 million if it does not host a Winston Cup and between $110 and $153 million if it does host a Winston Cup.

     In analyzing the discounted cash flow analysis of Grand Prix L.H. Friend noted that the valuation of Grand Prix in the discounted cash flow analysis was consistent with the valuation to be received by Grand Prix in the Merger with respect to the projection which assumed no Winston Cup and was lower than the projection which assumed Grand Prix would receive a Winston Cup in 2000 as to which there could be no assurance. L.H. Friend deemed the discounted cash flow analysis to be less relevant than the other analyses that it performed because it assumes future operating results of Grand Prix which are inherently difficult to predict and measure.

     Stock Trading History. L.H. Friend examined the history of the trading prices and volume of Grand Prix's Common Stock for the latest twelve months ended March 25, 1998 and the latest six months ended March 25, 1998, the volume of Grand Prix's Common Stock traded at specified price ranges for the latest twelve months ended March 25, 1998 and the latest six months ended March 25, 1998, the history of the trading prices and volume of Dover's Common Stock for the latest twelve months ended March 25, 1998 and the latest six months ended March 25, 1998. The analysis indicated that over the last twelve months Grand Prix's stock price had improved from approximately $11 per share to approximately $15 per share, however for the latest six months Grand Prix's stock price had traded in a narrow range that centered on $15 per share Dover's Common Stock price had risen considerably in both periods, from approximately $19 to approximately $29 per share over the latest

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twelve months and had risen from approximately $20 per share to approximately
$29 per share in the latest six months.

     In addition, L.H. Friend analyzed the percent change in Grand Prix's Common Stock for the latest twelve months ended March 25, 1998 and the latest six months ended March 25, 1998 compared to Dover, a composite index of the Comparable Group, and the S&P 500 index. The analysis indicated that on a percentage change basis the Grand Prix's Common Stock had outperformed the Comparable Group and the S&P 500 over the latest twelve months, however Grand Prix's Common Stock had underperformed all indices during the latest six months.

     The summary of the L.H. Friend presentation set forth above does not purport to be a complete description of the presentations made by L.H. Friend to Grand Prix management or its Board of Directors. L.H. Friend notes its belief that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. In its analyses, L.H. Friend made certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Grand Prix or Dover. Any estimates contained therein are not necessarily indicative of actual values, which may vary significantly. Estimates of the relative financial values of Grand Prix and Dover do not purport to be appraisals or necessarily reflect the prices at which such companies may actually be sold. In addition, no assurance can be given as to the trading value of Dover Common Stock upon consummation of the Merger, which may differ materially from the recent trading prices of Dover. Because such matters are inherently uncertain, none of Grand Prix, Dover, L.H. Friend or any other person assumes any responsibility for such matter.

     L.H. Friend was selected by Grand Prix's Board of Directors based on L.H. Friend's qualifications, experience, expertise, and reputation. As part of its investment banking business, L.H. Friend is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

     Pursuant to a letter agreement dated as of October 22, 1997, Grand Prix has agreed to pay L.H. Friend a fee of $250,000 for its services referred to above, including rendering its opinion, $150,000 of which has already been paid. In addition, Grand Prix has agreed to reimburse L.H. Friend for its reasonable expenses incurred in connection with its engagement by Grand Prix. Grand Prix has also agreed to indemnify L.H. Friend and its directors, officers, agents, employees, affiliates, and controlling persons against any loses, claims, or liabilities to which L.H. Friend becomes subject to in connection with its rendering of services, except those that arise from L.H. Friend's gross negligence or willful misconduct.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Grand Prix Board of Directors, shareholders of Grand Prix should be aware that certain members of management and the Grand Prix Board of Directors may be deemed to have interests in the Merger that are in addition to the interests of Dover and Grand Prix stockholders generally.

     Effect of Stock Purchase Agreements. Prior to the execution of the Merger Agreement, Dover entered into Stock Purchase Agreements with Penske and Midwest, pursuant to which, on March 27, 1998, Dover acquired 680,000 shares of Grand Prix Common Stock at $15.50 per share, for a total purchase price of $10,540,000. 340,000 shares of Grand Prix Common Stock were purchased from Penske and 340,000 shares of Grand Prix Common Stock were purchased from Midwest. Taken together, as a result of these stock purchases, Dover owns approximately 14.6% of the issued and outstanding Grand Prix Common Stock. According to the terms of the Merger Agreement, the Grand Prix Common Stock held by, among others, Dover or any Dover subsidiary will not be exchanged for Dover Common Stock pursuant to the Exchange Ratio. However, Dover intends to vote the Grand Prix Acquired Shares in favor of the Merger Proposal and, in connection with the Stock Purchase Agreements, has elected three nominees to the Board of Directors of Grand Prix.

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     The Stock Purchase Agreements provided that upon the acquisition of the
Grand Prix Acquired Shares by Dover, H. Lee Combs and Gregory Penske, members of the Board of Directors of Grand Prix who were nominated by Midwest and Penske, respectively, would resign as directors of Grand Prix.

     Effect of Support Agreements. Concurrent with the execution of the Merger Agreement on March 26, 1998, Dover entered into the Grand Prix Support Agreement with certain existing shareholders of Grand Prix, representing approximately 38% of the outstanding Grand Prix Common Stock on a fully diluted basis, pursuant to which they have granted to Dover a proxy to vote their shares of Grand Prix Common Stock in favor of the Merger, in favor of the election of up to three nominees of Dover to the Board of Directors of Grand Prix and against certain transactions. The votes pledged in the Support Agreement taken in combination with the Grand Prix Acquired Shares, which Dover intends to vote in favor of the Merger Proposal, represent more than a majority of the voting power of Grand Prix on a fully diluted basis. Moreover, under the Grand Prix Support Agreement, each shareholder who is a party thereto, granted to Dover the "Irrevocable Option" to purchase the Grand Prix Common Stock owned by each such shareholder under certain circumstances specified in the agreement. The Irrevocable Option may be exercised by Dover at any time commencing upon the termination of the Merger Agreement in certain situations for a period terminating in accordance with the terms of the Grand Prix Support Agreement. Thus, under certain circumstances, including the withdrawal of the approval of the Grand Prix Board of Directors, if the Merger Agreement is terminated, Dover has an Irrevocable Option to acquire approximately 38% of the outstanding Grand Prix Common Stock on a fully diluted basis, which purchase would be in addition to Dover's current approximately 14.6% ownership of Grand Prix Common Stock.

     Officers and Directors of Grand Prix. Certain members of Grand Prix management may be deemed to have certain interests in the Merger different or in addition to those of Grand Prix shareholders generally. The Grand Prix Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Certain Grand Prix officers are entitled to receive the benefits under employment agreements entered into between Grand Prix and such officers. See "Grand Prix Management."

     In anticipation of the proposed Merger, Christopher R. Pook entered into the Pook Employment Agreement pursuant to which Mr. Pook is assured of continued employment with the Surviving Corporation. Under the Merger Agreement, Mr. Pook is also being nominated as a director of Dover. The term of the Pook Employment Agreement is five (5) years commencing either at the Effective Time or upon Dover's exercise of the Irrevocable Option, and provides Mr. Pook with a fixed base salary and incentive plan as well as certain stock options to purchase Dover Common Stock. Mr. James P. Michaelian entered into the Michaelian Employment Agreement on terms substantially similar to those in the Pook Employment Agreement but with a lower base salary and incentive plan and fewer stock options.

     Interested Directors. Due to their employment affiliations, Gregory Penske is employed by Penske and H. Lee Combs works for Midwest, and/or certain of their respective affiliates, both Messrs. Penske and Combs abstained from voting at the meeting of the Grand Prix Board of Directors on March 26, 1998, at which meeting the Grand Prix Board of Directors approved the transactions contemplated by the Merger Agreement.

     Indemnification. The Merger Agreement provides for certain indemnification of directors and officers of Grand Prix and Dover. In addition, pursuant to the Merger Agreement, Dover has agreed to maintain directors' and officers' liability insurance for the directors and officers of Grand Prix and Dover. See "THE MERGER AGREEMENT -- Indemnification; Directors' and Officers' Insurance."

DISSENTERS' RIGHTS

     See "DISSENTERS' RIGHTS."

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                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Capitalized terms which are not otherwise defined in this summary have the meanings set forth in the Merger Agreement. The following description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement.

EFFECTIVE TIME

     If the Merger Proposal is approved by the requisite vote of Grand Prix's shareholders and the Issuance Proposal are approved by the requisite vote of Dover's stockholders, the Merger will become effective upon the satisfaction or waiver (where permissible) of various conditions and upon the filing of an executed Agreement of Merger with the Secretary of State of the State of California (the "Effective Time").

CONVERSION OF SHARES

     At the Effective Time, (i) it is contemplated that the Merger Sub shall be merged with and into Grand Prix and the separate existence of Merger Sub shall cease and Grand Prix shall continue as the Surviving Corporation, (ii) each share of common stock of Merger Sub then outstanding shall be converted into one
(1) validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation, and (iii) each share of Grand Prix Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Grand Prix Common Stock then held by Grand Prix or any subsidiary of Grand Prix, or then held by Dover or any subsidiary of Dover, and other than Dissenting Shares, shall be converted into the right to receive shares of Dover Common Stock based on the Exchange Ratio. However, in the event that the average of the closing sale prices of the Dover Common Stock for fifteen (15) consecutive business days next preceding the Effective Time, as reported on the New York Stock Exchange is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (a) if the Average Closing Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four decimal places; or (b) if the Average Closing Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four decimal places; and (c) provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929. The Exchange Ratio shall be appropriately adjusted in the event of any dividend (other than regular quarterly cash dividends which shall not differ materially from prior dividends), distributions, stock split, stock dividend, reclassification, subdivision, recapitalization, combination or exchange of shares or other similar transaction with respect to Dover Common Stock or Grand Prix Common Stock that may occur after March 26, 1998 and prior to the Effective Time.

FRACTIONAL SHARES

     No fractional shares of Dover Common Stock will be issued in connection with the Merger. Holders of Grand Prix Common Stock will receive cash in lieu of any fractional shares of Dover Common Stock to which such shareholders would have otherwise been entitled, in an amount equal to such fractional part of a share of Dover Common Stock multiplied by the Average Closing Price.

EFFECT ON STOCK OPTIONS

     At the Effective Time, all rights with respect to Grand Prix Common Stock in connection with Grand Prix Options then outstanding, whether vested or unvested, shall be converted into and become rights with respect to Dover Common Stock, and each such option shall be assumed by Dover and continue to have, and be subject to, the same terms and conditions, including any restriction on the exercise of any such option, except that (i) each such option assumed by Dover may be exercisable solely for shares of Dover Common Stock; (ii) the number of shares of Dover Common Stock subject to each such option shall be equal to the number of shares of Grand Prix Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole share; and (iii) the exercise price per share under each such option shall equal the

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exercise price immediately prior to the Effective Time divided by the Exchange
Ratio and rounding up to the nearest full cent. However, in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option shall be determined in order to comply with
Section 424(a) of the Code. Promptly after the Effective Time, Dover will deliver to each holder of such outstanding options appropriate notices setting forth such holder's rights and describing the assumption of such option by Dover and Dover will file with the Commission a Registration Statement on Form S-8 relating to the shares of Dover Common Stock issuable with respect to the assumed Grand Prix Options. All Grand Prix Options that are unvested prior to the Effective Time shall become accelerated upon consummation of the Merger.

EFFECT ON WARRANT

     The Warrant, dated June 24, 1996, issued by Grand Prix to L.H. Friend permitting L.H. Friend to purchase 31,250 shares of Grand Prix Common Stock will be assumed by Dover and converted automatically into a warrant to purchase Dover Common Stock (the "New Warrant"). The New Warrant will, as of the Effective Time, permit L.H. Friend to purchase, on the same terms and conditions as were applicable under the Warrant, that number of shares of Dover Common Stock determined by multiplying the number of shares of Grand Prix Common Stock to be purchased under the Warrant by the Exchange Ratio, rounded up to the nearest whole share, at an exercise price of $10.00 divided by the Exchange Ratio, rounded up to the nearest full cent.

EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, Dover will cause ChaseMellon, in its capacity as Exchange Agent (the "Exchange Agent"), to mail to record holder of outstanding certificates which immediately prior to the Effective Time represented Grand Prix Common Stock (the "Grand Prix Certificates"), a letter of transmittal (the "Grand Prix Letter of Transmittal") and instructions for use in effecting the surrender of the Grand Prix Certificates in exchange for certificates representing shares of Dover Common Stock. Upon surrender to the Exchange Agent of a Grand Prix Certificate for cancellation, together with such Grand Prix Letter of Transmittal duly executed and completed in accordance with the instructions and any other reasonably required documents, the holder of such Grand Prix Certificate will be entitled to receive (i) a certificate representing that number of whole shares of Dover Common Stock which such holder has the right to receive, (ii) cash in lieu of any fractional shares of Dover Common Stock to which the holder is entitled, after giving effect to any required tax withholdings, and (iii) any dividends or other distributions to which such holder is entitled, and the Grand Prix Certificate so surrendered will forthwith be canceled.

     If the exchange of Grand Prix Certificates is to be made to a person other than the person in whose name the surrendered Grand Prix Certificate is registered, it will be a condition of exchange that the Grand Prix Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent or will have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Grand Prix Common Stock to a person other than the registered holder of the Grand Prix Certificate surrendered or will have established that such tax either has been paid or is not applicable.

     Any holder of unsurrendered Grand Prix Certificates twelve months after the Effective Time will have no further claim on the Exchange Agent and may only look to Dover and the Surviving Corporation for payment of the merger consideration.

     Dividends or Distributions; Fractional Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Dover Common Stock will be paid to the holder of any unsurrendered Grand Prix Certificates, and no cash payment in lieu of fractional shares will be paid until such Grand Prix Certificate has been surrendered to the Exchange Agent. Upon such surrender, such dividends and distributions and such cash payment in lieu of fractional shares will be paid without interest.

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     Mutilated, Lost, Stolen or Destroyed Certificates.  If any Grand Prix
Certificate has been mutilated, lost, stolen or destroyed, the owner of such mutilated, lost, stolen or destroyed Grand Prix Certificate must make an affidavit of that fact and, if required by Dover, provide a reasonable bond as indemnity against any claim that may be made respect to such Grand Prix Certificate.

     HOLDERS OF GRAND PRIX COMMON STOCK SHOULD NOT FORWARD GRAND PRIX CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A GRAND PRIX LETTER OF TRANSMITTAL. HOLDERS OF GRAND PRIX COMMON STOCK SHOULD NOT RETURN GRAND PRIX CERTIFICATES WITH THE ENCLOSED PROXY.

CORPORATE MATTERS

     The Articles of Incorporation and Bylaws of Grand Prix as in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms, as provided by law and by the Merger Agreement. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

STOCK EXCHANGE LISTING OF DOVER COMMON STOCK

     Listing on the New York Stock Exchange of the shares of Dover Common Stock to be issued in the Merger has been approved, subject to shareholder approval and official notice of issuance. Obtaining approval for listing is a condition to the obligation of Grand Prix to effect the Merger. See "Conditions to Closing"

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Grand Prix, as to, among other things, (i) its corporate organization and qualification; (ii) its capitalization; (iii) the accuracy of its reports and financial statements; (iv) the absence of certain changes with respect to its business or financial condition since a certain date; (v) employee benefits plans; (vi) material contracts and agreements and the absence of any material breaches or violations thereof; (vii) bank accounts; (viii) tax matters; (ix) compliance with environmental laws; (x) insurance matters; (xi) the absence of pending or threatened litigation; (xii) its corporate power and authority to enter into, and the enforceability against it of, the Merger Agreement; (xiii) the approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement by the Board of Directors, such Board of Director's recommendation that the shareholders approve the Merger Agreement and subsequent approval by holders of Grand Prix Common Stock; (xiv) the Merger Agreement's non-contravention of laws, agreements and governmental permits; and
(xv) the engagement of financial advisors and the absence of fees payable to any other broker, finder or investment banker.

     The Merger Agreement also includes representations and warranties by Dover and Merger Sub as to, among other things, (i) their corporate organization, standing and power; (ii) Dover's capitalization; (iii) the accuracy of Dover's financial statements and information contained in certain filings of Dover with the Commission; (iv) the absence of certain changes with respect to Dover's business or financial condition since a certain date; (v) certain agreements and the absence of any material breaches or violations thereof; (vi) compliance with legal requirements and the maintenance of necessary governmental authorizations to conduct Dover's business; (vii) employee benefit plans; (viii) environmental matters; (ix) insurance matters; (x) the absence of pending or threatened litigation; (xi) the corporate power and due authorization for, and enforceability of, the Merger Agreement, with respect to Dover and Merger Sub;
(xii) the approval of the Merger Agreement by the Dover Board of Directors and such Board of Director's recommendation that the Dover stockholders approve the issuance of Dover Common Stock in connection therewith; (xiii) the Merger Agreement's non-contravention of laws, agreements and governmental permits;
(xiv) the engagement of financial advisors and the absence of fees payable to any other broker, finder or investment banker; (xv) the valid issuance of Dover Common Stock pursuant to the Merger; and (xvi) tax matters.

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CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Dover's Business Prior to the Effective Time. Pursuant to the Merger Agreement, Dover has agreed that, prior to the Effective Time, it shall, and shall cause its subsidiaries to, (i) provide Grand Prix with reasonable access to its properties, books, contracts, commitments, records and personnel;
(ii) carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with legal requirements and contractual requirements; (iii) use reasonable efforts to preserve intact its current business organization, and to preserve their relationships with sponsors and customers, to keep available the services of its current officers and employees and to maintain its relations and goodwill with all individuals and entities with which it has a business relationship; and
(iv) perform in all material respects its obligations under all material contracts and commitments to which it is a party.

     In addition, Dover has agreed that, prior to the Effective Time, it shall not propose or agree to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; (iii) combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Dover, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock, property or otherwise, provided that the foregoing shall not prohibit Dover from announcing or consummating a stock split; (iv) except as specifically permitted in the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell, or permit any of its subsidiaries to deliver or sell, any additional shares of, or rights of any kind to acquire any shares of, its respective capital stock of any class, any indebtedness having the right to vote on any matter on which Dover's stockholders may vote or any options, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of capital stock other than issuances, of Dover securities under Dover Employee Benefit Plans; (v) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets where the amount involved exceeds $10,000,000 other than in the ordinary course of business; (vi) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction where the amount involved exceeds $20,000,000 other than in the ordinary course of business; (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in any formal business entity where the amount involved exceeds $25,000,000; (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (ix) take any action which would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (x) amend, modify, terminate, waive or permit to lapse any material right of first refusal.

     Conduct of Grand Prix's Business Prior to the Effective Time. Pursuant to the Merger Agreement, Grand Prix has agreed that, prior to the Effective Time, it shall, and shall cause its subsidiaries to, (i) provide Dover and its accountants, counsel and other representatives with reasonable access to its properties, books, contracts, commitments, records and personnel; (ii) carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with legal requirements and contractual requirements; (iii) use reasonable efforts to preserve intact its current business organization, to preserve their relationships with sponsors and customers, to keep available the services of its current officers and employees and to maintain its relations and goodwill with all individuals and entities with which it has a business relationship; and (iv) perform in all material respects its obligations under all material contracts and commitments to which it is a party. Grand Prix has also agreed to maintain its books consistent with past practice, comply with all applicable laws and maintain its material properties and equipment in good repair.

     In addition, Grand Prix has agreed that, prior to the Effective Time, it shall not and shall not propose or agree to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (ii) amend its charter or By-laws; (iii) increase the size of its Board of Directors; (iv) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the outstanding shares of stock of Grand Prix, or declare, set aside, authorize or pay any dividend or other distribution payable in cash,

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stock or property; (v) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Grand Prix Common Stock; (vi) permit any of its subsidiaries to: issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which Grand Prix's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales of Grand Prix Capital Stock pursuant to obligations outstanding as of the date of this Merger Agreement under Grand Prix Employee Benefit Plans and under the Warrant other than to Grand Prix or to another Subsidiary of Grand Prix; (vii) in certain circumstances, acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (viii) in certain circumstances, incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business;
(ix) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any formal business entity; (x) in certain circumstances, enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or
(xi) enter into any new (or amend any existing) Employee Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees or grant any increase in the compensation payable to any director, officer or employee, except in any of the foregoing cases in accordance with preexisting contractual provisions or in the ordinary course of business consistent with past practice.

     No Solicitation of Alternative Proposals. Pursuant to the Merger Agreement, Grand Prix has agreed that (a) neither it nor any of its subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person proposing an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in the Merger Agreement with respect to Alternative Proposals; and
(c) it will notify Dover promptly if any such inquiries or proposals are made regarding an Alternative Proposal. Notwithstanding the foregoing, Grand Prix may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any corporation, partnership, person or other entity, and may agree to or endorse such Alternate Proposal if such corporation, partnership, person or other entity has made a proposal to its Board of Directors relating to an Alternative Proposal which the Board of Directors believes is (i) superior from a financial point of view to the Merger and (ii) is reasonably likely to be consummated and the Board of Directors, after consultation with independent legal counsel, determines in its good faith judgment that taking such action is required to comply with the Board of Directors' fiduciary duty to its shareholders imposed by law. The Board of Directors shall provide a copy of any such proposal if in writing to Dover promptly after receipt thereof and thereafter keep Dover promptly advised of any material development with respect thereto and any revision of the terms of such Alternative Proposal.

     Mutual Covenants. Pursuant to the Merger Agreement: (i) Dover has agreed to use all reasonable efforts, and Dover has agreed to cooperate, to cause the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part to be declared effective as promptly as practicable after its filing; and
(ii) both Grand Prix and Dover agreed to: (a) cause the Joint Proxy Statement/Prospectus to be mailed to Dover's stockholders, in the case of Dover, and to Grand Prix's shareholders, in the case of Grand Prix; (b) notify the other party of any comments received from the Commission or of any request for any amendment or supplement to this Joint Proxy Statement/Prospectus or the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part or for any other information; (c) promptly inform the other party of any information that

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should be disclosed in an amendment or supplement to this Joint Proxy
Statement/Prospectus or the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part and to cooperate with the other in filing such amendment or supplement with the Commission; (d) take all action necessary to call and hold their respective stockholder meetings to consider and vote upon, in the case of Grand Prix, the Merger Proposal and, in the case of Dover, the Issuance Proposal, and that the Board of Directors of each company shall, subject to its fiduciary duties, recommend that its stockholders approve the applicable Proposals; (e) use all reasonable efforts to file all notices, reports and documentation required by law to be filed with respect to the Merger and any other transaction contemplated by the Merger Agreement; (f) to respond as promptly as practicable to inquiries and requests from the Federal Trade Commission or the Department of Justice for additional documentation or from any state attorney general or other governmental body in connection with antitrust or related matters; (g) to provide prompt notice to the other party of any material legal proceeding with respect to the Merger or any other transaction contemplated by the Merger Agreement and to keep the other party informed of the status of such legal proceeding; (h) make all filings and give all notices that may be required in connection with the Merger and other transactions contemplated by the Merger Agreement and use reasonable efforts to obtain any and all consents required to be obtained in connection with the Merger or other transactions contemplated by the Merger Agreement; and (i) consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by the Merger Agreement, the issuance of such press release or the dissemination of such material is required or advisable under applicable law or pursuant to any listing agreement with NASDAQ or the New York Stock Exchange.

     Other Covenants. Pursuant to the Merger Agreement, Dover has agreed to (i) use reasonable efforts to obtain all necessary regulatory approvals under state securities laws; (ii) waive any pre-existing condition limitation and provide credit for any co-payments or deductibles contained in Dover's employee benefit plans under which an employee of the Surviving Corporation would be otherwise eligible to receive benefits; (iii) use reasonable efforts to cause the shares of Dover Common Stock to be issued pursuant to the Merger to be approved for listing on the New York Stock Exchange; (iv) use its best efforts to increase the size of Dover's Board of Directors to ten (10); and (v) use its best efforts to nominate Christopher R. Pook for election as a Class I director. Grand Prix has agreed to (i) take all necessary corporate action to immediately appoint three (3) individuals designated by Dover as members of the Board of Directors to fill existing vacancies and, for a year, use reasonable efforts to ensure that Dover designees are nominated and elected to the Board of Directors or, if not elected, permitted to participate at Board meetings; (ii) not register the transfer of any Grand Prix Common Stock certificate if such transfer would violate the terms of the Grand Prix Support Agreement; and (iii) ensure that the Pook Employment Agreement and the Michaelian Employment Agreement are executed and in full force and effect. Both Dover and Grand Prix have agreed (i) not to solicit the employment of any senior management or key employee of the other party for eighteen months after execution of the Merger Agreement, without the other party's prior written consent; and (ii) create a special transition team to be headed by one person designated by Dover and one person designated by Grand Prix and comprised of personnel from each party.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     From the Effective Time (i) and for the six years thereafter, Dover shall ensure that the Articles of Incorporation and Bylaws of the Surviving Corporation contain the provisions with respect to indemnification, advancement of expenses and director exculpation set forth in the Articles of Incorporation and Bylaws of Grand Prix on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were or would have been entitled to such indemnification, advancement or exculpation with regard to actions or omissions occurring at or prior to the Effective Time, including the Merger Agreement and the transactions contemplated thereof; and (ii) Dover and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, directors and employees of Grand Prix and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of Dover and the Surviving

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Corporation, which approval shall not be unreasonably withheld or delayed), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director, officer or employee of Grand Prix or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby), in each case to the fullest extent permitted under the California Code (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the California Code, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 317(f) of the California Code).

     Dover shall cause to be maintained in effect for not less than six (6) years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to Grand Prix's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by Grand Prix as of March 26, 1998 with respect to matters occurring prior to the Effective Time, provided that the cost thereof shall not exceed 150% of Grand Prix's current cost per year.

CONDITIONS TO CONSUMMATION OF THE MERGER

     General. The respective obligations of Grand Prix, Dover and Merger Sub to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (i) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part shall have become effective in accordance with the Securities Act, and no stop order shall have been issued by the Commission with respect thereto and remain in effect;

          (ii) the Merger Proposal shall have been approved by the requisite vote of the Grand Prix shareholders and the Issuance Proposal shall have been approved by the requisite vote of the Dover stockholders;

          (iii) the shares of Dover Common Stock to be issued in the Merger to Grand Prix shareholders shall have been approved for listing on the New York Stock Exchange;

          (iv) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (v) no preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction preventing the consummation of the Merger shall have been issued and remain in effect.

     Grand Prix's Conditions. The obligations of Grand Prix to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Grand Prix:

          (i) Dover and Merger Sub shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except where the failure to so perform would not have a Parent Material Adverse Effect (as defined in the Merger Agreement);

          (ii) the representations and warranties of Dover and Merger Sub contained in the Merger Agreement shall be true in all material respects when made, except as expressly contemplated or permitted by the Merger Agreement or where the failure to be so true and correct would not or would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Dover and Merger Sub contained in the Merger Agreement shall be true in all material respects as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or where the failure to be so true and correct would not have a Parent Material Adverse Effect (which for purposes of this sentence shall be determined by replacing any references to the phrase

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     "would [not] reasonably be expected to have a Parent Material Adverse
     Effect" with the phrase "would [not] have a Parent Material Adverse
     Effect");

          (iii) Grand Prix shall have received a certificate of the President and Chief Executive Officer or a Vice President of each of Dover and Merger Sub stating that conditions (i) and (ii) have been fulfilled; and

          (iv) the Pook Employment Agreement and the Michaelian Employment Agreement shall have been executed and in full force and effect.

     Dover's Conditions. The obligations of Dover and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Dover:

          (i) Grand Prix shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except where the failure to so perform would not have a Company Material Adverse Effect (as defined in the Merger Agreement);

          (ii) the representations and warranties of Grand Prix contained in the Merger Agreement (a) shall be true in all material respects when made, except as expressly contemplated or permitted or where the failure to be so true and correct would not or would not reasonably be expected to have a Company Material Adverse Effect and (b) shall be true in all material respects as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by the Merger Agreement or where the failure to be so true and correct would not have a Company Material Adverse Effect (which for the purpose of this clause (b) shall be determined by replacing any references to the phrase "would [not] reasonably be expected to have a Company Material Adverse Effect" with the phrase "would [not] have a Company Material Adverse Effect"); provided that in either case, the representations and warranties regarding Dover's and Merger Sub's capitalization must be true and correct in all respects; and

          (iii) Dover shall have received a certificate of the President and Chief Executive Officer or a Vice President of Grand Prix stating that conditions (i) and (ii) have been fulfilled.

          (iv) the Pook Employment Agreement and the Michaelian Employment Agreement shall have been executed and in full force and effect.

TERMINATION; TERMINATION FEES AND EXPENSES

     The Merger Agreement may be terminated:

          (i) any time prior to the Effective Time by mutual consent of the Boards of Directors of Grand Prix and Dover;

          (ii) by either Grand Prix or Dover, if the Merger shall not have been consummated by August 30, 1998 or by September 30, 1998 if the Effective Time shall not have occurred because of the failure of certain conditions to occur; (See "Conditions to Consummation of the Merger").

          (iii) by either Grand Prix or Dover, if the Merger Proposal shall not have been approved at the Grand Prix Special Meeting;

          (iv) by Grand Prix, if the Issuance Proposal shall not have been approved at the Dover Special Meeting;

          (v) by either Grand Prix or Dover, if a court of competent jurisdiction or other governmental body shall have issued a final nonappealable order or ruling or shall have taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger;

          (vi) by Dover if the Board of Directors of Grand Prix (A) shall have withdrawn or modified in a manner adverse to Dover its approval or recommendation of the Merger Agreement or the

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     transactions contemplated thereunder or (B) shall have recommended an
     Alternative Proposal to Grand Prix's shareholders;

          (vii) by Grand Prix, if the Board of Directors of Grand Prix shall have received an Alternative Proposal which the Grand Prix Board of Directors believes is (A) superior from a financial point of view to the Merger and (B) reasonably likely to be consummated and (C) the Board, after consultation with independent legal counsel, believes such action is required to comply with its fiduciary duties imposed by law;

          (viii) by either Dover or Grand Prix, after a breach of any material representation, warranty, covenant or agreement set forth in the Merger Agreement of the other party, provided, that if such breach is curable by the breaching party through the exercise of its reasonable best efforts within thirty (30) days of such breach, the non-breaching party may not terminate the Merger Agreement during such thirty day period so long as the breaching party continues to exercise its reasonable best efforts to cure, and the non-breaching party shall not terminate the Merger Agreement if such breach has been cured in all material respects;

          (ix) by Dover if the Support Agreements fail to continue in full force and effect, or if the shares represented thereby, when aggregated with the Grand Prix Common Stock owned or acquired by Dover, fail to continue to represent a majority of the voting power of Grand Prix on a fully-diluted basis and such failure shall not have been cured within fourteen (14) days of receipt of written notice from Dover of such failure.

     In the event that (i) any person shall have made an Alternative Proposal with respect to Grand Prix and thereafter the Merger Agreement is terminated by either party because approval of Grand Prix's shareholders was not obtained and within 12 months thereafer such Alternative Proposal with respect to Grand Prix shall have been consummated, (ii) the Board of Directors of Grand Prix shall have withdrawn or modified in a manner adverse to Dover its approval or recommendation to Grand Prix's shareholders by reason of an Alternative Proposal with respect to Grand Prix and Dover shall have terminated the Merger Agreement prior to the Effective Time because Grand Prix has withdrawn or modified, in a manner adverse to Dover, approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Grand Prix's shareholders (a "Grand Prix Withdrawal") and within 12 months thereafter any Alternative Proposal with respect to Grand Prix shall have been consummated,
(iii) the Board of Directors of Grand Prix shall have recommended an Alternative Proposal with respect to Grand Prix shareholders and Dover shall have terminated the Merger Agreement because of a Grand Prix Withdrawal, and within 12 months thereafer any Alternative Proposal with respect to Grand Prix shall have been consummated, or (iv) Grand Prix shall have terminated the Merger Agreement because Grand Prix shall have received an Alternative Proposal which the Board of Directors of Grand Prix believes is (a) superior from a financial point of view to the Merger and (b) reasonably likely to be consummated and the Board of Directors of Grand Prix, after consultation with independent legal counsel, believes such action is required to comply with its fiduciary duties imposed by law and within 12 months thereafter any Alternative Proposal with respect to Grand Prix shall have been consummated, then, in any such case, Grand Prix shall in no event later than the date of consummation of such Alternative Proposal pay Dover a fee of Three Million and 00/100 Dollars ($3,000,000.00) (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds. For purposes of this clause, no Termination Fee shall be payable unless such Alternative Proposal is superior from a financial point of view to the Merger.

AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be amended in writing with the approval of the Boards of Directors of Grand Prix and Dover at any time before or after approval of matters presented in connection with the Merger by the stockholders of Dover and Grand Prix; provided, however, that after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such stockholder approval.

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EXPENSES AND FEES

     All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated under the Merger Agreement will be paid by the party incurring such expenses; provided, however, that Grand Prix and Dover have each agreed to share equally the expenses of printing and mailing the Registration Statement and this Joint Proxy Statement/Prospectus.

          STOCK PURCHASE AGREEMENTS AND REGISTRATION RIGHTS AGREEMENT

     STOCK PURCHASE AGREEMENTS. On March 27, 1998, pursuant to the Stock Purchase Agreements entered into with Penske and Midwest, Dover acquired the Grand Prix Acquired Shares. Penske and Midwest each sold Dover all of their respective holdings, 340,000 shares of Grand Prix Common Stock each, at $15.50 per share in cash for an aggregate purchase price of $10,540,000. As a result of these purchases, Dover owns approximately 14.6% of the outstanding Grand Prix Common Stock.

     To effect Dover's purchase of the Grand Prix Acquired Shares, the consent of Christopher R. Pook and James P. Michaelian was required, as representatives of the Grand Prix shareholders who were parties to the ROFR Agreement. As a condition to such consents, Penske and Midwest agreed that upon the sale of the Grand Prix Acquired Shares to Dover, the ROFR Agreement would terminate and that Dover's purchase of such shares would not be an event terminating the standstill provisions of the stock purchase agreements, dated August 8, 1997, pursuant to which Penske and Midwest acquired their Grand Prix Common Stock.

     In addition, the Stock Purchase Agreements provide that upon Dover's acquisition of the Grand Prix Acquired Shares, H. Lee Combs and Gregory Penske, members of the Grand Prix Board of Directors nominated by Midwest and Penske respectively, would resign as directors of Grand Prix.

     The Stock Purchase Agreements also contain the Standstill Provision which prohibits Penske and Midwest and Midwest's affiliates, including International Speedway Corporation, from (a) purchasing or offering to purchase any of Grand Prix's Common Stock or (b) conducting a proxy contest to obtain control of Grand Prix's Board of Directors. The Standstill Provision shall remain, in effect with respect to Penske and Midwest, respectively, until the Merger Agreement is consummated, provided that Dover retains ownership of at least eighty percent (80%) of the Grand Prix Acquired Shares.

     REGISTRATION RIGHTS AGREEMENT. In connection with Dover's acquisition of the Grand Prix Acquired Shares, Dover and Grand Prix entered into the Registration Rights Agreement. The Registration Rights Agreement provides that Dover shall have certain rights to cause the Grand Prix Acquired Shares, and any additional shares of Grand Prix Common Stock acquired by Dover, to be registered under the Securities Act. Not later than sixty (60) days after the termination of the Merger Agreement, pursuant to certain specified provisions, Dover has the right, subject to certain limitations, to cause Grand Prix to file a shelf registration statement under the Securities Act to register such securities and to maintain the effectiveness of such registration statement for up to three (3) years. Grand Prix has the right to prohibit sales pursuant to such shelf registration in certain circumstances. Pursuant to the Registration Rights Agreement, Dover also has the right, within three (3) years from the date of the Registration Rights Agreement, to cause registrable securities to be included in any registration statements under the Securities Act filed by Grand Prix, other than a registration statement or Forms S-4 or S-8.

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                               DISSENTERS' RIGHTS

     THE FOLLOWING SUMMARY OF GRAND PRIX SHAREHOLDERS' DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX D.

     FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A GRAND PRIX SHAREHOLDER WHO FAILS TO EITHER SIGN AND RETURN A PROXY CARD DISAPPROVING THE MERGER PROPOSAL OR TO ATTEND THE GRAND PRIX SPECIAL MEETING AND VOTE HIS OR HER SHARES AGAINST THE MERGER WILL NOT HAVE A RIGHT TO EXERCISE DISSENTERS' RIGHTS. A GRAND PRIX SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS ALSO MUST SUBMIT A WRITTEN DEMAND FOR PAYMENT TO BE RECEIVED BY GRAND PRIX ON OR BEFORE THE DATE OF THE GRAND PRIX SPECIAL MEETING. IN ADDITION, NO GRAND PRIX SHAREHOLDER, UNDER ANY CIRCUMSTANCES, WILL HAVE A RIGHT TO DISSENT FROM THE MERGER PROPOSAL UNLESS THE HOLDERS OF AT LEAST FIVE PERCENT OF THE OUTSTANDING SHARES OF GRAND PRIX COMMON STOCK PERFECT THEIR RIGHT TO DISSENT IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

     NO STATUTORY DISSENTERS' OR APPRAISAL RIGHTS ARE AVAILABLE TO DOVER STOCKHOLDERS IN CONNECTION WITH THE MERGER.

     Prior to the Grand Prix Special Meeting, each Grand Prix shareholder who elects to exercise his, her or its dissenters' rights must take a written demand upon Grand Prix for the purchase of his or her Grand Prix shares. The Grand Prix shareholder's demand must state the number and class of shares held of record by such Grand Prix shareholder which such Grand Prix shareholder demands that Grand Prix purchase, as well as a statement by such Grand Prix shareholder as to what such Grand Prix shareholder claims the fair market value of such shares was as of the last trading day prior to the date of the announcement of the Merger. The statement of fair market value constitutes an offer by such Grand Prix shareholder to sell the shares at such price. Voting against the Merger, abstaining from voting or failing to vote on the Merger itself will not constitute such written demand within the meaning of Chapter 13 of the California Code. Any notice should be addressed to: Grand Prix Association of Long Beach, Inc., 3000 Pacific Avenue, Long Beach, CA 90806, Attention:
Christopher R. Pook.

     A Grand Prix shareholder wishing to exercise his, her or its right to dissent from the Merger and to demand payment for the fair market value of his or her shares of Grand Prix Common Stock must vote against the Merger. A failure to vote, a vote in favor of the Merger, by proxy or in person, or a direction to abstain will constitute a waiver of such dissenters' rights.

     Unless Grand Prix shareholders holding at least five percent of the outstanding shares of Grand Prix Common Stock in the aggregate perfect their right to dissent and exercise their dissenters' rights in accordance with Chapter 13 of the California Code, no Grand Prix shareholder will have a right to dissent from the Merger.

     If the Merger is approved at the Grand Prix Special Meeting and dissenters' rights are perfected with respect to at least five percent of the outstanding Grand Prix Common Stock, Grand Prix will mail by registered or certified mail, return receipt requested, no later than ten days after the Grand Prix Special Meeting, a written notice of the approval of the Merger by the Grand Prix shareholders (the "Grand Prix Notice") to all shareholders who have perfected their dissenters' rights, accompanied by Sections 1300-1312 of the California Code. The Grand Prix Notice also shall state the price determined by Grand Prix to be the fair market value of shares (which may be less than the value in the Merger Agreement) of Grand Prix Common Stock with respect to which dissenters' rights are perfected under Chapter 13 of the California Code ("Grand Prix Dissenting Shares") and a brief description of the procedure to be followed by a shareholder who elects to exercise such rights.

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     Within the 30-day period following the mailing of the Grand Prix Notice, each dissenting Grand Prix shareholder must submit to Grand Prix for endorsement certificates for any of such shareholder's Grand Prix Dissenting Shares. If Grand Prix and the Grand Prix shareholder agree that such shares are Grand Prix Dissenting Shares and agree upon the price of the Grand Prix Dissenting Shares, the dissenting Grand Prix shareholder is entitled to the agreed price with interest at the legal rate on judgment from the date of such agreement as to fair market value. Payment must be made within 30 days of the later of the date of the agreement between the Grand Prix shareholder and Grand Prix or the date that the contractual conditions to closing of the transactions contemplated by the Merger Agreement are satisfied.

     A shareholder who perfects his or her dissenters' rights in accordance with Chapter 13 of the California Code retains all other rights and privileges incident to his shares until the fair market value of his or her shares is agreed upon or determined. A dissenting Grand Prix shareholder may not withdraw a demand for payment without the consent of Grand Prix.

     If Grand Prix and the Grand Prix shareholder cannot agree as to the fair market value or as to the fact that such shareholder's shares are Grand Prix Dissenting Shares, such Grand Prix shareholder may file within six months of the date of mailing of the Grand Prix Notice a complaint with the California Superior Court for the proper county demanding judicial determination of such matters. Grand Prix will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six months, the shareholder's rights as a dissenter are lost.

     Grand Prix Dissenting Shares lose their status as such if (a) Grand Prix abandons the Merger, (b) the shares are transferred prior to submission for endorsement or are surrendered for conversion into shares of another class in accordance with the Articles of Incorporation, (c) the Grand Prix shareholder and Grand Prix do not agree upon the status of the shares as Dissenting Shares or upon the fair market value of such shares and a complaint is not filed within six months of the date the Grand Prix Notice was mailed or (d) the dissenting Grand Prix shareholder, with the consent of Grand Prix, withdraws his or her demand for purchase of shares.

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase of Grand Prix by Dover in accordance with generally accepted accounting principles. The purchase price, including the cash and fair market value of Dover Common Stock, issued for Grand Prix Common Stock in the Merger, will be compared to the book value of the net assets acquired and the difference (acquisition adjustment) generally will be recorded as goodwill and amortized on a straight-line basis in accordance with generally accepted accounting principles. Grand Prix's results of operations will be included in Dover's consolidated results of operations after the Effective Time.

               FEDERAL SECURITIES LAW CONSEQUENCES OF THE MERGER

     All shares of Dover Common Stock received by Grand Prix shareholders in the Merger will be freely transferable, except that shares of Dover Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Grand Prix prior to or at the Effective Time may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Grand Prix generally include individuals or entities that control, are controlled by, or are under common control with, Grand Prix and may include certain officers and directors of such party as well as principal shareholders of Grand Prix. This Joint Proxy Statement/Prospectus does not register any resales of Dover Common Stock received by persons who may be deemed to be affiliates of Grand Prix.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following general discussion summarizes the material United States federal income tax consequences of the Merger and is based upon Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of United States federal income taxation that may be important to a shareholder in light of such shareholder's particular circumstances or to a shareholder subject to special rules including, without limitation, S corporations, financial institutions, insurance companies, tax-exempt entities, dealers in securities, taxpayers subject to alternative minimum tax, persons who acquired Grand Prix Common Stock pursuant to the exercise of an employee option (or otherwise as compensation), persons holding Grand Prix Common Stock as part of a hedging or conversion transaction or a straddle or any other derivative security or risk-reducing transaction. This discussion assumes that Grand Prix shareholders hold their respective shares of Grand Prix Common Stock as capital assets within the meaning of Section 1221 of the Code.

     The following discussion is limited to the United States federal income tax consequences relevant to a holder of Grand Prix Common Stock that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, or an estate the income of which is subject to United States federal income tax regardless of its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     The discussion below assumes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization").

     Neither Dover nor Grand Prix has sought nor will seek any rulings from the Internal Revenue Service (the "IRS") with respect to the position of its company discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the Merger. In addition, neither Dover nor Grand Prix have requested or received opinions of counsel as to whether the Merger will qualify as a Reorganization.

     THE FOLLOWING IS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

EXCHANGE OF GRAND PRIX COMMON STOCK FOR DOVER COMMON STOCK

     No gain or loss will be recognized for United States federal income tax purposes in connection with the exchange of Grand Prix Common Stock solely for Dover Common Stock. Gain or loss may be recognized to the extent any cash is received in lieu of a fractional share of Dover Common Stock. See "Cash Received in Lieu of Fractional Shares of Dover Common Stock" below for a more complete discussion. The tax basis of the shares of Dover Common Stock received in the Merger will equal the tax basis of the Grand Prix Common Stock surrendered in the Merger (reduced by any tax basis allocable to fractional shares exchanged for cash), and the holding period of the shares of Dover Common Stock will include the holding period of the Grand Prix Common Stock.

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CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF DOVER COMMON STOCK

     No fractional shares of Dover will be issued in exchange for shares of Grand Prix Common Stock. The payment of cash to a holder of Grand Prix Common Stock in lieu of a fractional share interest of Dover Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Dover. The cash payment deemed received as a distribution in payment for the Dover Common Stock hypothetically received in the Merger will be treated as provided in Section 302 of the Code and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the share of Grand Prix Common Stock allocable to such fractional share interest.

GRAND PRIX SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS

     Cash received by a shareholder exercising dissenters' rights will be treated for United States federal income tax purposes as a dividend unless the payment (i) results in a "complete termination" of the shareholder's direct or indirect stock interest in Grand Prix under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under
Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. Shareholders should consult their tax advisors to determine if any cash received in connection with their exercise of dissenters' rights will be characterized as a dividend under Section 302 of the Code.

     Cash received pursuant to the exercise of dissenters' rights that is not treated as a distribution taxable as a dividend would be recognized as capital gain or loss equal to the difference between the amount of cash received that is not characterized as a dividend and the shareholder's adjusted tax basis in such shareholder's Grand Prix Common Stock.

GRAND PRIX, DOVER AND MERGER SUB

     For United States federal income tax purposes, no gain or loss will be recognized by Grand Prix, Dover or Merger Sub solely as a result of the Merger.

CAPITAL GAIN OR LOSS

     Gain or loss recognized as a result of exercising dissenters' rights will be capital gain or loss and in the case of a non-corporate shareholder will be mid-term or long-term capital gain if the holding period for the Grand Prix Common Stock is more than one year or eighteen months, respectively.

BACKUP WITHHOLDING

     A holder of Grand Prix Common Stock may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which may include payments of cash received in lieu of a fractional share of Dover Common Stock or cash received as a result of exercising dissenters' rights. The payor will be required to deduct and withhold the prescribed amounts unless such shareholder
(i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, or otherwise establishes a basis for an exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder of Grand Prix who does not provide Dover with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the shareholder's United States federal income tax liabilities, so long as the required information is provided to the IRS.

FILING WITH THE IRS

     Each Grand Prix shareholder will be required to attach a statement to such shareholder's federal tax return for the year of the Merger containing information about the Merger, including a description of the Dover Common Stock received and the basis of the Grand Prix Common Stock surrendered.

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

                    COMPARISON OF RIGHTS OF HOLDERS OF DOVER
              COMMON STOCK AND HOLDERS OF GRAND PRIX COMMON STOCK

     As a result of the Merger, holders of Grand Prix Common Stock will be exchanging their shares of a California corporation which is governed by the California Code and Grand Prix's Articles of Incorporation and Bylaws, for shares of Dover Common Stock, which shares are governed by the DGCL and Dover's Certificate of Incorporation and Bylaws. While the rights and privileges of stockholders of a Delaware corporation such as Dover are, in many instances, comparable to those of shareholders of a California corporation such as Grand Prix, there are certain differences. The following is a summary of material differences between the rights of holders of Grand Prix Common Stock and the rights of holders of Dover Common Stock on the date hereof. These differences arise from differences between the DGCL and the California Code and between Dover's Certificate of Incorporation and Bylaws on the one hand and Grand Prix's Articles of Incorporation and Bylaws on the other.

MERGERS AND CONSOLIDATIONS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience no material change with respect to their rights relating to mergers and consolidations other than with regard to appraisal rights, as described herein.

     The DGCL requires the approval of the Dover Board of Directors and the holders of a majority of the outstanding shares of Dover Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Dover's property and assets. The DGCL would permit Dover to merge with another corporation without obtaining the approval of Dover's stockholders if: (a) Dover is the surviving corporation of the merger;
(b) the merger agreement does not amend Dover's Certificate of Incorporation;
(c) each share of Dover Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Dover Common Stock after the merger; and (d) either no shares of Dover Common Stock and no shares, securities or obligations convertible into such Dover Common Stock are to be issued or delivered under the plan of merger, or any authorized but unissued shares or treasury shares of Dover Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Dover Common Stock outstanding immediately prior to the effective date of the merger.

     The California Code requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. Grand Prix's Articles of Incorporation do not require a greater percentage vote. The California Code further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) of the surviving corporation if the surviving corporation's articles of incorporation will be amended and such amendment would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the California Code or the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

       With certain exceptions, the California Code also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of stock outstanding. In contrast, the DGCL generally does not require class voting (unless otherwise required in a corporation's certificate of incorporation), except in certain transactions involving an amendment to the certificate of incorporation. As a result, stockholder approval of such transactions may be easier to obtain under the DGCL for companies which have more than one class of stock outstanding.

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

ANTI-TAKEOVER PROVISIONS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience a material change with respect to certain anti-takeover provisions as a result of certain provisions contained within DGCL and Dover's Certificate.

     Dover is subject to the provisions of Section 203 of the DGCL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Dover or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of Dover Common Stock or an affiliate of such owner) within three years after the person or entity becomes an interested stockholder, unless
(a) prior to the person or entity becoming an interested stockholder, Dover's Board of Directors approved the business combination or the transaction pursuant to which such person or entity became an interested stockholder or (b) upon consummation of the transaction in which such owner became an interested stockholder, the interested stockholder holds at least 85% of the Dover Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (c) at or subsequent to such time, the business combination is approved by Dover's Board of Directors and by holders of at least two-thirds of the outstanding Dover Common Stock, excluding shares owned by the interested stockholder. See "DESCRIPTION OF DOVER CAPITAL STOCK -- Anti-Takeover Provisions."

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Dover's Certificate of Incorporation requires the affirmative vote of at least 75% of the total number of outstanding shares entitled to vote for the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (a) the Dover Capital Stock, (b) the powers and classification of the Board of Directors, (c) certain business combinations, (d) amendments to the Certificate of Incorporation and (e) special meetings of stockholders. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. Dover's Certificate of Incorporation expressly authorizes the board of directors to adopt, amend or repeal Dover's Bylaws. Dover's Certificate of Incorporation requires the approval of 75% of the total number of shares entitled to vote for any amendment of Dover's Bylaws.

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. Grand Prix's Articles of Incorporation do not require a greater level of approval for an amendment thereto. Under the California Code, the holders of the outstanding shares of a class are entitled to vote as a class, notwithstanding the absence of any specifically enumerated power in the articles of incorporation, if a proposed amendment to the articles of incorporation would: (a) increase or decrease the aggregate number of authorized shares of such class; (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class, including a reverse split but excluding a stock split; (c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (d) change the rights, preferences, privileges or restrictions of the shares of such class; (e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class; (f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the California Code, a corporation's bylaws may be adopted, amended or repealed either by the

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board of directors or the shareholders of the corporation. Grand Prix's Bylaws provide that Grand Prix's Bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Grand Prix Board may not adopt or amend Grand Prix's Bylaws in order to change the authorized number of directors or change from a fixed to a variable number of directors or vice versa.

     The California Code provides that, except where the terms and conditions of the transaction and their fairness have been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent, other than in connection with the payment of cash in lieu of fractional shares. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

APPRAISAL RIGHTS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will be entitled to appraisal rights in fewer instances than otherwise exist under California Law.

     The rights of appraisal of dissenting shareholders of Grand Prix are governed by Chapter 13 of the California Code. Pursuant thereto, subject to certain exceptions, any shareholder has the right to dissent from any merger or consolidation, except that no such appraisal rights are available for the shares of any class or series if (a) approval of the Merger by the shareholders is not required under Section 1201 of the California Code, or (b) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares. See "DISSENTERS' RIGHTS."

     Under the DGCL, stockholders are entitled to certain limited rights of appraisal. No appraisal rights shall be available, however, for the holders of any shares of a stock of a constituent Delaware corporation to a merger if that corporation survives the merger and the merger did not require for its approval the vote of the stockholders of such constituent Delaware corporation. Moreover, under the DGCL, no appraisal rights are available to stockholders of a Delaware constituent corporation to a merger for any shares of stock which, at the record date for the vote on such merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (b) held of record by more than 2,000 stockholders. Appraisal rights are available to Delaware stockholders in any event if such stockholders are required by the terms of an agreement of merger or consolidation to accept for such stock of the constituent corporation anything except: (w) shares of stock of the corporation surviving or resulting from such merger or consolidation; (x) shares of stock of any other corporation, which shares of stock at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (y) cash in lieu of fractional shares of the corporation described in clauses (w) and (x) above; or
(z) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (w), (x) and (y) above.

SPECIAL MEETINGS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will be unable to call special meetings of stockholders.

     Under the California Code, special meetings of shareholders may be called by a corporation's board of directors, the chairman of the board of directors, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting or such additional persons as may be

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provided in the corporation's articles of incorporation or bylaws. Grand Prix's
Bylaws do not provide for any such additional persons to call special meetings of shareholders.

     Under the DGCL, special meetings of stockholders may be called by a corporation's board of directors or such person or persons as may be authorized by such corporation's certificate of incorporation or bylaws. Dover's Bylaws and Certificate of Incorporation provide that special meetings of stockholders of Dover may be called only by (a) the chairman of the Dover Board of Directors,
(b) the vice chairman of the Dover Board of Directors, (c) the chairman of the executive committee of the Dover Board of Directors, or (d) the president of Dover. Dover stockholders do not have the ability to call a special meeting of Dover stockholders.

ACTIONS WITHOUT A MEETING

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will be able to act by written consent in lieu of a meeting.

     Under the DGCL and the California Code, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Dover's Certificate of Incorporation provides that any action by the stockholders may be taken at any annual or special meeting of stockholders and may be taken without a meeting, by written consent, except where prohibited by law or the rules and regulations of the New York Stock Exchange. Grand Prix's Articles of Incorporation provide that action by written consent of stockholders is permitted, except that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors except that a director may be elected at any time to fill a vacancy caused by removal by the written consent of a majority of the votes entitled to be cast.

PROXY REQUIREMENTS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will be subject to the DGCL with respect to proxy duration and revocability.

     Under the California Code, proxies are valid for an eleven-month period unless otherwise provided for in the proxy. Under the DGCL, proxies are valid for up to three years unless otherwise specified therein. In addition, the California Code specifies that, if the appointment form conspicuously states that it is irrevocable, proxies for pledgees, purchasers of the shares, creditors, contract employees, and persons designated in a shareholder agreement, and other proxies coupled with an interest, are, under certain circumstances, irrevocable. Under the DGCL, a proxy is irrevocable if it specifically states that it is irrevocable if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

DERIVATIVE ACTIONS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will have to meet stricter requirements in order to bring a derivative action.

     The California Code provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The California Code also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must represent in the complaint that he, she or it was a stockholder of the corporation at the time of the transaction of which he, she or it complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit

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and such demand has been refused, unless it is shown that such demand would have futile. The DGCL does not have a bonding requirement similar to that of the California Code.

DIVIDENDS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience no material adverse change with respect to the legal limitations on their right to receive dividends.

     The California Code provides that a corporation may, unless otherwise restricted by its articles of incorporation, make distributions (including cash dividends) to its shareholders (a) if the amount of the retained earnings of the corporation immediately prior to such distribution equals or exceeds the amount of the proposed distribution, (b) if, after giving effect to such distribution, the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) and (c) if such corporation's total current assets would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 125% of its current liabilities. In addition, the California Code provides that a corporation may not make any distribution that would render the corporation unable to meet its liabilities, and such a distribution may not be made if, as a result, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made. Such tests are applied to California corporations on a consolidated basis.

     Grand Prix's Bylaws provide that the Grand Prix Board of Directors may pay distributions and dividends as permitted by law.

     A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year if it has no surplus, subject to any restrictions contained in the certificate of incorporation. The ability of a Delaware corporation to pay dividends or to make repurchases or redemptions of its shares is dependent on the financial status of the corporation alone, not on a consolidated basis. Under the DGCL, surplus may be created by a reduction of capital and may be distributed by board action, as long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value.

     Dover's Certificate of Incorporation contains no restrictions on dividend payments.

INDEMNIFICATION

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience no material change with respect to indemnification rights of certain officers and directors.

     The DGCL provides that a corporation may indemnify against certain liabilities and expenses of an officer, director, employee or agent of the corporation, or a person serving at the request of the corporation as a director, officer, employee or agent of another entity, who is made a party to certain proceedings by reason of his or her service in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the DGCL, a corporation may not indemnify any person with respect to any claim or issue as to which such person was found liable to the corporation in a proceeding by or in the right of the corporation, unless indemnification of expenses is ordered by a court. The DGCL provides that a corporation must indemnify against reasonable expenses a director, officer, employee or agent of the corporation who is made a party to any proceeding by reason of his or her service in such capacity and who is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein. The DGCL permits a corporation to advance expenses to a director or officer under certain conditions.

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     Under the California Code, (a) a corporation has the power to indemnify any person who was or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (b) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually or reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by the California Code is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. Grand Prix's Articles of Incorporation and Bylaws provide for the indemnification of its agents (as defined under the California Code) to the fullest extent permissible under the California Code, which may be in excess of the indemnification expressly permitted by Section 317 of the California Code, subject to the limits set forth in Section 204 of the California Code with respect to actions for breach of duty to the corporation and its shareholders.

     The DGCL and the California Code allow for the advance payment on an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

FIDUCIARY DUTIES OF DIRECTORS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience no material change with respect to the fiduciary duties of directors.

     Directors of corporations incorporated or organized under the DGCL and the California Code have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the California Code, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interest of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

LIMITATION OF LIABILITY

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will experience no material change with respect to the limitation of liability of directors.

     The DGCL and the California Code each provide that the charter documents of the corporation may include provisions which limit or eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the California Code, acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that shows reckless

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disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing of a director's duties was aware or should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. Dover's Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. Grand Prix's Articles of Incorporation contain a provision limiting the liability of its directors to the fullest extent provided by the California Code.

CUMULATIVE VOTING FOR DIRECTORS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will not have the benefit of cumulative voting.

     Both the California Code and the Grand Prix Bylaws provide for the cumulative voting of shares by any shareholder in any election of directors provided that (i) the name of the candidate for whom the shareholder wishes to cumulate votes has been placed in nomination prior to the relevant meeting and
(ii) the shareholder has given notice at the meeting of his, her or its intent to cumulative votes. If any shareholder has given the notice set forth in clause
(ii) above, all shareholders are entitled to a number of votes equal to the number of directors to be elected. Votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Under cumulative voting, shareholders who own far less than a majority of a corporation's outstanding stock can obtain representation on the Board of Directors. If voting is not conducted by cumulative voting, each share is entitled to vote and the holders of a majority of shares voting at the meeting can elect all of the directors if they choose to do so, and the other shareholders cannot elect any director. On all other matters, each share of Grand Prix Common Stock has one vote.

     Dover stockholders do not have cumulative voting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will be unable to exclusively fill the vacancy created by the removal of a director.

     Under the DGCL, unless the bylaws or certificate or incorporation provides otherwise, the board of directors may fill vacancies, including vacancies created by an increase in the number of directors. If the directors remaining in office constitute less than a quorum of the board, the vacancy may be filled by the affirmative vote of a majority of all the directors then in office, or by the sole remaining director. Dover's Bylaws mirror this statutory provision. The California Code grants similar authority to the directors, subject to a provision to the contrary in the articles of incorporation; provided, however, that unless otherwise provided by the bylaws or articles of incorporation, only the shareholders may fill vacancies created by the removal of directors. Grand Prix's Bylaws provide that vacancies occurring in the Board of Directors by reason of removal of directors shall be filled only by approval of the shareholders.

REMOVAL OF DIRECTORS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will only be permitted to remove a director for cause.

     Under the California Code, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in certain cases involving classified boards or where cumulative voting is permitted. Dover's Bylaws provide that directors may be removed by stockholders only for cause.

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

INSPECTION OF BOOKS AND RECORDS

     Upon completion of the Merger and receipt of Dover Common Stock, Grand Prix shareholders will have broader rights with respect to inspection of corporate books and records.

     Under the California Code, any shareholder of record who is the holder of at least five percent of all of the outstanding shares of stock of a corporation is entitled to examine and copy a corporation's shareholder ledger. The California Code also provides that any shareholder of record may inspect the accounting books and records of the corporation for a purpose reasonably related to such holder's interests as a shareholder. Under the DGCL, any stockholder has the right to inspect and make copies of the stockholder ledger and other books and records of the corporation upon written demand.

     THE FOREGOING IS AN ATTEMPT TO SUMMARIZE ALL MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF THE TWO STATES AND THE GRAND PRIX ARTICLES OF INCORPORATION AND THE DOVER CERTIFICATE OF INCORPORATION AND DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF CALIFORNIA, AS OPPOSED TO DELAWARE, CORPORATIONS AND STOCKHOLDERS OF GRAND PRIX AND DOVER, IN PARTICULAR. SUCH DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO THE CALIFORNIA CODE AND TO THE DGCL AND THE GRAND PRIX ARTICLES OF INCORPORATION AND THE DOVER CERTIFICATE OF INCORPORATION AS INTERPRETED BY APPLICABLE CASE LAW. IN ADDITION, THE LAWS OF CALIFORNIA AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION, CHARTER OR BYLAWS OF THE CORPORATION.

                             AMENDMENTS TO DOVER'S
                          CERTIFICATE OF INCORPORATION

     At the Dover Special Meeting, holders of Dover Capital Stock will be asked to consider and vote upon a proposal to amend and restate Dover's Certificate of Incorporation to (a) increase the number of directors serving on the Board of Directors to ten (10), consisting of three (3) classes of directors each with three (3) year staggered terms, Class I to have four (4) members, Class II to have three (3) members and Class III to have three (3) members, (b) increase the number of shares of Dover Common Stock authorized for issuance from 35,000,000 shares to 75,000,000 shares and (c) increase the number of shares of Dover Class A Common Stock authorized for issuance from 30,000,000 shares to 55,000,000 shares.

INCREASE IN AUTHORIZED DOVER CAPITAL STOCK

     The increase in the number of shares of Dover Common Stock authorized for issuance is not necessary to effect the Merger. As of May 18, 1998 there were 2,998,950 shares of Dover Common Stock issued and outstanding and 35,000,000 authorized for issuance. In addition, up to a maximum of 2,793,946 shares of Dover Common Stock will be issued to holders of Grand Prix Common Stock in connection with the Merger. Following the Merger and the issuance required thereby, the Board of Directors intends to use the authorized but unissued shares of Dover Common Stock for any proper corporate purpose, which could include raising capital, paying stock dividends, providing compensation or benefits to employees or acquiring other companies or businesses. If the proposed amendment is adopted by the stockholders, the Board of Directors could, in the future, authorize the issuance of any authorized but unissued shares of Dover Common Stock on terms determined by it without further action by the stockholders, unless the shares were issued in a transaction such as a merger or consolidation, which action would require stockholder approval. This means that Dover could sell the majority interest in Dover Common Stock to any party it deems appropriate and by doing so significantly dilute the rights of holders of outstanding shares of Dover Common Stock.

     The Dover Board of Directors also proposes to increase the number of shares of Dover Class A Common Stock authorized for issuance even though this increase is in no way related to the Merger. The Dover Board of Directors wishes to increase the number of shares of Dover Class A Common

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

Stock authorized for issuance to increase its flexibility. Following the stockholder approval of this proposal, the Dover Board of Directors could issue the authorized but unissued shares for any proper corporate purpose, which could include raising capital, paying stock dividends, providing compensation or benefits to employees or acquiring other companies or businesses.

     All attributes of the newly authorized shares of Dover Capital Stock will be the same as those of existing shares of authorized and unissued Dover Capital Stock. Under Dover Certificate of Incorporation, the stockholders of Dover have no preemptive rights to subscribe to or purchase any shares of Dover Capital Stock or other securities of Dover. The issuance of additional shares of Dover Capital Stock may affect the voting, dividend, liquidation and other rights of current holders of the Dover Capital Stock.

     However, although the attributes of Dover Common Stock differ substantially from those of Dover Class A Common Stock, primarily because the former is publicly traded and listed on the New York Stock Exchange, because each share of Dover Common Stock has one vote per share and each share of Dover class A Common Stock has ten votes per share, the sale of the newly authorized shares of Dover Class A Common Stock could have a significant dilutive effect on the voting power of holders of Class A Common Stock.

     At the present time, except for shares of Dover Common Stock to be issued in connection with the Merger, Dover has no specific plans, understanding or arrangements for issuing any of the additional shares of Dover Capital Stock to be authorized by the proposed amendment.

REQUIRED VOTE

     The amendments to Dover's Certificate of Incorporation will be approved if
(a) a majority of the holders of Dover Common Stock, voting as a class, vote in favor of the proposal and (b) a majority of the holders of Dover Class A Common Stock, voting as a class, vote in favor of the proposal.

                              ELECTION OF DIRECTOR

     One individual is to be elected at the Dover Special Meeting to serve as Class I Director for the remainder of a three-year term expiring in 2000, and until the election and qualification of his successor. Nine other individuals serve as directors but are not standing for re-election because their terms as directors extend past the Dover Special Meeting pursuant to provisions of Dover's Certificate of Incorporation which provide for the election of directors for staggered terms, with each director serving a three-year term.

     Unless a stockholder WITHHOLDS AUTHORITY, the proxy holder will vote FOR the election of Christopher R. Pook to serve as a Class I Director for the remainder of a three-year term expiring in 2000. Although the Board of Directors does not contemplate the possibility, in the event Christopher R. Pook is not a candidate or is unable to serve as director at the time of the election, unless the stockholder WITHHOLDS AUTHORITY, the proxies will be voted for such nominee as is designated by the present Board of Directors to fill such vacancy.

     Mr. Pook's principal occupation is Chairman and Chief Executive Officer of Grand Prix. See "THE STOCKHOLDER MEETINGS -- Dover Special Meeting -- Election of Directors." He is age 57 and owns 310,207 shares of Grand Prix Common Stock which at the Effective Time will be converted into 195,430 shares of Dover Common Stock, based on the Exchange Ratio (assuming the Exchange Ratio is 0.63 without adjustment), which will constitute immediately after the Merger approximately 3.6 of the outstanding shares of Dover Common Stock, which is approximately 1.1% of the outstanding shares of Dover Capital Stock.

     For information regarding those Dover Directors whose terms expire in future years, see "INFORMATION CONCERNING THE COMPANIES -- Directors and Executive Officers of Dover."

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

                              DOVER BENEFIT PLANS

PENSION PLANS

     Dover's Pension Plan is a non-contributory qualified employee defined benefit plan. All full time employees of Dover are eligible to participate in the Pension Plan. Up to September 30, 1989, retirement benefits were equal to the sum of from 1% to 1.5% of an employee's annual cash compensation for each year of service to age 65. Commencing October 1, 1989 and thereafter, retirement benefits are equal to the sum of 1.35% of earnings up to covered compensation, as that term is defined in the Pension Plan, and 1.7% of earnings above covered compensation. Covered compensation includes regular salaries or wages, commissions, bonuses, overtime earnings and short-term disability income protection benefits.

     Retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's benefits may be paid in certain alternative forms having actuarially equivalent values. Retirement benefits are fully vested after the completion of five years of credited service or, if earlier, upon reaching age 55. The maximum annual benefit under a qualified pension plan is currently $120,000 beginning at the Social Security retirement age (currently age 65).

     Dover maintains a non-qualified, defined benefit plan, called the Excess Benefit Plan, which covers those participants of the Pension Plan whose benefits are limited by the Code. A participant in the Excess Benefit Plan is entitled to a benefit equaling the difference between the amount of the benefit payable without limitation and the amount of the benefit payable under the Pension Plan.

     Annual pension benefit projections for the executives covered by such plans assume: (a) that the participant remains in the service of the Company until age 65; (b) that the participant's earnings continue at the same rate as paid in the fiscal year ended June 30, 1997 during the remainder of his service until age 65; and (c) that the Plans continue without substantial modification.

     The estimated annual benefit at retirement for each of the following executive officers of Dover is: Denis McGlynn, $226,722; Eugene W. Weaver, $7,290; and Robert M. Comollo, $88,193.

401(K) RETIREMENT PLAN

     Since October 1994, Dover has had a deferred compensation plan pursuant to section 401(k) of the Code for substantially all of its full time employees who have completed ninety (90) days of service. Covered employees may contribute up to 9% of their compensation for each calendar year. In addition, Dover contributes up to an additional 100% of the first $250 of compensation contributed by any covered employee to the plan (an employee's maximum contribution is $9,500 factored for inflation annually). All contributions are funded currently.

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

                   DOVER MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following section incorporates the text of the Management's Discussion and Analysis sections from Dover's 10-K for fiscal year ended June 30, 1997 and 10-Q for the quarter and the nine month period ended March 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR FISCAL YEAR ENDED JUNE 30, 1997

  Results of Operations Fiscal Year 1997 Compared With Fiscal Year 1996

     Revenues increased by $51,588,000 to $101,678,000 from $50,090,000 in the prior year. The significant increase in revenues was principally due to the introduction of video lottery (slot) machines which were in operation for the entire fiscal year 1997 compared with six months in fiscal 1996. Video lottery revenues also increased as a result of expanding the casino facility and increasing the number of video lottery (slot) machines from 572 to 1,000 in October of 1996. Motorsports revenues increased by $2,406,000 or 13.3%. Approximately $999,000 of the total motorsports revenue increase resulted from increased attendance and $663,000 resulted from increased ticket prices. The remainder of the revenue increase of $744,000 was principally due to increased marketing and sponsorship revenues.

     Operating expenses increased by $37,860,000 of which $34,695,000 was due to the video lottery (slot) machines in operation for the entire fiscal year 1997 compared with six months in fiscal 1996. Payments to the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and payments to the vendors who provide the video lottery (slot) machines were $32,674,000 in fiscal 1997 and $12,188,000 in fiscal 1996. Amounts allocated from the video lottery operation for harness horse racing purses were $9,157,000 in fiscal 1997 and $3,550,000 in fiscal 1996. Wages and benefits for employees of the video lottery (slot) machine operation were $4,035,000 in fiscal 1997 and $2,277,000 in fiscal 1996. Advertising, promotional and customer complimentary costs of $4,251,000 and costs associated with casino food and beverage sales of $1,923,000 were the other significant operating costs of the video lottery
(slot) machine operations.

     For the horse racing and simulcasting operations, wage and benefit cost increases of $467,000, simulcasting cost increases of $537,000 and purse increases of $155,000 (exclusive of the $9,157,000 of harness horse racing purses allocated from video lottery operations in fiscal 1997) accounted for the most significant operating cost increases. The cost increases were primarily the result of increasing the number of live harness racing days to 97 from 67 in 1996 and from increasing the number of simulcasting days to 363 from 201 in 1996.

     Motorsports' operating expenses increased principally due to a $394,000 increase in purse obligation expenses. Sanction fees increased by $80,000 and advertising increased by $145,000 during the 1997 fiscal year.

     Depreciation increased by $615,000 or 41.9% to $2,084,000 from $1,469,000 as a result of a full year of depreciation expense related to Dover's video lottery casino being recognized in 1997 compared with six months of depreciation in 1996. Capital expenditures for the expansion of Dover's motorsports facilities also contributed to the increase in depreciation.

     General and administrative expenses increased by $992,000 to $3,065,000 from $2,073,000. Wage and benefit costs increased by $363,000 and contracted services increased by $205,000, principally due to Dover's expansion of video lottery (slot) machine and simulcasting operations.

     Dover's effective income tax rates for fiscal 1997 and fiscal 1996 were 41.7% and 41.0%, respectively.

     Net earnings increased by $7,276,000 due to the inclusion of video lottery
(slot) machine operations for the entire fiscal year 1997 compared with six months in fiscal 1996 and also due to higher attendance and related revenues at Dover's NASCAR-sanctioned events in September 1996 and June 1997.

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

  Fiscal Year 1996 Compared With Fiscal Year 1995

     Revenues increased by $32,558,000 to $50,090,000 from $17,532,000 in the prior year. The significant increase in revenues was principally due to the introduction of video lottery (slot) machine operations in late December 1995. Fiscal year 1996 revenues include six months of video lottery revenues of $28,818,000 compared with none in fiscal 1995. Motorsports revenues increased by $1,828,000 or 11.2%. Approximately $1,028,000 of the total motorsports revenue increase resulted from increased attendance and $345,000 resulted from increased ticket prices. The remainder of the revenue increase of $455,000 was principally due to increased marketing and sponsorship revenues.

     Operating expenses increased by $23,302,000 of which $20,952,000 was due to the introduction of video lottery (slot) machine operations. Payments to the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and payments to the vendors who provide the video lottery machines were $12,188,000 in fiscal 1996 and none in fiscal 1995. Amounts allocated from the video lottery operation for harness horse racing purses were $3,550,000 in fiscal 1996 and none in fiscal 1995. Wages and benefits of newly hired employees for the video lottery (slot) machine operation were $2,277,000. Advertising, promotional and customer complimentary costs of $636,000, costs associated with casino food and beverage sales of $611,000 and building service costs of $229,000 were some of the other significant operating costs of the video lottery (slot) machine operations.

     For the horse racing and simulcasting operations, increased purses of $451,000 (exclusive of the $3,550,000 of harness horse racing purses allocated from video lottery operations), higher wage and benefit costs of $444,000 and increased simulcasting costs of $285,000 accounted for the most significant operating cost increases.

     Motorsports' operating expenses increased principally due to a $505,000 increase in purse obligation expenses. Sanction fees increased by $91,000 and wages and related benefits increased by $66,000 during the 1996 fiscal year.

     Depreciation increased by $426,000 or 40.8% to $1,469,000 from $1,043,000 due to the capital expenditures related to Dover's newly constructed video lottery casino and to the further expansion of its motorsports facilities.

     General and administrative expenses increased by $368,000 to $2,073,000 from $1,705,000. Wage and benefit costs increased by $616,000 principally due to Dover's introduction of video lottery (slot) machine operations and expansion of simulcasting operations.

     Dover's effective income tax rates for fiscal 1996 and fiscal 1995 were 41.0% and 40.8%, respectively.

     Net earnings increased by $4,912,000 due to the inclusion of video lottery
(slot) machine operations for six months in fiscal 1996 and also due to higher attendance and related revenues at Dover's NASCAR-sanctioned events in September 1995 and June 1996.

  Liquidity and Capital Resources

     Cash flow from operations for the three years ended June 30, 1997, 1996 and 1995 was $18,600,000, $15,317,000 and $4,802,000, respectively. The significant increase from fiscal 1995 to fiscal 1996 reflected Dover's higher net earnings and increased non-cash charges, as well as deferred revenue, which is cash received in advance for NASCAR-sanctioned event tickets. Deferred revenue amounted to $7,542,000 and $6,003,000 at June 30, 1997 and 1996, respectively.

     Dover has an annually renewable, $20,000,000 committed revolving line of credit from a bank to provide seasonal funding needs and to finance capital improvements. Dover was in compliance with all terms of the facility and there were no amounts outstanding at June 30, 1997.

     Capital expenditures for the year ended June 30, 1997 were $16,841,000. Purchases of land for $1,060,000 were completed to provide for additional parking and other future expansion. Construction

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

of the 17,000 square foot casino facility expansion for $5,124,000 and construction of additional permanent grandstand seating and luxury suites for motorsports events of approximately $8,061,000 represented the more significant capital projects in fiscal 1997. The capital expenditures were financed with the proceeds from the initial public offering and cash from operations.

     Capital expenditures were $18,936,000 in fiscal 1996 compared with $6,166,000 in fiscal 1995. Construction of Dover's video lottery gaming facility was begun in fiscal 1995 with $1,790,000 expended during the year. The higher level of capital spending in fiscal 1996 compared with fiscal 1995 also reflected the construction of additional grandstand seating, new skyboxes, the acquisition and improvement of land, the resurfacing of the auto race track, and improvements to the horse racing facilities.

     In fiscal 1998, Dover expects to make capital expenditures of approximately $12,500,000 which will include additional permanent grandstand and skybox seating and renovations to the existing harness racing grandstand. Dover anticipates that cash from operations and funds expected to be available under its bank credit facility will satisfy Dover's cash requirements in fiscal 1998.

  Impact of Recent Accounting Pronouncements

     In February 1997, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. This statement, which is effective in fiscal 1998, simplifies the standards for computing EPS by replacing the presentation of primary EPS with a presentation of basic EPS. Dover has determined that SFAS 128 will not have a material effect on its financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Dover plans to adopt this standard on July 1, 1998, as required. The adoption of this standard will not impact results of operations or financial condition.

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement established standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. Dover plans to adopt this standard on July 1, 1998, as required. The adoption of this standard will not impact results of operations or financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR QUARTERLY PERIOD ENDED MARCH 31, 1998

  Results of Operations: Nine Months Ended March 31, 1998 vs. Nine Months Ended March 31, 1997

     Revenues increased by $30,362,000 to $96,518,000 primarily as a result of expanding the casino facility and increasing the number of video lottery (slot) machines from an average of 825 in the first nine months of fiscal 1997 to 1,000 machines during the entire first nine months of fiscal 1998. Motorsports revenues increased by $2,679,000 or 28.2%. Approximately $812,000 of the total motorsports revenue increase resulted from increased attendance, $150,000 from increased ticket prices and $792,000 related to sponsorship, concession and broadcast revenues at Dover Downs International Speedway. The remainder of the increase resulted from the acquisition, on January 2, 1998, of the Nashville Speedway USA.

     Operating expenses increased by $21,721,000 reflecting the higher revenues. Amounts retained by the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and the amount collected by the State of Delaware for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $12,235,000 in the first nine months of fiscal 1998. Amounts allocated from the video lottery operation for harness horse racing purses were $9,308,000 in the first nine months of fiscal 1998 compared with $6,407,000 in the first nine months of fiscal 1997. Advertising, promotional and customer complimentary cost increases of $1,655,000 were the other significant operating cost increases.

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     Motorsports operating expenses increased primarily due to a $220,000 increase in purse obligation expenses and related sanction fees and the inclusion of the results of operations of Nashville Speedway USA.

     Depreciation and amortization increased by $462,000 or 30.8% due to capital expenditures related to Dover's video lottery casino and motorsports facilities expansion and amortization of goodwill.

     General and administrative expenses increased by $1,022,000 to $3,239,000 from $2,217,000 in the first nine months of 1997 primarily as a result of increased wages and benefits related to the video lottery operations and the general growth in Dover's business.

     Dover's effective income tax rates for the nine-month period ended March 31, 1998 and 1997 were 41.8% and 41.7%, respectively.

     Net earnings increased by $4,374,000 as a result of increased promotional and marketing efforts that led to increased play in the casino, which was expanded in the second quarter of fiscal 1997, and higher attendance and related revenues at Dover's NASCAR-sanctioned events in September 1997 as compared with September 1996.

  Results of Operations: Quarter Ended March 31, 1998 vs. Quarter Ended March 31, 1997

     Revenues increased by $10,051,000 to $31,735,000 primarily as a result of increased marketing and promotional efforts in the third quarter of fiscal 1998. Harness horse racing revenues increased by $527,000 as a result of a 113.0% increase in average handle from exporting live harness horse races to other tracks and off-track betting facilities and the addition of 19 days of live harness racing as compared with the same quarter in 1997.

     Operating expenses increased by $7,785,000 reflecting the higher revenues. Amounts retained by the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and the amount collected by the State of Delaware for payment to the vendors under contract with the State who provide the video lottery machines and associated computer systems increased by $3,953,000 in the third quarter of fiscal 1998. Amounts allocated from the video lottery operation for the harness horse racing purses were $3,293,000 in the third quarter of fiscal 1998 compared with $2,380,000 in the third quarter of fiscal 1997. Advertising, promotional and customer complimentary cost increases of $500,000 were the other significant operating cost increases.

     Depreciation and amortization increased by $164,000 or 30.3% as a result of Dover's video lottery casino and motorsports facilities expansion and amortization of goodwill.

     General and administrative expenses increased by $438,000 to $1,178,000 from $740,000 in the third quarter of 1997 primarily as a result of increased wages and benefits related to the video lottery operations and the general growth in of Dover's business.

     Dover's effective income tax rates for the third quarter of fiscal 1998 and fiscal 1997 were 41.5% and 41.0%, respectively.

     Net earnings increased by $973,000 primarily as a result of the increased promotional and marketing efforts that led to increased play in the casino during the third quarter of fiscal 1998.

  Liquidity and Capital Resources

     Cash flows from operations for the nine months ended March 31, 1998 and 1997 were $19,783,000 and $11,589,000, respectively. The reason for the increase in operating cash flows was primarily the increased net earnings and increased deferred revenue, which resulted from cash received for advance ticket sales for NASCAR-sanctioned events.

     Capital expenditures for the first nine months of fiscal 1998 were $4,952,000 and related primarily to the expansion of and improvements to the auto racing facility.

     Effective January 2, 1998, Dover acquired all of the outstanding common stock of Nashville Speedway USA, Inc. for $3 million.

     Dover and Grand Prix entered into the Merger Agreement on March 26, 1998, pursuant to which Grand Prix will become a wholly owned subsidiary of Dover.

     The Merger is structured as a tax-free exchange and contemplates that each shareholder of Grand Prix will receive 0.63 shares of Dover Common Stock for each share of Grand Prix Common Stock owned by such shareholder, subject to certain adjustments if the fifteen-day average price of Dover Common Stock prior to closing is greater than $32.00 or less than $21.00 per share, provided that the Exchange Ratio shall not be greater than 0.6963 nor less than 0.5929.

     Certain shareholders of Grand Prix, representing approximately 38 percent of the outstanding Grand Prix Common Stock on a fully diluted basis, have entered into support agreements with Dover pursuant to which they have granted to Dover a proxy to vote their shares in favor of the Merger and an option to Dover to purchase their shares upon the happenings of certain events. Combined with 680,000 shares of Grand Prix Common Stock purchased by Dover from two non-management shareholders in March of 1998 for $10,540,000, over 50% of the outstanding Grand Prix Common Stock on a fully diluted basis is committed to consummating the Merger. Certain holders of Dover Capital Stock, representing more than a majority of its voting rights, have similarly agreed to vote their shares in favor of the Merger.

     The Merger is expected to close in June 1998 and is subject to approval of the stockholders of both Dover and Grand Prix and certain other customary conditions.

     Dover has a $20,000,000 committed revolving line of credit to provide seasonal funding needs and to finance capital improvements. There were no amounts outstanding under the credit facility at March 31, 1998.

     On October 3, 1996, Dover issued 1,075,000 shares of Dover Common Stock at $17.00 per share. Dover used the proceeds to pay down Dover's revolving credit facility and to finance capital expenditures.

     Management believes that cash flows from operations and funds available under its bank credit facility will satisfy Dover's cash requirements for fiscal 1998.

FORWARD-LOOKING STATEMENTS

     Dover may make forward-looking statements relating to anticipated financial performance, business prospects, acquisitions or divestitures, market forces, commitments and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Dover notes that a variety of factors could cause Dover's actual results and experience to differ materially from the anticipated results or other expectations expressed in Dover's forward-looking statements. Forward-looking statements typically contain words such as "anticipates", "believes", "estimates", "expects", "forecasts", "predicts", or "projects", or variations of these words, suggesting that future outcomes are uncertain.

     Various risks and uncertainties may affect the operations, performance, development and results of Dover's business and could cause future outcomes to differ materially from those set forth in forward-looking statements, including the following factors: the weather, Dover's relationship with NASCAR, the motorsports sanctioning body, changes in state and local laws and regulations, the ability to keep purses at a competitive level and the ability to increase on-track and simulcast handle as well as the risks, uncertainties and other factors described from time to time in Dover's SEC filings and reports. For a discussion of certain matters that should be considered by the Stockholders of Dover and Grand Prix, see "RISK FACTORS."

                GRAND PRIX MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following section incorporates the text of the Management's Discussion and Analysis sections from Grand Prix's 10-KSB for fiscal year ended November 30, 1997 and 10-QSB for the quarterly period ended February 28, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1997

  Basis of Presentation.

     Major Event Revenues. Major event revenues are derived from Sanctioned Events at Gateway and Memphis. For the year ended November 30, 1997, major event revenues include revenues earned from the Grand Prix Event; the Motorola 300, Gateway 300, NHRA Sears Craftsman Nationals and the ARCA/USAC Twin 100's at Gateway; and the NHRA Pennzoil Nationals at Memphis. For the year ended June 30, 1996, major event revenues included the Grand Prix Event and the NHRA Pennzoil Nationals in Memphis. There were no major event revenues in the five month period ended November 30, 1996.

     Admissions. Admissions revenue represents ticket sales in connection with the major events. Ticket sales revenue, whenever collected, is considered earned upon completion of the related event. A substantial portion of Grand Prix's admissions revenue is collected in advance of the event to which it relates.

     Sponsorships. Sponsorship revenue includes corporate sponsorships for major events received in accordance with negotiated contracts with a diverse group of companies.

     Ancillary. Ancillary revenues for major events include hospitality, broadcast services, merchandise and concession sales, expo and program ads.

     Other Operating Revenues. Grand Prix generates other operating revenues from special, local and regional motorsports events and related concessions and venue sponsorships at Gateway and Memphis, along with promotion, marketing and public relations consulting services, and rentals of grandstands, structures and related equipment services.

     Expenses. Grand Prix classifies its expenses to include major event expenses, other operating expenses, general and administrative expenses and depreciation. Major event expenses principally include sanction fees, circuit construction costs, operational direct expenses, marketing, advertising and public relations, costs of souvenir sales, ticket sales expenses and city service fees. Sanction agreements require race promoters to pay fees and provide services to the relevant sanctioning body during the event. Other operating expenses include expenses directly related to operating the Gateway and Memphis facilities for the special, local and regional events; marketing and public relations consulting services; structures and electrical services costs. General and administrative expenses include wages and other general expenses, as well as the infrastructure costs of Gateway and Memphis during periods when events do not occur.

  Forward-Looking Statements

     Grand Prix may make forward-looking statements relating to anticipated financial performance, business prospects, acquisitions or divestitures, market forces, commitments and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Grand Prix notes that a variety of factors could cause Grand Prix's actual results and experience to differ materially from the anticipated results or other expectations expressed in Grand Prix's forward-looking statements. Forward-looking statements typically contain words such as "anticipates", "believes", "estimates", "expects", "forecasts", "predicts", or "projects", or variations of these words, suggesting that future outcomes are uncertain. For a discussion of certain matters that should be considered by the stockholders of Dover and Grand Prix, see "RISK FACTORS."

     Various risks and uncertainties may affect the operations, performance, development and results of Grand Prix's business and could cause future outcomes to differ materially from those set forth in forward-looking statements, including the following factors: the weather, Grand Prix's relationship with NASCAR, the motorsports sanctioning body, changes in state and local laws and regulations, the ability to keep purses at a competitive level and the ability to increase on-track and simulcast handle as well as the risks, uncertainties and other factors described from time to time in Grand Prix's SEC filings and reports.

  Results of Operations.

     The table below sets forth revenues and expenses as a percentage of total revenue for the year ended November 30, 1997, the five month transition period ended November 30, 1996 and the year ended June 30, 1996.

                                                   YEAR ENDED    5 MONTHS ENDED     YEAR ENDED
                                                    JUNE 30,      NOVEMBER 30,       JUNE 30,
                                                      1996            1996             1997
                                                   -----------   ---------------   ------------
Revenues:
Major event revenues
  Admissions.....................................      36.4%            0.0%           39.4%
  Sponsorships...................................      19.9             0.0            13.1
  Ancillary......................................      25.5             0.0            26.7
                                                      -----          ------           -----
     Total major event revenues..................      81.8             0.0            79.2
Other operating revenues.........................      18.2           100.0            20.8
                                                      -----          ------           -----
     Total revenues..............................     100.0           100.0           100.0
                                                      -----          ------           -----
Expenses:
  Major event expenses...........................      47.3             0.0            48.8
  Other operating expenses.......................      12.9            51.5             8.0
  General and administrative.....................      21.1           117.1            26.1
  Depreciation...................................       3.0            34.1             4.8
                                                      -----          ------           -----
     Total expenses..............................      84.3           202.7            87.7
                                                      -----          ------           -----
Operating income (loss)..........................      15.7          (102.7)           12.3
Other expense....................................      (0.7)           (6.5)           (2.5)
(Provision) benefit for income taxes.............      (6.3)           40.7            (4.1)
                                                      -----          ------           -----
Net income (loss)................................       8.7%          (68.5)%           5.7%
                                                      =====          ======           =====

  Year Ended November 30, 1997 Compared to the Year Ended June 30, 1996.

     The following discussion compares the year ended November 30, 1997 with Grand Prix's previous fiscal year ended June 30, 1996. No discussion of the five months ended November 30, 1996 has been included as it was a transition period with no major racing events occurring during that period.

     Major event revenues increased by $11,993,000 to $24,470,000 from $12,477,000 in the prior year. The significant increase in revenues was primarily due to Grand Prix operating six major events compared with two in 1996. The Grand Prix Event and the NHRA Pennzoil Nationals at Memphis were featured in both fiscal years. In 1997 the following additional major events took place: the CART sanctioned Motorola 300, the NHRA sanctioned Sears Craftsman Nationals, the NASCAR-sanctioned Gateway 300 and the ARCA/USAC sanctioned Twin 100's. The most significant increases occurred in admissions and ancillary revenue attributed largely to spectator attendance. Major event expenses increased by $7,881,000 to $15,089,000 also as a result of the addition of six major events in 1997 compared to 1996.

     Other operating revenues increased $3,665,000 to $6,439,000 primarily as a result of experiencing a full year of special, local and regional motorsports events and related concessions and venue sponsorships at Gateway and Memphis. In the prior full fiscal year ended June 30, 1996, there were no such revenues recorded for Memphis because the facility was purchased in June 1996. In addition, at Gateway, due to the redevelopment that was ongoing, there was limited event activity during 1996. Both Gateway and Memphis obtained venue sponsorships in 1997, whereas previously there were event sponsorships only. These sponsorships resulted in additional revenues of approximately $700,000 over prior periods. Other operating expenses increased $520,000 to $2,491,000. The increase was primarily due to the increase in staffing needed to execute a full season of racing activity at Gateway and Memphis in 1997 versus the limited activity included in 1996.

     General and administrative costs increased by $4,842,000 to $8,074,000 primarily as a result of the overhead costs of two additional permanent racing facilities compared with the overhead costs of operating one temporary circuit race. The addition of overhead costs was required to enable Grand Prix to stage the four additional major events in 1997 and to be prepared to add additional major events in the future. Management believes that adding additional major events should not require a substantial increase in overhead as the infrastructure of personnel and facilities is in place. The paved oval at Memphis Motorsports Park is still under construction. Therefore a certain amount of additional overhead costs associated with operating and maintaining that facility is expected. The increase is not expected to be significant.

     Depreciation expense increased $1,004,000 to $1,455,000 primarily as a result of the completion of the first phase of the redevelopment at Gateway in time for the Motorola 300 race in May 1997. Accordingly depreciation expense on these assets was recognized for the first time in fiscal year 1997.

     Interest income increased $507,000 to $626,000 primarily as a result of increased cash reserves during the period. Interest expense increased $1,261,000 to $1,435,000 primarily due to the interest on the SWIDA Loan no longer being capitalized following substantial completion of the redevelopment project at Gateway.

  Grand Prix's effective income tax rate for 1997 and 1996 was 42%.

     Net income increased by $439,000 due to the inclusion of six major events in 1997 compared with two in 1996, offset by the increase in interest expense related to the SWIDA Loan, additional depreciation and infrastructure costs necessary to be prepared to host major events at Gateway and Memphis.

  Five Month Transition Period Ended November 30, 1996 Compared to the Five Month Period Ended November 30, 1995 (unaudited).

     Grand Prix did not hold any major events July through November 1995 or 1996. All revenues collected during these months related to major events are deferred until completion of the related event. All direct major event expenses incurred were deferred until completion of the related event.

     Other operating revenues increased by $364,000 primarily as a result of five months of revenues at Memphis in 1996 not operated by Grand Prix in 1995 and increases in revenues from grandstand rentals.

     Other operating expenses increased by 30.2% from 1995 to 1996, or 2.9% as a percentage of other operating revenues from 48.6% in 1995 to 51.5% in 1996, primarily due to the change in other operating revenues as described above.

     General and administrative expenses increased by $975,000 from 1995 to 1996. This increase is due to several factors including five months of expenditures related to Memphis ($254,000), administrative costs related to operating Gateway ($136,000), increases in the number of employees over the prior period and increases in professional fees pertaining mainly to the reporting requirements of a public company.

     Depreciation expense of $668,000 for the five months ended November 30, 1996 increased $503,000, from the five months ended November 30, 1995. This increase is attributable to five months of depreciation expense on Memphis capital assets in 1996, depreciation on the completed drag strip at Gateway for three months, other Gateway construction and corporate capital assets purchased during the current period.

  Liquidity and Capital Resources.

     Cash flow from operations for the year ended November 30, 1997 was $2,508,000.

     Grand Prix relied on cash generated from operating revenues and on the proceeds of its initial public offering for working capital during the year ended November 30, 1997. In addition, the proceeds of its 21-year, $21,500,000 promissory note to SWIDA, the initial public offering and cash generated from operations were used to fund the redevelopment at Gateway and Memphis.

     On August 8, 1997 Grand Prix reached an agreement to sell 630,000 shares of Grand Prix Common Stock for $12.34 per share. There was a requirement to meet certain conditions prior to the effective date of the sale. Those conditions were subsequently met and the Grand Prix Common Stock was issued with an effective date of September 23, 1997 resulting in net proceeds to Grand Prix of $7,615,000. The remaining proceeds of $4,340,000 are available for board approved projects.

     Grand Prix's cash and cash equivalents as of November 30, 1997 are $1,520,000, a net decrease of $8,694,000 from November 30, 1996. The decrease in cash is primarily the result of funding redevelopment activities at Gateway and Memphis.

     Restricted cash pursuant to the terms of the SWIDA Loan as of November 30, 1997 was $3,305,000. Cash used by Grand Prix from restricted and non-restricted cash in capital improvements totaled $23,762,000 for the year ended November 30, 1997, primarily for the redevelopment at Gateway and Memphis.

     Grand Prix expects to make capital expenditures of approximately $5,400,000 which will include completion of the paved oval at Memphis and construction of additional grandstands, concession facilities and other improvements at Gateway. Grand Prix anticipates funding the costs of additional capital improvements primarily through cash generated from the sale of Grand Prix Common Stock in September 1997 and with cash flow from operations. Grand Prix anticipates meeting its working capital needs which include its major event expenditures such as sanctioning fees and other commitments through cash generated from operations.

     Grand Prix's bank borrowings consist of short and long term obligations incurred in connection with specific capital improvements and expenditures. Long term debt includes first and second trust deed notes, which together had an outstanding principal balance of approximately $2,461,000 on November 30, 1997 and the SWIDA Loan with a balance of $21,460,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE QUARTERLY PERIOD ENDED FEBRUARY 28, 1998

     Grand Prix operates the Grand Prix Event, a three day, temporary circuit motorsports event run every spring on the streets of the City of Long Beach, California. Grand Prix also owns and operates Gateway, in Madison, Illinois, and Memphis, in Millington, Tennessee. Both facilities are permanent multi-purpose racing venues, with major racing events sanctioned by CART, NHRA, NASCAR, ARCA and USAC held at one or both facilities.

     Revenues are generated from ticket sales, corporate sponsorships and hospitality services (including rental of corporate suites, tents and chalets), broadcast production services, merchandise sales, concessions and other related event revenues as well as weekly racing activities at Gateway and Memphis.

     Grand Prix recently completed a new 0.25-mile dirt oval at Memphis. Construction of a new 0.75 mile paved oval at Memphis is currently in progress. Grand Prix anticipates total expenditures for this project will be approximately $3,100,000. In addition Grand Prix is in the process of completing approximately $3,000,000 worth of improvements to its Gateway facility. Such improvements include additional grandstand seating capacity at both the oval and drag strip, additional concession and restroom facilities, additional land for parking and improved ingress/egress capabilities. Grand Prix anticipates funding the additional costs of these capital improvements through cash reserves, cash generated by operations and by financing certain asset acquisitions.

  Basis of Presentation.

     Revenues. Major event revenues are derived from nationally sanctioned events at the Grand Prix, Gateway and Memphis; including admissions from ticket sales, sponsorships and ancillary, comprising hospitality services, broadcast services, merchandising, lifestyle/auto-expo and concessions. Grand Prix generates other operating revenues from promotion, marketing and public relations consulting services and rentals of grandstands, structures and related equipment services.

     Expenses. Major event expenses principally include sanction fees, temporary-circuit construction costs, operational direct expenses, marketing, advertising and public relations, costs of merchandise sales, ticket sales expenses and city service fees. Sanction agreements require race promoters to pay fees, including prize money, and provide services to the relevant sanctioning body during the event. Other operating expenses include expenses directly related to public relations consulting services, structures and equipment rental services, broadcast services and the direct expenses of operating Gateway and Memphis for activities other than major events.

  Three Months Ended February 28, 1998 Compared to Three Months Ended February 28, 1997.

     Major Event Revenues and Expenses. There were no major events in either period.

     Other Operating Revenues and Expenses. Other operating revenues and expenses increased $30,000 and $381,000 respectively, compared to the three months ended February 28, 1997. The increase in other operating expenses was primarily due to the impact of Gateway being operational for the three months ended February 28, 1998, while for the corresponding period in 1997 the facility was in a redevelopment phase.

     General and Administrative Expenses. General and administrative expenses increased $60,000 compared to the three months ended February 28, 1997. This was related to normal operating activities.

     Depreciation. Depreciation expense increased $117,000 compared to the three months ended February 28, 1997. This was primarily due to the completion of the first phase of the redevelopment project at Gateway in time for the Motorola 300 race in May 1997. Accordingly, depreciation expense on these assets was recognized for the first time beginning in June 1997.

     Interest Income. Interest income decreased $136,000 compared to the three months ended February 28, 1997. This was primarily due to the decrease in cash on hand as a result of the construction and redevelopment activities at Gateway and Memphis.

     Interest Expense. Interest expense increased $366,000 compared to the three months ended February 28, 1997. This was primarily due to the interest on the SWIDA Loan being expensed in the three months ended February 28, 1998 following substantial completion of the redevelopment project at Gateway as compared to being capitalized in the three months ended February 28, 1997.

  Liquidity and Capital Resources.

     Grand Prix relied on cash on hand and cash generated by advance receipts related to major events for working capital during the three months ended February 28, 1998. In addition, the proceeds of the sale of 630,000 shares of Grand Prix Common Stock in September 1997 were used to fund improvements at Gateway and construction activity at Memphis. Grand Prix anticipates funding the costs of additional capital improvements and working capital needs principally through cash generated from operations and bank financing.

     In January 1998, Grand Prix arranged a standby letter of credit to serve as substitute collateral for its debt service fund obligation in connection with the SWIDA Loan. As a result approximately

$2,500,000 in restricted cash was made available for general corporate purposes. Substantially all of the property at the Memphis facility was pledged as security for the letter of credit.

     Grand Prix's cash and cash equivalents as of February 28, 1998 are $5,594,000, a net increase of $4,074,000 from November 30, 1997. The increase in cash is primarily the result of advance receipts related to major events combined with the reclassification of cash connected with the letter of credit as discussed above.

     Restricted cash pursuant to the terms of the SWIDA Loan as of February 28, 1998 was $293,000. Restricted cash as of February 28, 1998 related to the sale of 630,000 shares of Grand Prix Common Stock was $3,464,000. Effective in March 1998, such cash will no longer be restricted as the shares were sold and the restrictions were removed. Cash used by Grand Prix from restricted and non-restricted cash in capital improvements totaled $891,000 for the three months ended February 28, 1998, primarily for improvements at Gateway and construction activity at Memphis.

     Grand Prix's bank borrowings consist of short and long term obligations incurred in connection with specific capital improvements and expenditures. Long term debt includes first and second trust deed notes, which together had an outstanding principal balance of approximately $2,400,000 on February 28, 1998 and the SWIDA Loan with a balance of $21,460,000.

  Outlook for the Remainder of 1998.

     Grand Prix's major events commenced in April 1998 and continue through October 1998. In addition, the weekly racing activity, track rentals, and special events will begin at both Gateway and Memphis during the second quarter and will continue into the fourth quarter. Accordingly there will be significant increases in revenues and expenses reflected in the remaining periods of 1998.

     Grand Prix expects construction activity at Memphis will continue through at least the second quarter of 1998. The inaugural event at the new 0.75 mile oval, the combined ARCA/USAC "Delta Thunder", is scheduled for June 6-7, 1998. There will be some continuation of construction activity at Memphis beyond the inaugural event as the facility is readied for its NASCAR debut in September 1998, the NASCAR Craftsman Truck Series race.

     Grand Prix's capital requirements will depend on numerous factors, including the rate at which Grand Prix completes the development and improvements at Gateway and Memphis, and acquires other motorsports facilities. In addition, Grand Prix will have various ongoing needs for capital, including:
(i) working capital for operations; (ii) routine capital expenditures to maintain and expand its Long Beach temporary circuit and permanent facilities; and (iii) funds required to service corporate obligations, including the $21,500,000 obligation under the SWIDA Loan.

     Due to the seasonality of racing events, Grand Prix generates the majority of its revenues in the months of April through October. Therefore, the results of operations for Grand Prix's first quarter cannot be expected to be indicative of annual results.

                                    EXPERTS

     The consolidated financial statements of Dover as of June 30, 1997 and 1996 and for each of the years in the two-year period ended June 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of cash flows of Dover as of June 30, 1995 have been included herein and in the registration statement in reliance on a report of Siegfried & Shieffer, LLP (formerly known as Siegfried Schieffer & Seitz), independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Grand Prix as of November 30, 1997 and 1996, and the consolidated statements of income, shareholders' equity, and cash flows for the year ended November 30, 1997, the 5 month transition period ended November 30, 1996, and the year ended June 30, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     The validity of the shares of Dover Common Stock offered hereby will be passed upon for Dover by Dover's General Counsel, Michael B. Kinnard.

                             STOCKHOLDER PROPOSALS

     Appropriate proposals of eligible stockholders (an eligible stockholders must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting and have held such securities for at least one year) intended to be presented at Dover's next Annual Meeting of Shareholders must be received by Dover no later than July 3, 1998 for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The boards of directors of Dover and Grand Prix know of no other business to be presented for action at the Stockholder Meetings. If any matters do come before the Meetings on which action can properly be taken, it is intended that the proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies at the Meeting.

                                          By order of the Board of Directors
                                            of Dover Downs Entertainment, Inc.

                                          /s/ MICHAEL B. KINNARD
                                          --------------------------------------
                                          Michael B. Kinnard, Esq.
                                          Vice President-General Counsel of
                                          Dover Downs Entertainment, Inc.

Dover, Delaware
Date: May 21, 1998
     ---------------

                                          By order of the Board of Directors
                                            of Grand Prix Association of Long
                                            Beach, Inc.

                                          /s/ GEMMA A. BANNON
                                          --------------------------------------
                                          Gemma A. Bannon, Corporate Secretary
                                          of Grand Prix Association
                                          of Long Beach, Inc.
Long Beach, CA
Date: May 21, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DOVER DOWNS ENTERTAINMENT, INC.

  Report of Independent Accountants.........................   F-2

  Report of Independent Accountants.........................   F-3

  Consolidated Statement of Earnings for the Years Ended
     June 30, 1997, 1996, and 1995..........................   F-4

  Consolidated Balance Sheet as of June 30, 1997 and 1996...   F-5

  Consolidated Statement of Cash Flows for the Years Ended
     June 30, 1997, 1996, and 1995..........................   F-6

  Notes to Consolidated Financial Statements for the Years
     Ended 1997, 1996, and 1995.............................   F-7

  Consolidated Statements of Earnings for the Quarter and
     Nine Month Periods Ended March 31, 1998 and 1997.......  F-15

  Consolidated Balance Sheets as of March 31, 1998 and June
     30, 1997...............................................  F-16

  Consolidated Statements of Cash Flows for the Nine Months
     Ended March 31, 1998 and 1997..........................  F-17

  Notes to Consolidated Financial Statements for the Quarter and Nine Month Periods Ended March 31, 1998 and 1997... F-18

GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

  Report of Independent Public Accountants..................  F-19

  Consolidated Balance Sheets for November 30, 1997 and
     1996...................................................  F-20

  Consolidated Statements of Income for the Year Ended
     November 30, 1997, the Five Month Transition Period
     Ended November 30, 1996 and the Year Ended
     June 30, 1996..........................................  F-21

  Consolidated Statements of Shareholders' Equity for the
     Year Ended November 30, 1997, the Five Month Transition
     Period Ended November 30, 1996 and the Year Ended
     June 30, 1996..........................................  F-22

  Consolidated Statements of Cash Flows for the Year Ended
     November 30, 1997, the Five Month Transition Period
     Ended November 30, 1996 and the Year Ended
     June 30, 1996..........................................  F-23

  Notes to Consolidated Financial Statements for November
     30, 1997...............................................  F-25

  Condensed Consolidated Balance Sheets as of November 30,
     1997 and February 28, 1998.............................  F-37

  Condensed Consolidated Statements of Operations for the
     Three Months Ended February 28, 1998 and 1997..........  F-38

  Condensed Consolidated Statements of Cash Flows for the
     Three Months Ended February 28, 1998 and 1997..........  F-39

  Notes to Condensed Consolidated Financial Statements for
     February 28, 1998......................................  F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of
Dover Downs Entertainment, Inc.

     We have audited the accompanying consolidated statements of earnings and cash flows of Dover Downs Entertainment, Inc. and its subsidiaries for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Dover Downs Entertainment, Inc. and its subsidiaries for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

Siegfried Schieffer & Seitz

Wilmington, DE
August 18, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
of Dover Downs Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheets of Dover Downs Entertainment, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dover Downs Entertainment, Inc. and subsidiaries as of June 30, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
July 18, 1997

                        DOVER DOWNS ENTERTAINMENT, INC.

                       CONSOLIDATED STATEMENT OF EARNINGS
               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

                                                           YEAR ENDED JUNE 30,
                                                 ---------------------------------------
                                                    1997          1996          1995
                                                 -----------   -----------   -----------
Revenues:
  Motorsports..................................  $20,516,000   $18,110,000   $16,282,000
  Gaming.......................................   81,162,000    31,980,000     1,250,000
                                                 -----------   -----------   -----------
  Total revenues...............................  101,678,000    50,090,000    17,532,000
                                                 -----------   -----------   -----------

Expenses:
  Operating....................................   68,559,000    30,699,000     7,397,000
  Depreciation.................................    2,084,000     1,469,000     1,043,000
  General and administrative...................    3,065,000     2,073,000     1,705,000
                                                 -----------   -----------   -----------
                                                  73,708,000    34,241,000    10,145,000
                                                 -----------   -----------   -----------
Operating earnings.............................   27,970,000    15,849,000     7,387,000
Interest (income) expense......................     (269,000)      256,000       148,000
                                                 -----------   -----------   -----------
Earnings before income taxes...................   28,239,000    15,593,000     7,239,000
Income taxes...................................   11,767,000     6,397,000     2,955,000
                                                 -----------   -----------   -----------
Net earnings...................................  $16,472,000   $ 9,196,000   $ 4,284,000
                                                 ===========   ===========   ===========
Earnings per common share
                               -- basic........  $      1.11   $       .66   $       .31
                               -- diluted......         1.08           .63           .30
Weighted average common shares and common share
  equivalents outstanding
                            -- basic...........   14,863,000    18,926,000    13,728,000
                            -- diluted.........   15,275,000    14,511,000    14,511,000

           The Notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                        DOVER DOWNS ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEET
                  (FOR THE YEARS ENDED JUNE 30, 1997 AND 1996)

                                                                     JUNE 30,
                                                             -------------------------
                                                                1997          1996
                                                             -----------   -----------
ASSETS:
Current assets:
  Cash and cash equivalents................................  $15,503,000   $ 3,140,000
  Accounts receivable......................................    1,613,000     1,221,000
  Due from State of Delaware...............................    1,983,000       901,000
  Inventories..............................................      402,000       356,000
  Prepaid expenses.........................................      775,000       533,000
  Deferred income taxes....................................      124,000        56,000
                                                             -----------   -----------
     Total current assets..................................   20,400,000     6,207,000
Property, plant and equipment, at cost
  Land.....................................................   10,563,000     9,481,000
  Casino facility..........................................   11,566,000     6,442,000
  Racing facility..........................................   38,546,000    28,872,000
  Machinery and equipment..................................    5,357,000     4,101,000
  Furniture and fixtures...................................      573,000       413,000
  Construction in progress.................................       83,000       538,000
                                                             -----------   -----------
                                                              66,688,000    49,847,000
     Less accumulated depreciation.........................  (15,827,000)  (13,743,000)
                                                             -----------   -----------
                                                              50,861,000    36,104,000
                                                             -----------   -----------
     Total assets..........................................  $71,261,000   $42,311,000
                                                             ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank....................................  $        --   $ 3,500,000
  Accounts payable.........................................    1,860,000     1,189,000
  Purses due horsemen......................................    1,387,000     1,436,000
  Accrued liabilities......................................    2,280,000     2,368,000
  Income taxes payable.....................................    2,507,000     2,836,000
  Current portion of long-term debt........................       19,000        22,000
  Deferred revenue.........................................    7,542,000     6,003,000
                                                             -----------   -----------
     Total current liabilities.............................   15,595,000    17,354,000
                                                             -----------   -----------
Long-term debt.............................................      760,000       766,000
Deferred income taxes......................................      606,000       476,000
Commitments (see Notes to the Consolidated Financial
  Statements)
Shareholders' equity:
  Preferred stock, $.10 par value; 1,000,000 shares
     authorized; issued and outstanding: none
  Common stock, $.10 par value; 35,000,000 shares
     authorized; issued and outstanding: 1997 -- 2,939,000;
     1996 -- none..........................................      294,000            --
  Class A common stock, $.10 par value; 30,000,000 shares
     authorized; issued and outstanding: 1997 -- 12,286,830
     shares; 1996 -- 13,925,830 shares.....................    1,229,000     1,393,000
  Additional paid-in capital...............................   21,081,000     4,669,000
  Retained earnings........................................   31,696,000    17,653,000
                                                             -----------   -----------
     Total shareholders' equity............................   54,300,000    23,715,000
                                                             -----------   -----------
     Total liabilities and shareholders' equity............  $71,261,000   $42,311,000
                                                             ===========   ===========

           The Notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                        DOVER DOWNS ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

                                                                       YEARS ENDED JUNE 30,
                                                              --------------------------------------
                                                                 1997          1996          1995
                                                              -----------   -----------   ----------
Cash flows from operating activities:
  Net earnings..............................................  $16,472,000   $ 9,196,000   $4,284,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation..............................................    2,084,000     1,469,000    1,043,000
  Loss on disposition of property...........................           --            --      135,000
  (Increase) decrease in assets:
    Accounts receivable.....................................     (392,000)       48,000     (418,000)
    Due from affiliate......................................           --       333,000       44,000
    Due from State of Delaware..............................   (1,082,000)     (901,000)          --
    Inventories.............................................      (46,000)     (250,000)      17,000
    Prepaid expenses........................................     (242,000)      (39,000)    (205,000)
  Increase (decrease) in liabilities:
    Accounts payable........................................      671,000       152,000     (542,000)
    Purses due horsemen.....................................      (49,000)    1,436,000           --
    Accrued liabilities.....................................      (88,000)    1,497,000     (668,000)
    Current and deferred income taxes.......................     (267,000)    1,927,000     (146,000)
    Deferred revenue........................................    1,539,000       449,000    1,258,000
                                                              -----------   -----------   ----------
    Net cash provided by operating activities...............   18,600,000    15,317,000    4,802,000
                                                              -----------   -----------   ----------
Cash flows from investing activities:
  Sale of short-term investments............................           --     3,200,000    3,038,000
  Capital expenditures......................................  (16,841,000)  (18,936,000)  (6,166,000)
                                                              -----------   -----------   ----------
    Net cash used in investing activities...................  (16,841,000)  (15,736,000)  (3,128,000)
                                                              -----------   -----------   ----------
Cash flows from financing activities:
  Short-term borrowings (repayments)........................   (3,500,000)    3,500,000           --
  Repayment of long-term debt...............................       (9,000)     (786,000)     (77,000)
  Repayment to shareholder..................................           --      (200,000)  (1,016,000)
  Net proceeds from initial public offering.................   16,360,000            --           --
  Dividends paid............................................   (2,429,000)           --           --
  Proceeds from stock options exercised, including related
    tax benefit.............................................      182,000       294,000       18,000
                                                              -----------   -----------   ----------
    Net cash provided by (used in) financing activities.....   10,604,000     2,808,000   (1,075,000)
                                                              -----------   -----------   ----------
Net increase in cash and cash equivalents...................   12,363,000     2,389,000      599,000
Cash and cash equivalents, beginning of year................    3,140,000       751,000      152,000
                                                              -----------   -----------   ----------
Cash and cash equivalents, end of year......................  $15,503,000   $ 3,140,000   $  751,000
                                                              ===========   ===========   ==========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $   168,000   $   373,000   $1,173,000
  Income taxes paid.........................................  $12,034,000   $ 4,413,000   $3,113,000
Non-cash investing and financing activities:
  Land acquired.............................................                $ 1,300,000
  Cash paid.................................................                   (500,000)
  Mortgage incurred.........................................                $   800,000

           The Notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                       DOVER DOWNS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 1 -- BUSINESS OPERATIONS:

     Dover Downs Entertainment, Inc. (the Company or Dover Downs) owns and operates the Dover Downs International Speedway and the Dover Downs Raceway at a multi-purpose gaming and entertainment complex located on approximately 825 acres owned by the Company in Dover, Delaware. The Company hosts a variety of NASCAR-sanctioned events and harness horse racing events throughout the year. With expanded facilities completed at the end of 1995, the Company is now open 363 days per year both for video lottery (slot) machine gaming and for pari-mutuel wagering on simulcast harness and thoroughbred horse races across the country. Video lottery (slot) machine gaming began on December 29, 1995 pursuant to video lottery legislation enacted in the State of Delaware.

     Dover Downs, Inc. is authorized to conduct video lottery operations as a "Licensed Agent" under the Delaware State Lottery Code. Pursuant to Delaware's Horse Racing Redevelopment Act, enacted in 1994, the Delaware State Lottery Office administers and controls the operation of the video lottery operations. Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. In addition, under the Act, no payments can be made to Dover Downs beyond December 29, 1998 unless new legislation is enacted, in which event the Company would be required to discontinue its video lottery operations. The video lottery operations account for a significant portion of the Company's revenues and operating earnings.

     For the video lottery operations, the difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The win is included in the amount recorded in the Company's financial statements as gaming revenue. The Delaware State Lottery Office sweeps the winnings from the video lottery operations, collects the State's share of the winnings and the amount due to the vendors under contract with the State who provide the video lottery machines and associated computer systems, collects the amount allocable to purses for harness horse racing, and remits the remainder to the Company as its commission for acting as a Licensed Agent. Operating expenses include the amounts collected by the State (i) for the State's share of the winnings, (ii) for remittance to the providers of the video lottery machines and associated computer systems, and (iii) for harness horse racing purses.

     The Company's license from the Delaware Harness Racing Commission must be renewed on an annual basis. In order to maintain its license to conduct video lottery operations, the Company is required to maintain its harness horse racing license.

     Due to the nature of the Company's business activities, it is subject to various federal, state and local regulations.

NOTE 2 -- REORGANIZATION

     On June 14, 1996, Dover Downs Entertainment, Inc. effected a tax-free restructuring pursuant to which all former shareholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly-owned subsidiary of the Company and the former shareholders of Dover Downs, Inc. acquired an equal percentage of the equity of the Company. As part of the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc. (which was not operational), and the motorsports operation of Dover Downs, Inc. was transferred to Dover Downs International Speedway, Inc. Additionally, in June 1996, the Company formed Dover Downs Properties, Inc. for the

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 2 -- REORGANIZATION -- (CONTINUED)

initial purpose of holding some or all of the real estate of the Company. This reorganization has been accounted for on an as if pooled basis.

     All common share and per share amounts have been restated to give effect to the reorganization assuming the transaction had occurred on June 30, 1994. Results of operations for all prior years were not affected by the reorganization.

     On July 14, 1997, the Company changed its fiscal year-end from July 31 to June 30 and has restated the results for the three years ended June 30, 1997. Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation. The change in year-end did not have a significant effect upon previously reported earnings.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of all subsidiaries. Intercompany transactions and balances among these subsidiaries have been eliminated.

     Revenue and expense recognition -- Tickets to motorsports races are sold and certain expenses are incurred in advance of the race date. Such advance sales and corresponding expenses are recorded as deferred revenue and prepaid expenses, respectively, until the race is held. Gaming revenues represent the net win from video lottery (slot) machine wins and losses and commissions from pari-mutuel wagering. Payments to the State of Delaware pursuant to the lottery legislation are reported in operating expenses.

     Advertising costs -- Subsequent to the opening of the Company's casino facility in December of 1995, all advertising costs are expensed as incurred.

     Earnings per share -- Basic earnings per common share are computed based on the weighted average number of common shares outstanding. Diluted earnings per common share are computed assuming the conversion of all potentially dilutive outstanding stock options, using the treasury stock method.

     Cash and cash equivalents -- The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

     Pre-opening costs -- The Company deferred costs in the amount of $760,000 associated with the opening of its new casino facility in fiscal 1996. Such costs were principally related to the wages and fringe benefits of newly hired personnel during a training period prior to opening, casino management and consulting fees, advertising and promotional expenses and supply items. All such costs were amortized during the period from the casino's opening on December 29, 1995 through July 31, 1996 in order to match such costs with associated gaming revenues. Pre-opening costs deferred at June 30, 1996 were $108,000.

     Inventories -- Inventories, primarily items held for sale at concession and novelty stands, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis.

     Property, plant and equipment -- Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Racing and casino facilities..........................  10 - 40 years
Machinery and equipment...............................   5 - 10 years
Furniture and fixtures................................        5 years

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    Income taxes -- Deferred income taxes are provided in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" on all differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based upon enacted statutory tax rates in effect at the balance sheet date.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values of Financial Instruments -- The carrying amount reported in the balance sheet for current assets and current liabilities approximates their fair value at June 30, 1997.

     Recently Adopted Accounting Standards -- The Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, on July 1, 1996. SFAS No. 123 defines a fair-value based method of accounting for stock-based compensation plans, however, it allows the continued use of the intrinsic value method under Accounting Principles Board Opinion, No. 25, Accounting for Stock Issued to Employees. The Company has elected to continue to use the intrinsic value method.

NOTE 4 -- INDEBTEDNESS

     The Company has an annually renewable, $20,000,000 committed revolving line of credit from a bank to satisfy seasonal funding needs and to finance capital improvements. The Company must pay an annual commitment fee of 7.5 basis points on the average unused portion of the commitment and interest monthly on amounts outstanding at the bank's prime minus three-quarters of one percent. There were no amounts outstanding at June 30, 1997.

     Long-term debt consists of an 8% mortgage note payable in quarterly principal and interest installments through January 2006, and collateralized by land with a carrying value of $1,300,000. The mortgage note matures as follows:
1998 -- $19,000; 1999 -- $20,000; 2000 -- $22,000; 2001 -- $24,000; 2002 --
$26,000; and thereafter $668,000.

NOTE 5 -- INCOME TAXES

     The current and deferred income tax provisions are as follows:

                                                   YEARS ENDED JUNE 30,
                                           -------------------------------------
                                              1997          1996         1995
                                           -----------   ----------   ----------
Current:
  Federal................................  $ 9,207,000   $4,971,000   $2,306,000
  State..................................    2,498,000    1,329,000      631,000
                                           -----------   ----------   ----------
                                            11,705,000    6,300,000    2,937,000
Deferred:
  Federal................................       49,000       81,000       14,000
  State..................................       13,000       16,000        4,000
                                           -----------   ----------   ----------
                                                62,000       97,000       18,000
                                           -----------   ----------   ----------
Total income taxes.......................  $11,767,000   $6,397,000   $2,955,000
                                           ===========   ==========   ==========

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 5 -- INCOME TAXES -- (CONTINUED)

     Deferred income taxes relate to the temporary differences between financial accounting income and taxable income and are primarily attributable to depreciation using different methods for tax purposes.

      A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:

                                                       YEARS ENDED JUNE 30,
                                                   -----------------------------
                                                   1997        1996        1995
                                                   -----       -----       -----
Federal tax at statutory rate....................  35.0%       35.0%       34.0%
State taxes, net of federal benefit..............   5.7%        5.7%        5.7%
Other............................................   1.0%         .3%        1.1%
  Effective income tax rate......................  41.7%       41.0%       40.8%

NOTE 6 -- PENSION PLAN

     Prior to August 1, 1996, the Company participated in a multiple employer defined-benefit pension plan covering substantially all full-time employees. On August 1, 1996, the Dover Downs Entertainment, Inc. Pension Plan was established and the related assets were transferred from the multiple employer pension plan to the new Dover Downs Entertainment, Inc. Trust.

     The provisions of the Dover Downs Entertainment, Inc. Pension Plan are identical to those of the aforementioned multiple employer defined-benefit pension plan. Plan benefits are based on years of service and employees' remuneration over their employment with the Company. Pension costs are funded in accordance with the provisions of the Internal Revenue Code.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet at June 30, 1997:

     Actuarial present value of accumulated benefit obligation:

Vested....................................................  $289,254
Non-vested................................................    41,570
                                                            --------
                                                            $330,824
                                                            ========
Projected benefit obligation..............................  $530,761
Plan assets at market value...............................   463,844
                                                            --------
Funded status.............................................   (66,917)
Unrecognized net gain.....................................   (35,760)
Unrecognized prior service cost...........................   205,442
                                                            ========
Prepaid pension cost......................................  $102,765
                                                            ========

     At June 30, 1997, the assets of the plan were invested 81% in equity securities, 18% in fixed income securities and the balance in other short-term interest-bearing accounts. The discount rate and the assumed rate of compensation increase were 8% and 5%, respectively. The expected long-term rate of return on assets was 9% for 1997.

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 6 -- PENSION PLAN -- (CONTINUED)

     The components of net periodic pension cost for 1997 are as follows:

Service cost...............................................  $61,129
Interest cost..............................................   32,087
Return on plan assets......................................  (68,385)
Net amortization...........................................   16,416
Deferral of net gain.......................................   35,760
                                                             -------
                                                             $77,007

     Net periodic pension costs for 1996 and 1995 were $24,000 and $32,000, respectively.

     The Company also maintains a nonqualified, noncontributory defined benefit pension plan for certain employees to restore pension benefits reduced by federal income tax regulations. The cost associated with the plan is determined using the same actuarial methods and assumptions as those used for the Company's qualified pension plan.

     The Company also maintains a defined contribution 401(k) plan which permits participation by substantially all employees.

NOTE 7 -- SHAREHOLDERS' EQUITY

     Changes in the components of shareholders' equity are as follows:

                                                       $.10
                                          $.10      PAR VALUE
                                        PAR VALUE    CLASS A     ADDITIONAL
                                         COMMON       COMMON       PAID-IN      RETAINED
                                          STOCK       STOCK        CAPITAL      EARNINGS
                                        ---------   ----------   -----------   -----------
Balance at June 30, 1994..............  $     --    $1,371,000   $ 4,379,000   $ 4,173,000
Net earnings..........................                                           4,284,000
Issuance of common stock..............        --         1,000        17,000            --
                                        --------    ----------   -----------   -----------

Balance at June 30, 1995..............        --     1,372,000     4,396,000     8,457,000
Net earnings..........................                                           9,196,000
Exercise of stock options.............                  21,000       171,000            --
Tax benefit related to stock option
  plans...............................        --            --       102,000            --
                                        --------    ----------   -----------   -----------

Balance at June 30, 1996..............        --     1,393,000     4,669,000    17,653,000
Net earnings..........................                                          16,472,000
Issuance of common stock, net.........   288,000      (180,000)   16,252,000
Dividends on common stock, $.16 per
  share...............................                                          (2,429,000)
Exercise of stock options.............                  22,000       160,000
Conversion of Class A shares..........     6,000        (6,000)           --            --
                                        --------    ----------   -----------   -----------

Balance at June 30, 1997..............  $294,000    $1,229,000   $21,081,000   $31,696,000

     Holders of Common Stock have one vote per share and holders of Class A Common Stock have ten votes per share. Shares of Class A Common Stock are convertible at any time into shares of Common Stock on a share for share basis at the option of the holder thereof. Dividends on Class A Common Stock cannot exceed dividends on Common Stock on a per share basis. Dividends on Common Stock may be paid at a higher rate than dividends on Class A Common Stock. The terms and conditions of each issue of Preferred Stock are determined by the Board of Directors. No Preferred shares have been issued.

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 7 -- SHAREHOLDERS' EQUITY -- (CONTINUED)

     The Company has adopted Rights Plans with respect to its Common Stock and Class A Common Stock which include the distribution of Rights to holders of such stock. The Rights entitle the holder, upon the occurrence of certain events, to purchase additional stock of the Company. The Rights are exercisable if a person, company or group acquires 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock or engages in a tender offer. The Company is entitled to redeem each Right for one cent.

     On October 3, 1996, the Company completed its initial public offering. The Company issued 1,075,000 shares of the Company's Common Stock and received proceeds of approximately $16,360,000, net of issuance costs of approximately $1,913,000.

     The Company has two stock option plans pursuant to which the Company's Board of Directors may grant stock options to officers and key employees at not less than 100% of the fair market value at the date of the grant. Options granted under the 1991 Stock Option Plan are exercisable for Class A Common Stock while options granted under the 1996 Stock Option Plan are exercisable for Common Stock. The 1991 Stock Option Plan has been amended so that no additional options may be granted thereunder. The 1991 and 1996 stock options have 7 and 8 year terms, respectively, and generally vest equally over a period of 5 and 6 years from the date of grant, respectively. In all other material respects, the 1991 Stock Option Plan is structured the same as the 1996 Stock Option Plan. The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. For disclosure purposes, the Company determined compensation cost for its stock options based upon the fair value at the grant date using the Black Scholes option-pricing model with the following assumptions: expected dividend yield -- .46%, risk-free interest rate -- 5.3%, an expected life of six years and volatility of 26%. Had compensation cost been recognized in accordance with SFAS No. 123, the Company's earnings per share disclosed in the basic financial statements would be reduced by less than $.01 per share in 1997 and 1996.

Option activity is as follows:

                                                            JUNE 30,
                                                  -----------------------------
                                                    1997       1996      1995
                                                  --------   --------   -------
Number of options:
Outstanding at beginning of year................   585,000    787,500   225,000
Granted.........................................   112,764         --   562,500
Exercised.......................................  (225,000)  (202,500)       --
                                                  --------   --------   -------
Outstanding at June 30..........................   472,764    585,000   787,500
                                                  --------   --------   -------
At June 30:
Options available for grant.....................   637,236    750,000        --
Options exercisable.............................    22,500     90,000   135,000
Weighted Average Exercise Price
  Options granted...............................  $  17.13         --   $  1.33
  Options exercised.............................  $    .81   $    .95        --
  Options outstanding...........................  $   5.10   $   1.13   $  1.08
  Options exercisable...........................  $   1.33   $    .46   $   .46

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 8 -- RELATED PARTY TRANSACTIONS

     In prior years, management services were provided to a company principally-owned by the majority shareholder. Management fees for the years ended June 30, 1995 and 1996 were $176,000 and $122,000, respectively. At June 30, 1995 accounts receivable due from related party were $333,000 related to such services. There was no balance due the Company at June 30, 1996 or 1997 as the management service agreement was cancelled. In June 1996, the Company acquired for cash several tracts of undeveloped land comprising a total of 206 acres for $6,200,000 from a company wholly-owned by the majority shareholder. The purchase price was determined on the basis of an independent appraisal performed in 1996. During the year ended June 30, 1997 and 1996, the Company purchased certain paving, site work and construction services involving total payments of $584,000 and $586,000 from a company wholly-owned by an employee/director. The Company purchased administrative services from Rollins Truck Leasing Corp. and affiliated companies in 1997 and 1996. The total cost of these services, which have been included in general and administrative expenses in the Consolidated Statement of Earnings, was $178,000 and $36,000 in 1997 and 1996, respectively.

     In the opinion of management of the Company, the foregoing transactions were effected at rates which approximate those which the Company would have realized or incurred had such transactions been effected with independent third parties.

NOTE 9 -- BUSINESS SEGMENT INFORMATION

     The Company's operations are in motorsports and gaming. Revenues, operating earnings, identifiable assets, capital expenditures and depreciation pertaining to these business segments are presented below:

                                        MOTORSPORTS     GAMING      CONSOLIDATED
                                        -----------   -----------   ------------
Year ended June 30, 1997
  Revenue.............................  $20,516,000   $81,162,000   $101,678,000
  Operating earnings..................   11,079,000    16,891,000     27,970,000
  Identifiable assets at year-end.....   34,801,000    36,460,000     71,261,000
  Capital expenditure.................    9,496,000     7,345,000     16,841,000
  Depreciation........................  $   981,000   $ 1,103,000   $  2,084,000

Year ended June 30, 1996
  Revenue.............................  $18,110,000   $31,980,000   $ 50,090,000
  Operating earnings..................   10,040,000     5,809,000     15,849,000
  Identifiable assets at year-end.....   26,489,000    15,822,000     42,311,000
  Capital expenditures................   10,119,000     8,817,000     18,936,000
  Depreciation........................  $   952,000   $   517,000   $  1,469,000

Year ended June 30, 1995
  Revenue.............................  $16,282,000   $ 1,250,000   $ 17,532,000
  Operating earnings (loss)...........    8,372,000      (985,000)     7,387,000
  Identifiable assets at year-end.....   17,109,000     6,363,000     23,472,000
  Capital expenditures................    5,749,000       417,000      6,166,000
  Depreciation........................  $   712,000   $   331,000   $  1,043,000

                        DOVER DOWNS ENTERTAINMENT, INC.

               (FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995)

NOTE 10 -- COMMITMENTS

     In May 1995, Dover Downs, Inc., a subsidiary of the Company, entered into a long-term management agreement with Caesars World Gaming Development Corporation (Caesars). The initial term of the agreement expires in December 1998 and Caesars has two additional three-year renewal options which Dover Downs may void if certain financial results are not achieved. Caesars acts as the exclusive agent to supervise, market, manage and operate the Company's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. Caesars' performance-based fee for such services was $5,184,908 in fiscal 1997 and $2,260,909 in fiscal 1996. Amounts due to Caesars at June 30, 1997 and 1996 totaled $431,464 and $401,117, respectively and are included in accrued liabilities.

     The Company currently holds licenses to conduct four NASCAR-sanctioned events in 1997 (two of which were held in June 1997 and two of which will be held in September 1997). NASCAR sanctions are issued on an annual basis and require the payment of sanction fees, prize money and point funds to NASCAR. The Company has held NASCAR-sanctioned events for 29 consecutive years. Nonrenewal of a NASCAR event license would have a material adverse effect on the Company's financial condition and results of operations.

NOTE 11 -- QUARTERLY RESULTS (UNAUDITED)

                                       SEPTEMBER 30   DECEMBER 31   MARCH 31   JUNE 30
                                       ------------   -----------   --------   --------
1997
  Revenues...........................    $27,226        $17,246     $21,684    $35,522
  Gross profit.......................     10,624          2,836       4,548     13,027
  Net earnings.......................      5,659          1,291       2,322      7,200
  Earnings per common share..........    $   .39        $   .08     $   .15    $   .46

1996
  Revenues...........................    $ 8,632        $   980     $14,482    $25,996
  Gross profit (loss)................      5,165           (488)      3,339      9,906
  Net earnings (loss)................      2,913           (644)      1,682      5,245
  Earnings (loss) per common share...    $   .20        $  (.04)    $   .11    $   .36

                        DOVER DOWNS ENTERTAINMENT, INC.

                       CONSOLIDATED STATEMENT OF EARNINGS
               (FOR THE QUARTERS ENDED MARCH 31, 1998 & 1997 AND
                FOR THE NINE MONTHS ENDED MARCH 31, 1998 & 1997)
                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                  (UNAUDITED)

                                                     QUARTER ENDED     NINE MONTHS ENDED
                                                       MARCH 31,           MARCH 31,
                                                   -----------------   -----------------
                                                    1998      1997      1998      1997
                                                   -------   -------   -------   -------
Revenues:
  Motorsports....................................  $   949   $    43   $12,194   $ 9,515
  Gaming (including win) (1).....................   30,786    21,641    84,324    56,641
                                                   -------   -------   -------   -------
                                                    31,735    21,684    96,518    66,156
                                                   -------   -------   -------   -------

Expenses:
  Operating......................................   24,380    16,595    68,370    46,649
  Depreciation and amortization..................      706       542     1,962     1,500
  General and administrative.....................    1,178       740     3,239     2,217
                                                   -------   -------   -------   -------
                                                    26,264    17,877    73,571    50,366
                                                   -------   -------   -------   -------

Operating earnings...............................    5,471     3,807    22,947    15,790
Interest income..................................      161       131       490       102
                                                   -------   -------   -------   -------
Earnings before income taxes.....................    5,632     3,938    23,437    15,892
Income taxes.....................................    2,337     1,616     9,791     6,620
                                                   -------   -------   -------   -------
Net earnings.....................................  $ 3,295   $ 2,322   $13,646   $ 9,272
                                                   =======   =======   =======   =======
Earnings per common share
     -Basic......................................  $   .22   $   .15   $   .90   $   .63
                                                   =======   =======   =======   =======
     -Diluted....................................  $   .21   $   .15   $   .87   $   .61
                                                   =======   =======   =======   =======

Average shares outstanding (000)
     - Basic.....................................   15,248    15,136    15,245    14,763
     - Diluted...................................   15,615    15,552    15,597    15,181

Dividends paid per common share..................  $   .08   $   .08   $   .24   $   .08

------------------
(1) Gaming revenues from Dover's video lottery (slot) machine gaming operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to Dover as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to Dover is reflected in Operating Expenses.

                        DOVER DOWNS ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEET
           (FOR THE NINE MONTHS ENDED MARCH 31, 1998 & JUNE 30, 1997)
                              DOLLARS IN THOUSANDS
                                  (UNAUDITED)

                                                               MARCH 31,     JUNE 30,
                                                                  1998         1997
                                                              ------------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $13,263      $15,503
  Accounts receivable.......................................      3,085        1,613
  Due from State of Delaware................................      2,161        1,983
  Inventories...............................................        305          402
  Prepaid expenses..........................................      1,241          775
  Deferred income taxes.....................................        315          124
                                                                -------      -------
     Total current assets...................................     20,370       20,400
                                                                -------      -------

Property, plant and equipment, net..........................     53,935       50,861
Investments.................................................     10,540           --
Goodwill, net...............................................      2,931           --
                                                                -------      -------
     Total assets...........................................    $87,776      $71,261
                                                                -------      -------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 2,425      $ 1,860
  Purses due horsemen.......................................        996        1,387
  Accrued liabilities.......................................      3,553        2,280
  Income taxes payable......................................         14        2,507
  Current portion of long-term debt.........................         19           19
  Deferred revenue..........................................     14,983        7,542
                                                                -------      -------
     Total current liabilities..............................     21,990       15,595

Long-term debt..............................................        746          760
Deferred income taxes.......................................        721          606

Commitments and contingent liabilities
  See Part II Legal Proceedings

Shareholders' equity:
  Preferred stock, $.10 par value; 1,000,000 shares
     authorized; issued and outstanding: none
  Common stock, $.10 par value; 35,000,000 shares
     authorized; issued and outstanding: March --
     2,998,950; June -- 2,939,000...........................        300          294
  Class A common stock, $.10 par value; 30,000,000 shares
     authorized; issued and outstanding: March --
     12,249,380; June -- 12,286,830.........................      1,225        1,229
  Additional paid-in capital................................     21,109       21,081
  Retained earnings.........................................     41,685       31,696
                                                                -------      -------
     Total shareholders' equity.............................     64,319       54,300
                                                                -------      -------
     Total liabilities and shareholders' equity.............    $87,776      $71,261
                                                                -------      -------

                        DOVER DOWNS ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
               (FOR THE NINE MONTHS ENDED MARCH 31, 1998 & 1997)
                              DOLLARS IN THOUSANDS

                                                                   NINE MONTHS ENDED
                                                                       MARCH 31,
                                                                  --------------------
                                                                   1998         1997
                                                                  -------      -------
Cash flows from operating activities:
  Net earnings..............................................      $13,646      $ 9,272
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................        1,962        1,500
     (Increase) decrease in assets:
        Accounts receivable.................................       (1,447)        (949)
        Due from State of Delaware..........................         (178)        (310)
        Inventories.........................................           97          (84)
        Prepaid expenses....................................         (461)          72
     Increase (decrease) in liabilities:
        Accounts payable....................................          417          680
        Purses due horsemen.................................         (391)        (805)
        Accrued liabilities.................................        1,266         (454)
        Current and deferred income taxes...................       (2,569)      (2,204)
        Deferred revenue....................................        7,441        4,871
                                                                  -------      -------
  Net cash provided by operating activities.................       19,783       11,589
                                                                  -------      -------
Cash flows from investing activities:
  Capital expenditures......................................       (4,952)     (11,869)
  Investment in Grand Prix Association of Long Beach........      (10,540)          --
  Acquisition of business, net of cash acquired.............       (2,889)          --
                                                                  -------      -------
     Net cash used in investing activities..................      (18,381)     (11,869)
                                                                  -------      -------
Cash flows from financing activities:
  Repayments of short-term borrowing........................           --       (3,500)
  Dividends paid............................................       (3,658)      (1,210)
  Repayment of long-term debt...............................          (14)          (5)
  Proceeds of stock options exercised.......................           30           62
  Net proceeds from initial public offering.................           --       16,362
                                                                  -------      -------
     Net cash (used in) provided by financing activities....       (3,642)      11,709
                                                                  -------      -------
Net (decrease) increase in cash and cash equivalents........       (2,240)      11,429
Cash and cash equivalents, beginning of period..............       15,503        3,140
                                                                  -------      -------
Cash and cash equivalents, end of period....................      $13,263      $14,569
                                                                  =======      =======
Supplemental information:
  Interest paid.............................................      $    46      $   148
  Income taxes paid.........................................      $12,360      $ 8,824

                        DOVER DOWNS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (FOR THE QUARTER AND NINE MONTH PERIOD ENDED MARCH 31, 1998 AND 1997)

NOTE 1

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter and nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

NOTE 2

     For the video lottery operations, the difference between the amount wagered by bettors and the amount paid out to bettors is referred to as the win. The win is included in the amount recorded in Dover's financial statements as gaming revenue. The Delaware State Lottery Office sweeps the winnings from the video lottery operations, collects the State's share of the winnings and the amount due to the vendors under contract with the State who provide the video lottery machines and associated computer systems, collects the amount allocable to purses for harness horse racing and remits the remainder to Dover as its commission for acting as a Licensed Agent. Operating expenses include the amounts collected by the State (i) for the State's share of the winnings, (ii) for remittance to the providers of the video lottery machines and associated computer systems, and (iii) for harness horse racing purses.

NOTE 3 EARNINGS PER SHARE

     Pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the number of weighted average shares used in computing basic and diluted earnings per share (EPS) are as follows (in thousands):

                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                           MARCH 31,                   MARCH 31,
                                      -------------------         -------------------
                                       1998         1997           1998         1997
                                      ------       ------         ------       ------
Basic EPS...........................  15,248       15,136         15,245       14,763
Effect of Options...................     367          416            352          418
                                      ------       ------         ------       ------
Diluted EPS.........................  15,615       15,552         15,597       15,181
                                      ======       ======         ======       ======

     No adjustments to net income available to common shareholders were required during the periods presented.

NOTE 4

     Legislation which permits an additional 1,000 slot machines at any of the currently licensed facilities in the State of Delaware, including Dover's facility in Dover, Delaware, and eliminates the existing sunset provision for the State's video lottery operations was passed by the Delaware Senate and signed into law by the Governor on March 26, 1998. The bill was previously passed by the House of Representatives in January of 1998. It also creates a new Delaware standardbred Breeder's Program, increases the number of required live harness racing days at Dover's track, removes the administrative burden of reapplying for a license every five years and makes various administrative changes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Grand Prix Association of Long Beach, Inc.:

     We have audited the accompanying consolidated balance sheets of Grand Prix Association of Long Beach, Inc. (a California corporation) and subsidiaries as of November 30, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the year ended November 30, 1997, the five month transition period ended November 30, 1996 and the year ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand Prix Association of Long Beach, Inc. and subsidiaries as of November 30, 1997 and 1996 and the results of their operations and their cash flows for the year ended November 30, 1997, the five month transition period ended November 30, 1996 and the year ended June 30, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Los Angeles, California

February 20, 1998

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                          CONSOLIDATED BALANCE SHEETS
                           NOVEMBER 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                              NOVEMBER 30,   NOVEMBER 30,
                                                                  1996           1997
                                                              ------------   ------------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $10,214        $ 1,520
  Accounts receivable.......................................        456            712
  Prepaid expenses and other current assets.................        388            587
  Inventories...............................................         51            326
  Income taxes receivable...................................         --            966
  Deferred income tax asset.................................        860            207
                                                                -------        -------
        Total current assets................................     11,969          4,318
Property and equipment, net.................................     22,279         44,786
Restricted cash.............................................     11,546          7,645
Other assets................................................      1,092          1,407
                                                                -------        -------
        Total assets........................................    $46,886        $58,156
                                                                =======        =======

            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, current....................................    $    73        $   228
  Accounts payable..........................................        680            870
  Accrued interest..........................................        817            593
  Deferred major event revenues.............................      1,424          1,511
  Other accrued liabilities.................................         49            104
                                                                -------        -------
        Total current liabilities...........................      3,043          3,306
Notes and bonds payable, long term..........................     22,932         23,693
Other long term liabilities.................................         --            200
Deferred income tax liability...............................        928            915
                                                                -------        -------
        Total liabilities...................................     26,903         28,114
                                                                -------        -------
Series B mandatorily redeemable convertible preferred stock,
  250,000 shares issued and outstanding at November 30,
  1996......................................................      2,500             --
                                                                -------        -------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10,000,000 shares
  authorized................................................         --             --
Common stock, no par value, 20,000,000 shares authorized,
  4,648,000 and 3,641,000 shares issued and outstanding as
  of November 30, 1997 and November 30, 1996,
  respectively..............................................     15,673         26,536
Retained earnings...........................................      2,193          3,864
Shareholders' notes.........................................       (383)          (358)
                                                                -------        -------
        Total shareholders' equity..........................     17,483         30,042
                                                                -------        -------
        Total liabilities and shareholders' equity..........    $46,886        $58,156
                                                                =======        =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED NOVEMBER 30, 1997,
                     THE FIVE MONTH TRANSITION PERIOD ENDED
              NOVEMBER 30, 1996, AND THE YEAR ENDED JUNE 30, 1996

                                              YEAR ENDED     FIVE MONTHS ENDED      YEAR ENDED
                                             JUNE 30, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                             -------------   -----------------   -----------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Major event revenues
     Admissions............................    $   5,552         $      --           $  12,166
     Sponsorships..........................        3,033                --               4,049
     Ancillary.............................        3,892                --               8,255
                                               ---------         ---------           ---------
        Total major event revenues.........       12,477                --              24,470
  Other operating revenues.................        2,774             1,960               6,439
                                               ---------         ---------           ---------
        Total revenues.....................       15,251             1,960              30,909
                                               ---------         ---------           ---------
Expenses:
  Major event expenses.....................        7,208                --              15,089
  Other operating expenses.................        1,971             1,010               2,491
  General and administrative...............        3,232             2,295               8,074
  Depreciation.............................          451               668               1,455
                                               ---------         ---------           ---------
        Total expenses.....................       12,862             3,973              27,109
                                               ---------         ---------           ---------
Income (loss) from operations..............        2,389            (2,013)              3,800
Other income (expense):
  Interest income..........................          119               647                 626
  Interest expense, net of capitalized
     interest of $772 for the year ended
     November 30, 1997, $186 for the five
     month period ended November 30, 1996
     and $0 for the year ended June 30,
     1996..................................         (174)             (764)             (1,435)
  Other, net...............................          (59)              (10)                 41
                                               ---------         ---------           ---------
        Total other income (expense).......         (114)             (127)               (768)
                                               ---------         ---------           ---------
Income (loss) before (provision) benefit
  for income taxes.........................        2,275            (2,140)              3,032
(Provision) benefit for income taxes.......         (955)              797              (1,273)
                                               ---------         ---------           ---------
Net income (loss)..........................        1,320            (1,343)              1,759
Dividends on Series B mandatorily
  redeemable convertible preferred stock...           --               (44)                (88)
                                               ---------         ---------           ---------
Net income (loss) applicable to common
  stockholders.............................    $   1,320         $  (1,387)          $   1,671
                                               =========         =========           =========
Income (loss) per share:
  Basic....................................    $    0.66         $   (0.38)          $    0.43
                                               =========         =========           =========
  Diluted..................................    $    0.64         $   (0.38)          $    0.42
                                               =========         =========           =========
Weighted average number of common and
  common equivalent shares outstanding:
  Basic....................................    1,992,321         3,640,576           3,877,663
                                               =========         =========           =========
  Diluted..................................    2,074,851         3,640,574           4,007,500
                                               =========         =========           =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     FOR THE YEAR ENDED NOVEMBER 30, 1997,
                        THE FIVE MONTH TRANSITION PERIOD
           ENDED NOVEMBER 30, 1996, AND THE YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                        COMMON STOCK     PREFERRED STOCK
                                      ----------------   ----------------   RETAINED   SHAREHOLDERS'
                                      SHARES   AMOUNT    SHARES   AMOUNT    EARNINGS       NOTES        TOTAL
                                      ------   -------   ------   -------   --------   -------------   -------
BALANCE, June 30, 1995..............  1,956    $ 1,385      --    $   --     $2,261        $(399)      $ 3,247
  Issuance of common stock..........     23         25      --        --         --           --            25
  Repurchase of common stock........     (1)        (1)     --        --         (1)          --            (2)
  Cash received on shareholders'
    notes...........................     --         --      --        --         --           16            16
  Issuance of Series A redeemable
    preferred stock, net of issuance
    cost of $170....................     --         --     313     2,330         --           --         2,330
  Conversion of Series A redeemable
    preferred stock.................    313      2,330    (313)   (2,330)        --           --            --
  Issuance of common stock for cash
    in connection with the initial
    public offering, net of issuance
    cost of $1,566..................  1,350     11,934      --        --         --           --        11,934
  Net income........................     --         --      --        --      1,320           --         1,320
                                      -----    -------    ----    -------    ------        -----       -------
BALANCE, June 30, 1996..............  3,641     15,673      --        --      3,580         (383)       18,870
  Net loss..........................     --         --      --        --     (1,343)          --        (1,343)
  Dividends paid....................     --         --      --        --        (44)          --           (44)
                                      -----    -------    ----    -------    ------        -----       -------
BALANCE, November 30, 1996..........  3,641     15,673      --        --      2,193         (383)       17,483
  Cash received on shareholders'
    notes...........................     --         --      --        --         --           25            25
  Exercise of common stock
    options.........................    127        139      --        --         --           --           139
  Tax benefit from exercise of stock
    options.........................     --        609      --        --         --           --           609
  Private placement of common stock,
    net of issuance cost of $159....    630      7,615      --        --         --           --         7,615
  Conversion of Series B preferred
    stock to common stock...........    250      2,500      --        --         --           --         2,500
  Net income........................     --         --      --        --      1,759           --         1,759
  Dividends paid....................     --         --      --        --        (88)          --           (88)
                                      -----    -------    ----    -------    ------        -----       -------
BALANCE, November 30, 1997..........  4,648    $26,536      --    $   --     $3,864        $(358)      $30,042
                                      =====    =======    ====    =======    ======        =====       =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED NOVEMBER 30, 1997,
           THE FIVE MONTH TRANSITION PERIOD ENDED NOVEMBER 30, 1996,
                        AND THE YEAR ENDED JUNE 30, 1996
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                              YEAR ENDED     FIVE MONTHS ENDED      YEAR ENDED
                                             JUNE 30, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                             -------------   -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................     $ 1,320           $(1,343)            $ 1,759
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
        Depreciation.......................         451               668               1,455
        Amortization of deferred financing
           costs...........................          --                30                  98
        Interest earned on restricted
           cash............................          --              (400)               (312)
        Gain on sale of assets.............          (1)               (2)                 --
        Tax benefit from exercise of
           employee stock options..........          --                --                 609
  Changes in assets and liabilities:
     Accounts receivable...................        (249)              421                (256)
     Income taxes receivable...............          --                --                (966)
     Notes receivable......................          (3)               --                  --
     Other current assets..................         (80)             (100)               (474)
     Other assets..........................          --                50                (153)
     Accounts payable......................       1,323            (1,943)                190
     Other accrued liabilities.............          --                --                  55
     Accrued interest......................          --               817                (224)
     Deferred major event revenues.........          --             1,424                  87
     Income taxes payable..................        (129)               --                  --
     Deferred income taxes.................          (2)             (786)                640
                                                -------           -------             -------
           Net cash provided by (used in)
             operating activities..........       2,630            (1,164)              2,508
                                                -------           -------             -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.....................      (2,400)          (11,774)            (23,762)
  Memphis acquisition......................      (2,604)               --                  --
  Restricted cash -- construction fund.....     (17,124)           11,036               4,213
  Cash received for sale of assets.........           4                10                  --
  Other....................................          --                --                (260)
                                                -------           -------             -------
           Net cash used in investing
             activities....................     (22,124)             (728)            (19,809)
                                                -------           -------             -------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                     FOR THE YEAR ENDED NOVEMBER 30, 1997,
           THE FIVE MONTH TRANSITION PERIOD ENDED NOVEMBER 30, 1996,
                        AND THE YEAR ENDED JUNE 30, 1996
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                              YEAR ENDED     FIVE MONTHS ENDED      YEAR ENDED
                                             JUNE 30, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                                -------           -------             -------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Borrowings under notes payable...........          16                --               1,027
  Repayment under notes payable............        (217)             (158)               (111)
  Borrowings under loans payable...........      21,460                --                  --
  Repurchase of common stock...............          (2)               --                  --
  Restricted cash -- debt service reserve
     fund..................................      (2,504)               --                  --
  Restricted cash -- interest fund.........      (2,554)               --                  --
  Bond issuance costs......................      (1,048)               --                  --
  Proceeds from Series A preferred stock,
     net...................................       2,330                --                  --
  Proceeds from initial public offering,
     net...................................      11,934                --                  --
  Dividends................................          --               (44)                (88)
  Exercise of stock options................          --                --                 139
  Proceeds from private placement of common
     stock, net............................          --                --               7,615
  Shareholders' notes......................          16                --                  25
                                                -------           -------             -------
  Net cash (used in) provided by financing
     activities............................      29,431              (202)              8,607
                                                -------           -------             -------
  Net increase (decrease) in cash..........       9,937            (2,094)             (8,694)
  Cash and cash equivalents at
     beginning of period...................       2,371            12,308              10,214
                                                -------           -------             -------
  Cash and cash equivalents at end of
     period................................     $12,308           $10,214             $ 1,520
                                                =======           =======             =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest..............................     $   174           $    60             $ 2,412
     Income taxes..........................     $   960           $   199             $   944
  Cash received during the period for:
     Interest..............................     $   119           $   622             $   624
DISCLOSURE OF NON-CASH FINANCING
  ACTIVITIES:
  Intangible recorded on issuance of common
     stock for minority interest in
     subsidiaries..........................     $    25           $    --             $    --
  Series B preferred stock issued for
     Memphis acquisition...................     $ 2,500           $    --             $    --
  Conversion of Series B preferred stock to
     common shares.........................     $    --           $    --             $ 2,500
  Financing of property and equipment......     $    --           $    --             $   200

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1997

NOTE 1 -- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES:

  General

     Grand Prix Association of Long Beach, Inc. and its wholly-owned subsidiaries (the "Company") engage primarily in the organization, promotion and management of auto racing events. Grand Prix's wholly-owned subsidiaries are:

     Del Mar Race Management, Inc.

     Automotive Safety & Transportation Systems, Inc.

     Event Construction Services, Inc.

     Gateway International Motorsports Corporation

     Gateway International Services Corporation

     Memphis International Motorsports Corporation

     Motorsports Services Corporation of Memphis

     In June 1996, Grand Prix purchased Memphis Motorsports Park located in Millington, Tennessee. See Note 2 for acquisition details.

     On December 9, 1996, the shareholders of Grand Prix ratified a Board of Directors resolution to change the fiscal year end from June 30 to November 30. Unaudited results of operations for the comparable five month period ended November 30, 1995 are as follows:

Revenues...................................      $    1,596
Loss from operations.......................            (665)
Loss before benefit for income taxes.......            (805)
Net loss...................................            (467)
Loss per share.............................           (0.23)
Weighted average number of common shares
  outstanding..............................       2,018,000

  Basis of Consolidation

     The consolidated financial statements include the accounts of Grand Prix and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 1 -- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES: -- (CONTINUED)

  Statements of Cash Flows

     Grand Prix prepares its statements of cash flows using the indirect method as defined under Statement of Financial Accounting Standards (SFAS) No. 95, "Statement of Cash Flows". Grand Prix considers all short term investments with a maturity at the date of purchase of three months or less to be cash equivalents.
  Concentration of Risk

     Balances on deposits at banks in the United States are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution per corporation. As of November 30, 1997, the uninsured portion of these balances held at banks aggregated $5,527,000. In addition, Grand Prix has established certain restricted cash funds which are held by a trustee. See Note 3 for details.

     Accounts receivable represent unsecured balances due from its customers and Grand Prix is at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations.

     A substantial portion of Grand Prix's revenues (39% and 72% for the years ended November 30, 1997 and June 30, 1996, respectively) was realized in connection with the annual Grand Prix race (normally in April) in Long Beach, California. Grand Prix has an agreement with the City of Long Beach to conduct open wheel racing one weekend a year through June 30, 2010. The Company has been conducting Championship Auto Racing Teams, Inc. ("CART") sanctioned Indy car events since 1984 and currently has an agreement which (including the option periods) expires in April 2000. For the year ended November 30, 1997 the Motorola 300 held at Gateway International Raceway accounted for 11% of revenues. Grand Prix has an agreement with CART to conduct this event through November 30, 2000. Should these contracts be terminated or if Grand Prix is not successful in extending the contracts, this would have a significant impact on Grand Prix. Management is developing other racing venues and other ancillary revenue sources in order to reduce the Company's reliance on the Grand Prix.

  Inventories

     Inventories are stated at the lower of cost (first in, first out) or market and consist principally of merchandise held for resale.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line depreciation method over the estimated useful lives of the various classes of property and equipment, which range from five to thirty-one and one-half years. Betterment's, renewals and extraordinary repairs that extend the life of an asset are capitalized. Other repairs and maintenance costs are expensed.

  Debt Issuance Costs

     Costs associated with the issuance of the Southwestern Illinois Development Authority ("SWIDA") loan have been capitalized and included in other assets in the accompanying consolidated balance sheet. These costs are being amortized over the life of the loan using the effective interest rate

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 1 -- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES: -- (CONTINUED)

method and are included in interest expense in the accompanying consolidated statements of income. Amortization expense totaled $98,000 and $30,000 for the year ended November 30, 1997 and the five month transition period, ended November 30, 1996 respectively.

Income Taxes

     Grand Prix accounts for income taxes using the liability method as required by SFAS No. 109, "Accounting for Income Taxes". Under SFAS 109, a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred income tax assets is adjusted by a valuation reserve, if necessary, so that the net tax benefits are recognized only to the extent that they will be realized.

  Non-Monetary Trade Agreements

     Grand Prix enters into agreements to exchange advertising, exhibit space, hospitality or event tickets for goods or services. The recorded value of the goods or services received is based on their fair market value. The recorded value of non-monetary trade agreements included within major event revenues for the years ended November 30, 1997 and June 30, 1996 amounted to $518,000 and $137,000, respectively. There were no such agreements recorded during the five month transition period ended November 30, 1996.

  Revenue Recognition

     Grand Prix records race event and related revenues at the date the event is held. Revenues related to public relations and marketing services and other operating revenues are recorded as services are rendered.

  Deferred Costs

     Direct costs associated with and incurred prior to major race events primarily consisting of deposits for convention facilities, hospitality facilities, construction of the racing circuit, sanctioning body fees and other direct costs are initially capitalized and then charged to expense at the date of the event. Indirect costs and period costs are charged to expense when incurred.

  Reclassification

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Net Income Per Share

     Grand Prix has adopted SFAS No. 128, "Earnings Per Share", effective for the quarter-ended February 28, 1998. All prior period EPS data presented has been restated to conform with the provisions of this statement. As a result, Grand Prix Common Stock issued for consideration below the estimated offering price of $10.00 per share and stock options and warrants issued with exercise prices below the offering price during the twelve month period preceding the initial filing of the initial public offering, originally included in the calculation of Grand Prix Common Stock EPS in accordance with Staff Accounting Bulletin No. 83, have been excluded. The exclusion in accordance with current Staff Accounting Bulletins of these shares has resulted in a restatement of diluted earnings per share from $0.62 per share as originally presented to $0.64 per share for the year-ended June 30, 1996. The adoption of SFAS No. 128 had no impact on diluted earnings per share for any other periods presented.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 1 -- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES: -- (CONTINUED)


     Under SFAS No. 128, primary EPS is replaced by "Basic" EPS, which excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When dilutive, stock options are included as share equivalents in computing diluted earnings per share using the treasury stock method. In accordance with the treasury stock method, unexercised dilutive options and warrants are assumed to have been exercised at the beginning of the period or at the date of issuance, if later. The assumed proceeds are then treated as if used to purchase Grand Prix Common Stock at the average market price during the period.

     A summary of the shares used to compute earnings per share is as follows:

                                                               FIVE-MONTH
                                          YEAR-ENDED        TRANSITION PERIOD         YEAR-ENDED
                                         JUNE 30, 1996   ENDED NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                         -------------   -----------------------   -----------------
Weighted average common shares used
  to compute basic earnings per
  share................................    1,992,321            3,640,574              3,877,663
Effect of Dilutive Securities:
  Stock options........................       80,470                   --                126,514
  Convertible preferred stock..........        2,060                   --                     --
  Warrants.............................           --                   --                  3,323
                                          ----------           ----------             ----------
Weighted average common shares used
  to compute diluted earnings per
  share................................    2,074,851            3,640,574              4,007,500
                                          ==========           ==========             ==========

  New Financial Accounting Pronouncements

     In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 129 is effective for periods ending after December 15, 1997.

     In June, 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of An Enterprise and Related Information" which are effective for the financial statements for periods beginning after December 15, 1997.

     While management has not determined the effect of the adoption of these pronouncements on Grand Prix's financial statements, it believes they will not be material.

NOTE 2 -- ACQUISITIONS:

  Memphis Motorsports Park

     On June 28, 1996, Grand Prix acquired substantially all of the assets of Memphis Motorsports Park for a total acquisition cost of $5,104,000. In connection with the acquisition, Grand Prix paid certain indebtedness of the seller totaling $2,500,000 and issued 250,000 shares of Series B Mandatorily Redeemable Convertible Preferred stock valued at $2,500,000 which bears a cumulative 4.185% dividend rate (see Note 7). In accordance with the purchase agreement, the results of operations have been included in these financial statements from June 1, 1996 forward.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 2 -- ACQUISITIONS: -- (CONTINUED)

     Unaudited pro forma results of operations of Grand Prix assuming this transaction, the private placement of Series A Preferred Stock as discussed in
Note 6, and the SWIDA loan discussed in Note 5 had all taken place effective as of July 1, 1995 are as follows:

                                                 YEAR ENDED
                                                  JUNE 30,
                                                    1996
                                                 -----------
Revenues.......................................  $16,416,000
Net loss.......................................      (38,000)
Pro forma loss per share.......................        (0.01)
Pro forma weighted average number of common
  shares outstanding...........................    3,939,000

NOTE 3 -- RESTRICTED CASH:

     Grand Prix has established certain restricted cash funds as required by the SWIDA loan (see Note 5) which are held by the Trustee (Magna Trust Company) and as required by the terms of its $7,615,000 private placement (See Note 6) and consist of the following as of November 30, 1997 and 1996:

                                             NOVEMBER 30,   NOVEMBER 30,
                                                 1996           1997
                                             ------------   ------------
Debt service reserve fund..................  $ 2,561,000    $ 2,524,000
Interest fund..............................    2,609,000        511,000
Construction fund..........................    6,376,000          1,000
Ticket surcharge fund......................           --        269,000
Private placement restricted funds.........           --      4,340,000
                                             -----------    -----------
                                             $11,546,000    $ 7,645,000
                                             ===========    ===========

     These funds are primarily invested in cash equivalents.

     The proceeds from the issuance of common stock during the year ended November 30, 1997 must be used to develop Grand Prix's facilities at Gateway and Memphis and to obtain additional sanctioned events.

     On January 23, 1998, Gateway International Motorsports Corporation signed a Reimbursement Agreement with First Tennessee Bank whereby the bank provided an irrevocable standby letter of credit to secure the debt reserve fund established pursuant to Gateway's agreement with SWIDA. In furtherance of the Reimbursement Agreement and concurrent therewith, Grand Prix and each of its subsidiaries signed Guaranty Agreements, and Memphis International Motorsports Corporation signed a Trust Deed on its properties to secure repayment of the letter of credit.

NOTE 4 -- PROPERTY AND EQUIPMENT:

     Property and equipment as of November 30, 1997 and 1996 consist of the following:

                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 4 -- PROPERTY AND EQUIPMENT: -- (CONTINUED)

                                             NOVEMBER 30,   NOVEMBER 30,
                                                 1996           1997
                                             ------------   ------------
Buildings..................................  $ 3,841,000    $14,996,000
Safety systems and materials...............    4,041,000      6,834,000
Land.......................................    2,827,000      3,273,000
Vehicles and equipment.....................    1,585,000      2,514,000
Facilities.................................    5,855,000     16,489,000
Office furniture and fixtures..............      882,000      1,779,000
Equipment..................................      704,000      1,100,000
Construction in process....................    6,142,000      2,475,000
Other......................................      781,000      1,160,000
                                             -----------    -----------
                                              26,658,000     50,620,000
Less: accumulated depreciation.............   (4,379,000)    (5,834,000)
                                             -----------    -----------
                                             $22,279,000    $44,786,000

     The cost of fully depreciated property included above is $1,664,000 and $1,465,000 at November 30, 1997 and 1996, respectively.

     Construction in process relates to the redevelopment of Gateway International Raceway and Memphis Motorsports Park.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 5 -- NOTES AND LOANS PAYABLE:

     Notes and loans payable as of November 30, 1997 and 1996 are as follows:

                                                      NOVEMBER      NOVEMBER
                                                      30, 1996      30, 1997
                                                     -----------   -----------
SWIDA loan for Gateway redevelopment, net of
  $40,000 original issue discount (see below)......  $21,460,000   $21,460,000

First trust deed on Long Beach office note payable
  to bank; bearing interest at a variable rate of
  prime plus 2% per annum (10.50% at November 30,
  1997); payable in monthly installments of
  principal and interest of $7,000 through May
  2002; final payment of principal and interest
  totaling $730,000 due June 2002..................      775,000       771,000

Second trust deed on Long Beach office note payable
  to bank; bearing interest at 7.519% per annum;
  payable in monthly installments of principal and
  interest of $6,000 through December 2012.........      673,000       651,000

Other..............................................       97,000     1,039,000
                                                     -----------   -----------
                                                      23,005,000    23,921,000

Less: current portion..............................      (73,000)     (228,000)
                                                     -----------   -----------
                                                     $22,932,000   $23,693,000
                                                     ===========   ===========

     Grand Prix entered into an agreement with Southwestern Illinois Development Authority to receive the proceeds from a Municipal Bond Offering which issued "Taxable Sports Facility Revenue Bonds, Series 1996 (Gateway International Motorsports Corporation Project)" municipal bonds in the aggregate principal amount of $21,500,000. The offering of the bonds closed on June 21, 1996. The repayment terms and debt service reserve requirements of the bonds issued in the Municipal Bond Offering correspond to the terms of the SWIDA loan. SWIDA loaned all of the proceeds from the Municipal Bond Offering to Grand Prix for the purpose of the redevelopment, construction and expansion of Gateway International Raceway, and the proceeds of the SWIDA loan are irrevocably committed to complete all planned construction of Gateway International Raceway, to fund interest, to create a debt service reserve fund and to pay for the cost of issuance of the bonds. The SWIDA loan is secured by a first mortgage lien on all the real property owned and a security interest in all property leased by Grand Prix at Gateway International Raceway. The SWIDA loan bears interest at varying rates ranging from 8.35% to 9.25% with an effective rate of approximately 9.1%. The structure of the bonds permits amortization from February 1997 through February 2017 with debt service beginning in 2000 following interest only payments from February 1997 through August 1999. In addition, a portion of the property taxes to be paid by the Company (if any) to the City of Madison Tax Incremental Fund have been pledged to the annual retirement of debt.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 5 -- NOTES AND LOANS PAYABLE: -- (CONTINUED)

     Aggregate annual maturities of long term debt are as follows:

YEARS ENDING NOVEMBER 30
------------------------
1998...........................................  $   228,000
1999...........................................      130,000
2000...........................................      749,000
2001...........................................      695,000
2002...........................................    1,440,000
Thereafter.....................................   20,679,000
                                                 -----------
                                                 $23,921,000
                                                 ===========

     The carrying values of long term debt approximate their fair value.

NOTE 6 -- EQUITY:

     In May 1996, Grand Prix effected a recapitalization pursuant to which Grand Prix (i) increased its authorized shares of Grand Prix Common Stock to 20,000,000 shares, (ii) effected a 1:35.57013 stock split and (iii) authorized 10,000,000 shares of Grand Prix Preferred Stock. Share and per share information presented in these financial statements reflect this recapitalization.

     In April and May 1996, Grand Prix conducted a private placement of 312,500 shares of its Series A Convertible Preferred stock for $2,500,000. The private placement closed concurrently with the closing of the SWIDA loan to Grand Prix. Effective June 25, 1996, the Series A Convertible Preferred stock automatically converted into Grand Prix Common Stock at $8.00 per share. Additionally, the placement agent for the Series A Convertible Preferred stock offering received warrants to purchase 31,250 shares of Common stock at $10.00 per share. The net proceeds from the private placement of approximately $2,330,000 were used by Grand Prix to establish a portion of the debt service reserve fund required for the SWIDA loan.

     Grand Prix received net proceeds of $11,934,000 from the sale of 1,350,000 shares of Grand Prix Common Stock offered at the initial public offering price of $10.00 per share (aggregate gross proceeds of $13,500,000), with the deduction of offering expenses and underwriting discounts ($1,566,000). Grand Prix applied approximately $2,500,000 of the net proceeds to fund the acquisition of Memphis Motorsports Park with the remainder being used for the redevelopment at Gateway, the improvements at Memphis and general corporate purposes.

     Grand Prix received $7,615,000, net of issuance costs of $159,000, from a private placement sale of 630,000 shares of Grand Prix Common Stock during the year ended November 30, 1997. The proceeds from the issuance of this stock must be used to develop Grand Prix's facilities at Gateway and Memphis and to obtain additional sanctioned events

NOTE 7 -- MANDATORILY REDEEMABLE PREFERRED STOCK:

     On June 28, 1996, Grand Prix issued 250,000 shares of Series B Convertible Preferred stock which was mandatorily redeemable (the number of shares of Series B Convertible Preferred stock was based upon the initial public offering price of the common stock) for the acquisition of Memphis Motorsports Park. The stock was issued with a cumulative 4.185% dividend rate payable quarterly. The Grand Prix Preferred Stock was converted to Grand Prix Common Stock in October 1997 on a one for one basis. Dividends paid while these shares were outstanding totaled $88,000 and $44,000 for the year ended November 30, 1997 and the five month period ended November 30, 1996, respectively.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 8 -- STOCK REPURCHASE AND STOCK OPTION PLAN:

     All options under Grand Prix's 1990 Stock Option Plan were exercised and resulted in Grand Prix receiving notes from employees, officers and board members with the stock received upon exercise of the options being pledged as collateral for these notes. The notes bear interest at 6.5% with interest only payable annually through December 1997.

     Grand Prix granted options to purchase 602,451 shares of Grand Prix Common Stock pursuant to Grand Prix's 1993 Stock Option Plan (the Plan) at an exercise price of $1.09 per share (estimated fair market value at date of grant) to certain key employees, officers and members of the Board of Directors. The options granted under the Plan vest over a five year period and must be exercised by December 13, 2003. As of November 30, 1997 approximately 257,270 shares have vested and are exercisable. An additional 127,723 options that were vested were exercised during the year ended November 30, 1997. An additional 12,691 non-vested options were forfeited in 1997 upon the resignation of an employee.

     In May 1996, the 1996 Employee and Director Stock Incentive Plan (the 1996
Plan) was approved with all directors and year-round salaried employees of Grand Prix eligible to participate. Pursuant to the 1996 Plan, the Stock Option Committee (the Committee) may grant, without limitation, any of the following awards to employees or directors: shares of common stock or any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security (an "Award"). Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The Committee, in its sole discretion, determines all of the terms and conditions of each Award granted under the 1996 Plan. An aggregate of 400,000 shares of Grand Prix Common Stock have been reserved for issuance in connection with Awards made to employees and directors under the 1996 Plan. No stock options have been granted under the 1996 Plan which terminates in May 2006. The Board of Directors of Grand Prix may amend or terminate the 1996 Plan at any time and in any manner; provided, however, that no such amendment or termination may terminate or modify any Award previously granted under the 1996 Plan without the consent of the recipient of the Award.

     Grand Prix applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its fixed stock option plans. Accordingly, no compensation cost has been recognized. In fiscal year 1996 Grand Prix adopted the disclosure method as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation". The adoption of SFAS 123 has had no impact on the Company as there have been no options granted subsequent to June 30, 1995.

NOTE 9 -- INCOME TAXES:

     The provisions (benefit) for income taxes for the years ended November 30, 1997 and June 30, 1996 and the five month transition period ended November 30, 1996 are as follows:

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 9 -- INCOME TAXES: -- (CONTINUED)

                                                         FIVE MONTHS
                                       YEAR ENDED           ENDED            YEAR ENDED
                                      JUNE 30, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                      -------------   -----------------   -----------------
Taxes currently payable
  (receivable):
  Federal...........................     744,000          $ (22,000)         $  512,000
  State.............................     213,000             11,000             121,000
                                        --------          ---------          ----------
                                         957,000            (11,000)            633,000
Taxes applicable to temporary
  differences.......................      (2,000)          (786,000)            640,000
                                        --------          ---------          ----------
Provision (benefit) for income
  taxes.............................    $955,000          $(797,000)         $1,273,000
                                        ========          =========          ==========

     The provisions (benefit) for income taxes for the year ended November 30, 1997, the five month transition period ended November 30, 1996 and the year ended June 30, 1996 result in effective tax rates of 42%, 37% and 42%, respectively

                                                         FIVE MONTHS
                                       YEAR ENDED           ENDED            YEAR ENDED
                                      JUNE 30, 1996   NOVEMBER 30, 1996   NOVEMBER 30, 1997
                                      -------------   -----------------   -----------------
Federal income tax rate.............          34%              (34)%                 34%
State income tax, net of federal tax
  effect............................           6%               (4)%                  6%
Effect of permanent disallowable
  deductions........................           2%                 1%                  2%
                                        --------          ---------          ----------
Effective tax rate..................          42%              (37)%                 42%
                                        --------          ---------          ----------

     Temporary differences which give rise to a significant portion of deferred taxes as of November 30, 1997 and 1996 are:

                                                                   NOVEMBER 30,
                                                             -------------------------
                                                                1996          1997
                                                             -----------   -----------
Deferred tax assets:
  Net operating losses.....................................  $   793,000   $ 1,391,000
  Reserves and other.......................................      118,000       207,000
  Depreciation on property.................................      152,000            --
                                                             -----------   -----------
                                                               1,063,000     1,598,000
                                                             -----------   -----------
Deferred tax liabilities:
  Reserves and other.......................................      (51,000)      (50,000)
  Depreciation and deferred gain on property...............   (1,080,000)   (2,256,000)
                                                             -----------   -----------
                                                              (1,131,000)   (2,306,000)
                                                             -----------   -----------
Net deferred tax liability.................................  $   (68,000)  $  (708,000)
                                                             ===========   ===========

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     Grand Prix leases certain property at Gateway with leases expiring at various dates through 2070, subject to annual adjustments based on increases in the consumer price index. Total rental payments charged to operations amounted to $162,000 for the year ended November 30, 1997, $50,000 for the five month transition period ended November 30, 1996 and $84,000 for the year ended June 30, 1996. In addition, one lease contains a commitment of Grand Prix to pay additional payments aggregating $120,000 payable in $35,000 installments due June 1, 1996, 1997 and 1998 and $15,000 due June 1, 1999 for the option to purchase the property in 2015. If Grand Prix does not exercise its purchase

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                               NOVEMBER 30, 1997

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:: -- (CONTINUED)

option, these payments will be applied toward reducing Grand Prix's rent payments after 2015 at the rate of $1,000 per month.

     Grand Prix leases office space under a non-cancelable operating lease through December 1999 for its box office operations. The rental payment is subject to annual adjustments based on changes in the Los Angeles consumer price index or five percent (5%), whichever is greater. Total rental payments charged to operations amounted to $10,000 for the year ended November 30, 1997, $4,000 for the five month transition period ended November 30, 1996 and $9,000 for the year ended June 30, 1996.

     The minimum lease payments due under the aforementioned leases are as follows:

1998............................................  $  294,000
1999............................................     273,000
2000............................................     251,000
2001............................................     235,000
2002............................................     209,000
Thereafter......................................   4,738,000

     Grand Prix has entered into several sanctioning agreements to conduct various race competitions in Long Beach, at Gateway and at Memphis. These contracts expire between 1997 and 2000 with certain options to extend thereafter.

     In connection with the major events, fixed commitments related to various contracts in place, including sanctioning fees and municipal facilities and services among others, require the following minimum payments as of November 30, 1997:

1998............................................  $6,956,000
1999............................................   2,352,000
2000............................................   2,123,000
2001............................................      60,000
2002............................................      60,000
Thereafter......................................     480,000

     In addition to these fixed commitments, certain of the agreements call for additional payments based upon the profitability (as defined) of the events.

     In May 1996, Grand Prix entered into employment agreements for two key executive officers. The agreements called for an annual minimum base salary of $400,000 and expire in May 2001. Annual increases in base salary are based on increases in the consumer price index. Future minimum payments required under the employment agreements as of November 30, 1997 are as follows:

1998............................................  $  411,000
1999............................................     412,000
2000............................................     412,000
2001............................................     188,000

NOTE 11 -- RELATED PARTIES:

     During the years ended November 30, 1997 and June 30, 1996, Grand Prix purchased merchandise for resale from a company owned by a director valued at approximately $38,000 and $12,000 respectively. There were no such purchases during the five month period ended November 30, 1996.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                                NOVEMBER 30, 1997

NOTE 11 -- RELATED PARTIES: -- (CONTINUED)

     During the years ended November 30, 1997 and June 30, 1996 Grand Prix purchased merchandise for resale from a company owned by the daughter and son-in-law of a director valued at approximately $176,000 and $5,000 respectively. There were no such purchases during the five month transition period ended November 30, 1996, however, deposits of $23,000 were made toward purchases of merchandise to be delivered in the fiscal year ending November 30, 1997. In addition, during the year ended November 30, 1997, Grand Prix purchased manufacturing equipment from the same company in the amount of $134,000.

     Included in accounts receivable as of November 30, 1997 and 1996 is $15,000 and $8,500, respectively, due from directors and officers and primarily represents interest due on the shareholders' notes.

NOTE 12 -- BENEFIT PLANS:

     On November 1, 1995, Grand Prix adopted a 401(k) profit sharing plan (the "Plan") pursuant to which employees who have completed at least one year of service with Grand Prix and meet certain other eligibility requirements, may contribute, on a pre-tax basis, a percentage of the employee's total annual income from Grand Prix subject to certain Internal Revenue Code limitations. Grand Prix may make matching contributions to the 401(k) Plan at its discretion. Contributions made by Grand Prix to the Plan were $25,000 for the year ended November 30, 1997, $12,000 for the five month transition period ended November 30, 1996 and $23,000 for the year ended June 30, 1996.

     Since 1990, Grand Prix has had in effect a three tier bonus plan for eligible employees (the "Bonus Plan") which is geared toward sharing the risk and reward achieved by Grand Prix, as well as compensating personal initiative. In the first tier of the Bonus Plan, a bonus is paid based on the Company's marketing department having surpassed its projected earnings for the Grand Prix Event. The second tier of the Bonus Plan offers incentives to employees for bringing new business into Grand Prix unrelated to the Grand Prix Event. The third tier of the Bonus Plan is based on the general profitability of Grand Prix overall. For the year ended June 30, 1996 $422,000 was distributed pursuant to Grand Prix's Bonus Plan. There were no distributions under the Bonus Plan for the five month transition period ended November 30, 1996 or for the year ended November 30, 1997. The Bonus Plan may be terminated or modified at any time at the sole discretion of Grand Prix.

     Certain Grand Prix employees are covered by union sponsored collectively bargained multi-employer pension plans. Grand Prix contributed approximately $49,000, $5,000 and $50,000 for such plans in the year ended November 30, 1997, the five month transition period ended November 30, 1996, and the year ended June 30, 1996, respectively. Information from the plans' administrators is not sufficient to permit Grand Prix to determine its share of unfunded vested benefits, if any.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              NOVEMBER 30,   FEBRUARY 28,
                                                                  1997           1998
                                                              ------------   ------------
                                                                             (UNAUDITED)
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $ 1,520        $ 5,594
  Accounts receivable.......................................        712          1,726
  Prepaid expenses and other current assets.................        587            541
  Inventories...............................................        326            366
  Income taxes receivable...................................        966          2,064
  Deferred major event expenses.............................         --          1,098
  Deferred income tax asset.................................        207            207
                                                                -------        -------
        Total current assets................................      4,318         11,596
Property and equipment, net.................................     44,786         45,251
Restricted cash.............................................      7,645          3,757
Other assets................................................      1,407          1,512
                                                                -------        -------
        Total assets........................................    $58,156        $62,116
                                                                =======        =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable, current....................................    $   228        $   194
  Accounts payable..........................................        870            712
  Accrued interest..........................................        593            109
  Other accrued liabilities.................................        104             60
  Deferred revenues.........................................      1,511          7,482
                                                                -------        -------
        Total current liabilities...........................      3,306          8,557
Notes and bonds payable, long term..........................     23,693         23,666
Deferred income tax liability...............................        915            915
Other long term liabilities.................................        200            200
                                                                -------        -------
        Total liabilities...................................     28,114         33,338
                                                                -------        -------
               COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred stock, no par value, 10,000,000 shares
     authorized.............................................         --             --
  Common stock, no par value, 20,000,000 shares authorized
     4,665,000 and 4,648,000 shares issued and outstanding
     as of
     February 28, 1998 and November 30, 1997,
     respectively...........................................     26,536         26,644
  Retained earnings.........................................      3,864          2,492
  Shareholders' notes.......................................       (358)          (358)
                                                                -------        -------
        Total shareholders' equity..........................     30,042         28,778
                                                                -------        -------
        Total liabilities and shareholders' equity..........    $58,156        $62,116
                                                                =======        =======

              The accompanying notes are an integral part of these
                     condensed consolidated balance sheets.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  1997           1998
                                                              ------------   ------------
Revenues:
  Major event revenues
     Admissions.............................................   $      --      $      --
     Sponsorships...........................................          --             --
     Ancillary..............................................          --             --
                                                               ---------      ---------
           Total major event revenues.......................          --             --
  Other operating revenues..................................         403            433
                                                               ---------      ---------
           Total revenues...................................         403            433
                                                               ---------      ---------
Expenses:
  Major event expenses......................................          --             --
  Other operating expenses..................................         223            604
  General and administrative................................       1,212          1,272
  Depreciation..............................................         309            426
                                                               ---------      ---------
           Total expenses...................................       1,744          2,302
                                                               ---------      ---------
Loss from operations........................................      (1,341)        (1,869)
                                                               ---------      ---------
Interest income.............................................         246            110
Interest (expense)..........................................        (241)          (607)
Other, net..................................................         125             --
                                                               ---------      ---------
           Total other income (expense).....................         130           (497)
                                                               ---------      ---------
Loss before benefit for income taxes........................      (1,211)        (2,366)
Benefit for income taxes....................................         447            994
                                                               ---------      ---------
Net loss....................................................        (764)        (1,372)
Dividends on Series B mandatorily redeemable
  Convertible Preferred stock...............................         (26)            --
                                                               ---------      ---------
Net loss applicable to common stock.........................   $    (790)     $  (1,372)
                                                               =========      =========
Basic and diluted loss per share............................   $   (0.22)     $   (0.29)
                                                               =========      =========
Weighted average number of common and common equivalent
  shares outstanding........................................   3,640,565      4,658,901
                                                               =========      =========

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  1997           1998
                                                              ------------   ------------
Cash flows from operating activities........................     $  246         $8,806
                                                                 ------         ------
Cash flows from investing activities........................       (241)        (4,779)
                                                                 ------         ------
Cash flows from financing activities........................        (70)            47
                                                                 ------         ------
Net increase (decrease) in cash.............................        (65)         4,074
Cash and cash equivalents at beginning of period............      1,350          1,520
                                                                 ------         ------
Cash and cash equivalents at end of period..................     $1,285         $5,594
                                                                 ======         ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1998

     1. The interim condensed data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The condensed financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Grand Prix believes that the disclosures included herein are adequate to make the information presented not misleading.

     The organization and business of Grand Prix, accounting policies followed by Grand Prix and other information are contained in the notes to Grand Prix's financial statements filed as part of Grand Prix's November 30, 1997 Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

     2. Grand Prix's Series B convertible Preferred stock was converted to an equal number of shares of Grand Prix's common stock and registered with the Securities and Exchange Commission with an effective date of October 3, 1997.

     3. Pursuant to an agreement dated August 8, 1997, Grand Prix sold a total of 630,000 shares of common stock for $12.34 per share in a private placement. Uses of the proceeds from that sale were restricted to further develop the facilities at Gateway and Memphis. In March 1998, those shares were purchased by Dover Downs Entertainment, Inc. (Dover) and the restriction on the use of the proceeds was removed.

     4. In March 1998, Grand Prix entered into a merger agreement with Dover whereby, if consummated, Grand Prix would become a wholly owned subsidiary of Dover. See "Part II. Other Information" for a discussion of the transaction.

     5. Grand Prix has adopted SFAS No. 128, "Earnings Per Share", effective for all periods ending after December 15, 1997. Under SFAS No. 128, primary EPS is replaced by "Basic" EPS, which excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When dilutive, stock options are included as share equivalents in computing diluted earnings per share using the treasury stock method. The weighted average number of shares used in computing basic earnings per share was 4,658,901 for the three months ended February 28, 1998 and 3,640,565 for the three months ended February 28, 1997. Options of 418,347 shares for the period ending February 28, 1998 and 602,443 shares for the period ending February 28, 1997 and Warrants to purchase 31,250 shares at $10.00 per share are not included in the calculation of Diluted EPS, because they are antidilutive. There was no change in the basic and dilutive income per share for the quarter ended February 28, 1997 due to adoption of SFAS No. 128.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 26, 1998, by and among Dover Downs Entertainment, Inc., a Delaware corporation ("Parent"), FOG Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent ("Sub"), and Grand Prix Association of Long Beach, Inc., a California corporation (the "Company").

                             W I T N E S S E T H :

     WHEREAS, each of Parent and the Company has concluded that a business combination between Parent and the Company represents a strategic combination of their complementary assets and operational and long term vision and is in the best interests of the shareholders of Parent and the shareholders of the Company, respectively, and, accordingly, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have unanimously approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a purchase;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, prior to the execution and delivery of this Agreement, Parent entered into two agreements to purchase 680,000 shares of common stock, no par value, of the Company (the "Company Stock") from two shareholders of the Company and will purchase such shares of Company Stock on or about the date of this Agreement (such 680,000 shares referred to herein as the "Parent Owned Company Stock"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement, Company and Parent have entered into a registration rights agreement providing Parent certain registration rights with respect to the Parent Owned Company Stock and any additional shares of Company Stock acquired by Parent; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain existing shareholders of the Company (the "Supporting Company Shareholders"), representing, together with the Parent Owned Company Stock, a majority of the voting power of the Company on a fully-diluted basis assuming the exercise of all outstanding warrants and vested options, are entering into agreements (the "Support Agreements") pursuant to which Parent shall be granted certain voting and option rights with respect to shares of Company Stock owned by such shareholders, upon the terms and subject to the conditions set forth therein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, Company and two existing shareholders of Parent, representing a majority of the voting power of Parent, are entering into an agreement pursuant to which Company shall be granted certain voting rights with respect to shares of Parent Class A Common Stock (as defined below) owned by such shareholders, upon the terms and subject to the conditions set forth therein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements contained herein the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof and the Agreement of Merger attached as Annex A (the "Agreement of Merger"), at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of California.

     Section 1.2 Effective Time of the Merger. As soon as practicable after the conditions to the Merger set forth in Article IX hereof shall have been satisfied or waived, the parties hereto shall execute the Agreement of Merger and shall cause the Merger to be consummated by filing such executed Agreement of Merger with the Secretary of State of the State of California, with an officer's certificate of each constituent corporation attached, in such form or forms as are required by, and executed in accordance with, the relevant provisions of the GCL (as hereinafter defined). The Merger shall become effective as of such filing. The date of such filing is sometimes referred to herein as the "Effective Time."

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Articles of Incorporation. The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     Section 2.2 By-laws. The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

     Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 1107 of the California Corporation Code (the "GCL").

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of any Company Stock:

     (a) All shares of Company Stock which are held by the Company or any subsidiary of the Company and any shares of Company Stock owned by Parent or any subsidiary of Parent shall be canceled without payment of any consideration therefor.

     (b) Subject to Section 3.4, each outstanding share of Company Stock (other than any shares to be cancelled pursuant to Section 3.1 (a)), shall be converted, subject to Section 3.5, into the right to receive .63 (the "Exchange Ratio") fully paid and non-assessable shares of the common stock, par value $.10 per share of Parent ("Parent Common Stock"). Each share of Parent Common Stock issued to holders of Company Stock in the Merger shall be issued together with one associated stock purchase right (a "Parent Right") in accordance with the Rights Agreement dated as of June 14, 1996, as amended, between Parent and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), as rights agent, or any successor rights agreement (the "Parent Rights Agreement"). References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

     (c) In the event of any dividend other than regular quarterly cash dividends on the Parent Common Stock which shall not differ materially from prior dividends (the "Parent Quarterly Dividend"), distributions, stock split, stock dividends, reclassification, subdivision, recapitalization, combination or exchange of shares or other similar transaction with respect to the Parent Common Stock or Company Stock after the date of this Agreement and prior to the Effective Time, the Exchange Ratio (and, if appropriate, the number of Parent Rights) shall be appropriately adjusted.

     (d) In the event that the average of the closing sale prices of the Parent Common Stock for fifteen (15) consecutive business days next preceding the Effective Time, as reported on the New York Stock Exchange (the "NYSE"), (the "Average Closing Price"), is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (a) if the Average Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four decimal places; or (b) if the Average Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four decimal places; and (c) provided that the Exchange Ratio shall not be greater than .6963 nor less than .5929.

     (e) Each issued and outstanding share of stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

     Section 3.2 Parent to Make Certificates Available.

     (a) Prior to the Effective Time, Parent shall select an Exchange Agent, which may be ChaseMellon, Parent's Transfer Agent, or such other bank or trust company reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). As of the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, and each holder of Company Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing shares of Company Stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and Parent shall deposit cash, from time to time as required, to make payments in consideration of fractional shares as provided in Section 3.4 (together with any dividends or distributions with respect thereto, the "Share Consideration"). The Exchange Agent shall, pursuant to irrevocable instruction, deliver the Share Consideration pursuant to Section 3.1. Except as contemplated by Section 3.2
(c), such Share Consideration shall not be used for any other purpose.

     (b) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Share Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Shares formerly evidenced by such Certificate (after taking into account all shares of Company Stock then held by such holder), cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3 and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 and any dividends or other distributions to which such holder is entitled pursuant to
Section 3.3 may be issued to a transferee if the Certificate evidencing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed, subject to Section 3.5, at any time after the Effective Time to evidence only the right to receive upon such surrender the certificate evidencing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3.

     (c) Any holder of shares of Company Stock who has not exchanged his Certificates for Parent Common Stock in accordance with subsection (a) of this
Section 3.2 within twelve months after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment in respect of his shares of Company Stock. Until so surrendered, Certificates shall represent solely, subject to Section 3.5, the right to receive the Share Consideration.

     Section 3.3 Dividends; Stock Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to surrender with respect to such whole shares of Parent Common Stock and which have not been paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate or Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any shares of Parent Common Stock or dividends thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost. stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in this
Article 3, deliverable in respect thereof pursuant to this Agreement.

     Section 3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section 3.1(b). Notwithstanding any other provision of this Agreement, each holder of Company Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash from Parent in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price defined in Section 3.1 (d). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 3.2 (b) and (c).

     Section 3.5 Dissenting Shares.

     (a) Anything to the contrary in this Agreement notwithstanding, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who (i) shall be entitled to and shall have validly exercised rights of appraisal in the manner provided in the Sections 1300 through 1312 of the GCL (the "Dissenters' Rights Provisions") and (ii) as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 3.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Provisions. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the Dissenters' Rights Provisions shall receive payment therefor from the Company in accordance therewith; provided, however, that if (a) any such Dissenting Shares shall not become "dissenting shares" pursuant to Sections 1300 (b) of the GCL, (B) any such Dissenting Shares shall lose their status as "dissenting shares" pursuant to Section 1309 thereof, or (C) any holder of Dissenting Shares shall have lost his, her or its status as a "dissenting shareholder" pursuant to Section 1309, then the right to appraisal with respect to such shares shall be lost and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and shall thereupon represent only the right to receive the consideration otherwise payable with respect to Company Stock converted at the Effective Time pursuant to Section 3.1 hereof. If appraisal rights with respect to the Merger are available, the Company shall provide to holders of Dissenting Shares the notice and other materials required by Section 1301 (a) of the GCL.

     (b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the Dissenters' Rights Provisions received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Dissenters' Rights Provisions. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 3.6 Stock Options.

     (a) Each of the Company's stock option plans (the "Option Plans"), each of which is set forth in Section 3.6 of the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the "Company Disclosure Schedule"), and each option to acquire shares of Company Stock outstanding immediately prior to the Effective Time thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by Parent at the Effective Time, and each such Option shall become an option, to purchase, on the same terms and condition as were applicable under the Option Plan and the underlying option agreements, a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Company Stock subject to such Option multiplied by the Exchange Ratio (rounded up to the nearest whole share). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original option to which it relates, provided, however, that in the case of any option to which
Section 421 of the Internal Revenue Code of 1986, as amended (the "Code") applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 (a) of the Code. Parent acknowledges that the consummation of the Merger will constitute a "Terminating Event" (as defined in the Option Plans) or similar event with respect to the options listed on Section 3.6 of the Company Disclosure Schedule, and that the vesting of such options shall therefore become accelerated as a result of the Merger. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and

Option Plans to ensure that each outstanding Option shall, from and after the Effective Time, represent only the right to purchase, upon exercise, shares of Parent Common Stock.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the applicable Option Plans and the agreements pursuant to which such Options were issued and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions as specified with respect to such Options as of the Effective Time in the applicable Option Plan governing such Option (subject to the adjustments and amendments required by this Section 3.6, and after giving effect to the Merger and the conversion set forth above). It is the intention of the parties that, subject to applicable law, each Option that qualified as an incentive stock option under Section 422 of the Code prior to the Effective Time shall continue to qualify as an incentive stock option of Parent after the Effective Time.

     (c) Parent shall take all corporate action necessary to reserve for issuance and have available for delivery a sufficient number of shares of Parent Common Stock to be delivered upon exercise, vesting or payments, as applicable, of the Options converted in accordance with this Section 3.6 or upon the exercise of the warrants set forth on Section 5.2 of the Company Disclosure Schedule (which obligation shall be assumed by Parent in accordance with the terms of the warrants). As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the delivery of such shares of Parent Common Stock, to the extent such registration statement is required under applicable law so as to permit resale of such shares, and the Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such benefits and grants remain payable and such Options remain outstanding.

     Section 3.7 Shareholders' Meetings. Each of Parent and the Company will take all action necessary in accordance with applicable law and its Certificate or Articles of Incorporation or charter, as the case may be, and By-laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon (i) in the case of Parent, the approval by the holders of a majority of the capital stock of Parent present and voting at the meeting on the issuance of the shares of Parent Common Stock contemplated by this Agreement and (ii) in the case of the Company, the approval by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon of this Agreement and the transactions contemplated hereby. Parent shall take all action necessary to authorize and cause Sub to consummate the Merger. The Board of Directors of each of Parent and the Company shall recommend such approval and Parent and the Company shall each take all lawful action to solicit such approval; including, without limitation, timely and prompt mailing of the Proxy Statement/Prospectus (as defined in Section 8.2); provided, however, that such recommendation is subject to any action believed in good faith after consultation with independent counsel to be required by the fiduciary duties of the Board of Directors of the Company under applicable law and any such action shall not constitute a breach of this Agreement. Parent and the Company shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

     Section 3.8 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no registration of transfer of shares of Company Stock shall be made thereafter. In the event that Certificates are presented to the Surviving Corporation after the Effective Time, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4 and any dividends or other distributions to which the holders are entitled pursuant to Section 3.3.

     Section 3.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Wilmington, Delaware offices of Parent, at 9:00 a.m. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in Article IX (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing.

     Section 3.10 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.3 (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows (such representations and warranties (as well as other provisions of this Agreement)) are qualified by the matters identified (with reference to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

     Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted except where the failure to be so organized or to be so organized or to have such power would not have a Parent Material Adverse Effect. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Parent Material Adverse Effect. None of Parent or Sub is in violation of any of the provisions of its Certificate or Articles of Incorporation or By-laws.

     For the purposes of this Agreement, a "Parent Material Adverse Effect" means any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions or generally affecting the motorsports industry. Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of Parent and Sub have been delivered to the Company as part of the Parent Disclosure Schedule.

     Section 4.2 Capitalization. The authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, 30,000,000 shares of Class A Common Stock, par value $.10 per share (the "Parent Class A Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.10 per share (the "Parent Preferred Stock"). As of January 31, 1998, 2,998,950 shares of Parent Common Stock and 12,249,380 shares of Parent Class A Common Stock were validly issued and outstanding, fully paid, and non-assessable and no shares of Parent Preferred Stock were issued and outstanding, 750,000 shares of Parent Common Stock, 337,500 shares of Parent Class A Common Stock and no shares of Preferred Stock are reserved for future issuance and there have been no changes in such numbers through the date of this Agreement. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Parent's shareholders may vote. As of the date of this Agreement, except for options issued under Parent's stock option plans disclosed under Section 4.8 as employee benefit plans, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, except for exercises thereof, there have been no changes in such numbers through the date of this Agreement. All of the shares of Parent Common Stock issuable in accordance with this

Agreement in exchange for Company Stock at the Effective Time in accordance with this Agreement will be, when so issued, (i) duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever and (ii) registered under the Securities Act and the Exchange Act.

     Section 4.3 Subsidiaries. Each subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not have a Parent Material Adverse Effect) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Section 4.3 of the Parent Disclosure Schedule contains, with respect to each subsidiary of Parent, its name and jurisdiction of organization. Each subsidiary is wholly owned by Parent. All the outstanding shares of capital stock or share capital of each subsidiary of Parent are validly issued, fully paid and non-assessable, and are owned by Parent free and clear of any liens, claims or encumbrances except any of the foregoing which would not reasonably be expected to have a Parent Material Adverse Effect. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Parent. Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     Section 4.4 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The shares of Parent Common Stock to be issued pursuant to the Merger and the other transactions contemplated hereby have been reserved for issuance by Parent by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the issuance of the Parent Common Stock contemplated by this Agreement by the holders of the Parent Common Stock as described in Section 3.7,and the filing and recordation of appropriate merger documents as required by the GCL, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent is not subject to or obligated under
(i) any charter, by-law, indenture or other loan or credit document provision or
(ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement except for such breaches, violations, defaults or arising of such rights which would not reasonably be expected to have a Parent Material Adverse Effect. Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, and except for the filing and recordation of appropriate merger documents as required by the GCL, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     Section 4.5 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Registration Statement No. 333-8147 on Form S-1 effective October 3, 1996, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as filed with the Commission,
(iii) Quarterly Report on Form 10-Q for the quarter ended December 31,1997, as filed with the Commission, (iv) proxy statements related to all meetings of its shareholders (whether annual or special) since October 4, 1996, and (v) all other reports or registration statements filed by Parent with the Commission since October 4, 1996, except for preliminary material, which are all the documents that Parent was required to file with the Commission since that date (the documents in clauses (i) through (v) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto (except as may be indicated thereon or in the notes thereto). The financial statements included in the Parent SEC Reports: have been prepared in accordance with generally accepted accounting principles in effect as of such time applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and are in all material respects in accordance with the books of account and records of Parent and its subsidiaries. As of December 31, 1997, there was no basis for any claim or liability of any nature against Parent or its subsidiaries, whether absolute, accrued, contingent or otherwise that would be required to be reflected on, or reserved against on a balance sheet of Parent, or in the notes thereto, prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles, which, alone or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, other than as reflected in the Parent SEC Reports.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 1997, Parent and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or otherwise) with respect to the capital stock of the Company or any of its subsidiaries (other than dividends or distributions between Parent and its wholly owned subsidiaries and other than the Parent Quarterly Dividend);
(iv) any material change in Parent's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its capital stock;
(vi) any stock split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; (vii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of Parent other than pursuant to the stock option plans of Parent; or (viii) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, any such Parent Material Adverse Effect.

     Section 4.8 Employee Benefit Plans. (a) All "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements maintained by Parent, any subsidiary of Parent or any Parent ERISA Affiliate (as defined below) or to which Parent, any subsidiary of Parent or any Parent ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Parent, any subsidiary of Parent or any Parent ERISA Affiliate are referred to herein as the "Parent Employee Benefit Plans".

     (b) None of the Parent Employee Benefit Plans is a "multi employer plan", as defined in Section 4001(a)(3) of ERISA (a "Multi employer Plan"), and neither Parent nor any Parent ERISA Affiliate presently maintains or has maintained such a plan.

     (c) Parent does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     (d) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     (e) Each Parent Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and, to Parent's knowledge, nothing has occurred with respect to the operation or organization of any such Parent Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Parent Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of
Section 3(35) of ERISA, (i) Parent has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) Parent has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

     (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Parent has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Parent's knowledge, threatened, in connection with the Parent Employee

Benefit Plans, and (iv) the Parent Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

     For purposes of this Agreement, "Parent ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with Parent within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Parent under Section 414(o) of the Code, or is under "common control" with Parent, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 4.9 Financial Advisor. Parent has received the opinion of Gerard Klauer Mattison & Co., Inc. ("Gerard Klauer") to the effect that the consideration paid in connection with the Merger and the consideration paid for the Parent Owned Company Stock is fair from a financial point of view to the holders of Parent Common Stock. Except for Gerard Klauer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 4.10 Compliance with Applicable Laws. Parent and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (the "Parent Permits"). Parent and each of its subsidiaries is in compliance with the terms of the Parent Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, alone or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To the actual knowledge of the executive officers of Parent, during the past five years, none of Parent's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or Parent or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including without limitation, the Foreign Corrupt Practices Act which violation would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.11 Taxes. For the purposes of this Agreement, the term "Tax" shall include all Federal, state, local, Indian and foreign income, profits, franchise, gross receipts, production, severance, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of Parent and its subsidiaries has filed all material Tax returns required to be filed by any of them and has paid (or Parent has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither Parent nor any subsidiary of Parent is delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

     Section 4.12 Certain Agreements. Neither Parent nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, sponsorship, sanction, concession or other agreement, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

     Section 4.13 Tax Matters. To the actual knowledge of the executive officers of Parent, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.14 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair to and in the best interests of Parent and its shareholders, (b) approved the Merger and the transactions contemplated by this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (c) recommended the approval of this Agreement and the Merger by the holders of Parent capital stock and directed that the Merger be submitted for consideration by Parent's shareholders at the meeting of shareholders contemplated by Section 3.7.

     Section 4.15 Environmental Matters.

          (i) To the knowledge of Parent, neither Parent nor any of its subsidiaries (a) has transported, stored, received, treated or disposed of, nor have they arranged for any third parties to transport, receive, store, treat or dispose of, waste to or at (1) any location other than a site where the receipt of such waste for such purposes was not at the time of such receipt unlawful or (2) any location designated for remedial action pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar law assigning responsibility for the cost of investigating or remediating releases of hazardous substances into the environment, except to the extent such Parent action with respect to waste would not have a Parent Material Adverse Effect; (b) has received written notice that any location to which such waste has been transported, stored or disposed of has been designated for remedial action pursuant to any applicable law relating to responsibility for the cost of investigating or remediating releases of hazardous substances into the environment; (c) has received written notice that it is in material violation of any environmental law, that it is materially liable for the release of any hazardous substances on or off of its property, or that it is a potentially responsible party for a federal, state or local clean-up site or for corrective action under any environmental law.

          (ii) Parent has made available to Company all environmental audits, evaluations and assessments in its possession which concern any of its operations or properties, a complete listing of which is set forth on
     Section 4.15 to the Parent Disclosure Schedule.

     Section 4.16 Insurance. Parent maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance), except where the foregoing would not have a Parent Material Adverse Effect.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of this Agreement):

     Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted except where the failure to be so organized or to be so organized or to have such power would not have a Company Material Adverse Effect. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Company Material Adverse Effect. Company is not in violation of any of the provisions of its Articles of Incorporation or By-laws.

     For the purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than (i) any effects arising out of, resulting from or relating to changes in general economic or financial conditions or generally affecting the motorsports industry or (ii) the filing, initiation and subsequent prosecution by or on behalf of the shareholders of the Company of litigation that challenges or seeks damages with respect to the transactions contemplated hereby (except as contemplated by Section 10.2 (d)). Complete and correct copies as of the date hereof of the charter and By-laws of the Company have been delivered to Parent as part of the Company Disclosure Schedule.

     Section 5.2 Capitalization. The authorized stock of the Company consists of 20,000,000 shares of Company Stock and 10,000,000 shares of Preferred Stock, no par value (the "Company Preferred Stock"). As of January 31, 1998, 4,665,236 shares of Company Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of Company Preferred Stock were issued and outstanding, 400,000 shares of Company Stock are reserved for future issuance, and there have been no changes in such numbers of shares through the date of this Agreement. Section 5.8 to the Company Disclosure Schedule sets forth by employee the total number of shares of Company Stock issuable pursuant to the Company's stock option plans, including detail with respect to date of grant, exercise price, vesting schedule and options exercised to date. As of the date of this Agreement, there are no bonds. debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Company's shareholders may vote. As of the date of this Agreement, except for options issued under the Company's stock option plans disclosed under Section
5.8 as employee benefit plans and except for the outstanding warrants set forth on Section 5.2 to the Company Disclosure Schedule, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, except for exercises thereof, there have been no changes in such numbers through the date of this Agreement. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation (as opposed to shares of Parent Common Stock) pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

     Section 5.3 Subsidiaries. Each subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not have a Company Material Adverse Effect) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not have, a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Schedule contains, with respect to each subsidiary of the Company, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by the Company or a subsidiary. All the outstanding shares of capital stock or share capital of each subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances except any of the foregoing which would not reasonably be expected to have a Company Material Adverse Effect. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     Section 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon as described in Section 3.7, and the filing and recordation of appropriate merger documents as required by the GCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate transactions contemplated hereby. The Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan or credit document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement except for such breaches, violations, defaults or arising of such rights which would not reasonably be expected to have a Company Material Adverse Effect. Except as required by the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, and except for the filing and recordation of appropriate merger documents as required by the GCL, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Registration Statement No. 333-4834LA on Form SB2 effective June 25, 1996 as filed with the Commission,
(ii) Annual Reports on Form 10-KSB for the fiscal periods ended June 30, 1996, November 30, 1996 and November 30, 1997 as filed with the

Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since June 26, 1996 and (v) all other reports or registration statements filed by the Company with the Commission since June 26, 1996, except for preliminary material, which are all the documents that the Company was required to file with the Commission since that date (the documents in clauses (i) through (v) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto (except as may be indicated thereon or in the notes thereto). The financial statements included in the Company SEC Reports: have been prepared in accordance with generally accepted accounting principles in effect as of such time applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its subsidiaries, as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects in accordance with the books of account and records of the Company and its subsidiaries. As of November 30, 1997, there was no basis for any claim or liability of any nature against the Company or any of its subsidiaries, whether absolute, accrued, contingent or otherwise that would be required to be reflected on, or reserved against on a balance sheet of Parent, or in the notes thereto, prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles, which, alone or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports.

     Section 5.6 Absence of Certain Changes or events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or contemplated by this Agreement, since November 30, 1997, the Company and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company or any of its subsidiaries (other than dividends or distributions between the Company and its wholly owned subsidiaries; (iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock; (vii) any grant of or any amendment of the terms of any option to purchase shares of stock of the Company other than pursuant to the Option Plans; (viii) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits;
(ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its subsidiaries; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     Section 5.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, any such Company Material Adverse Effect. Section 5.7 of the Company Disclosure Schedule hereto sets forth a complete listing and brief description of all suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, where the amount in controversy exceeds $25,000.

     Section 5.8 Employee Benefit Plans. (a) Section 5.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

     (b) None of the Company Employee Benefit Plans is a "multi employer plan", as defined in Section 4001(a)(3) of ERISA (a "Multi employer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains or has maintained such a plan.

     (c) The Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     (d) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule. The Board of Directors of the Company has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent the Company or its Board has discretion to make such determination under such agreement, plan or policy and such Board shall not change such determination, provided that the foregoing shall not apply to the accelerated vesting of any stock options.

     (e) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
(i) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

     (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 5.9 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and fair to and in the best interests of the Company and its shareholders, (b) approved the Merger and the transactions contemplated by this Agreement in accordance with the provisions of the GCL, and (c) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the meeting of shareholders contemplated by Section 3.7.

     Section 5.10 Financial Advisors. The Company has received the opinion of L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Stock. Except for L.H. Friend, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent copies of the engagement letter, dated October 22, 1997, from L.H. Friend to the Company, and shall not amend such letter without the consent of Parent.

     Section 5.11 Compliance with Applicable Laws. The Company and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business (the "Company Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect. Section 5.11 of the Company Disclosure Schedule sets forth a complete listing of all Company Permits and their expiration dates. The Company and each of its subsidiaries is in compliance in all material respects with the terms of the Company Permits except for any failure to comply which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the actual knowledge of the executive officers of the Company, during the past five years, none of the Company's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act, which violation would reasonably be expected to have a Company Material Adverse Effect.

     Section 5.12 Taxes. Each of the Company and its subsidiaries has filed all material Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns, except where the failure to make such payment or reserve has not had a Company Material Adverse Effect. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither the Company nor any subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

     Section 5.13 Environmental Matters.

          (i) To the knowledge of Company, neither Company nor any of its subsidiaries (a) has transported, stored, received, treated or disposed of, nor have they arranged for any third parties to transport, receive, store, treat or dispose of, waste to or at (1) any location other than a site where the receipt of such waste for such purposes was not at the time of such receipt unlawful or (2) any location designated for remedial action pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar law assigning responsibility for the cost of investigating or remediating releases of hazardous substances into the environment, except to the extent such Company action with respect to waste would not have a Company Material Adverse Effect; (b) has received written notice that any location to which such waste has been transported, stored or disposed of has been designated for remedial action pursuant to any applicable law relating to responsibility for the cost of investigating or remediating releases of hazardous substances into the environment; (c) has received written notice that it is in material violation of any environmental law, that it is materially liable for the release of any hazardous substances on or off of its property, or that it is a potentially responsible party for a federal, state or local clean-up site or for corrective action under any environmental law.

          (ii) The Company has made available to Parent all environmental audits, evaluations and assessments in its possession which concern any of its operations or properties, a complete listing of which is set forth on
     Section 5.13 to the Company Disclosure Schedule.

     Section 5.14 Material Contracts. Section 5.14 of the Company Disclosure Schedule lists all of the following written or oral material contracts, agreements and commitments (collectively, the "Company Contracts"):

          (i) all agreements relating to the sponsorship, sanctioning, broadcasting or advertising of the events of the Company or any of its subsidiaries;

          (ii) all agreements pertaining to the borrowing of money by the Company or any of its subsidiaries, including any letters of credit;

          (iii) all employment, consulting or personal services agreements or contracts with any present or former officer, director or employee of the Company or any of its subsidiaries;

          (iv) all contracts, agreements, agreements in principle, letters of intent and memoranda of understanding which call for or contemplate the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets and properties of the Company or any of its subsidiaries other than in the ordinary course of business;

          (v) all leases or subleases of real property used in the conduct of business of the Company or any of its subsidiaries;

          (vi) all contracts or agreements committing the Company or any of its subsidiaries to purchase goods, deliver services or make a capital expenditure in excess of $50,000;

          (vii) all guaranties of the Company or any of its subsidiaries;

          (viii) all contracts limiting the freedom of the Company or any of its subsidiaries from engaging in or competing with any business; and

          (ix) any other material contract not in the ordinary course of business.

     Section 5.15 Certain Agreements. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any Company Contracts or other material agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     Section 5.16 Tax Matters. To the actual knowledge of the executive officers of the Company, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

     Section 5.17 Bank Accounts. Section 5.17 of the Company Disclosure Schedule lists each bank, trust company or similar institution with which the Company or any of its subsidiaries maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     Section 5.18 Officers and Directors. Section 5.18 of the Company Disclosure Schedule accurately lists by name and title all officers and directors of the Company and each of its subsidiaries.

     Section 5.19 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) except where the foregoing would not have a Company Material Adverse Effect. Section 5.19 of the Company Disclosure Schedule sets forth a complete listing of all insurance maintained by the Company (indicating form of coverage, name of carrier and broker, coverage limits and premium, whether occurrence or claims made, expiration dates, deductibles, and all endorsements).

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement and has no, and prior to the Effective Time, will have no liabilities except in connection with the transactions contemplated by this Agreement.

     Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent free and clear of all liens, claims and encumbrances.

     Section 6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing or except as otherwise contemplated by this Agreement or the Company Disclosure Schedule:

          (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with sponsors, sanctioning bodies, customers, suppliers and others having business dealings with them in an attempt to maintain, unimpaired at the Effective Time, their goodwill and on-going businesses. The Company shall, and shall cause its subsidiaries to, (a) maintain its books, accounts and records in the usual manner consistent with past practice; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (c) maintain and keep its material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; (d) take all reasonable action to maintain its material agreements in full force and effect and not take any action or fail to take any action which would constitute a material breach or default thereunder; and (e) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound, provided that a failure to comply with clauses (b) through (e) above shall not be a breach hereof unless such action or inaction has had or would reasonably be expected to have a Company Material Adverse Effect;

          (ii) the Company shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries (except in connection with its revolving lines of credit), (B) amend its charter or By-laws, (C) increase the size of its Board of Directors, (D) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the outstanding shares of stock of the Company, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, or (E) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company stock except as provided in the Right of First Refusal Agreement dated August 8, 1997 by and among

     Midwest Facility Investments, Inc., a Florida corporation, Penske Motorsports, Inc., a Delaware corporation, and various shareholders of the Company (the "ROFR Agreement");

          (iii) the Company shall not, nor shall it permit any of its subsidiaries other than to the Company or to another subsidiary of the Company, to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales of Company Stock pursuant to obligations outstanding as of the date of this Agreement under the Company Employee Benefit Plans and under the warrants set forth on Section 5.2 of the Company Disclosure Schedules; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided that the prohibitions in clauses (B), (C) and (E) shall not apply to matters contemplated by Section 7.1(iii) of the Company Disclosure Schedule;

          (iv) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as provided in Sections 8.5 or 9.3 hereof, enter into any new (or amend any existing) Company Employee Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with preexisting contractual provisions or in the ordinary course of business consistent with past practice;

          (v) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code: and

          (vi) the Company shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal (other than in connection with the ROFR Agreement), preferential right, right of first offer, or any other material right of the Company or any of its subsidiaries.

     Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement:

          (i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with sponsors, sanctioning bodies, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Parent shall, and shall cause its subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with past practice; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Parent and its subsidiaries; (c) maintain and keep its material properties and equipment in good repair, working order and condition, ordinary wear and tear expected: (d) maintain its material agreements in full force and effect and not take any action or fail to take any action which would constitute a material breach or default thereunder; and (e) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

          (ii) Parent shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (B) amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement, or (C) combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock, property or otherwise (other than the Parent Quarterly Dividend), provided that the foregoing shall not prohibit Parent from announcing or consummating a stock split;

          (iii) except as disclosed in Section 7.2 to Parent's Disclosure Schedule or in connection with acquisitions of assets or businesses that are primarily engaged in the same business as that conducted by Parent and its subsidiaries as of the date of this Agreement and any financing transactions or issuances of securities related thereto which, in each case, do not require the approval of the shareholders of Parent, Parent shall not, and shall not permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective capital stock of any class, any indebtedness having the right to vote on any matter on which Parent's shareholders may vote or any options, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of capital stock other than issuances, deliveries or sales of Parent securities under Parent Employee Benefit Plans; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets where the amount involved exceeds $10,000,000 other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction where the amount involved exceeds $20,000,000 other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof where the amount involved exceeds $25,000,000; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (iv) Parent shall not, nor shall it permit any of its subsidiaries or affiliates to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (v) Parent shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of Parent or any of its subsidiaries.

     Section 7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     Section 8.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel, subject to existing confidentiality obligations, and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall use their reasonable best efforts to cause their respective employees, agents and representatives to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated October 24, 1997 between Parent and the Company.

     Section 8.2 Registration Statement/Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, portions of which Registration Statement shall also serve as the joint proxy or information statement of Parent and Company with respect to the meetings of shareholders of Parent and the Company contemplated by Section 3.7 (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Proxy Statement/Prospectus or the Form S-4 and advise the other of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of shareholders of Parent and the Company contemplated by Section 3.7 or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of shareholders of Parent and the Company contemplated by Section 3.7, or (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party which will not be unreasonably withheld or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

     Section 8.3 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in connection with the transactions contemplated hereby and shall use its best efforts to obtain, prior to the Effective Time, approval of such listing on the NYSE, upon official notice of issuance, of such Parent Common Stock.

     Section 8.4 Employee Matters. As of the Effective Time, the employees of the Company and each subsidiary shall continue employment with the Surviving Corporation and the subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be assumed by the Parent as provided by Section 3.6(a) hereto, as of the Effective Time, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Time, and Parent shall cause the Surviving Corporation and the subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans; provided, however, that, except as hereafter provided in this Section 8.4 or in the Company Disclosure Schedule, nothing contained in this Agreement shall limit or restrict the Surviving Corporation's right on or after the Effective Time to amend, modify or terminate any of the Company Employee Benefit Plans. Parent will for a period of time at least twenty-four (24) months after the Effective Time, other than during the transition period ending November 30, 1998 (during which the Company's benefit programs will be maintained or replaced by the Parent benefits described herein), provide, or cause the Surviving Corporation to provide, and their respective successors to maintain, to all employees of the Company benefits under Parent's Qualified Employee Defined Benefit Plan, 401(k) Deferred Compensation Plan, Health and Welfare Plan on the same terms generally made available to other employees of Parent and its subsidiaries. To the extent any employee benefit plan, program or policy of Parent, the Surviving Corporation, or their affiliates is made available to any person who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time: (i) service with the Company and the subsidiaries by any employee prior to the Effective Time shall be credited for eligibility purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes; and
(ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the subsidiaries for their employees prior to the Effective Time.

     Section 8.5 Indemnification. (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were or would have been entitled to indemnification, advancement or exculpation under the Articles of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby).

     (b) From and after the Effective Time, Parent, the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of Parent and the Surviving Corporation, which approval shall not be unreasonably withheld or delayed), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director, officer or employee of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby), in each case to the fullest extent permitted under the GCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the GCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 317(f) of the GCL). The Indemnified Parties agree to reasonably cooperate with Parent in the investigation and defense of any Claim.

     (c) Any Indemnified Party wishing to claim indemnification under this
Section 8.5, upon learning of any such Claim, shall notify Parent and the Surviving Corporation (although the failure so to notify Parent and the Surviving Corporation shall not relieve either thereof from any liability that Parent or the Surviving Corporation may have under this Section 8.5, except to the extent such failure materially prejudices such party). Parent and the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent and the Surviving Corporation elect not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for Parent and the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided however, that (i) Parent and the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Indemnified Parties unless there is a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event any additional counsel as may be reasonably required may be retained by such Indemnified Parties at Parent's and the Surviving Corporation's expense,
(ii) Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (d) Parent shall cause to be maintained in effect for not less that six (6) years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time, provided that the cost thereof shall not exceed 150% of the Company's current cost per year.

     (e) This Section 8.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Sub and the Surviving Corporation and their respective successors and assigns.

     Section 8.6 HSR Act. The Company and Parent shall use their reasonable best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the

Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation.

     Section 8.7 Additional Agreements. (a) Subject to the terms and conditions herein provided, including the provisions of Section 3.6 hereof,

     (a) each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible); and

     (b) in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     Section 8.8 No Shop. The Company agrees (a) that neither it nor any of its subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, sale (other than in connection with the ROFR Agreement), consolidation or similar transaction involving, the purchase of all or any significant portion of the assets or equity securities of, the Company and its subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person proposing an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section; and (c) that it will notify the other party promptly if any such inquiries or proposals are made regarding an Alternative Proposal. Notwithstanding the foregoing, Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any corporation, partnership, person or other entity, and may agree to or endorse such Alternate Proposal if such corporation partnership, person or other entity has made a proposal to its Board of Directors relating to an Alternative Proposal which the Board of Directors believes is (i) superior from a financial point of view to the Merger and (ii) is reasonably likely to be consummated and the Board of Directors, after consultation with independent legal counsel, determines in its good faith judgment that taking such action is required to comply with the Board of Directors' fiduciary duty to its shareholders imposed by law. The Board of Directors shall provide a copy of any such proposal if in writing to the Parent promptly after receipt thereof and thereafter keep the Parent promptly advised of any material development with respect thereto and any revision of the terms of such Alternative Proposal. Nothing in this Section 8.8 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit Parent or the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation under this Agreement.

     Section 8.9 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or would reasonably be expected to have, a Company

Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 8.10 Certain Appointments. As of the Effective Time, Parent shall use its best efforts to (a) increase the size of the Board of Directors of Parent to ten (10) persons and (b) nominate Christopher R. Pook ("Pook") for election as a Class I director for the remainder of a three (3) year term expiring in the year 2000 subject to shareholder approval, which approval will be sought at the shareholder meeting contemplated by Section 3.6. At the end of such three (3) year term, if Pook remains an employee of the Surviving Corporation, Parent shall use its best efforts to nominate Pook for re-election as a director for an additional three (3) year term subject to shareholder approval.

     Section 8.11 Employees. Unless and until the Merger is consummated, neither party shall for a period of eighteen (18) months beginning the date of execution hereof, without the prior written consent of the other party, solicit the employment of any employees of the other party. This prohibition shall only extend to employees in senior management or other key employees. This prohibition shall not apply to any employee thirty (30) days after such employee has left the employ of either party not in contravention of the preceding sentence.

     Section 8.12 Transition Team. Parent and the Company shall create a special transition team which shall be headed jointly by one person designated by Parent and one person designated by the Company and be composed of personnel from each of Parent and the Company. The transition team shall facilitate the strategic alliance of Parent and the Company during the period from the date hereof to the Effective Time and shall report on its work to the Chief Executive Officer of each of Parent and the Company.

     Section 8.13 Stop Transfer. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing Common Stock owned by any Supporting Company Shareholder if such transfer is made in violation with the terms of the Support Agreements.

     Section 8.14 Right to Nominate Directors. The Company shall take all corporate action necessary to immediately appoint the following three (3) individuals: any of the current directors or senior officers of Parent or such other individuals designated by Parent and reasonably acceptable to the Company's Board, as a member of the Board of Directors of the Company to fill existing vacancies; and thereafter during the Covered Period (as defined below) use reasonable efforts, consistent with and no less than are taken with respect to all other nominees to the Board of Directors, to have such designee (or other reasonably acceptable designee of Parent) to be nominated and elected to its Board of Directors at each election of the Company's directors. Each Parent designee elected to the Board of Directors shall be indemnified by the Company to the fullest extent permitted by law and, without limiting the generality of the foregoing, shall be given indemnification agreement protection, if any, by the Company in the same form as currently in effect for the Company's current directors. The Company agrees to provide each such Parent designee with the same compensation paid by the Company to its other outside directors and to reimburse the Parent's designee for reasonable out-of-pocket expenses incurred in connection with his or her attendance of Board meetings. In the event the Parent's designee(s) is (are) not elected as a member of the Board of Directors during the Covered Period, the Company shall take all corporate action necessary to entitle such designee(s) to attend and participate in all of the Company's Board of Directors meetings. The Covered Period shall begin on the date of execution hereof and continue for a one (1) year period, provided that it shall terminate immediately at such time as Parent beneficially owns less than eighty percent (80%) of the Parent Owned Company Stock.

                                  ARTICLE IX

                              CONDITIONS PRECEDENT

     Section 9.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Stock and the issuance of the Parent Common Stock pursuant to this Agreement shall have been approved by the requisite vote of the holders of the Parent capital stock, in each case as provided in Section 3.7.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect.

     (d) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     (e) The Parent Common Stock to be issued to Company shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     Section 9.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

     (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, except where the failure to so perform would not have a Parent Material Adverse Effect. The representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made, except as expressly contemplated or permitted by this Agreement or where the failure to be so true and correct would not or would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or where the failure to be so true and correct would not have a Parent Material Adverse Effect (which for the purpose of this sentence shall be determined by replacing any references to the phrase "would [not] reasonably be expected to have a Parent Material Adverse Effect" with the phrase "would [not] have a Parent Material Adverse Effect"). The Company shall have received a certificate of the President and Chief Executive Officer or a Vice President of each of Parent and Sub to that effect.

     (b) The employment agreements between the Company and each of Pook and James P. Michaelian in the form attached hereto as Exhibit 9.3(b)(1) and Exhibit 9.3(b)(2), respectively, shall have been executed and delivered and shall be in full force and effect.

     Section 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

     (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, except where the failure to so perform would not have a Company Material Adverse Effect. The representations and warranties of the Company contained in this Agreement (a) shall be true in all material respects when made, except as expressly contemplated or permitted by this Agreement or where the failure to be so true and correct would not or would not reasonably be expected to have a Company Material Adverse Effect; (b) shall be true in all material respects as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement or where the failure to be so true and correct would not have a Company Material Adverse Effect (which for the purpose of this clause (b) shall be determined by replacing any references to the phrase "would [not] reasonably be expected to have a Company Material Adverse Effect" with the phrase "would [not] have a Company Material Adverse Effect"); provided (c) that in either case, the representations and warranties in Section 5.2 must be true and correct in all respects. Parent and Sub shall have received a certificate of the President and Chief Executive Officer or a Vice President of the Company to that effect.

     (b) The employment agreements between the Company and each of Pook and James P. Michaelian in the form attached hereto as Exhibit 9.3(b)(1) and Exhibit 9.3(b)(2), respectively, shall have been executed and delivered and shall be in full force and effect.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the shareholders of the Company or Parent, by the mutual consent of Parent and the Company.

     Section 10.2 Termination by Parent or the Company. This Agreement may be terminated and the Merger may be abandoned (a) by Parent or the Company if the Merger shall not have been consummated by August 30, 1998 or, if the Effective Time shall not have occurred because of the failure of a condition set forth in
Section 9.1 (b), (c) or (d), by September 30, 1998, or (b) by Parent or the Company if the approval of the Company's shareholders required by Section 3.7 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) by the Company if the approval of Parent's shareholders required by Section 3.7 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof,
(d) by Parent or the Company if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, or (e) by Parent if the Support Agreements or comparable agreements in form reasonably acceptable to Parent shall, when aggregated with the Parent Owned Company Stock or any subsequently acquired shares of Company Stock acquired by Parent or its affiliates, fail to continue in full force and effect or to represent a majority of the voting power of the Company on a fully diluted basis assuming the exercise of all outstanding warrants and vested options and such failure shall not have been cured within fourteen (14) days of its receipt of written notice from Parent of such failure; provided, that the party seeking to terminate this Agreement pursuant to clause
(d) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger; and provided that no termination under clause (e) above shall be permitted after the vote on the Merger if the Company's shareholders approve the Merger.

     Section 10.3 Termination due to Breach. This Agreement may be terminated and the Merger may be abandoned: (a) by Parent, if there has been a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in
Section 9.3(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than thirty (30) days after Parent's notification of the Company of the occurrence of such Terminating Company Breach), Parent may not terminate this

Agreement under this subsection; or (b) by the Company, if there has been a breach of any material representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, such that any of the conditions set forth in Section 9.2(a) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent or Sub through the exercise of its reasonable best efforts and for so long as Parent and Sub continue to exercise such reasonable best efforts, (but in no event longer than thirty (30) days after the Company's notification of Parent of the occurrence of such Terminating Parent Breach), the Company may not terminate this Agreement under this subsection.

     Section 10.4 Other Termination Rights. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal with respect to the Company to the Company's shareholders.

     (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if the Company shall have received an Alternative Proposal which the Board of Directors of the Company believes is (i) superior from a financial point of view to the Merger and (ii) reasonably likely to be consummated and the Board of Directors of the Company after consultation with independent legal counsel, believes such action is required to comply with its fiduciary duties imposed by law.

     Section 10.5 Effect of Termination and Abandonment.  (a) In the event that
(i) any person shall have made an Alternative Proposal with respect to the Company and thereafter this Agreement is terminated by either party pursuant to
Section 10.2(b) and within 12 months thereafter such Alternative Proposal with respect to the Company shall have been consummated, (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation to the Company's stockholders by reason of an Alternative Proposal with respect to the Company and Parent shall have terminated this Agreement pursuant to Section 10.4(a) and within 12 months thereafter any Alternative Proposal with respect to the Company shall have been consummated, (iii) the Board of Directors of the Company shall have recommended an Alternative Proposal with respect to the Company to the Company's stockholders and Parent shall have terminated this Agreement pursuant to Section 10.4(a) and within 12 months thereafter any Alternative Proposal with respect to the Company shall have been consummated, or (iv) the Company shall have terminated this Agreement pursuant to Section 10.4(b) and within 12 months thereafter any Alternative Proposal with respect to the Company shall have been consummated, then, in any such case, the Company shall in no event later than the date of consummation of such Alternative Proposal pay Parent a fee of Three Million and 00/100 Dollars ($3,000,000.00) (a "Termination Fee), which amount shall be payable by wire transfer of same day funds. For purposes of clause (a) above, no Termination Fee shall be payable unless such Alternative Proposal is superior from a financial point of view to the Merger. The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section, and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section, the Company shall pay to Parent its costs and expenses (including attorneys fees) in connection with such suit.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section,
Section 8.11 and Section 11.3 and except for the provisions of the Confidentiality Agreement referred to in Section 8.1 and the provisions of
Section 11.1. Moreover, in the event of termination of this Agreement pursuant to Section 10.2(a) or Section 10.3, nothing herein shall prejudice the ability of the non-breaching party from seeking its costs and expenses and damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                   ARTICLE XI
                                 MISCELLANEOUS

     Section 11.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article X, as the case may be, except that the agreements set forth in Articles I, II and III and Sections 8.4, 8.5, 8.7, 8.10 and Article XI shall survive the Effective Time and those set forth in or referred to in Section 10.5 shall survive termination. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

     Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

                          Christopher R. Pook
                          Chief Executive Officer
                          Grand Prix Association of Long Beach, Inc.
                          3000 Pacific Avenue
                          Long Beach, CA 90806

     With a copy to:

                          Barry L. Dastin, Esquire
                          Kaye, Scholer, Fierman, Hays & Handler, L.L.P. 1999 Avenue of the Stars, Suite 1600
                          Los Angeles, CA 90067-6048

     If to Parent or Sub:
                          Denis McGlynn
                          President & Chief Executive Officer
                          Dover Downs Entertainment, Inc.
                          1131 N. DuPont Highway
                          Dover, DE 19901

     With a copy to:
                          Klaus M. Belohoubek, Esquire
                          Dover Downs Entertainment, Inc.
                          2200 Concord Pike
                          Wilmington, DE 19803

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 11.3 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Section 10.4 and Section 8.2, all costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that the expenses of printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and Parent.

     Section 11.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with NASDAQ or any national securities exchange.

     Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 8.5 and 8.10 nothing in this Agreement, expressed or implied, including without limitation the provisions of Section 8.4, is intended to nor shall it confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 11.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated October 24, 1997, between the Company and Parent and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 11.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the shareholders of the Company and Parent, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

     EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     Section 11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but any such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 11.13 Waivers. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies by the other party in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 11.15 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                   Dover Downs Entertainment, Inc.


                                   By: /s/ Denis McGlynn
                                       --------------------------------
                                   Name: Denis McGlynn
                                   Title: President


                                   FOG Acquisition Corporation


                                   By: /s/ Denis McGlynn
                                       --------------------------------
                                   Name: Denis McGlynn
                                   Title: President


                                   Grand Prix Association of Long Beach, Inc.


                                   By: /s/ Christopher R. Pook
                                       --------------------------------
                                   Name: Christopher R. Pook
                                   Title: Chief Executive Officer

                                    ANNEX A

                              AGREEMENT OF MERGER

     This Agreement of Merger (the "Agreement") is entered into as of the _____ day of March, 1998, by and between FOG Acquisition Corporation, a California corporation (the "Company") and Grand Prix Association of Long Beach, Inc., a California corporation (the "Sub").

                                    RECITALS

     A. The Sub is a wholly-owned subsidiary of Dover Downs Entertainment, Inc., a Delaware corporation (the "Parent"), and is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

     B. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

     C. The respective Boards of Directors of the Sub and the Company deem it advisable for the mutual benefit of the Sub and the Company, and their respective shareholders, that the Sub be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in the Agreement and Plan of Merger among the parties hereto and the Parent, dated as of March ___, 1998 (the "Plan of Merger"), and in accordance with the California Corporations Code (the "GCL").

     D. The Sub and the Company and their respective Boards of Directors and, to the extent required by applicable law, their respective shareholders, have approved this Agreement and the Plan of Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. The Merger. At the Effective Time (as hereinafter defined), the Sub shall be merged with and into the Company in accordance with the GCL and the separate corporate existence of the Sub shall cease. (The Sub and the Company are herein sometimes referred to as the "Constituent Corporations," and the Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation.")

     2. Effective Time. The Merger shall become effective immediately upon the filing of this Agreement, together with appropriate certificates of approval and adoption executed by authorized representatives of each of the Constituent Corporations, with the Secretary of State of the State of California in accordance with Section 1103 of the GCL. The date and time of such filing are sometimes referred to herein as the "Effective Time."

     3. Effect of the Merger.  The Merger shall have the effects set forth in
Section 1107 of the GCL.

     4. Articles of Incorporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall as of and after the Effective Time be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

     5. By-laws. The By-laws of the Company in effect immediately prior to the Effective Time shall as of and after the Effective Time be the By-laws of the Surviving Corporation, until thereafter amended as provided by law.

     6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Sub, the Company or the holders thereof:

          (a) Subject to Section 6(f) below, each share of the common stock, no par value, of the Company (collectively, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled as provided in Section 6(b) below and (ii) any Dissenting Shares (as defined in Section 7 below)), shall be canceled and extinguished and shall automatically be converted into the right to receive

     .63 (the "Exchange Ratio") fully paid and non-assessable shares of the common stock, par value $.10 per share, of the Parent ("Parent Common Stock"). Each share of Parent Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated stock purchase right (a "Parent Right") in accordance with the Rights Agreement, dated as of June 14, 1996, as amended, between Parent and ChaseMellon Shareholder Services, L.L.C., as rights agent, or any successor rights agreement (the "Parent Rights Agreement"). References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

          (b) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company and any shares of Company Common Stock owned by Parent or any subsidiary of Parent shall be canceled.

          (c) In the event of any dividend other than regular quarterly cash dividends on the Parent Common Stock which shall not differ materially from prior dividends (the "Parent Quarterly Dividend"), distribution, stock split, reclassification, recapitalization, combination or exchange of shares or other similar transaction with respect to the Parent Common Stock or Company Common Stock after the date of the Plan of Merger and prior to the Effective Time, the Exchange Ratio (and, if appropriate, the number of Parent Rights) shall be appropriately adjusted.

          (d) In the event that the average of the closing sale prices of the Parent Common Stock for fifteen (15) business days next preceding the Effective Time, as reported on the New York Stock Exchange (the "NYSE") (the "Average Closing Price"), is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (a) if the Average Closing Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four decimal places; or (b) if the Average Closing Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four decimal places; and (c) provided that the Exchange Ratio shall not be greater than .6963 nor less than .5929.

          (e) Each issued and outstanding share of stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

          (f) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock ("Certificates") pursuant to Section 6(a) above. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash from Parent in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price.

          (g) The foregoing into which each share of Company Common Stock shall be converted in the Merger as provided herein are hereinafter collectively referred to as the "Merger Consideration."

     7. Dissenting Shares. Anything to the contrary in this Agreement notwithstanding, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger and who (i) shall be entitled to and shall have validly exercised rights of appraisal in the manner provided in the Sections 1300 through 1312 of the GCL (the "Dissenters' Rights Provisions") and (ii) as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 6 hereof, but the holders thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Provisions. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the Dissenters' Rights Provisions shall receive payment therefor from the

Surviving Corporation in accordance therewith; provided, however, that if (A) any such Dissenting Shares shall not become "dissenting shares" pursuant to Sections 1300(b) of the GCL, (B) any such Dissenting Shares shall lose their status as "dissenting shares" pursuant to Section 1309 thereof, or (C) any holder of Dissenting Shares shall have lost his, her or its status as a "dissenting shareholder" pursuant to such Section 1309, then the right to appraisal with respect to such shares shall be lost and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and shall thereupon represent only the right to receive the Merger Consideration otherwise payable with respect to Company Common Stock converted at the Effective Time pursuant to Section 6 hereof.

     8. Termination or Abandonment. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the mutual written consent of the respective Boards of Directors of the Constituent Corporations. In the event of termination of this Agreement as herein provided, neither of the Company, Parent nor the Sub nor their respective Boards of Directors, shareholders or stockholders shall be liable to the other or its respective directors, shareholders or stockholders except as provided in the Plan of Merger.

     9. Other Provisions.

          (a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without giving effect to any conflicts of law provisions thereof.

          (b) Entire Agreement. This Agreement and the Plan of Merger contain the entire agreement of the parties hereto and supersede any prior written or oral agreements between them concerning the subject matter contained herein or therein.

          (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute the same agreement.

          (d) Modification. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                     FOG Acquisition Corporation


                                     By: /s/ Denis McGlynn
                                         -------------------------------------
                                         Denis McGlynn
                                         Title: President

                                     Grand Prix Association of Long Beach, Inc.


                                     By: /s/ Christopher R. Pook
                                         -------------------------------------
                                         Christopher R. Pook
                                         Title: Chief Executive Officer

                                  OPINION OF

                       GERARD KLAUER MATTISON & CO., INC.
                                                                         ANNEX B

March 26, 1998

Board of Directors
Dover Downs Entertainment, Inc.
1131 North DuPont Highway
Dover, Delaware 19901

Gentlemen:

     We understand that Dover Downs Entertainment, Inc., a Delaware corporation (the "Company"), Grand Prix Association of Long Beach, Inc., a California corporation ("Target" and FOG Acquisition Corporation ("Sub"), a California corporation and wholly owned subsidiary of the Company, are considering entering into an Agreement and Plan of Merger (the "Merger Agreement") to be dated on or about March 26, 1998, whereby, among other things, Sub shall be merged with and into Target in a transaction (the "Transaction") in which (a) each issued and outstanding share (each a "Target Share") of common stock, no par value, of Target (other than Target Shares held by (i) Target or the Company or any of their respective subsidiaries, (ii) Midwest Facility Investments, Inc. ("MFI"), a wholly owned subsidiary of International Speedway Corporation, or (iii) Penske Motorsports, Inc. ("PMI")) shall be converted into the right to receive 0.63 (subject to adjustment as provided in Section 3.1(d) of the Merger Agreement, the "Exchange Ratio") validly issued, fully paid and non-assessable shares ("Company Shares") of common stock, $.10 par value, of the Company, and (b) the Company will purchase 340,000 Target Shares from each of MFI and PMI (representing all of the Target Shares beneficially owned by MFI and PMI) for $15.50 per share in cash (such aggregate cash consideration, together with the Company Shares issued pursuant to the Exchange Ratio, being referred to as the "Total Consideration") pursuant to separate stock purchase agreements (the "Purchase Agreements") with MFI and PMI dated March 25, 1998.

     You have requested the opinion of Gerard Klauer Mattison & Co., Inc. ("Gerard Klauer"), as of this date, as to the fairness, from a financial point of view, to the holders of Company Shares, of the Total Consideration to be offered by the Company in the Transaction.

     In conducting our analysis and arriving at our opinion set forth below, we have reviewed and analyzed, among other things, the following:

          (i) a draft dated March 24, 1998 of the Merger Agreement, and have assumed that the final form of the Merger Agreement will not vary in any regard that is material to our analysis;

          (ii) the Purchase Agreements;

          (iii) certain publicly available Securities and Exchange Commission filings made by the Company and Target, including Form 10-Ks, Form 10-Qs, proxy statements and prospectuses;

          (iv) certain internal business, operating and financial information, including financial forecasts and projections, furnished to us by the Company and Target;

          (v) the pro forma impact of the Transaction on the Company's results of operations, earnings per share, consolidated capitalization and certain financial ratios;

          (vi) the historical and projected financial results and financial condition of the Company and Target and compared them with those of other companies and businesses that we deemed relevant;

          (vii) the reported prices and trading activity of the Company Shares and Target Shares and compared their performance with those of other publicly traded companies that we deemed relevant; and

          (viii) the financial terms of the Transaction and compared them with the financial terms, to the extent publicly available, of certain other recent transactions that we deemed relevant.

     In addition, in arriving at our opinion, we have held discussions with the Company's and Target's managements regarding the business, operations, financial condition and prospects of the Company and Target, respectively, as well as other matters we considered relevant to our inquiry.

     We have also conducted other such analyses and performed such other investigations and considered such other matters as we deemed necessary to arrive at our opinion, including our assessment of general economic, market and monetary conditions.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or furnished or otherwise communicated to us. With respect to the financial forecasts, projections and other information provided to or otherwise reviewed by us, we have relied upon the assurances of the Company's and Target's managements that such forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's and Target's managements as to the expected future competitive, operating and financial performance of the Company and Target, and the benefits the Company and Target expect to receive from the Transaction. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. We have further assumed that the final form of the Merger Agreement will not vary in any regard that is material to our analysis and that the transactions contemplated by such agreement and the Purchase Agreements will be consummated in accordance with their respective terms. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Target, and we have not made a physical inspection of the properties or assets of the Company or Target. Furthermore, we have assumed the Transaction will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that for accounting purposes, the Transaction is intended to be accounted for as a purchase.

     Our opinion is necessarily based upon information made available to us and business, market, economic, monetary and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the underlying business decision of the Company to effect the Transaction or any other transaction in which the Company might engage. In addition, we express no opinion as to the value of the Company Shares upon issuance to Target's stockholders pursuant to the Transaction, or the price at which the Company Shares will trade prior to or subsequent to the closing of the Transaction. This opinion does not constitute a recommendation to any holder of the Company Shares as to whether such holder should continue to hold such securities. Furthermore, this letter does not constitute a recommendation by our firm to any stockholders to vote in favor of the Transaction. We have relied as to all legal matters on the Company.

     Gerard Klauer, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestiture, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render the financial opinion as expressed herein and we will receive a fee upon the delivery of this opinion. We also, from time to time, may in the future perform certain financial advisory services for the Company for which we may receive a fee. In the ordinary course of business, we may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     This opinion has been prepared for the confidential use and benefit of the Board of Directors of the Company in its consideration of the Transaction, supersedes any previously rendered opinion and, except for inclusion of this letter in its entirety in a proxy statement/prospectus filed with the Securities and Exchange Commission and mailed to Company stockholders, may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

     Based upon and subject to the foregoing and based upon other such factors as we consider relevant, we are of the opinion that, as of the date hereof, the Total Consideration to be offered by the Company in connection with the Transaction is fair to the holders of Company Shares from a financial point of view.

                                          Very truly yours,

                                          GERARD KLAUER MATTISON & CO., INC.

                                                                         ANNEX C

                                   OPINION OF

                L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

March 26, 1998

Board of Directors
Grand Prix Association of Long Beach, Inc.
3000 Pacific Avenue
Long Beach, CA 90806

Gentlemen:

     You have asked L.H. Friend, Weinress, Frankson & Presson, Inc. ("Friend") for our opinion as investment bankers as to the fairness, from a financial point of view, to Grand Prix Association of Long Beach, Inc. a California corporation (the "Company") and its shareholders, with the exception of Midwest Facility Holdings, Inc., Penske Motorsports, Inc., Dover Downs Entertainment, Inc., a Delaware Corporation (the "Parent"), FOG Acquisition Corporation, a California Corporation and wholly-owned subsidiary of Parent (the "Sub") (collectively the "Non-Participating Shareholders"), of the consideration to be paid for all of the Company's shares of Common Stock, no par value, that are not held by the Non-Participating Shareholders (the "Merger Shares") pursuant to a proposed Agreement and Plan of Merger (the "Agreement") between Parent, Sub and the Company (the "Transaction"). We have based our opinion on the terms contained in the Agreement dated March 26, 1998.

     The Agreement provides for the Merger Shares to be exchanged for the right to receive 0.630 (the "Exchange Ratio") fully paid and non-assessable shares of the Common Stock, par value $0.10 per share of Parent ("Parent Common Stock"). In the event that the average of the closing sale prices of the Parent Common Stock for fifteen (15) consecutive business days next preceding the time of the closing of the Transaction, as reported on the New York Stock Exchange ("the Average Closing Price"), is greater than $32.00 per share or less than $21.00 per share, the Exchange Ratio shall be adjusted as follows: (a) if the Average Closing Price is greater than $32.00 per share, the Exchange Ratio shall equal $20.16 divided by the Average Closing Price, rounded to the nearest four decimal places; or (b) if the Average Closing Price is less than $21.00 per share, the Exchange Ratio shall equal $13.23 divided by the Average Closing Price, rounded to the nearest four decimal places; and (c) provided that the Exchange Ratio shall not be greater than .6963 nor less than .5929. Concurrent with the execution of the Agreement, the Parent has agreed to purchase all 680,000 shares of the Company held by the Non-Participating Shareholders for $15.50 in cash.

     Concurrently with the execution and delivery of the Agreement, Parent and certain existing shareholders of the Company (the "Supporting Company Shareholders"), which in combination with the Non-Participating Shareholders' shares acquired by the Parent will represent a majority of the voting power of the Company on a fully-diluted basis, are entering into agreements (the "Support Agreements") pursuant to which Parent shall be granted certain voting and option rights with respect to shares of Common Stock of the Company ("Company Stock") owned by such shareholders, upon the terms and subject to the conditions set forth in the Agreement; and with the execution and delivery of this Agreement, the Company and two existing shareholders of Parent, representing a majority of the voting power of the Parent, are entering into an agreement pursuant to which the Company will be granted certain voting rights with respect to shares of Class A Common Stock owned by such shareholders, upon the terms and conditions set forth therein.

     As part of its investment banking business, Friend is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as advisors to the Company's Board of Directors as to the fairness of the Transaction and have participated in the negotiations leading to the Agreement.

     You have requested our opinion as to whether the proposed Transaction is fair to the Company and its shareholders, with the exception of the Non-Participating Shareholders, from a financial point of view.

     In connection with formulating our opinion, we have, among other things:

          (a) Reviewed the Agreement between the Company and Parent dated March 26, 1998.

          (b) Reviewed the Company's Annual Report to Stockholders on Form 10-KSB for the fiscal years ended November 30, 1997, November 30, 1996, and June 30, 1996. Quarterly Reports on Form 10-QSB for the periods ended August 31, 1997 and May 31, 1997 and February 28, 1997 and its Proxy Statement dated October 21, 1996.

          (c) Reviewed Parent's Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 1997, and Quarterly Reports on Form 10-Q for the periods ended September 30, 1997 and December 31, 1997, and its Proxy Statement dated September 24, 1997.

          (d) Examined certain operating and financial information and financial projections provided to us by the Company's management.

          (e) Reviewed the historical market prices and trading volume of the Company's and Parent's Common Stock.

          (f) Analyzed publicly available financial and market data regarding certain companies in the auto racing industry and compared them to the Company's financial and market data.

          (g) Conducted limited interviews with certain members of the Company's and Parent's management teams.

          (h) Performed such other studies, analyses, inquires and investigations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or conducted any independent inquiry or investigation with respect to the Company or the Transaction. This opinion is necessarily based on business, economic, market and other conditions as they exist and have been evaluated by us at the date of this letter.

     This opinion is furnished solely for the benefit of the Company, its Board of Directors, and its shareholders, with the exception of the Non-Participating Shareholders, in connection with the Transaction, and may not be relied upon by any other person or for any other purpose without our express, prior, written consent. This opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this opinion and our engagement letter dated October 22, 1997 and subject to the understanding that the obligations of Friend in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Friend shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any recipient of this opinion.

     Our opinion is limited to the fairness, from a financial point of view, of the Transaction and does not address the Company's underlying business decision to effect the Transaction.

     As of the date hereof, based upon and subject to the foregoing, and based upon such other matters as we deemed relevant, it is our opinion that the Transaction is fair to the Company and its shareholders, with the exception of the Non-Participating Shareholders, from a financial point of view.

                              Very truly yours,

                              L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                                                                         ANNEX D

            PERTINENT STATUTORY PROVISIONS OF THE CALIFORNIA GENERAL
                                CORPORATION CODE

CALIFORNIA CORPORATION CODE SECTIONS 1300-1312

SECTION 1300. SHAREHOLDER IN SHORT-FORM MERGER; PURCHASE AT FAIR MARKET VALUE;
              "DISSENTING SHARES"; "DISSENTING SHAREHOLDER"

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDER OF DISSENTING SHARES OF REORGANIZATION APPROVAL;
              DEMAND FOR PURCHASE OF SHARES; CONTENTS OF DEMAND

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. STAMPING OR ENDORSING DISSENTING SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST
              THEREON; WHEN PRICE TO BE PAID

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION BY DISSENTERS TO DETERMINE WHETHER SHARES ARE DISSENTING
              SHARES OR FAIR MARKET VALUE OF DISSENTING SHARES OR BOTH; JOINDER OF SHAREHOLDERS; CONSOLIDATION OF ACTIONS; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. DUTY AND REPORT OF APPRAISERS; COURT'S CONFIRMATION OF REPORT;
              DETERMINATION OF FAIR MARKET VALUE BY COURT; JUDGMENT, AND PAYMENT; APPEAL; COSTS OF ACTION

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. PREVENTION OF PAYMENT TO HOLDERS OF DISSENTING SHARES OF FAIR
              MARKET VALUE; EFFECT

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DISPOSITION OF DIVIDENDS UPON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS AND PRIVILEGES OF DISSENTING SHARES; WITHDRAWAL OF DEMAND
              FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. WHEN DISSENTING SHARES LOSE THEIR STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR COMPENSATION OR VALUATION PENDING
              LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. SHARES TO WHICH CHAPTER INAPPLICABLE

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACK ON VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; RIGHTS
              OF SHAREHOLDERS; BURDEN OF PROOF

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL ("Section 145") provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (except actions by or in the right of the corporation), if, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents against expenses actually and reasonably incurred by them if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, absent a determination by a court that such indemnity is proper. Section 145 further permits a Delaware corporation to grant its directors, officers, employees and agents additional rights of indemnification through bylaw provisions and otherwise.

     Section 145 further permits a Delaware corporation to purchase and maintain insurance on behalf of any persons who are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify them against such liability under the other provisions of
Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation of the Registrant provides for the indemnification of its directors and officers to the fullest extent provided by the DGCL. The Certificate of Incorporation further states that the Registrant may, in the sole discretion of its Board of Directors, indemnify any other person to the extent the Board of Directors deems advisable, as permitted by
Section 145. The Registrant's Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents, subject to certain exceptions regarding such persons' standard of conduct.

     In addition, Article TENTH of Dover's Certificate of Incorporation provides as follows:

    "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing clause shall not apply to the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Tenth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article Tenth became effective."

     In addition, Dover's Bylaws provide that it has the power to purchase liability insurance policies covering its directors, officers, employees and agents, whether or not Dover would have the power to indemnify such person under the DGCL. Dover currently maintains such insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      2.1 Agreement and Plan of Merger dated as of March 26, 1998 among Dover, Grand Prix and FOG Acquisition Corporation (Attached as Annex A to the Joint Proxy Statement/ Prospectus contained herein).

      3.1 Restated Certificate of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1).

      3.2 Bylaws of the Registrant, as amended (Incorporated hereby reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1).

      5.1  Opinion re Legality of General Counsel of Dover.

     10.1 Support Agreement dated March 26, 1998 between Grand Prix and two stockholders of Dover (Incorporated herein by reference to Exhibit
           2.2 of the Registrant's Current Report on Form 8-K dated April 3,
           1998).

     10.2 Support Agreement dated March 26, 1998 between Dover and numerous shareholders of Grand Prix (Incorporated herein by reference to Exhibit 2.3 of the Registrant's Current Report on Form 8-K dated April 3, 1998).

     10.3  Employment Agreement between Christopher R. Pook and Grand Prix.

     10.4 Stock Purchase Agreement dated March 25, 1998 between the Registrant and Penske Motorsports, Inc. (Incorporated herein by reference to Exhibit 2.5 of the Registrant's Current Report on Form 8-K dated April 3, 1998).

     10.5 Stock Purchase Agreement dated March 25, 1998 between the Registrant and Midwest Facility Investments, Inc. (Incorporated herein by reference to Exhibit 2.6 of the Registrant's Current Report on Form 8-K dated April 3, 1998).

     21 Subsidiaries of the Registrant (Incorporated herein by reference to Exhibit 21.1 of the Registrant's Annual Report of Form 10-K for the year ended June 30, 1997).

     23.1  Consent of Michael B. Kinnard, Esq. (Included in Exhibit 5.1).

     23.2  Consent of KPMG Peat Marwick LLP.

     23.3  Consent of Arthur Andersen LLP.

     23.4  Consent of Siegfried & Schieffer, LLP.

     23.5  Consent of Gerard Klauer Mattison & Co., Inc.

     23.6  Consent of L.H. Friend, Weinress, Frankson & Presson, Inc.

     24 Powers of Attorney (contained on the signature pages to the Registration Statement).


     99.1  Form of Proxy Card to be used at the Dover Special Meeting.

     99.2  Form of Proxy Card to be used at the Grand Prix Special Meeting.

------------------
(b) Financial Statement Schedules.

Financial Statement Schedules are omitted because they are not applicable or are not required or because the requested information is immaterial or the required information is included in the financial statements or notes thereto.

(c) 4(b) Information.

The opinions of Gerard Klauer Mattison & Co., Inc. and L.H. Friend, Weinress, Frankson & Presson, Inc. are included as Annexes B and C, respectively, to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DOVER, DELAWARE ON MAY 19, 1998.

                                          DOVER DOWNS ENTERTAINMENT, INC.
                                          By: /s/ DENIS MCGLYNN
                                              ----------------------------------
                                          Denis McGlynn
                                          President and Chief Executive Officer

     Each person whose signature appears below hereby authorizes Klaus M. Belohoubek to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as he deems appropriate, and each such person hereby appoints Klaus M. Belohoubek as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendments to this Registration Statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

       SIGNATURE                                 TITLE                                DATE
       ---------                                 -----                                ----
/s /  JOHN W. ROLLINS, SR.    Chairman of the Board                                  May 19, 1998
------------------------
John W. Rollins, Sr.

/s /  HENRY B. TIPPIE         Vice Chairman of the Board                             May 19, 1998
------------------------
Henry B. Tippie

/s /  DENIS MCGLYNN           President, Chief Executive                             May 19, 1998
------------------------      Officer and Director
Denis McGlynn                 (Principal Executive Officer)

/s /  TIMOTHY R. HORNE        Vice President -- Finance and                          May 19, 1998
------------------------      Chief Financial Officer (Principal Financial
Timothy R. Horne              Officer and Principal Accounting
                              Officer)

/s /  EUGENE W. WEAVER        Senior Vice President --                               May 19, 1998
------------------------      Administration and Director
Eugene W. Weaver

/s /  JOHN W. ROLLINS, JR.    Director                                               May 19, 1998
--------------------------
John W. Rollins, Jr.

/s /  R. RANDALL ROLLINS      Director                                               May 19, 1998
------------------------
R. Randall Rollins

/s /  PATRICK J. BAGLEY       Director                                               May 19, 1998
------------------------
Patrick J. Bagley

/s /  MELVIN L. JOSEPH        Director                                               May 19, 1998
------------------------
Melvin L. Joseph

/s /  JEFFREY W. ROLLINS      Director                                               May 19, 1998
------------------------
Jeffrey W. Rollins